                                                FILED PURSUANT TO RULE 424(b)(4)
                                                   REGISTRATION NUMBER 333-35336

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus
August 2, 2000

                [LOGO OF ENTRAVISION COMMUNICATIONS CORPORATION]

                   46,000,000 Shares of Class A Common Stock

--------------------------------------------------------------------------------

    The Offering:                       Market and Symbol:


    .  We are offering 46,000,000       .  We have been approved for
       shares of our Class A               listing on the New York
       common stock.                       Stock Exchange under the
                                           symbol EVC.

    .  The underwriters have an
       option to purchase an
       additional 6,900,000 shares
       from us to cover over-
       allotments.

    .  This is our initial public
       offering, and no public
       market currently exists for
       our shares. The initial
       public offering price for
       our Class A common stock is
       $16.50 per share.

    ---------------------------------------------------------------------------
                                    Per Share        Per Share
                                 (for shares sold (for shares sold
                                      by the        directly to
                                  underwriters)      Univision)       Total
    ---------------------------------------------------------------------------
     Public offering price......      $16.50           $15.47      $752,335,000
     Underwriting fees..........        1.03             0.00        40,761,000
     Proceeds to Entravision....       15.47            15.47       711,574,000
    ---------------------------------------------------------------------------

               This investment involves risk. See "Risk Factors."

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette    Credit Suisse First Boston   Merrill Lynch & Co.

                                       -----------

    Salomon Smith Barney         Bear, Stearns & Co. Inc.      DLJdirect Inc.

                              [INSIDE FRONT COVER]

                                   [ARTWORK]

                                [FRONT GATEFOLD]

   [A MAP OF THE UNITED STATES IDENTIFYING THE LOCATION OF EACH OF OUR MEDIA PROPERTIES AND THE CALL LETTERS AND CHANNEL OF EACH OF OUR STATIONS]

[ENTRAVISION LOGO]


                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   9
Forward-Looking Statements...............................................  17
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  22
Selected Historical Financial Data.......................................  23
Selected Unaudited Pro Forma Financial Data..............................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  29

                                                                            Page
                                                                            ----
Business...................................................................  60
Management.................................................................  85
Principal Stockholders.....................................................  93
Certain Relationships and Related Transactions.............................  95
Description of Capital Stock............................................... 100
Shares Eligible for Future Sale............................................ 105
Underwriting............................................................... 107
Legal Matters.............................................................. 112
Experts.................................................................... 112
Where You Can Find More Information........................................ 113
Index to Financial Statements.............................................. F-1

                               PROSPECTUS SUMMARY

   This summary contains general discussions of our business and this offering. We encourage you to read the entire prospectus, including "Risk Factors" and the financial statements.

                                  ENTRAVISION

   Entravision is a diversified media company utilizing a combination of television, radio, outdoor and publishing operations to reach Hispanic consumers in the United States. The description of our business presented in this prospectus includes our recent acquisition of Latin Communications Group Inc., or LCG, and our pending acquisitions of Z-Spanish Media Corporation and certain outdoor advertising assets of Infinity Broadcasting Corporation. The majority of the proceeds of this offering will finance our acquisition of Z-Spanish Media and refinance our acquisition of LCG.

   Television. We are the largest Univision-affiliated television group in the United States. We own and operate television stations in 18 U.S. markets. We own Univision-affiliated stations in 17 of the top 50 Hispanic markets in the United States. Through our 25-year network affiliation agreements, Univision makes available to these stations 24 hours a day of Spanish-language programming. Univision's prime time schedule is all first-run programming (i.e., no reruns) throughout the year. We combine this programming with our local news programming to brand our stations with a local identity. As a result, all but one of our Univision-affiliated stations rank first in Spanish-language television viewership in their markets. Assuming Univision accepts our offer to purchase 6,464,542 shares being sold in this offering, Univision will own an approximately 26% equity interest in us after the offering.

   Radio. We operate the largest centrally programmed Spanish-language radio network in the United States, which broadcasts via satellite to our 60 owned and operated radio stations and 47 affiliates. Fifty-seven of our owned and operated stations are in the top 50 Hispanic markets. Our radio operations combine national programming with local time slots available for advertising, news, traffic, weather, promotions and community events. This strategy allows us to provide quality programming with significantly lower costs of operations than we could otherwise deliver solely with independent programming. We produce seven primary formats to appeal to the diverse musical tastes of the listeners in the markets we serve.

   Outdoor. Our approximately 11,200 billboards are concentrated in high-density Hispanic communities in Los Angeles and New York, the two largest Hispanic markets in the United States. Because of its repetitive impact and relatively low cost, outdoor advertising attracts national, regional and local advertisers. We offer the ability to target specific demographic groups on a cost-effective basis compared to other advertising media. In addition, we provide businesses with marketing opportunities in locations near their stores or outlets.

   Publishing. Our publishing operations, through El Diario/La Prensa, one of only two Spanish-language daily newspapers in New York, and VEA New York, a tourist publication, offer advertisers another medium targeting consumers in the second largest Hispanic market in the United States.

Market Opportunity and Strategy

   Hispanics represent approximately 11% of the U.S. population and the U.S. Hispanic population is growing approximately six times faster than the non-Hispanic population. Consequently, advertisers have recently begun to direct more advertising dollars toward Hispanics. We believe that we have benefited and will continue to benefit from the attractive demographic profile of the Hispanic consumer.

   We seek to increase our advertising revenue through the following strategies:

  . using our Univision network affiliation and our radio network and station brands to maximize our market share;

  . investing in media research to provide advertisers with accurate measures of our audience;

  . continuing to build and retain strong management teams;

  . emphasizing and investing in our local news and radio formats and supporting community events to enhance our audience recognition, loyalty and ratings;

  . capitalizing on cross-promotional opportunities created by our diverse portfolio of media properties to maximize audience share and increase advertising revenue; and

  . continuing to seek acquisitions and investment opportunities in high-growth Hispanic markets.

                                ----------------

   We have a history of net losses, and expect to incur net losses in the future, in part as a result of goodwill amortization expense relating to our recent acquisitions. We have had a limited operating history as a diversified company and we may have difficulties integrating our recent and pending acquisitions. After this offering, our executive officers will have approximately 78% voting control over our business.

   Our principal executive offices are located at 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, and our telephone number is (310) 447-3870. We operate a number of websites, including www.entravision.com, www.zspanish.com, www.zmegahits.com, www.labonita.com, www.labuena.com, www.casademusica.com and www.vistamediagroup.com. The information on our websites is not a part of this prospectus.

                                  The Offering

Class A common stock offered.........  46,000,000 shares

Common stock to be outstanding after
 this offering.......................  58,726,077 shares of Class A common stock
                                       27,678,533 shares of Class B common
                                      stock
                                       21,983,392 shares of Class C common
                                      stock
                                      108,388,002 total shares of common stock

Shares offered to Univision.......... We have offered 6,464,542 shares for sale in this offering to Univision, one
                                      of our principal stockholders. If this
                                      offer is accepted, we would sell these
                                      shares directly to Univision. As a
                                      result, we will offer 39,535,458 shares
                                      for sale to the public through the
                                      underwriters.

Voting rights........................ Holders of our Class A common stock are entitled to one vote per share. Holders
                                      of our Class B common stock are entitled
                                      to ten votes per share. Holders of our
                                      Class C common stock are entitled to one
                                      vote per share, are entitled to vote as
                                      a separate class to elect two directors
                                      and have the right to vote as a separate
                                      class on material decisions involving
                                      Entravision. After this offering, our
                                      executive officers will have
                                      approximately 78% voting control of our
                                      outstanding shares of common stock.

Use of proceeds...................... We intend to use the net proceeds of this offering:
                                      . to acquire Z-Spanish Media;
                                      . to repay the existing loan on LCG;
                                      . to repay the debt of Z-Spanish Media;
                                      . to repay a bridge loan used to acquire
                                        two radio stations from Citicasters
                                        Co.;
                                      . to repay a portion of Entravision's
                                        bank debt; and
                                      . for working capital and general
                                        corporate purposes.

New York Stock Exchange symbol....... EVC

   Unless indicated otherwise, the information in this prospectus:

  . reflects the completion of our reorganization in which direct and indirect ownership interests in our predecessor and Univision's subordinated note and option will be exchanged for shares of our common stock;

  . includes the issuance of 7,187,902 shares of Class A common stock to acquire Z-Spanish Media;

  . excludes shares of Class A common stock issuable upon the exercise of the underwriters' over-allotment option;

  . excludes 5,865,103 shares of Class A common stock reserved for issuance upon conversion of our Series A preferred stock; and

  . excludes 11,500,000 shares of Class A common stock reserved for issuance under our omnibus equity incentive plan.

           Summary Historical and Unaudited Pro Forma Financial Data (In thousands, except per share and per membership unit data)

   The following tables present:

  . our summary historical financial data as of March 31, 2000 which gives effect to the conversion of our predecessor from a limited liability company to a corporation and the related exchange of membership units and member corporation shares for shares of Class A, B and C common stock;

  . our summary historical financial data for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000;

  . our summary unaudited pro forma financial data as of March 31, 2000 and for the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000, giving effect to our completed 1999 and 2000 acquisitions and our pending acquisition of Z-Spanish Media as if such transactions had been completed January 1, 1999, the conversion of TSG Capital Fund III, L.P.'s convertible subordinated note into preferred stock, the issuance of 13,363,636 shares of Class A common stock in this offering at $16.50 per share used to finance the cash portion of the purchase price of Z-Spanish Media and the exchange of Univision's subordinated note and option for common stock; and

  . our summary unaudited pro forma as adjusted financial data giving further effect to the sale of the 46,000,000 shares of Class A common stock less 13,363,636 shares of Class A common stock used to finance the cash portion of the purchase price of Z-Spanish Media that we are offering, at an initial public offering price of $16.50 per share, and the application of the net proceeds of this offering, as described in "Use of Proceeds."

   The summary unaudited pro forma and pro forma as adjusted financial data are not necessarily indicative of the operating results or the financial condition that would have been achieved if we had completed these transactions as of the date indicated and should not be construed as representative of future operating results or financial condition. The financial data as of and for the three months ended March 31, 1999 and 2000 were derived from our unaudited financial statements included elsewhere in this prospectus. Such unaudited financial statements were prepared by us on a basis consistent with our annual audited financial statements and, in the opinion of our management, contain all normal recurring adjustments necessary for a fair presentation of the financial position and the results of operations for the applicable periods. Operating results in the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected in the year ending December 31, 2000 or any subsequent period. The summary historical and unaudited pro forma financial data should be read in conjunction with the audited financial statements and related notes, with "Selected Unaudited Pro Forma Financial Data" and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                               Historical
                           -----------------------------------------------------
                                                           Three Months Ended
                            Year Ended December 31,             March 31,
                           ----------------------------  -----------------------
                            1997      1998      1999        1999        2000
                           -------  --------  ---------  ----------- -----------
                                                         (Unaudited) (Unaudited)
Statement of Operations
 Data:
Gross revenue:
  Television.............  $32,701  $ 48,689  $  63,842    $12,558    $ 18,178
  Radio..................      718     1,183      2,362        455       1,162
  Outdoor and
   publishing............      --        --         --         --          --
                           -------  --------  ---------    -------    --------
  Total gross revenue....   33,419    49,872     66,204     13,013      19,340
Less agency commissions..    2,963     5,052      7,205      1,284       2,076
                           -------  --------  ---------    -------    --------
Net revenue..............   30,456    44,820     58,999     11,729      17,264
                           -------  --------  ---------    -------    --------
Expenses:
  Direct operating.......    9,184    15,794     24,441      4,672       7,883
  Selling, general and
   administrative
   (excluding non-cash
   stock-based
   compensation) ........    5,845     8,877     11,611      2,510       3,749
  Corporate..............    3,899     3,963      5,809      1,304       1,848
  Depreciation and
   amortization..........   10,216    10,934     15,982      3,321       4,877
  Non-cash stock-based
   compensation (1)......      900       500     29,143      7,286         --
                           -------  --------  ---------    -------    --------
Total expenses...........   30,044    40,068     86,986     19,093      18,357
                           -------  --------  ---------    -------    --------
Operating income (loss)..      412     4,752    (27,987)    (7,364)     (1,093)
Interest expense, net....   (5,107)   (8,244)    (9,591)    (2,023)     (3,897)
Non-cash interest expense
 relating to Univision
 conversion option (2)...      --        --      (2,500)       --      (31,600)
Income tax (expense)
 benefit (3).............    7,531      (210)       121         74           6
                           -------  --------  ---------    -------    --------
  Income (loss)..........  $ 2,836  $ (3,702) $ (39,957)   $(9,313)   $(36,584)
                           =======  ========  =========    =======    ========
Loss per membership
 unit (4)................  $ (1.19) $  (0.07) $  (19.12)   $ (4.38)   $ (18.68)
                           =======  ========  =========    =======    ========
Pro forma net loss (5)...  $(4,052) $ (3,170) $ (37,579)   $(8,765)   $(34,813)
                           =======  ========  =========    =======    ========
Pro forma basic and
 diluted loss per share:
  Net loss (5)...........  $ (0.12) $  (0.10) $   (1.16)   $ (0.27)   $  (1.08)
                           =======  ========  =========    =======    ========

                                                  Pro Forma
                               -----------------------------------------------
                                     Year Ended          Three Months Ended
                                  December 31, 1999        March 31, 2000
                               ----------------------- -----------------------
                                            Pro Forma               Pro Forma
                                Pro Forma  As Adjusted  Pro Forma  As Adjusted
                               ----------- ----------- ----------- -----------
                               (Unaudited) (Unaudited) (Unaudited) (Unaudited)
Statement of Operations Data:
Gross revenue:
  Television..................  $ 68,938    $ 68,938    $ 18,256    $ 18,256
  Radio.......................    66,638      66,638      15,969      15,969
  Outdoor and publishing......    35,134      35,134       7,476       7,476
                                --------    --------    --------    --------
  Total gross revenue.........   170,710     170,710      41,701      41,701
Less agency commissions.......    15,968      15,968       4,172       4,172
                                --------    --------    --------    --------
Net revenue...................   154,742     154,742      37,529      37,529
                                --------    --------    --------    --------
Expenses:
  Direct operating............    59,754      59,754      15,818      15,818
  Selling, general and
   administrative (excluding
   non-cash stock-based
   compensation)..............    47,418      47,418      11,045      11,045
  Corporate...................    12,639      12,639       4,045       4,045
  Depreciation and
   amortization...............    85,770      85,770      21,757      21,757
  Non-cash stock-based
   compensation (1)...........    31,931      31,931         893         893
  Gain on sale of assets......    (4,442)     (4,442)        --          --
                                --------    --------    --------    --------
Total expenses................   233,070     233,070      53,558      53,558
                                --------    --------    --------    --------
Operating income (loss).......   (78,328)    (78,328)    (16,029)    (16,029)
Interest expense, net and
 other........................   (35,134)     (3,185)     (9,510)       (192)
Non-cash interest expense
 relating to Univision
 conversion option (2)........    (2,500)     (2,500)    (31,600)    (31,600)
Income tax benefit (3)........    28,160      15,380       8,609       4,882
                                --------    --------    --------    --------
  Loss from continuing
   operations.................   (87,802)    (68,633)    (48,530)    (42,939)
Preferred stock dividends.....     7,650       7,650       1,913       1,913
                                --------    --------    --------    --------
Loss from continuing
 operations applicable to
 common stock.................  $(95,452)   $(76,283)   $(50,443)   $(44,852)
                                ========    ========    ========    ========
Pro forma basic and diluted
 loss per share:
  Net loss from continuing
   operations applicable to
   common stock (5)...........  $  (1.23)   $  (0.71)   $  (0.67)   $  (0.42)
                                ========    ========    ========    ========

                                             Historical
                         -----------------------------------------------------
                                                         Three Months Ended
                          Year Ended December 31,             March 31,
                         ----------------------------  -----------------------
                           1997      1998      1999       1999        2000
                         --------  --------  --------  ----------- -----------
                                                       (Unaudited) (Unaudited)
Other Financial Data:
Broadcast cash flow
 (6).................... $ 15,427  $ 20,149  $ 22,947   $  4,547    $  5,632
EBITDA (adjusted for
 non-cash stock-based
 compensation) (7)......   11,528    16,186    17,138      3,243       3,784
Non-cash stock-based
 compensation (1).......      900       500    29,143      7,286         --
Cash flows from
 operating activities...    6,509     7,658     6,128        899       1,028
Cash flows from
 investing activities...  (61,908)  (25,586)  (59,063)   (17,045)    (63,826)
Cash flows from
 financing activities...   54,763    19,339    51,631     15,570      63,954

                                                        Pro Forma
                                           ------------------------------------
                                                          Three Months Ended
                                            Year Ended         March 31,
                                           December 31, -----------------------
                                               1999        1999        2000
                                           ------------ ----------- -----------
                                           (Unaudited)  (Unaudited) (Unaudited)
Other Financial Data:
Broadcast cash flow (6)..................   $  47,570     $ 5,989    $  10,666
EBITDA (adjusted for non-cash stock-based
 compensation) (7).......................      34,931       3,641        6,621
Non-cash stock-based compensation (1)....      31,931       7,983          893
Cash flows from operating activities.....       6,955        (399)       2,070
Cash flows from investing activities.....    (724,675)     (8,936)    (621,537)
Cash flows from financing activities.....     720,992      18,527      612,112

                                                    As of March 31, 2000
                                             ----------------------------------
                                                                     Pro Forma
                                             Historical  Pro Forma  As Adjusted
                                             ---------- ----------- -----------
                                                        (Unaudited) (Unaudited)
Balance Sheet Data:
Cash and cash equivalents...................  $  3,513  $    6,457  $   59,556
Total assets................................   268,748   1,232,953   1,286,052
Long-term debt, including current portion...   234,601     433,401         --
Redeemable preferred stock..................       --       90,000      90,000
Total owners' equity (7)....................    23,027     477,757     964,257

--------
(1) For 1999, non-cash stock-based compensation represents management's estimate of the fair value of our award of Class D membership units in our predecessor to an employee and our grant of an option to purchase Class D membership units in our predecessor to an employee based on the estimated price of this offering.

(2) During 1999, conditions restricting the exchange of Univision's $10 million convertible subordinated note were eliminated and we recorded non-cash interest expense of $2.5 million. In March 2000, the subordinated note was amended and increased to $120 million, and the option exchange feature was increased to 40%. The estimated fair value of the $110 million amendment to the convertible subordinated note and option feature was $141.6 million based on an estimated initial public offering price. This resulted in a $31.6 million non-cash charge to interest expense in the quarter ended March 31, 2000.

(3) Included in the 1997 income tax expense is a $7.8 million tax benefit that resulted from the reversal of previously recorded deferred tax liabilities that were established in our 1997 acquisition of KNVO, McAllen, Texas. This entity was converted from a C-corporation to an S-corporation in 1997. As a result, deferred taxes were reduced.

(4) Loss per membership unit is computed as net loss of our predecessor divided by the number of membership units as of the last day of each reporting period.

(5) Pro forma net loss from continuing operations applicable to common stock and pro forma basic and diluted loss applicable to common stock per share give effect to our conversion from a limited liability company to a corporation for federal and state income tax purposes and assume that we were subject to corporate income taxes at an effective combined federal and state income tax rate of 40% before the effect of non-tax deductible goodwill and non-cash stock-based compensation for each period presented.

(6) Broadcast cash flow means operating income (loss) before corporate expenses, depreciation and amortization, non-cash stock-based compensation and gain on sale of assets. We have presented broadcast cash flow which we believe is comparable to the data provided by other companies in the broadcast industry, because such data is commonly used as a measure of performance for companies in our industry. However, broadcast cash flow should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of operating performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(7) EBITDA means broadcast cash flow less corporate expenses (adjusted for non-cash stock-based compensation) and is commonly used in the broadcast industry to analyze and compare broadcast companies on the basis of operating performance, leverage and liquidity. EBITDA, as presented above, may not be comparable to similarly titled measures of other companies unless such measures are calculated in substantially the same fashion. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of operating performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

                                  RISK FACTORS

   You should carefully consider the risks described below, together with all of the other information included in this prospectus, before buying shares in this offering.

                         Risks Related to Our Business

We have a history of losses that if continued into the future could adversely affect the market price of our Class A common stock and our ability to raise capital.

   We had net losses of approximately $3.7 million and $40.0 million for the years ended December 31, 1998 and 1999, and $9.3 million and $36.6 million for the quarters ended March 31, 1999 and 2000. In addition, we had a pro forma net loss of $95.5 million for the year ended December 31, 1999, and a pro forma net loss of $50.4 million for the three months ended March 31, 2000. We believe losses may continue while we pursue our acquisition strategy. If we cannot generate profits in the future, it could adversely affect the market price of our Class A common stock, which in turn could adversely affect our ability to raise additional equity capital or to incur additional debt.

If we cannot successfully integrate our recent, pending and future acquisitions, it could decrease our revenue or increase our costs.

   We acquired LCG on April 20, 2000, and we have agreed to acquire Z-Spanish Media and certain outdoor advertising assets of Infinity Broadcasting Corporation. As a result of these acquisitions, our number of employees grew from 562 as of December 31, 1999 to approximately 1,050 as of March 31, 2000. To integrate these and other pending and future acquisitions, we need to:

  .  retain key management and personnel of acquired companies;

  .  successfully merge corporate cultures and business processes;

  .  realize sales efficiencies and cost reduction benefits; and

  . operate successfully in markets in which we may have little or no prior experience.

   In addition, after we have completed an acquisition, our management must be able to assume significantly greater responsibilities, and this in turn may cause them to divert their attention from our existing operations. If we are unable to completely integrate into our business the operations of the companies that we have recently acquired or that we may acquire in the future, our revenue could decrease or our costs could increase.

If for any reason our acquisition of Z-Spanish Media is not consummated as anticipated, our radio and outdoor operations as described in this prospectus would be significantly reduced.

   The consummation of our acquisition of Z-Spanish Media requires the approval of the Federal Communications Commission, or FCC, with respect to the transfer of the broadcast licenses of Z-Spanish Media to us. This review process could delay or prevent the acquisition, and will require us to divest some assets. In addition, the definitive merger agreement entered into between Z-Spanish Media and us contains customary closing conditions. Should any of these conditions not be met, one or both parties could terminate the agreement.

   If this acquisition is not completed, our radio and outdoor operations would be greatly diminished, as approximately 29 of our radio stations and approximately 10,000 of our billboards are attributable to Z-Spanish Media. Without these properties, our expected revenue would decrease significantly. In addition, if this acquisition is not consummated, we will retain broad discretion over the use of the proceeds from this offering that would otherwise have been used to finance the Z-Spanish Media acquisition. You may not agree with how we spend the proceeds and our use of the proceeds may not yield a significant return or any return at all.

Antitrust regulatory agencies may oppose or impose conditions on our acquisition of Z-Spanish Media, which may delay the completion of the acquisition and/or lessen the anticipated benefits of the acquisition.

   Z-Spanish Media and we have filed notifications with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act. Prior to expiration of the initial 30 calendar day waiting period following the filing of such notifications, the parties withdrew their initial filings and refiled on June 13, 2000. On June 14, 2000, the Department of Justice issued an informal request to the parties for additional information regarding the Sacramento, San Jose and Monterey-Salinas-Santa Cruz, California areas, where both Z-Spanish Media and we own radio stations.

   On July 12, 2000, Z-Spanish Media withdrew the notification forms that it had refiled on June 13, 2000 and immediately refiled its notification forms again, thus extending the waiting period for another 30 days. The second withdrawal and refiling was done with the concurrence of both the Department of Justice and the Federal Trade Commission. The refiled notification forms are for our acquisition of Z-Spanish Media, excluding the Spanish-language stations owned by Z-Spanish Media in the Sacramento, San Jose and Monterey-Salinas-Santa Cruz areas. These six stations in the Sacramento, San Jose and Monterey-Salinas-Santa Cruz areas will be placed in a trust. Together with the trust to which these stations are to be transferred, we intend to then file new and separate notification forms under the Hart-Scott-Rodino Antitrust Improvements Act with respect to our proposed acquisition of these stations from the trust.

   Z-Spanish Media has agreed to transfer its Spanish-language radio stations in the Sacramento, San Jose and Monterey-Salinas-Santa Cruz areas from Z-Spanish Media to a trust, and the Department of Justice has approved our acquisition of Z-Spanish Media. If we do not ultimately succeed in acquiring any or all of those stations placed in trust, we would not be forced to purchase such stations but would also lose the anticipated revenue associated with any such lost station.

Our acquisition of certain outdoor advertising assets from Infinity Broadcasting Corporation is being reviewed by the Department of Justice, which may disapprove our acquisition of such assets in its sole discretion.

   The proposed sale of certain outdoor advertising assets from Infinity Broadcasting Corporation to us is being made as a divestiture of assets in accordance with the final written judgment of an antitrust proceeding between the Department of Justice and Infinity Broadcasting, among others. Pursuant to the final judgment, the Department of Justice must be satisfied, in its sole discretion, that the divestiture of these outdoor advertising assets will remedy the competitive harm alleged by the Department of Justice in the complaint underlying the antitrust proceeding. The Department of Justice has informed us in writing that it is reviewing the terms of our acquisition of such assets in order to approve us as a buyer. If, in its sole discretion, the Department of Justice determines that we are not an appropriate buyer for these assets, we will not be permitted to consummate the acquisition and our outdoor advertising revenue will be significantly reduced.

If we cannot raise required capital, we may have to curtail existing operations and our future growth through acquisitions.

   We may require significant additional capital for future acquisitions and general working capital needs. If our cash flow and existing working capital are not sufficient to fund future acquisitions and our general working capital requirements and debt service, we will have to raise additional funds by selling equity, refinancing some or all of our existing debt or selling assets or subsidiaries. None of these alternatives for raising additional funds may be available on acceptable terms to us or in amounts sufficient for us to meet our requirements. Our failure to obtain any required new financing may prevent future acquisitions and have a material adverse effect on our ability to grow through acquisitions.

Our substantial level of debt could limit our ability to grow and compete.

   After repaying some of our outstanding indebtedness with a portion of the proceeds from this offering, and after the consummation of our pending acquisitions described elsewhere in this prospectus, we expect to have approximately $278 million of debt outstanding under our proposed new bank credit facility. We expect to obtain a portion of our required capital through debt financing that bears or is likely to bear interest at a variable rate, subjecting us to interest rate risk. A significant portion of our cash flow from operations will be dedicated to servicing our debt obligations and our ability to obtain additional financing may be limited.

   We may not have sufficient future cash flow to meet our debt payments, or we may not be able to refinance any of our debt at maturity. We have pledged substantially all of our assets to our lenders as collateral. Our lenders could proceed against the collateral granted to them to repay outstanding indebtedness if we are unable to meet our debt service obligations. If the amounts outstanding under our bank credit facilities are accelerated, our assets may not be sufficient to repay in full the money owed to such lenders.

The terms of our current bank credit facilities restrict, and our proposed new bank credit facility will restrict, our ability to make acquisitions or investments and to obtain additional financing.

   Our bank credit facilities contain, and our proposed new bank credit facility will contain, covenants that restrict, among other things, our ability to:

  . incur additional indebtedness;

  . pay dividends;

  . make acquisitions or investments; and

  . merge, consolidate or sell assets.

   Our bank credit facilities also require, and our proposed new bank credit facility will require, us to maintain specific financial ratios. A breach of any of the covenants contained in our bank credit facilities, or our proposed new bank credit facility, could allow our lenders to declare all amounts outstanding under such facilities to be immediately due and payable.

Following this offering, our executive officers will have control over our policies, affairs and all other aspects of our business and future direction.

   Following this offering, Walter F. Ulloa, our Chairman and Chief Executive Officer, Philip C. Wilkinson, our President and Chief Operating Officer, and Paul A. Zevnik, our Secretary, will own all of the shares of our Class B common stock, and will have approximately 77% of the combined voting power of our outstanding shares of common stock. The holders of our Class B common stock are entitled to ten votes per share on any matter subject to a vote of the stockholders. Accordingly, Messrs. Ulloa, Wilkinson and Zevnik will have the ability to elect each of the remaining members of our board of directors, other than the two members of our board of directors to be appointed by Univision, and will have control of all aspects of our business and future direction. Messrs. Ulloa, Wilkinson and Zevnik have agreed contractually to elect themselves, Amador S. Bustos, the President of our Radio Division, and a representative of TSG Capital Fund III, L.P. as directors of our company. This control may discourage certain types of transactions involving an actual or potential change of control of our company, such as a merger or sale of our company.

Univision will have significant influence over our business and could make certain transactions more difficult or impossible to complete.

   Univision, as the holder of all of our Class C common stock upon consummation of this offering, will have significant influence over material decisions relating to our business, including the right to elect two of our directors, and the right to approve material decisions involving our company, including any merger, consolidation or other business combination, any dissolution of our company and any transfer of the FCC licenses for any of our Univision-affiliated television stations. Univision's ownership interest may have the effect of delaying, deterring or preventing a change in control of our company and may make some transactions more difficult or impossible to complete without its support.

Our television ratings and revenue could decline significantly if our relationship with Univision or if Univision's success changes in an adverse manner.

   If our relationship with Univision changes in an adverse manner, or if Univision's success diminishes, it could have a material adverse effect on our ability to generate television advertising revenue on which our television business depends. The ratings of Univision's network programming might decline or Univision might not continue to provide programming, marketing, available advertising time and other support to its affiliates on the same basis as currently provided. Additionally, by aligning ourselves closely with Univision, we might forego other opportunities that could diversify our television programming and avoid dependence on any one television network. Univision's relationships with Grupo Televisa, S.A. de C.V. and Corporacion Venezolana de Television, C.A., or Venevision, are important to Univision's, and consequently our, continued success. For example, we could be adversely affected by the current dispute between Univision and Televisa. Under its program license agreements with Televisa, Univision has the first right to air Televisa's Spanish-language programming in the United States through 2017. Televisa now asserts that it can directly broadcast that same programming into the United States through a direct satellite venture in Mexico.

Cancellations or reductions of advertising could cause our quarterly results to fluctuate, which could adversely affect the market price of our Class A common stock.

   We do not obtain long-term commitments from our advertisers, and advertisers may cancel, reduce or postpone orders without penalty. Cancellations, reductions or delays in purchases of advertising could adversely affect our revenue, especially if we are unable to replace such purchases.
Our expense levels are based, in part, on expected future revenue and are relatively fixed once set. Therefore, unforeseen fluctuations in advertising sales could adversely impact our operating results. These factors could cause our quarterly results to fluctuate, which could adversely effect the market price of our Class A common stock.

                    Risks Related to the Television, Radio,
                 Outdoor Advertising and Publishing Industries

If we are unable to maintain our FCC license at any station, we may have to cease operations at that station.

   The success of our television and radio operations depends, in part, on acquiring and maintaining broadcast licenses issued by the FCC, which are typically issued for a maximum term of eight years and are subject to renewal. Pending or future renewal applications submitted by us may not be approved, and renewals may include conditions or qualifications that could restrict our television and radio operations. In addition, third parties may challenge our renewal applications. If the FCC were to issue an order denying a license renewal application or revoking a license, we could be required to cease operating the broadcast station covered by the license.

Our failure to maintain our FCC broadcast licenses could cause a default under our credit facilities and cause an acceleration of our indebtedness.

   Our bank credit facilities require us to maintain our FCC licenses. If the FCC were to revoke any of our material licenses, our lenders could declare all amounts outstanding under the bank credit facilities to be immediately due and payable. If our indebtedness is accelerated, we may not have sufficient funds to pay the amounts owed.

Displacement of any of our low-power television stations could cause our ratings and revenue for any such station to decrease.

   Our low-power television stations operate with far less power and coverage than our full-power stations. The FCC rules under which we operate provide that low-power television stations are treated as a secondary service. In the event that our stations would cause interference to full-power stations, we are required to eliminate the interference or terminate service. As a result of the FCC's initiation of digital television service and actions by Congress to reclaim channels previously used for broadcasting for auction to wireless services or assignment to public safety services, the number of available broadcast channels has been narrowed. The result is that in a few urban markets where we operate, including Washington, D.C. and San Diego, there are a limited number of alternative channels to which our low-power television stations can migrate as they are displaced by full-power broadcasters and non-broadcast services. If we are unable to move our signals to replacement channels, we may be unable to maintain the same level of service, which could harm our ratings and advertising revenue or, in the worst case, cause us to discontinue operations at those low-power stations.

The required conversion to digital television could impose significant costs on us which may not be balanced by consumer demand.

   The FCC requires us to provide a digitally transmitted signal by May 1, 2002 for all of our U.S. television stations and, generally, to stop broadcasting analog signals by 2006. Our costs to convert our television stations to digital television could be significant, and there may not be any consumer demand for digital television services. The imposition of digital television and the removal of Channels 60-69 from use for television broadcasting have reduced available channels, which may affect our continued ability to operate certain of our low-power television stations.

Changes in the rules and regulations of the FCC could result in increased competition for our broadcast stations that could lead to increased competition in our markets.

   Recent and prospective actions by the FCC could cause us to face increased competition in the future. The changes include:

  . relaxation of restrictions on the participation by regional telephone operating companies in cable television and other direct-to-home audio and video technologies;

  . the establishment of a Class A television service for low-power stations that makes such stations primary stations and gives them protection against full-service stations;

  . plans to license low-power FM radio stations that will be designed to serve small localized areas and niche audiences; and

  . permission for direct broadcast satellite television to provide the programming of traditional over-the-air stations, including local and out-of-market network stations.

Because our full-power television stations rely on "must carry" rights to obtain cable carriage, new laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our television operations.

   Pursuant to the "must carry" provisions of the Cable Television Consumer Protection and Competition Act of 1992, a broadcaster may demand carriage on a specific channel on cable systems within its market. However, the future of those "must carry" rights is uncertain, especially as they relate to the carriage of digital television stations. The current FCC rules relate only to the carriage of analog television signals. It is not clear what, if any, "must carry" rights television stations will have after they make the transition to digital television. New laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our television operations.

   Our low-power television stations do not have "must carry" rights. In seven markets where we currently hold only a low-power license we may face future uncertainty with respect to the availability of cable carriage. With the exception of the San Angelo market, all of our low-power stations reach a substantial portion of the Hispanic cable households in their respective markets.

If we are unable to compete effectively for advertising revenue against other stations and other media companies, some of which have greater resources than we do, we could suffer a decrease in advertising revenue.

   We compete with Spanish-language and general market media in each of our business segments. Some of our competitors are larger and have significantly greater resources than we do. In addition, the Telecommunications Act facilitates the entry of other broadcasting companies into the markets in which we operate stations or may operate stations in the future. If we are unable to compete successfully in the markets we serve, we may suffer a decrease in advertising revenue, which could adversely affect our business and financial condition.

If regulation of outdoor advertising increases, we could suffer decreased revenue from our outdoor operations.

   Our outdoor operations are significantly impacted by federal, state and local government regulation of the outdoor advertising business. These regulations impose restrictions on, among other things, the location, size and spacing of billboards. If we are required to remove our existing billboards, or are unable to construct new billboards or reconstruct damaged billboards, our outdoor business could be harmed. In addition, we may not receive compensation for billboards that we may be required to remove in the future.

   Additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced and passed in Congress from time to time in the past. Additional regulations or changes in the current laws regulating and affecting outdoor advertising at the federal, state or local level may harm the results of our outdoor operations.

Strikes, work stoppages and slowdowns by our employees could disrupt our publishing operations.

   Our publishing business depends to a significant degree on our ability to avoid strikes and other work stoppages by our employees. The Newspaper and Mail Deliverers' Union of New York and Vicinity and the Newspaper Guild of New York represent our publishing employees. Our collective bargaining agreement with the Newspaper and Mail Deliverers' Union of New York and Vicinity expires on March 30, 2004. Our collective bargaining agreement with the Newspaper Guild of New York expires on June 30, 2002. Future collective bargaining agreements may not be negotiated without service interruptions, and the results of these negotiations may result in decreased revenue in our publishing operations.

                         Risks Related to this Offering

Future sales by existing stockholders could depress the market price of our Class A common stock.

   Upon completion of this offering, we will have outstanding 58,726,077 shares of Class A common stock. Of these shares, 39,535,458 shares sold in this offering will be freely tradeable. This will leave 19,190,619 shares of Class A common stock outstanding, 10,429,486 of which will be eligible for sale in the public market after the "lock-up" period expires, or 180 days after the date of this prospectus. There will also be outstanding 27,678,533 shares of Class B common stock and 21,983,392 shares of Class C common stock, all of which will be convertible at any time at the option of the holder, and all of which (with the exception of 249,220 shares of Class B common stock) will be eligible for sale in the public market after the "lock-up" period expires. If our existing stockholders sell a large number of shares, the market price of our Class A common stock could decline dramatically. Moreover, the perception in the public market that these stockholders might sell shares of Class A common stock could depress the market price of our Class A common stock.

Our investors will pay a price for our Class A common stock that was not determined in a competitive market.

   Before this offering, there has not been any market for our Class A common stock. We do not know the extent to which investor interest in our business will lead to the development of a trading market or how liquid that market might be. If you purchase shares of Class A common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was negotiated between us and our underwriters. The price of our Class A common stock that will prevail in the market after this offering may be higher or lower than the price you pay. For a description of the factors we considered in negotiating the public offering price, see "Underwriting."

Stockholders who desire to change control of our company may be prevented from doing so by provisions of our charter, applicable law and our credit agreement.

   Our charter could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. Our charter provisions could diminish the opportunities for a stockholder to participate in tender offers. In addition, under our charter, our board of directors may issue preferred stock that could have the effect of delaying or preventing a change in control of our company. The issuance of preferred stock could also negatively affect the voting power of holders of our common stock. The provisions of our charter may have the effect of discouraging or preventing an acquisition or sale of our business. In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

   The transfer restrictions imposed on the broadcast licenses we own also restrict the ability of third parties to acquire us. Our licenses may only be transferred with prior approval by the FCC. Accordingly, the number of potential transferees of our licenses is limited, and any acquisition, merger or other business combination involving Entravision would be subject to regulatory approval.

   In addition, the documents governing our indebtedness contain limitations on our ability to enter into a change of control transaction. Under these documents, the occurrence of a change of control transaction, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of our outstanding indebtedness.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements, including statements under the captions "Prospectus Summary," "Risk Factors," "Selected Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus, concerning our expectations of future revenue, expenses, the outcome of our growth and acquisition strategy and the projected growth of the U.S. Hispanic population. Forward-looking statements often include words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "project," "outlook," "seek" or similar expressions. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors which could cause actual results to differ from expectations include those in the "Risk Factors" section of this prospectus. Our results of operations may be adversely affected by one or more of these factors. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

                                USE OF PROCEEDS

   We estimate that the net proceeds to us from the sale of 46,000,000 shares of Class A common stock in this offering will be approximately $707 million, based on an initial public offering price of $16.50 per share and after deducting the underwriting fees and estimated offering expenses. If the underwriters exercise their over-allotment in full, we estimate that the net proceeds will be $814 million. We intend to use the net proceeds from this offering as follows:

   . to acquire Z-Spanish Media.................................. $220 million

   . to repay the existing loan on LCG...........................  115 million

   . to repay the debt of Z-Spanish Media........................  110 million

   . to repay a bridge loan (including fees) used to acquire two
     radio stations from Citicasters.............................   70 million

   . to repay part of the balance on Entravision's credit
     facility....................................................  139 million

   . for working capital and general corporate purposes..........   53 million
                                                                  ------------
                                                                  $707 million
                                                                  ============

   For a description of our acquisitions of LCG, Z-Spanish Media and two radio stations from Citicasters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

   On April 20, 2000, we entered into a $115 million term loan to partially finance our acquisition of LCG. We expect to repay this debt in full with proceeds from this offering. The interest rate on this debt was 10.5% as of the date of this prospectus. This debt must be repaid in full by April 19, 2001 and can be prepaid without penalty.

   Z-Spanish Media has several credit facilities with borrowings outstanding of approximately $110 million as of the date of this prospectus. The interest rates on these facilities range from 9.6% to 11.8% and the facilities can be prepaid without penalty. The maturity dates of these facilities range from December 31, 2000 to September 30, 2006. We expect to repay this debt with proceeds from this offering.

   Prior to completion of this offering, Univision will make available to our predecessor a $70 million bridge loan to pay the purchase price for two radio stations from Citicasters. Our predecessor would pay to Univision a commitment fee of 2.25% upon funding. The $70 million bridge loan would bear interest at a rate of 14% per annum, would be due and payable in full on December 30, 2021 and would require repayment on the closing of this offering. We would repay the entire balance with proceeds from this offering. If this offering has not closed by October 31, 2000, Univision would have the option, for an exercise price equal to the unpaid balance under the bridge note, to acquire an additional equity interest in us (or our predecessor, if the reorganization described in this prospectus has not occurred) at a price per share (or price per unit) equal to the price per unit of the equity option acquired by Univision in its $110 million investment in our predecessor in March 2000.

   We have a $158 million revolving line of credit with a group of lenders which expires November 10, 2006 and contains scheduled quarterly reductions in the available borrowings through such date. At March 31, 2000, the borrowings outstanding were approximately $96.9 million with an interest rate of 8.165%. We expect to repay all of this debt with proceeds from this offering, as well as additional indebtness incurred under this facility since March 31, 2000.

   Until we use the net proceeds of this offering as described above, we will invest them in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our capital stock. Our predecessor, Entravision Communications Company, L.L.C., made cash distributions to its members to pay income taxes. We intend to retain future earnings for use in our business and do not anticipate declaring or paying any cash or stock dividends on shares of our common stock for the foreseeable future. In addition, our bank credit facilities and the terms of our outstanding preferred stock restrict our ability to pay dividends.

                                 CAPITALIZATION
                     (In thousands, except per share data)

   The following table shows our cash and cash equivalents and capitalization on:

  . an actual basis as of March 31, 2000 which gives effect to the conversion of our predecessor from a limited liability company to a corporation and the related exchange of membership units and member corporation shares for shares of Class A, B and C common stock;

  . a pro forma basis to reflect acquisitions we made or have agreed to make after March 31, 2000, and a $90 million investment made by TSG Capital Fund III, L.P. in 2000 in a convertible subordinated note and its conversion to Series A manditorily redeemable convertible preferred stock; and

  . a pro forma as adjusted basis to further reflect the sale of the 46,000,000 shares of Class A common stock we are offering at an initial public offering price of $16.50 per share, after deducting the underwriting fees and estimated offering expenses and the application of the net proceeds of this offering.

   This table should be read together with our audited consolidated financial statements and unaudited pro forma consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                    As of March 31, 2000
                                             ------------------------------------
                                                                       Pro Forma
                                               Actual     Pro Forma   As Adjusted
                                             ----------- -----------  -----------
                                             (Unaudited) (Unaudited)  (Unaudited)
Cash and cash equivalents..................   $  3,513   $    6,457   $   59,556
                                              ========   ==========   ==========
Current maturities of long-term debt ......   $    525   $   23,329   $      --
Notes payable, less current maturities.....    114,076      410,072          --
Subordinated note--Univision (1)...........    120,000          --           --
Convertible subordinated note--TSG Capital
 Fund III, L.P. (1)........................        --           --           --
                                              --------   ----------   ----------
 Total long-term debt......................    234,601      433,401          --
                                              --------   ----------   ----------

Series A mandatorily redeemable convertible
 preferred stock, $0.0001 par value,
 11,000,000 shares authorized; 2000 actual:
 no shares issued or outstanding; pro forma
 and pro forma as adjusted: 5,865,103
 shares issued and outstanding (1)(2)......        --        90,000       90,000
                                              --------   ----------   ----------
Stockholders' equity
 Class A common stock, $0.0001 par value,
  260,000,000 shares authorized; 2000
  actual: 4,937,854 shares issued and
  outstanding; pro forma: 25,489,392 shares
  issued and outstanding; pro forma as
  adjusted: 58,125,756 shares issued and
  outstanding (2)..........................          1            3            5
 Class B common stock, $0.0001 par value,
  40,000,000 shares authorized; 2000
  actual, pro forma and pro forma as
  adjusted: 27,429,313 shares issued and
  outstanding..............................          5            5            5
 Class C common stock, $0.0001 par value,
  25,000,000 shares authorized; 2000
  actual: no shares issued and outstanding;
  pro forma and pro forma as adjusted:
  21,983,392 shares issued and
  outstanding (1)..........................        --             1            1
 Additional paid-in capital................     23,611      489,488      975,986
 Deferred compensation.....................        --       (11,150)     (11,150)
 Accumulated deficit.......................        --           --           --
 Stock subscription notes receivable (3)...       (590)        (590)        (590)
                                              --------   ----------   ----------
 Total stockholders' equity................     23,027      477,757      964,257
                                              --------   ----------   ----------
Total capitalization.......................   $257,628   $1,001,158   $1,054,257
                                              ========   ==========   ==========

--------
(1) The unaudited pro forma data reflect the exchange of the $120 million subordinated note and option from Univision for shares of Class C common stock in connection with our reorganization and the conversion of the $90 million subordinated note from TSG Capital Fund III, L.P. to Series A mandatorily redeemable convertible preferred stock. In the event this offering has not closed by October 31, 2000, Univision would have the option, for an exercise price equal to the unpaid balance under a $70 million bridge loan that Univision will make available to our predecessor, to acquire an additional equity interest in us (or our predecessor, if the reorganization described in this prospectus has not occurred) at a price per share (or price per unit) equal to the price per unit of the equity option acquired by Univision in its $110 million investment in our predecessor in March 2000.
(2) The unaudited pro forma financial information assumes that approximately $220 million of proceeds from this offering are used to finance our pending acquisition of Z-Spanish Media. In the event the offering has not closed by September 30, 2000, we would be required to issue approximately $220 million of redeemable preferred stock with a dividend of LIBOR plus 7%.
(3) Represents unsecured loans made to two of our officers to purchase equity. These loans are further described in "Certain Relationships and Related Transactions."

                                    DILUTION

   Purchasers of our Class A common stock offered by this prospectus will suffer an immediate and substantial dilution in pro forma net tangible book value per share. Dilution is the amount by which the initial public offering price paid by the purchasers of the shares of Class A common stock will exceed the pro forma net tangible book value per share of our common stock after this offering. The pro forma net tangible book value per share of common stock is determined by subtracting total pro forma liabilities from the total pro forma tangible assets and dividing the difference by the pro forma number of shares of our common stock deemed to be outstanding on the date the tangible book value is determined. As of March 31, 2000, we had a deficit tangible book value of $(168) million or $(5.19) per share. Our pro forma deficit tangible book value per share at March 31, 2000 is a deficit of $(604) million or $(8.06) per share which includes the pro forma effect of $220.0 million in offering proceeds. Assuming the sale of 39,535,458 shares at an initial public offering price of $16.50 per share and the sale of 6,464,542 shares to Univision at a price of $15.47 per share and deducting the underwriters' discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of March 31, 2000 would have been a deficit of $(117) million or $(1.09) per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $6.97 per share and an immediate dilution to new investors of $17.59 per share. The following table illustrates this per share dilution:

                                                                      Per Share
                                                                      ---------
Initial public offering price.................................         $16.50

Deficit tangible book value per share of March 31, 2000....... (5.19)

Pro forma effect of completed and pending acquisitions........ (2.87)
                                                               -----

Pro forma deficit tangible book value as of March 31, 2000.... (8.06)

Increase attributable to new investors........................  6.97
                                                               -----

Pro forma deficit tangible book value after this offering.....          (1.09)
                                                                       ------
Dilution per share to new investors...........................         $17.59
                                                                       ======

   The following table summarizes, on a pro forma as adjusted basis, the number of shares of Class A common stock (and Class B and Class C common stock convertible into Class A common stock) purchased from us, the estimated value of the total consideration paid for or attributed to the Class A common stock (and Class B and Class C common stock convertible into Class A common stock) and the average price per share paid by or attributable to existing stockholders and the new investors purchasing shares in this offering at an initial offering price of $16.50 per share before deducting underwriters' fees and estimated offering expenses (and assuming that the underwriters do not exercise the over-allotment option):

                             Shares Purchased   Total Consideration   Average
                            ------------------- -------------------- Price Per
                              Number    Percent    Amount    Percent   Share
                            ----------- ------- ------------ ------- ---------
   Existing stockholders...  61,538,461  57.2%  $227,311,442  23.2%   $ 3.69
   Univision stock
    purchase...............   6,464,542   6.0    100,000,000  10.2    $15.47
   New investors ..........  39,535,458  36.8    652,335,057  66.6    $16.50
                            ----------- ------  ------------ ------
   Total................... 107,538,461 100.0%  $979,646,499 100.0%
                            =========== ======  ============ ======

                       SELECTED HISTORICAL FINANCIAL DATA
         (In thousands, except per share and per membership unit data)

   Presented below are our summary historical financial data. The data as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 were derived from our audited financial statements and related notes included elsewhere in this prospectus, and should be read in conjunction with this information as well as "Entravision Management's Discussion and Analysis of Financial Condition and Results of Operations." The data as of December 31, 1995, 1996 and 1997 and for the years ended December 31, 1995 and 1996 were derived from our audited financial statements and related notes, which are not included in this prospectus. The data as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 were derived from our unaudited financial statements and related notes, which are included in this prospectus. The unaudited financial statements were prepared by us on substantially the same basis as the audited financial statements and, in the opinion of management, include all normal recurring adjustments that we consider necessary for a fair presentation of such data.

                                                                          Three Months Ended
                                  Year Ended December 31,                      March 31,
                          --------------------------------------------  -----------------------
                           1995     1996     1997     1998      1999       1999        2000
                          -------  -------  -------  -------  --------  ----------- -----------
                                                                        (Unaudited) (Unaudited)
Statement of Operations
 Data:
Gross revenue...........  $ 7,797  $13,555  $33,419  $49,872  $ 66,204    $13,013     $19,340
Less agency
 commissions............      688    1,481    2,963    5,052     7,205      1,284       2,076
                          -------  -------  -------  -------  --------    -------    --------
Net revenue.............    7,109   12,074   30,456   44,820    58,999     11,729      17,264
                          -------  -------  -------  -------  --------    -------    --------
Expenses:
  Direct operating......    1,846    3,819    9,184   15,794    24,441      4,672       7,883
  Selling, general and
   administrative
   (excluding non-cash
   stock-based
   compensation)........    2,295    4,667    5,845    8,877    11,611      2,510       3,749
  Corporate.............      --       564    3,899    3,963     5,809      1,304       1,848
  Depreciation and
   amortization.........      673    1,707   10,216   10,934    15,982      3,321       4,877
  Non-cash stock-based
   compensation (1).....      --       --       900      500    29,143      7,286         --
                          -------  -------  -------  -------  --------    -------    --------
Total expenses..........    4,814   10,757   30,044   40,068    86,986     19,093      18,357
                          -------  -------  -------  -------  --------    -------    --------
Operating income
 (loss).................    2,295    1,317      412    4,752   (27,987)    (7,364)     (1,093)
Interest expense, net...     (265)  (1,035)  (5,107)  (8,244)   (9,591)    (2,023)     (3,897)
Non-cash interest
 expense relating to
 Univision conversion
 option (2).............      --       --       --       --     (2,500)       --      (31,600)
                          -------  -------  -------  -------  --------    -------    --------
  Income (loss) before
   income taxes ........    2,030      282   (4,695)  (3,492)  (40,078)    (9,387)    (36,590)
Income tax (expense)
 benefit (3)............     (369)    (145)   7,531     (210)      121         74           6
                          -------  -------  -------  -------  --------    -------    --------
  Net income (loss).....    1,661      137    2,836   (3,702)  (39,957)    (9,313)    (36,584)
                          =======  =======  =======  =======  ========    =======    ========
Income (loss) per
 membership unit (4)....      n/a  $  0.02  $ (1.19) $ (0.07) $ (19.12)   $ (4.38)   $ (18.68)
                          =======  =======  =======  =======  ========    =======    ========
Pro forma income tax
 (expense) benefit (5)..     (812)    (204)     643      322     2,499        622       1,777
                          =======  =======  =======  =======  ========    =======    ========
Pro forma net income
 (loss) (5).............  $ 1,218  $    78  $(4,052) $(3,170) $(37,579)   $(8,765)   $(34,813)
                          =======  =======  =======  =======  ========    =======    ========
Pro forma basic and
 diluted earnings per
 share:
  Pro forma net income
   (loss) (5)...........  $  0.04  $  0.00  $ (0.12) $ (0.10) $  (1.16)   $ (0.27)   $  (1.08)
  Pro forma weighted
   average common shares
   outstanding..........   33,519   32,046   32,972   32,895    32,402     32,431      32,367

                                                                         Three Months Ended
                                 Year Ended December 31,                      March 31,
                         --------------------------------------------  -----------------------
                          1995    1996     1997      1998      1999       1999        2000
                         ------  ------  --------  --------  --------  ----------- -----------
                                                                       (Unaudited) (Unaudited)
Other Financial Data:
Broadcast cash
 flow (6)............... $2,968  $3,588  $ 15,427  $ 20,149  $ 22,947   $  4,547     $ 5,632
EBITDA (adjusted for
 non-cash stock-based
 compensation) (7)......  2,968   3,024    11,528    16,186    17,138      3,243       3,784
Non-cash stock-based
 compensation (1).......    --      --        900       500    29,143      7,286         --
Cash flows from
 operating activities...  2,147   2,001     6,509     7,658     6,128        899       1,028
Cash flows from
 investing activities... (1,635) (3,396)  (61,908)  (25,586)  (59,063)   (17,045)    (63,826)
Cash flows from
 financing activities...   (750)  3,556    54,763    19,339    51,631     15,570      63,954
Capital expenditures....    902     935     2,366     3,094    12,825      4,642       2,693

                                    As of December 31,                    As of
                         --------------------------------------------   March 31,
                          1995    1996     1997      1998      1999       2000
                         ------  ------  --------  --------  --------  -----------
                                                                       (Unaudited)
Balance Sheet Data:
Cash and cash
 equivalents............ $  726  $2,886  $  2,250  $  3,661  $  2,357   $  3,513
Total assets............  8,630  49,072   111,953   131,291   205,017    268,748
Long-term debt,
 including current
 portion................  5,265  17,449    74,781    99,938   167,537    234,601
Total owners' equity....  2,322  30,047    32,057    24,871    28,011     23,027

-------
(1) For 1999, non-cash stock-based compensation represents management's estimate of the fair value of our award of Class D membership units in our predecessor to an employee and our grant of an option to purchase Class D membership units in our predecessor to an employee based on the estimated price of this offering.

(2) During 1999, conditions restricting the exchange of Univision's $10 million convertible subordinated note were eliminated and we recorded non-cash interest expense of $2.5 million. In March 2000, the subordinated note was amended and increased to $120 million, and the option exchange feature was increased to 40%. The estimated fair value of the $110 million amendment to the convertible subordinated note and option feature was $141.6 million based on an estimated initial public offering price. This resulted in a $31.6 million non-cash charge to interest expense in the quarter ended March 31, 2000.

(3) Included in the 1997 income tax expense is a $7.8 million tax benefit that resulted from the reversal of previously recorded deferred tax liabilities that were established in our 1997 acquisition of KNVO, McAllen, Texas. This entity was converted from a C-corporation to an S-corporation in 1997. As a result, deferred tax liabilities were reduced.

(4) Income (loss) per membership unit is computed as net income (loss) of our predecessor divided by the number of membership units as of the last day of each reporting period.

(5) Pro forma net income (loss) and pro forma basic and diluted net income
    (loss) per share give effect to our conversion from a limited liability company to a corporation for federal and state income tax purposes and assume that we were subject to corporate income taxes at an effective combined federal and state income tax rate of 40% before the effect of non-tax deductible goodwill, non-cash stock-based compensation and non-cash interest expense relating to the Univision conversion option for each period presented.

(6) Broadcast cash flow means operating income (loss) before corporate expenses, depreciation and amortization and non-cash stock-based compensation. We have presented broadcast cash flow, which we believe is comparable to the data provided by other companies in the broadcast industry, because such data is commonly used as a measure of performance in our industry. However, broadcast cash flow should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of operating performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(7) EBITDA means broadcast cash flow less corporate expenses (adjusted for non-cash stock-based compensation) and is commonly used in the broadcast industry to analyze and compare broadcast companies on the basis of operating performance, leverage and liquidity. EBITDA, as presented above, may not be comparable to similarly titled measures of other companies unless such measures are calculated in substantially the same fashion. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of operating performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
                                 (In thousands)

   Our selected unaudited pro forma financial data as of March 31, 2000 and for the year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000 presents:

  . our summary historical financial data;

  . the historical financial data of our completed and pending acquisitions;

  . our summary unaudited pro forma financial data, giving effect to acquisitions completed in 1999 and 2000 and our pending acquisition of Z-Spanish Media as if such transactions had been completed January 1, 1999, the effect of conversion of TSG Capital Fund III, L.P.'s $90 million convertible subordinated note into preferred stock, the issuance of 13,363,636 shares of Class A common stock in this offering at an initial public offering price of $16.50 per share used to finance the cash portion of the purchase price of Z-Spanish Media and the exchange of Univision's $120 million subordinated note and option for common stock; and

  . our unaudited pro forma as adjusted financial data, giving further effect to the sale of the 46,000,000 shares of common stock less 13,363,636 shares used to finance the cash portion of the purchase price of Z-Spanish Media that we are offering, at an initial public offering price of $16.50 per share and the application of the net proceeds of this offering.

   The summary unaudited pro forma and pro forma as adjusted financial data are not necessarily indicative of the operating results or the financial condition that would have been achieved if we had owned these businesses for all of 1999 and should not be construed as representative of future operating results or financial condition. The summary historical and unaudited pro forma financial data should be read in conjunction with the audited consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The financial data as of and for the three months ended March 31, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. Such unaudited financial statements have been prepared by us on a basis consistent with our annual audited financial statements and, in the opinion of our management, contain all normal recurring adjustments necessary for a fair presentation of the financial position and the results of operations for the applicable periods. Operating results in the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected in the year ending December 31, 2000 or any subsequent period.

                                         Year Ended December 31, 1999
                               ------------------------------------------------
                                            Completed
                               Entravision and Pending               Pro Forma
                               Historical  Acquisitions  Pro Forma  As Adjusted
                               ----------- ------------ ----------- -----------
                                                        (Unaudited) (Unaudited)
Statement of Operations Data:
Gross revenue:
  Television.................   $ 63,842     $  5,096    $ 68,938    $ 68,938
  Radio......................      2,362       64,276      66,638      66,638
  Outdoor and publishing.....        --        35,134      35,134      35,134
                                --------     --------    --------    --------
  Total gross revenue........     66,204      104,506     170,710     170,710
Less agency commissions......      7,205        8,763      15,968      15,968
                                --------     --------    --------    --------
Net revenue..................     58,999       95,743     154,742     154,742
Expenses:
  Direct operating...........     24,441       35,313      59,754      59,754
  Selling, general and
   administrative
   (excluding non-cash stock-
   based compensation).......     11,611       35,807      47,418      47,418
  Corporate..................      5,809        6,830      12,639      12,639
  Depreciation and
   amortization..............     15,982       14,603      85,770      85,770
  Non-cash stock-based
   compensation..............     29,143          --       31,931      31,931
  Gain on sale of assets.....        --        (4,442)     (4,442)     (4,442)
                                --------     --------    --------    --------
Total expenses...............     86,986       88,111     233,070     233,070
                                --------     --------    --------    --------
Operating income (loss)......    (27,987)       7,632     (78,328)    (78,328)
Interest expense, net and
 other.......................     (9,591)     (14,657)    (35,134)     (2,138)
Non-cash interest expense
 relating to Univision
 conversion option (1).......     (2,500)         --       (2,500)     (2,500)
Income tax benefit ..........        121        1,872      28,160      13,251
                                --------     --------    --------    --------
  Loss from continuing
   operations................    (39,957)      (5,153)    (87,802)    (65,439)
  Preferred stock dividends
   (2).......................        --           --        7,650       7,650
                                --------     --------    --------    --------
  Net loss from continuing
   operations applicable to
   common stock..............   $(39,957)    $ (5,153)   $(95,452)   $(73,089)
                                ========     ========    ========    ========

                                                                           Three Months
                                                                              Ended
                                Three Months Ended March 31, 2000         March 31, 1999
                         ------------------------------------------------ --------------
                                      Completed
                         Entravision and Pending               Pro Forma
                         Historical  Acquisitions  Pro Forma  As Adjusted   Pro Forma
                         ----------- ------------ ----------- ----------- --------------
                                                  (Unaudited) (Unaudited)  (Unaudited)
Statement of Operations
 Data:
Gross revenue:
  Television............  $ 18,178     $    78     $ 18,256    $ 18,256      $ 13,664
  Radio.................     1,162      14,807       15,969      15,969        12,166
  Outdoor and
   publishing...........       --        7,476        7,476       7,476         6,857
                          --------     -------     --------    --------      --------
  Total gross revenue...    19,340      22,361       41,701      41,701        32,687
Less agency
 commissions............     2,076       2,096        4,172       4,172         2,887
                          --------     -------     --------    --------      --------
Net revenue.............    17,264      20,265       37,529      37,529        29,800
Expenses:
  Direct operating......     7,883       7,935       15,818      15,818        12,263
  Selling, general and
   administrative
   (excluding non-cash
   stock-based
   compensation)........     3,749       7,296       11,045      11,045        11,548
  Corporate.............     1,848       2,197        4,045       4,045         2,348
  Depreciation and
   amortization.........     4,877       4,295       21,757      21,757        21,446
  Non-cash stock-based
   compensation.........       --          196          893         893         7,983
  Gain on sale of
   assets...............       --          --           --          --         (2,223)
                          --------     -------     --------    --------      --------
Total expenses..........    18,357      21,919       53,558      53,558        53,365
                          --------     -------     --------    --------      --------
Operating income
 (loss).................    (1,093)     (1,654)     (16,029)    (16,029)      (23,565)
Interest expense, net...    (3,897)     (4,054)      (9,510)       (192)       (8,491)
Non-cash interest
 expense relating to
 Univision conversion
 option (1).............   (31,600)        --       (31,600)    (31,600)          --
Income tax benefit .....         6       1,858        8,609       4,882         8,304
                          --------     -------     --------    --------      --------
  Loss from continuing
   operations...........   (36,584)     (3,850)     (48,530)    (42,939)      (23,752)
  Preferred stock
   dividends (2)........       --          --         1,913       1,913         1,913
                          --------     -------     --------    --------      --------
  Net loss from
   continuing operations
   applicable to common
   stock................  $(36,584)    $(3,850)    $(50,443)   $(44,852)     $(25,665)
                          ========     =======     ========    ========      ========

                                         Year Ended       Three Months Ended
                                      December 31, 1999        March 31,
                                      ----------------- -----------------------
                                                         Pro Forma   Pro Forma
                                          Pro Forma        1999        2000
                                      ----------------- ----------- -----------
                                         (Unaudited)    (Unaudited) (Unaudited)
Other Financial Data:
Broadcast cash flow (3).............      $  47,570       $ 5,989    $  10,666
EBITDA (adjusted for non-cash stock-
 based compensation) (4)............         34,931         3,641        6,621
Cash flows from operating
 activities.........................          6,955          (399)       2,070
Cash flows from investing
 activities.........................       (724,675)       (8,936)    (621,537)
Cash flows from financing
 activities.........................        720,992        18,527      612,112

                                                                     As of
                                                                 March 31, 2000
                                                                   Pro Forma
                                                                  As Adjusted
                                                                 --------------
                                                                  (Unaudited)
Balance Sheet Data:
Cash and cash equivalents.......................................   $   59,556
Total assets....................................................    1,286,052
Long-term debt, including current portion.......................          --
Series A mandatorily redeemable convertible preferred stock.....       90,000
Total stockholders' equity (5)..................................      964,257

--------
(1) During 1999, conditions restricting the exchange of Univision's $10 million convertible subordinated note were eliminated and we recorded non-cash interest expense of $2.5 million. In March 2000, the subordinated note was amended and increased to $120 million, and the option exchange feature was increased to 40%. The estimated fair value of the $110 million amendment to the convertible subordinated note and option feature was $141.6 million based on an estimated initial public offering price. This resulted in a $31.6 million non-cash charge to interest expense in the quarter ended March 31, 2000.

(2) Includes dividends on the 8.5% redeemable preferred stock issuable to TSG Capital Fund III, L.P. upon conversion of its $90 million convertible subordinated note.

(3) Broadcast cash flow means operating income (loss) from continuing operations before corporate expenses, depreciation and amortization, non-cash stock-based compensation and gain on sale of assets. We have presented broadcast cash flow which we believe is comparable to the data provided by other companies in the broadcast industry, because such data is commonly used as a measure of performance in our industry. However, broadcast cash flow should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of operating performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(4) EBITDA means broadcast cash flow less corporate expenses (adjusted for non-cash stock-based compensation) and is commonly used in the broadcast industry to analyze and compare broadcast companies on the basis of operating performance, leverage and liquidity. EBITDA, as presented above, may not be comparable to similarly titled measures of other companies unless such measures are calculated in substantially the same fashion. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of operating performance or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(5) The stockholders' equity data gives effect to our reorganization in which direct and indirect ownership interests in our predecessor and Univision's subordinated note and option will be exchanged for shares of our common stock before the closing of this offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   Unless we indicate otherwise, all of the text of this prospectus describes us giving effect to all of our pending and completed acquisitions. In addition, our unaudited pro forma financial information shows how we would look as if we had owned all of the businesses, licenses and assets that we have recently acquired or agreed to acquire (other than certain outdoor advertising assets from Infinity Broadcasting Corporation, two radio stations from Citicasters Co. and two television stations in Hartford, Connecticut and Orlando, Florida) for all of 1999 and for the three months ended March 31, 1999 and March 31, 2000. Our unaudited financial statements and summary and selected historical financial data, however, show the actual performance of each group's changes, except for our reorganization described elsewhere in this prospectus.

   We have included Management's Discussion and Analysis of Financial Condition and Results of Operations for each of Entravision, LCG and Z-Spanish Media. The words "we" and "our" as used in each of these sections refer to Entravision, LCG or Z-Spanish Media individually and not as a combined entity. You should read these sections together with the historical audited financial statements of Entravision, LCG and Z-Spanish Media and the related notes contained elsewhere in this prospectus.

   Our combined operations generate revenue from the sale of national and local advertising time on our television and radio stations, the sale of outdoor display contracts for our billboard operations and advertising and circulation for our publishing operations. As a result, our revenue is affected by the advertising rates we can charge. For our radio and television operations, the rates are based upon our ability to attract audiences in demographic groups targeted by advertisers. Our revenue is affected by numerous factors, including changes in audience ratings and priorities of advertisers, new laws, governmental regulations and policies and technological advances.

   The acquisitions of the following businesses are included in the financial portion of this prospectus:

  . We acquired all of the outstanding capital stock of LCG on April 20, 2000 for approximately $252 million. The acquisition was accounted for as a purchase business combination and the excess purchase price over tangible net assets and identifiable intangible assets was allocated to goodwill, which will be amortized over 15 years.

  . We have agreed to acquire all of the outstanding capital stock of Z-Spanish Media for approximately $448 million including the assumption of approximately $110 million in debt. The consideration to be paid includes approximately $220 million in cash, 7,187,902 shares of Class A common stock, valued at a price of $14.74 per share and options to purchase an aggregate of 1,615,231 shares of Class A common stock under our omnibus equity incentive plan to be issued in exchange for existing Z-Spanish Media options. The acquisition will be accounted for as a purchase business combination and the excess purchase price over tangible net assets and identifiable intangible assets will be allocated to goodwill, which will be amortized over 15 years. The closing of the acquisition is subject to conditions, including the receipt of required regulatory approvals. To comply with a preliminary Department of Justice inquiry, six of Z-Spanish Media's radio stations will be transferred to a trust. The beneficiary of the trust is Z-Spanish Media. If the Department of Justice permits us to acquire these stations, we would be obligated to purchase these stations for an aggregate purchase price of up to $23 million. If we are not permitted to purchase these stations, we would be obligated to remit the proceeds from the sale of those stations to the former stockholders of Z-Spanish Media.

  . We have agreed to acquire four radio stations in McAllen, Texas for a total of $55 million (including a deposit of $2 million). The acquisition will be accounted for under the purchase method of accounting. The closing of this acquisition is subject to conditions, including the receipt of required regulatory approvals. We expect to close this acquisition in the third quarter of 2000.

   The following acquisitions represent our purchases of broadcasting, television and outdoor advertising assets that do not represent business acquisitions and therefore historical financial information is not included in the financial portion of the prospectus:

  . We have agreed to acquire certain outdoor advertising assets from Infinity Broadcasting Corporation for a total of $168.2 million. The entire purchase price for this acquisition will be allocated to tangible and intangible assets and will be amortized over five to 15 years. The closing of this acquisition is subject to conditions, including the receipt of required regulatory approvals. We expect to close this acquisition in the third quarter of 2000.

  . We have agreed to acquire substantially all of the assets related to two radio stations in the Los Angeles market from Citicasters Co. for $85 million, of which $17 million was previously placed in escrow as a deposit. We expect to close this acquisition in the third quarter of 2000.

  . We have agreed to acquire two television stations in Hartford, Connecticut and Orlando, Florida for a total of approximately $41 million (including deposits already paid). The entire purchase price for these two acquisitions will be allocated to intangible assets and will be amortized over 15 years. The closing of these acquisitions is subject to conditions, including the receipt of required regulatory approvals. We expect to close these acquisitions in the third quarter of 2000.

   We expect that the combined company will have revenue from television of 37%, from radio of 35%, from outdoor advertising of 19% and from publishing of 9%.

Sources and Uses

                                                                (In millions)
                                                                Sources  Uses
                                                                -------- -----
Net offering proceeds.......................................... $   707
Proposed new bank credit facility..............................     600

Acquire Z-Spanish Media........................................          $ 220
Repay existing loan on LCG.....................................            115
Repay Z-Spanish Media debt.....................................            110
Repay a bridge loan used to acquire two radio stations from
 Citicasters...................................................             70
Repay Entravision bank debt....................................            157
Purchase:
  McAllen radio stations.......................................             53
  Orlando television station...................................             21
  Hartford television station..................................             17
  Infinity Broadcasting outdoor advertising assets.............            168
Working capital and general corporate..........................             53
                                                                -------  -----
                                                                $ 1,307  $ 984
                                                                =======  =====
Excess borrowing capacity...................................... $   323

Liquidity and Capital Resources Overview

   Our primary sources of liquidity are cash provided by operations, available borrowings under our bank credit facilities and investments made by Univision and TSG Capital Fund III, L.P. in 2000. We intend to enter into a new $600 million credit facility which will be comprised of a $250 million revolver, a $150 million term loan expiring in 2007 and a $200 million term loan expiring in 2008. After consummation of all of the transactions set forth in the Sources and Uses table above, we expect to have approximately $278 million of debt outstanding under our proposed new bank credit facility. The new facility has been committed to and we intend that it will be in place by the time this offering becomes effective and that it will replace all of the current credit facilities for both Entravision and Z-Spanish Media. Our obligations under this facility will be secured by all of our assets as well as a pledge of the stock of several of our subsidiaries, including our special purpose subsidiaries formed to hold our FCC licenses. The facility will contain financial covenants, including a requirement not to exceed a maximum debt to cash flow ratio and interest and fixed charge coverage ratios. The facility will require us to maintain our FCC licenses for our broadcast properties and will contain other operating covenants, including restrictions on our ability to incur additional indebtedness and pay dividends.

   Prior to the closing of this offering, Univision will make available to our predecessor a $70 million bridge loan to our predecessor, $68 million of which we intend to use to consummate the acquisition of the two radio stations from Citicasters prior to completion of this offering. Our predecessor would pay to Univision a commitment fee of 2.25% upon funding. The $70 million bridge loan would bear interest at a rate of 14% per annum, would be due and payable in full on December 30, 2021 and would require repayment on the closing of this offering. We would repay the entire balance of $70 million with proceeds from this offering. If this offering has not closed by October 31, 2000, Univision would have the option, for an exercise price equal to the unpaid balance under the bridge note, to acquire an additional equity interest in us (or our predecessor, if the reorganization described in this prospectus has not occurred) at a price per share (or price per unit) equal to the price per unit of the equity option acquired by Univision in its $110 million investment in our predecessor in March 2000.

   During 2000, we anticipate our capital expenditures will be approximately $23 million, including the building of two studio facilities, the transition to digital television for three stations and upgrades and maintenance on broadcasting equipment and facility improvements to radio stations in some of our markets, including Denver and Phoenix. We anticipate paying for these capital expenditures out of net cash flow from operating activities. The amount of these capital expenditures may change based on future changes in business plans, our financial conditions and general economic conditions.

   We currently anticipate that funds generated from operations and available borrowings under our credit facilities, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash requirements for the foreseeable future.

   We continuously review, and are currently reviewing, opportunities to acquire additional television and radio stations as well as billboards and other opportunities targeting the U.S. Hispanic market. We expect to finance any future acquisitions through funds generated from operations and borrowings under our proposed new credit facility and through additional debt and equity financings. Any additional financings, if needed, might not be available to us on reasonable terms or at all. Failure to raise capital when needed could seriously harm our business and our acquisition strategy. If additional funds were raised through the issuance of equity securities, the percentage of ownership of our stockholders would be reduced. Furthermore, these equity securities might have rights preferences or privileges senior to our Class A common stock.

              ENTRAVISION MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

   We operate 31 television stations (and have three additional television stations that are not yet operational) and 14 radio stations primarily in the Southwestern United States where the majority of U.S. Hispanics live, including the U.S./Mexican border markets. Our television stations consist primarily of Univision affiliates serving 17 of the top 50 U.S. Hispanic markets. Our radio stations consist of ten FM and four AM stations serving portions of the California and Texas markets.

   We were organized as a Delaware limited liability company in January 1996 to combine the operations of our predecessor entities. We currently conduct operations through a group of affiliated limited liability companies and S-corporations. Before the closing of this offering we will complete a reorganization in which all of the outstanding membership interests of our predecessor and Univision's subordinated note and option will be exchanged for shares of our common stock. This reorganization is described in "Certain Relationships and Related Transactions--Reorganization."

   We generate revenue from sales of national and local advertising time on television and radio stations. Advertising rates are, in large part, based on each station's ability to attract audiences in demographic groups targeted by advertisers. We recognize advertising revenue when the commercials are broadcast. We incur commissions from agencies on local, regional and national advertising. Our revenue reflects deductions from gross revenue for commissions to these agencies.

   Our primary expenses are employee compensation, including commissions paid to our sales staffs, marketing, promotion and selling costs, technical, local programming, engineering costs and general and administrative expenses. Our local programming costs consist of costs related to producing a local newscast in each of our markets.

   During 1999, we recorded an operating expense of $29.1 million for non-cash stock-based compensation incurred in connection with an employee stock award and option grant. We expect to continue to make stock-based awards in the future.

   We have historically not had material income tax expense or benefit reflected in our statement of operations as the majority of our subsidiaries have been non-taxpaying entities. Federal and state income taxes attributable to income during such periods were incurred and paid directly by the members of our predecessor. Accordingly, no discussion of income taxes is included in this section. Before the closing of this offering we will become a taxpaying organization. We have included in our historical financial statements a pro forma provision for income taxes and a pro forma net loss to show what our net income or loss would have been if we were a taxpaying entity. We anticipate that our future effective income tax rate will vary from 40% due to a portion of our purchase price for the LCG and Z-Spanish Media acquisitions being allocated to non-tax deductible goodwill.

Three Months Ended March 31, 2000 Compared to the Three Months Ended March 31, 1999

   The following table sets forth selected data from our operating results for the three months ended March 31, 1999 and 2000 (dollars in thousands):

                                                 Three Months Ended
                                                 -------------------
                                                 March 31, March 31,
                                                   1999      2000     % Change
                                                 --------- ---------  --------
   Statement of Operations Data:
   Gross revenue................................  $13,013  $ 19,340      48.6%
   Less agency commissions......................    1,284     2,076      61.7
                                                  -------  --------
   Net revenue..................................   11,729    17,264      47.2
   Direct operating expenses....................    4,672     7,883      68.7
   Selling, general and administrative
    expenses....................................    2,510     3,749      49.4
   Corporate expenses...........................    1,304     1,848      41.7
   Depreciation and amortization................    3,321     4,877      46.9
   Non-cash stock-based compensation............    7,286       --        n/a
                                                  -------  --------
   Operating (loss).............................   (7,364)   (1,093)     85.2
   Interest expense, net........................   (2,023)   (3,897)    (92.6)
   Non-cash interest expense relating to
    Univision conversion option.................      --    (31,600)      n/a
                                                  -------  --------
   Loss before income tax.......................   (9,387)  (36,590)    289.8
   Income tax benefit...........................       74         6     (91.9)
                                                  -------  --------
   Net loss.....................................  $(9,313) $(36,584)   (292.8)
                                                  =======  ========
   Other Data:
   Broadcast cash flow..........................  $ 4,547  $  5,632      23.9%
   EBITDA (adjusted for non-cash stock-based
    compensation)...............................    3,243     3,784      16.7

   Net Revenue. Net revenue increased to $17.3 million for the quarter ended March 31, 2000 from $11.7 million for the quarter ended March 31, 1999, an increase of $5.5 million. This increase was primarily attributable to the acquisition of six television stations and the benefit of operating and integrating our 1999 acquisitions. On a same station basis for stations we owned or operated for the entire first quarter of 1999, net revenue increased $3.7 million, or 31.3%. This increase is attributable to an increase in advertising rates and an increase in the number of commercials sold.

   Direct Operating Expenses. Direct operating expenses increased to $7.9 million for the quarter ended March 31, 2000 from $4.7 million for the quarter ended March 31, 1999, an increase of $3.2 million. This increase was primarily attributable to the additional operations of six television stations. On a same station basis, for stations owned or operated for the entire first quarter of 1999, direct operating expenses increased $1.6 million, or 33.7%. This increase was due to an increase of approximately $0.8 million in sales management and sales tools at our stations and $0.3 million to implement local news programming in our McAllen, Texas and Las Vegas, Nevada markets. As a percentage of net revenue, direct operating expenses increased to 45.7% for the quarter ended March 31, 2000 from 39.8% for the quarter ended March 31, 1999.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $3.7 million for the quarter ended March 31, 2000 from $2.5 million for the quarter ended March 31, 1999, an increase of $1.2 million. This increase was primarily attributable to the additional operations of six television stations. On a same station basis, for stations owned and operated for the entire first quarter of 1999, selling, general and administrative expenses increased

$0.5 million, or 19.3%. The increase was primarily due to increased rent costs for our new facility in Denver, Colorado and the associated moving costs. As a percentage of net revenue, selling, general and administrative expenses increased to 21.7% for the quarter ended March 31, 2000 from 21.4% for the quarter ended March 31, 1999.

   Corporate Expenses. Corporate expenses increased to $1.8 million for the quarter ended March 31, 2000 from $1.3 million for the quarter ended March 31, 1999, an increase of $0.5 million. This increase was primarily due to additional staffing as a result of our growth, increase in rent associated with moving into a larger facility, and additional costs associated with our acquisitions. As a percentage of net revenue, corporate expenses decreased to 10.7% for the quarter ended March 31, 2000 from 11.1% for the quarter ended March 31, 1999. We expect corporate expenses to continue to increase as we hire additional corporate personnel due to our growth and the costs associated with being a public company.

   Depreciation and Amortization. Depreciation and amortization increased to $4.9 million for the quarter ended March 31, 2000 from $3.3 million for the quarter ended March 31, 1999, an increase of $1.6 million. This increase was primarily attributable to the acquisition of additional television stations. On a same station basis, for stations we owned or operated for the entire first quarter of 1999, depreciation and amortization increased $0.5 million.

   Non-Cash Stock-Based Compensation. We have an employment agreement with an executive vice president in which the employee was awarded 54,284 Class D membership units in our predecessor which will convert into 922,828 shares of our Class A common stock which vested through January 2000. As December 31, 1999, the estimated fair value of this award was fully recorded.

   Operating Loss. As a result of the above factors, we recognized an operating loss of $1.1 million for the quarter ended March 31, 2000 compared to an operating loss of $7.4 million for the quarter ended March 31, 1999. Excluding non-cash stock-based compensation, operating loss increased by $1.0 million for the quarter ended March 31, 2000, primarily attributable to additional depreciation and amortization of $1.6 million.

   Interest Expense, Net. Interest expense increased to $3.9 million for the quarter ended March 31, 2000 from $2.0 million for the quarter ended March 31, 1999, an increase of $1.9 million. This increase is primarily due to borrowings to finance an additional acquisition and an increase in the subordinated note with Univision. The non-cash interest expense of $31.6 million relating to the Univision conversion option represents the estimated fair value of the option feature based on an estimated public offering price. This resulted in interest expense of $31.6 million during the quarter ended March 31, 2000.

   Net Loss. We recognized a net loss of $36.6 million for the quarter ended March 31, 2000 compared to a net loss of $9.3 million for the quarter ended March 31, 1999. Excluding non-cash stock-based compensation and interest expense relating to the estimated intrinsic value of the option feature of our additional $110.0 million subordinated note payable to Univision, our net loss increased to $5.0 million for the quarter ended March 31, 2000 from $2.0 million for the quarter ended March 31, 1999.

   Broadcast Cash Flow. Broadcast cash flow increased to $5.6 million for the quarter ended March 31, 2000 from $4.5 million for the quarter ended March 31, 1999, an increase of $1.1 million. On a same station basis, for stations we owned or operated for the entire first quarter of 1999, broadcast cash flow increased $1.0 million. As a percentage of net revenue, broadcast cash flow decreased to 32.6% for the quarter ended March 31, 2000 from 38.8% for the quarter ended March 31, 1999.

   EBITDA. EBITDA increased to $3.8 million for the quarter ended March 31, 2000 from $3.2 million for the quarter ended March 31, 1999, an increase of $0.5 million. As a percentage of net revenue, EBITDA decreased to 21.9% for the quarter ended March 31, 2000 from 27.6% for the quarter ended March 31, 1999. The decrease in EBITDA was primarily due to the increase in direct operating expenses offset by the increase in net revenue.

Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

   The following table sets forth selected data from our operating results for the years ended December 31, 1998 and 1999 (dollars in thousands):

                                                      Historical
                                                   -----------------
                                                    1998      1999    % Change
                                                   -------  --------  --------
   Statement of Operations Data:
   Gross revenue.................................  $49,872  $ 66,204      32.7%
   Less agency commissions.......................    5,052     7,205      42.6
                                                   -------  --------
   Net revenue...................................   44,820    58,999      31.6
   Direct operating expenses.....................   15,794    24,441      54.7
   Selling, general and administrative expenses..    8,877    11,611      30.8
   Corporate expenses............................    3,963     5,809      46.6
   Depreciation and amortization.................   10,934    15,982      46.2
   Non-cash stock-based compensation.............      500    29,143   5,728.6
                                                   -------  --------
   Operating income (loss).......................    4,752   (27,987)   (489.0)
   Interest expense, net.........................   (8,244)   (9,591)    (16.3)
   Non-cash interest expense relating to
    Univision conversion option..................      --     (2,500)      n/a
                                                   -------  --------
   Loss before income tax........................   (3,492)  (40,078) (1,047.7)
   Income tax benefit (expense)..................     (210)      121     157.6
                                                   -------  --------
   Net loss......................................  $(3,702) $(39,957)   (979.3)
                                                   =======  ========
   Other Data:
   Broadcast cash flow...........................  $20,149  $ 22,947      13.9%
   EBITDA (adjusted for non-cash stock-based
    compensation)................................   16,186    17,138       5.9

   Net Revenue. Net revenue increased to $59.0 million in 1999 from $44.8 million in 1998, an increase of $14.2 million. This increase was primarily attributable to the acquisition of television stations in 1999 and the benefit of 12 months of our 1998 acquisitions. On a same station basis, for stations we owned or operated for all of 1998, net revenue increased $4.3 million, or 10.4%. This increase is attributable to an increase in advertising rates of approximately 20% in certain of our markets, offset by a $2.2 million decrease in network compensation from Univision.

   Direct Operating Expenses. Direct operating expenses increased to $24.4 million in 1999 from $15.8 million in 1998, an increase of $8.6 million. The increase was primarily attributable to the additional operations of five television stations in 1999. On a same station basis, for stations owned or operated for all of 1998, direct operating expenses increased $1.9 million, or 12.0%. This increase was due to approximately $1.4 million in technical and news costs to implement local news programming in our McAllen, Texas and Las Vegas, Nevada markets and an additional newscast at our station in San Diego, California. The addition of local newscasts to our television stations is consistent with our strategy of increasing advertising revenue and viewership by producing news programming specifically designed for each of our markets. As a percentage of net revenue, direct operating expenses increased to 41.4% in 1999 from 35.2% in 1998.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $11.6 million in 1999 from $8.9 million in 1998, an increase of $2.7 million. The increase was primarily attributable to the acquisition of television stations in 1999. On a same station basis, for stations owned or operated for all of 1998, selling, general and administrative expenses decreased $1.4 million, or 15.7%. The decrease was due to the elimination of duplicative costs in integrating our 1998 acquisitions as well as volume discounts obtained due to the increase in the number of stations and employees. This decrease was partially offset by the increase in selling costs associated with increased sales, management and staff levels and increased market research costs, all of which are consistent with our strategy of investing in sales, management and market research. As a percentage of net revenue, selling, general and administrative expenses decreased to 19.7% in 1999 from 19.8% in 1998.

   Corporate Expenses. Corporate expenses increased to $5.8 million in 1999 from $4.0 million in 1998, an increase of $1.8 million. The increase was primarily due to additional staffing as a result of our growth and additional costs associated with our acquisitions. As a percentage of net revenue, corporate expenses increased by 1% to 9.8% in 1999.

   Depreciation and Amortization. Depreciation and amortization increased to $16.0 million in 1999 from $10.9 million in 1998, an increase of $5.0 million. The increase was primarily attributable to the acquisition of television stations in 1999. On a same station basis, for stations we owned or operated for all of 1998, depreciation and amortization decreased $1.0 million. This decrease was due primarily to a decrease in amortization relating to presold advertising contracts.

   Non-Cash Stock-Based Compensation. We have an employment agreement with an executive vice president in which the employee was awarded 54,284 Class D membership units in our predecessor which will convert into 922,828 shares of our Class A common stock which vested through January 2000. At December 31, 1999, the estimated fair value of this award was $27.7 million, of which $0.9 million, $0.5 million and $26.3 million were recorded as non-cash stock-based compensation for the years ended December 31, 1997, 1998 and 1999 respectively. In January 1999, we entered into an employment agreement with a senior vice president. As amended, the agreement allowed the employee to purchase 4,835 restricted Class D membership units which will convert into 82,195 shares of Class A common stock at 10 cents per unit. The units vest ratably over three years. Non-cash stock-based compensation associated with both of the awards was determined using an estimate by management and based primarily on the estimated offering price of this offering. With respect to the restricted units, we recorded $2.8 million in non-cash stock-based compensation during 1999. Total non-cash stock-based compensation was $29.1 million for 1999.

   Operating Income (Loss). As a result of the above factors, we recognized an operating loss of $28.0 million in 1999 compared to operating income of $4.8 million in 1998. Excluding non-cash stock-based compensation, operating income decreased to $1.2 million in 1999 from $5.3 million in 1998, a decrease of $4.1 million. As a percentage of net revenue, operating income, excluding non-cash stock-based compensation, decreased to 2.0% in 1999 from 11.7% in 1998.

   Interest Expense, Net. Interest expense increased to $9.6 million in 1999 from $8.2 million in 1998, an increase of $1.3 million. The increase is due to additional borrowings to fund our acquisitions, higher interest rates due to our increased debt to cash flow ratio.

   Net Loss. We recognized a net loss of $40.0 million in 1999, compared to a net loss of $3.7 million in 1998. Excluding non-cash stock-based compensation and interest expense relating to the estimated intrinsic value of the option feature of our original $10.0 million subordinated note payable to Univision, our net loss increased to $8.3 million in 1999 from $3.2 million in 1998, an increase of $5.1 million.

   Broadcast Cash Flow. Broadcast cash flow increased to $22.9 million in 1999 from $20.1 million in 1998, an increase of $2.8 million. The increase was primarily attributable to the additional operations of five television stations in 1999. On a same station basis, for stations we owned or operated for all of 1998, broadcast cash flow increased $0.8 million. The increase was attributable to an increase in advertising rates of approximately 20% in some of our markets, offset by a $2.2 million decrease in network compensation from Univision and our investment in local news programming in our McAllen, Texas and Las Vegas, Nevada markets, and additional costs to implement an additional newscast at our station in San Diego, California. As a percentage of net revenue, broadcast cash flow decreased to 38.9% in 1999 from 45% in 1998.

   EBITDA. EBITDA increased to $17.1 million in 1999 from $16.2 million in 1998, an increase of $1.0 million. As a percentage of net revenue, EBITDA decreased to 29% in 1999 from 36.1% in 1998.

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

   The following table sets forth selected data from our operating results for the years ended December 31, 1997 and 1998 (dollars in thousands):

                                                       Historical
                                                     ----------------
                                                      1997     1998    % Change
                                                     -------  -------  --------
   Statement of Operations Data:
   Gross revenue...................................  $33,419  $49,872     49.2%
   Less agency commissions.........................    2,963    5,052     70.5
                                                     -------  -------
   Net revenue.....................................   30,456   44,820     47.2
   Direct operating expenses.......................    9,184   15,794     72.0
   Selling, general and administrative expenses....    5,845    8,877     51.9
   Corporate expenses..............................    3,899    3,963      1.6
   Depreciation and amortization...................   10,216   10,934      7.0
   Non-cash stock-based compensation...............      900      500    (44.4)
                                                     -------  -------
   Operating income................................      412    4,752  1,053.4
   Interest expense, net...........................   (5,107)  (8,244)   (61.4)
                                                     -------  -------
   Loss before income tax..........................   (4,695)  (3,492)    25.6
   Income tax benefit (expense)....................    7,531     (210)  (102.8)
                                                     -------  -------
   Net income (loss)...............................  $ 2,836  $(3,702)  (230.5)
                                                     =======  =======
   Other Data:
   Broadcast cash flow.............................  $15,427  $20,149     30.6%
   EBITDA (adjusted for non-cash stock-based
    compensation)..................................   11,528   16,186     40.4

   Net Revenue. Net revenue increased to $44.8 million in 1998 from $30.5 million in 1997, an increase of $14.4 million. The increase was primarily attributable to the benefit of a full year of our 1997 acquisitions of KINT and KNVO. These acquisitions accounted for $5.5 million of the increase in 1998. In addition, the increase was due to a rate shift from local to national advertising and an increase in the average rate charged for national advertising. The acquisition of television stations in 1998 accounted for $1.6 million of the increase. On a same station basis, for stations owned or operated for all of 1997, net revenue increased $2.0 million, or 6.7%.

   Direct Operating Expenses. Direct operating expenses increased to $15.8 million in 1998 from $9.2 million in 1997, an increase of $6.6 million. The increase was partially attributable to a full year of operations from our 1997 acquisitions of KINT and KNVO. These acquisitions accounted for $2.2 million of the increase in 1998. The acquisition of television stations in 1998 accounted for $0.8 million of the increase. On a same station basis, for stations owned or operated for all of 1997, direct operating expenses increased $1.4 million, or 15.3%. As a percentage of net revenue, direct operating expenses increased to 35.2% in 1998 from 30.2% in 1997.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $8.9 million in 1998 from $5.8 million in 1997, an increase of $3.0 million. The increase is partially attributable to a full year of operations from our 1997 acquisitions of KINT and KNVO. These acquisitions accounted for $0.6 million of the increase in 1998. Additional costs of sales and research tools associated with our strategy to improve our sales efforts accounted for an additional $0.3 million of this increase. The acquisition of two television stations in 1998 accounted for $0.4 million of the increase. On a same station basis, for stations owned or operated for all of 1997, selling, general and administrative expenses increased $0.7 million, or 11.4%. As a percentage of net revenue, selling, general and administrative expenses increased to 19.8% in 1998 from 19.2% in 1997.

   Corporate Expenses. Corporate expenses increased to $4.0 million in 1998 from $3.9 million in 1997, an increase of $0.1 million. The increase was primarily associated with our acquisitions. As a percentage of net revenue, corporate expenses decreased to 8.8% in 1998 from 12.8% in 1997.

   Depreciation and Amortization. Depreciation and amortization increased to $10.9 million in 1998 from $10.2 million in 1997, an increase of $0.7 million. The increase was primarily attributable to a full year of operations from our 1997 acquisitions of KINT and KNVO and a partial year of depreciation and amortization from our 1998 acquisitions.

   Operating Income. As a result of the above factors, our operating income was $4.8 million in 1998 compared to operating income of $0.4 million in 1997, an increase of $4.3 million. Excluding non-cash stock-based compensation, operating income increased to $5.3 million in 1998 from $1.3 million in 1997, an increase of $3.9 million. As a percentage of net revenue, operating income, excluding non-cash stock-based compensation, increased to 11.7% in 1998 from 4.3% in 1997.

   Interest Expense, Net. Interest expense increased to $8.2 million in 1998 from $5.1 million in 1997, an increase of $3.1 million. The increase is due to additional borrowings to fund our acquisitions.

   Net Income (Loss). As a result of the above factors, we had a net loss of $3.7 million in 1998 compared to net income of $2.8 million in 1997. Excluding the tax benefit of $7.8 million related to KNVO's change in tax status in 1997, the net loss decreased to $3.7 million in 1998 from $4.9 million in 1997, a decrease of $1.2 million.

   Broadcast Cash Flow. Broadcast cash flow increased to $20.1 million in 1998 from $15.4 million in 1997, an increase of $4.7 million. The increase was partially attributable to a full year of operations from our 1997 acquisitions of KINT and KNVO. These acquisitions accounted for $2.7 million of the increase in 1998. In addition, the increase was due to a rate shift from local to national advertising and an increase in the average rate charged for national advertising of approximately 20% in some of our markets. The acquisition of television stations in 1998 accounted for $0.4 million of the increase. On a same station basis, for stations owned or operated for all of 1997, broadcast cash flow remained relatively constant. As a percentage of net revenue, broadcast cash flow decreased to 45% in 1998 from 50.7% in 1997.

   EBITDA. EBITDA increased to $16.2 million in 1998 from $11.5 million in 1997, an increase of $4.7 million. The increase was partially attributable to a full year of operations from our 1997 acquisitions of KINT and KNVO. These acquisitions accounted for $2.7 million of the increase in 1998. The acquisition of television stations in 1998 accounted for $0.4 million of the increase. On a same station basis, for stations owned or operated for all of 1997, EBITDA increased $4.3 million, or 37.3%. The increase was offset by additional technical, programming and local news costs. As a percentage of net revenue, EBITDA decreased to 36.1% in 1998 from 37.9% in 1997.

Liquidity and Capital Resources

   On March 2, 2000, Univision invested $110 million in the form of a subordinated note. From these proceeds, we used approximately $32 million for our investment in a San Diego television station, $17 million to make a deposit toward our acquisition of two FM radio stations in the Los Angeles market and $61.0 million to reduce outstanding borrowings on our revolving bank credit facility.

   On April 20, 2000, we entered into a $115 million term loan to partially finance our acquisition of LCG. Amounts outstanding under this facility are due April 19, 2001 and bear interest at LIBOR plus 4%. The facility is secured by a pledge of all of the stock of LCG, a pledge of all of the stock of LCG's special purpose entity formed to hold its FCC licenses, a lien on all of LCG's assets and a secondary lien on all of our assets. This credit facility contains a covenant that requires us to maintain a minimum level of EBITDA measured on a quarterly basis. As of the date of this prospectus, borrowings outstanding under this facility were $115 million, which we expect to repay in full using proceeds from this offering.

   On April 20, 2000, we acquired LCG for $252 million. We financed the balance of the purchase price remaining after our previous deposit of $7 million using advances of $50 million on our revolving line of credit and $105 million on our $115 million term loan and $90 million from the issuance to TSG Capital Fund III, L.P. of a convertible subordinated note.

   Net cash flow from operating activities increased to approximately $1.0 million for the three months ended March 31, 2000, from approximately $0.9 million for the three months ended March 31, 1999. Net cash flow from operating activities decreased to approximately $6.1 million for 1999, from approximately $7.7 million for 1998.

   Net cash flow used in investing activities increased to approximately $63.8 million for the three months ended March 31, 2000, from approximately $17.0 million for the three months ended March 31, 1999. During the three months ended March 31, 2000, we acquired broadcast properties for a total of approximately $46.0 million, made a deposit of $17.0 million for an acquisition and made capital expenditures totaling approximately $2.7 million. During the three months ended March 31, 1999, we acquired broadcast properties for a total of approximately $12.4 million, made capital expenditures totaling approximately $4.6 million, which included the purchase of two parcels of land for $1.0 million, and started construction of a new facility in McAllen, Texas for

$2.6 million. Net cash flow used in investing activities increased to approximately $59.1 million for 1999, compared to approximately $25.6 million for 1998. During 1999, we acquired broadcast properties for a total of approximately $46.0 million (including deposits of $8.7 million for acquisitions closed in 2000) and made capital expenditures totaling approximately $13.0 million, which included the purchases of two parcels of land for $1.0 million, the building of a new facility in McAllen, Texas the upgrade of broadcasting equipment at all of our stations totaling $12.0 million. During 1998, we acquired broadcast properties for a total of approximately $23 million and made purchases of capital equipment totaling approximately $3.0 million.

   Net cash from financing activities increased to approximately $64.0 million for the three months ended March 31, 2000, from approximately $15.6 million for the three months ended March 31, 1999. During the three months ended March 31, 2000, we increased our subordinated debt by $110.0 million. We used the proceeds to complete the acquisition of two radio stations in El Paso, Texas and an investment in a time brokerage arrangement for a television station in Tijuana, Mexico, and put a deposit on two radio stations in Los Angeles, California. We also paid down our revolving credit facility by $46.0 million. During the three months ended March 31, 1999, we drew on our bank credit facility to acquire television stations from LCG and radio stations in El Centro, California. Net cash flow from financing activities was approximately $51.6 million for 1999. During 1999, we drew on our bank credit facility to acquire television stations from LCG and a television station in Venice (Sarasota), Florida. In 1998, we completed acquisitions totaling $15.6 million, which were financed with borrowings under our revolving credit facility. These acquisitions included KORO and KVYE.

Seasonality

   Seasonal net broadcast revenue fluctuations are common in the broadcasting industry and are due primarily to fluctuations in advertising expenditures by local and national advertisers. Our first fiscal quarter generally produces the lowest net broadcast revenue for the year.

Segments

   In accordance with FASB Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, we have determined that we have one reportable segment. Furthermore, we have determined that all of our broadcast properties are subject to the same regulatory environment because they target similar classes of viewers and listeners through similar distribution methods.

New Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, or the Statement, which is required to be adopted in all fiscal quarters of all fiscal years beginning after June 15, 2000. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. We will be required to adopt the Statement effective January 1, 2001. The Statement will require that we recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitment through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Because of our minimal use of derivatives, we do not anticipate that the adoption of the Statement will have a significant effect on our or our acquired companies' earnings or financial position.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, or SAB 101. SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. This accounting bulletin, as amended in March 2000, is effective for us beginning in the second quarter of our fiscal year beginning January 1, 2000. We do not believe that the adoption of SAB 101 will have a material impact on our or our acquired companies' financial statements.

Quantitative and Qualitative Disclosures About Market Risk

General

   Market risk represents the potential loss that may impact our financial position, results of operations or cash flows due to adverse changes in the financial markets. We are exposed to market risk from changes in the base rates on our variable rate debt. We periodically enter into derivative financial instrument transactions such as swaps or interest rate caps, in order to manage or reduce our exposure to risk from changes in interest rates. Under no circumstances do we enter into derivatives or other financial instrument transactions for speculative purposes. Our credit facilities require us to maintain an interest rate protection agreement.

Interest Rates

   Our bank revolving line of credit bears interest at a variable rate of LIBOR (6.54% at March 31, 2000) plus 1.625%, and our term loan used to finance the LCG acquisition bears interest at LIBOR plus 4% at April 19, 2000. At March 31, 2000 we had $96.9 million of variable rate bank debt. We currently hedge a portion of our outstanding variable rate debt by using an interest rate cap. This interest rate cap effectively converts $50 million of our variable rate debt to a LIBOR fixed rate of 7% for a two-year period. Based on the current level of borrowings under our credit facilities at our interest rate cap agreements, an increase in LIBOR from the rates at March 31, 2000 to the cap rates would not materially change our interest expense. The estimated fair value of this interest rate cap agreement was not material and we expect to continue to use similar types of interest rate protection agreements in the future.

                  LCG MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

   LCG has 17 radio stations, all but two of which are programmed with one of our three formats delivered via satellite to all of our stations.

   The principal source of our revenue is the sale of broadcasting time on our radio stations to local and national advertisers. Our advertisers pay rates that are primarily affected by our ability to attract audiences in the demographic groups targeted by those advertisers. Ratings are measured principally by Arbitron Radio Market Reports. Our revenue is recognized when commercials are run.

   Operating expenses primarily consist of programming expenses, salaries and commissions and advertising and promotion expenses.

   In February 1999, we sold our television broadcasting business to Entravision. As a result, related net assets at December 27, 1998 and the results of television broadcasting operations for the three years ended December 26, 1999 were classified as discontinued operations. The following discussion focuses on the continuing radio broadcasting and newspaper publishing operations. On April 20, 2000, Entravision acquired all of our outstanding capital stock for $252 million, and all of our outstanding debt was paid out of the proceeds.

Three Months Ended March 31, 2000 Compared to the Three Months Ended March 28, 1999

   The following table sets forth selected data from our operating results for the three months ended March 28, 1999 and March 31, 2000 (dollars in thousands):

                                                   Three Months Ended
                                                   -------------------
                                                   March 28, March 31,
                                                     1999      2000    % Change
                                                   --------- --------- --------
   Statement of Operations Data:
   Gross revenue.................................   $ 9,473   $12,036    27.1%
   Less agency commissions.......................       814     1,194    46.7
                                                    -------   -------
   Net revenue...................................     8,659    10,842    25.2
   Direct operating expenses.....................     3,775     4,212    11.6
   Selling, general and administrative expenses..     4,093     4,734    15.7
   Corporate expenses............................       204       429   110.3
   Depreciation and amortization.................     1,243     1,229   (1.1)
                                                    -------   -------
   Operating income (loss).......................      (656)      238   136.3
   Interest expense and other, net...............    (1,644)   (1,384)   15.8
                                                    -------   -------
   Loss from continuing operations before income
    tax benefit..................................    (2,300)   (1,146)   50.2
   Income tax benefit............................       690       344   (50.1)
                                                    -------   -------
   Loss from continuing operations...............   $(1,610)  $  (802)   50.2
                                                    =======   =======

   Other Data:
   Broadcast cash flow...........................   $   791   $ 1,896   139.7%
   EBITDA........................................       587     1,467   149.9

   Net Revenue. Net revenue increased to $10.8 million for the quarter ended March 31, 2000 from $8.7 million in the same period in 1999, an increase of $2.2 million. Radio advertising accounted for about $1.7 million of the increase. The increase can be primarily attributed to a strong demand for advertising, which allowed for rate increases.

   Direct Operating Expenses. Direct operating expenses increased to $4.2 million during the quarter ended March 31, 2000 from $3.8 million in the same period in 1999, an increase of $0.4 million. The increase was primarily due to increases in radio engineering and programming costs. For newspaper publishing, direct operating costs remained relatively flat. As a percentage of net revenue, direct operating expenses decreased to 38.8% during the first quarter of 2000 from 43.6% in the same period in 1999.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $4.7 million during the quarter ended March 31, 2000 from $4.1 million during the quarter ended March 28, 1999, an increase of $0.6 million. The increase was primarily the result of increased sales commissions and general and administrative costs in the radio division. A portion of the increase is also due to the start-up of operations of two radio stations in Nevada in December 1999. As a percentage of net revenue, selling, general and administrative expenses decreased to 43.7% during the quarter ended March 31, 2000 from 47.3% during the same period in 1999.

   Corporate Expenses. Corporate expenses increased to $0.4 million for the quarter ended March 31, 2000 from $0.2 million during the three months ended March 28, 1999, an increase of $0.2 million.

   Depreciation and Amortization. Depreciation and amortization remained relatively flat at $1.2 million for each of the quarters ended March 31, 2000 and March 28, 1999.

   Operating Income (Loss). As a result of the above factors, operating income increased to $0.2 million during the first quarter of 2000 from an operating loss of $0.7 million in the same period in 1999, an increase of $0.9 million. Radio operations accounted for $0.7 million of the increase.

   Interest Expense and Other, Net. Interest expense and other, net decreased to $1.4 million during the quarter ended March 31, 2000 from $1.6 million during the quarter ended March 28, 1999, a decrease of $0.2 million.

   Loss from Continuing Operations. As a result of the above factors, the loss from continuing operations decreased to $0.8 million during the three month period ended March 31, 2000 from $1.6 million during the three months ended March 28, 1999, a decrease of $0.8 million.

   Broadcast Cash Flow. Broadcast cash flow increased to $1.9 million during the quarter ended March 31, 2000 from $0.8 million during the quarter ended March 28, 1999, an increase of $1.1 million. Radio operations accounted for $0.7 million of the increase. As a percentage of net revenue, broadcast cash flow increased to 17.5% during the quarter ended March 31, 2000 from 9.1% in the same period in 1999.

   EBITDA. EBITDA increased to $1.5 million during the quarter ended March 31, 2000 from $0.6 million in the three months ended March 28, 1999, an increase of $0.9 million. The radio operations accounted for $0.7 million of the increase. As a percentage of net revenue, EBITDA increased to 13.5% during the quarter ended March 31, 2000 from 6.8% during the same quarter of 1999.

Year Ended December 26, 1999 Compared to the Year Ended December 27, 1998

   The following table sets forth selected data from our operating results for the years ended December 27, 1998 and December 26, 1999 (dollars in thousands):

                                                      Historical
                                                    ----------------
                                                     1998     1999    % Change
                                                    -------  -------  --------
   Statement of Operations Data:
   Gross revenue................................... $41,588  $48,868    17.5%
   Less agency commissions.........................   3,692    4,623    25.2
                                                    -------  -------
   Net revenue.....................................  37,896   44,245    16.8
   Direct operating expenses.......................  15,196   15,560     2.4
   Selling, general and administrative expenses....  17,677   18,910     7.0
   Corporate expenses..............................   2,901    1,795   (38.1)
   Depreciation and amortization...................   4,593    4,907     6.8
                                                    -------  -------
   Operating income (loss).........................  (2,471)   3,073   224.4
   Interest expense and other, net.................  (6,449)  (5,527)   14.3
                                                    -------  -------
   Loss from continuing operations before income
    tax benefit....................................  (8,920)  (2,454)   72.5
   Income tax benefit..............................   2,570      736   (71.4)
                                                    -------  -------
   Loss from continuing operations................. $(6,350) $(1,718)   72.9
                                                    =======  =======
   Other Data:
   Broadcast cash flow............................. $ 5,023  $ 9,775    94.6%
   EBITDA..........................................   2,122    7,980   276.1

   Net Revenue. Net revenue increased to $44.2 million in 1999 from $37.9 million in 1998, an increase of $6.3 million. Radio advertising accounted for about $5.8 million of the increase. The increase can be primarily attributed to favorable ratings and a strong demand for advertising, which allowed for an increase in advertising rates and an increase in the number of commercials sold.

   Direct Operating Expenses. Direct operating expenses increased to $15.6 million in 1999 from $15.2 million in 1998, an increase of $0.4 million. The increase was primarily due to increases in radio engineering and programming costs. As a percentage of net revenue, direct operating expenses decreased to 35.2% in 1999 from 40.1% in 1998. For newspaper publishing, direct operating costs remained relatively flat.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $18.9 million in 1999 from $17.7 million in 1998, an increase of $1.2 million. The increase was primarily the result of increased general and administrative costs related to newspaper publishing and increased radio sales commissions. As a percentage of net revenue, selling, general and administrative expenses decreased to 42.6% in 1999 from 46.6% in 1998.

   Corporate Expenses. Corporate expenses decreased to $1.8 million in 1999 from $2.9 million in 1998, a decrease of $1.1 million. The decrease related primarily to a one-time 1998 charge for executive severance and increased professional fees. As a percentage of net revenue, corporate expenses decreased to 4.1% in 1999 from 7.7% in 1998.

   Depreciation and Amortization. Depreciation and amortization increased to $4.9 million in 1999 from $4.6 million in 1998, an increase of $0.3 million. Depreciation accounted for 77% of the increase due to the purchase of a new fully-automated publishing system.

   Operating Income (Loss). As a result of the above factors, operating income increased to $3.1 million in 1999 from an operating loss of $2.5 million in 1998, an increase of $5.5 million. Radio operations accounted for $4.7 million of the increase.

   Interest Expense and Other, Net. Interest expense and other decreased to $5.5 million in 1999 from $6.4 million in 1998, a decrease of $0.9 million. The decrease in interest expense was due primarily to a decrease in outstanding debt resulting from the sale of our television business in February 1999.

   Loss from Continuing Operations. As a result of the above factors, the loss from continuing operations decreased to $1.7 million in 1999 from $6.4 million in 1998, an decrease of $4.7 million.

   Broadcast Cash Flow. Broadcast cash flow increased to $9.8 million in 1999 from $5.0 million in 1998, an increase of $4.8 million. Radio operations accounted for $4.7 million of the increase. As a percentage of net revenue, broadcast cash flow increased to 22.1% in 1999 from 13.3% in 1998.

   EBITDA. EBITDA increased to $8.0 million in 1999 from $2.1 million in 1998, an increase of $5.9 million. The radio operations accounted for $4.7 million of the increase. As a percentage of net revenue, EBITDA increased to 18% in 1999 from 5.6% in 1998.

Year Ended December 27, 1998 Compared to the Year Ended December 28, 1997

   The following table sets forth selected data from our operating results for the years ended December 28, 1997 and December 27, 1998 (dollars in thousands):

                                                      Historical
                                                    ----------------
                                                     1997     1998    % Change
                                                    -------  -------  --------
   Statement of Operations Data:
   Gross revenue................................... $40,467  $41,588      2.8%
   Less agency commissions.........................   3,472    3,692      6.3
                                                    -------  -------
   Net revenue.....................................  36,995   37,896      2.4
   Direct operating expenses.......................  15,131   15,196      0.4
   Selling, general and administrative expenses....  17,535   17,677      0.8
   Corporate expenses..............................   1,713    2,901     69.4
   Depreciation and amortization...................   3,762    4,593     22.1
                                                    -------  -------
   Operating loss..................................  (1,146)  (2,471)  (115.6)
   Interest expense and other, net.................  (4,511)  (6,449)   (43.0)
                                                    -------  -------
   Loss from continuing operations before income
    tax benefit....................................  (5,657)  (8,920)   (57.7)
   Income tax benefit..............................   2,213    2,570     16.1
                                                    -------  -------
   Loss from continuing operations................. $(3,444) $(6,350)   (84.4)
                                                    =======  =======
   Other Data:
   Broadcast cash flow............................. $ 4,329  $ 5,023     16.0%
   EBITDA..........................................   2,616    2,122    (18.9)

   Net Revenue. Net revenue increased to $37.9 million in 1998 from $37.0 million in 1997, an increase of $0.9 million. Newspaper publishing accounted for $0.8 million of the increase.

   Direct Operating Expenses. Direct operating expenses were relatively flat compared to 1997 with an increase of $0.1 million.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $17.7 million in 1998 from $17.5 million in 1997, an increase of $0.2 million. Radio operations accounted for the majority of the increase. The increase primarily resulted from increased sales, marketing and promotion expenses. As a percentage of net revenue, selling, general and administrative expenses decreased to 46.6% in 1998 from 47.4% in 1997.

   Corporate Expenses. Corporate expenses increased to $2.9 million in 1998 from $1.7 million in 1997, an increase of $1.2 million. The increase was related primarily to one-time charges for executive severance and increased professional fees. As a percentage of net revenue, corporate expenses increased to 7.7% in 1998 from 4.6% in 1997.

   Depreciation and Amortization. Depreciation and amortization increased to $4.6 million in 1998 from $3.8 million in 1997, an increase of $0.8 million. Radio operations accounted for $0.7 million of the increase. The increase represented increased amortization associated with the 1997 acquisition of eight radio stations.

   Operating Loss. As a result of the above factors, the operating loss increased to $2.5 million in 1998 from $1.1 million in 1997, an increase of $1.4 million.

   Interest Expense and Other, Net. Interest expense increased to $6.4 million in 1998 from $4.5 million in 1997, an increase of $1.9 million. The increase was due primarily to higher interest rates in 1998 compared to 1997 and increases in outstanding debt incurred in connection with our acquisitions.

   Loss from Continuing Operations. As a result of the above factors, the loss from continuing operations increased to $6.4 million in 1998 from $3.4 million in 1997, an increase of $3.0 million.

   Broadcast Cash Flow. Broadcast cash flow increased to $5.0 million in 1998 from $4.3 million in 1997, an increase of $0.7 million. As a percentage of net revenue, broadcast cash flow increased to 13.3% in 1998 from 11.7% in 1997.

   EBITDA. EBITDA decreased to $2.1 million in 1998 from $2.6 million in 1997, a decrease of $0.5 million. The decline is due to the increase in corporate expense. As a percentage of net revenue, EBITDA decreased to 5.6% in 1998 from 7.1% in 1997.

Segment Operations

   We operate in two reportable segments, radio broadcasting and newspaper publishing. The radio broadcasting segment has operations in the San Francisco-San Jose, Monterey-Salinas-Santa Cruz, Riverside-San Bernardino, Sacramento, Albuquerque-Santa Fe, Denver-Boulder and Washington D.C. The publishing segment consists of two Spanish-language publications in New York City. Each segment is managed separately. We evaluate performance based on several factors, of which the primary financial measure is segment operating profit. Total revenue of each segment represents sales to unaffiliated customers. There are no inter-segment sales. No single customer provides more than 10% of our revenue. The accounting policies of the segments are the same as those described in Note 2 to our audited financial statements. Corporate expenses include general and administrative costs that are not directly related to the reportable segments.

   Financial information for these business segments includes (in thousands):

                                    Historical            Three Months Ended
                            ----------------------------  --------------------
                                                          March 28,  March 31,
                              1997      1998      1999      1999       2000
                            --------  --------  --------  ---------  ---------
Net Revenue:
 Radio Broadcasting........ $ 19,200  $ 19,345  $ 25,136  $  4,536   $  6,228
 Newspaper Publishing......   17,795    18,551    19,109     4,123      4,614
                            --------  --------  --------  --------   --------
                            $ 36,995  $ 37,896  $ 44,245  $  8,659   $ 10,842
                            ========  ========  ========  ========   ========
Operating Profit (loss):
 Radio Broadcasting........ $    (98) $   (974) $  3,718  $   (240)  $    456
 Newspaper Publishing......      672     1,411     1,150      (211)       212
                            --------  --------  --------  --------   --------
  Total Reportable
   Segments................      574       437     4,868      (451)       668
 Corporate expenses........   (1,720)   (2,908)   (1,795)     (205)      (430)
                            --------  --------  --------  --------   --------
                            $ (1,146) $ (2,471) $  3,073  $   (656)  $    238
                            ========  ========  ========  ========   ========
Identifiable Assets:
 Radio Broadcasting........ $130,863  $131,887  $130,909  $128,847   $129,150
 Newspaper Publishing......   23,308    23,827    24,563    23,916     24,363
                            --------  --------  --------  --------   --------
  Total Reportable
   Segments................  154,171   155,714   155,472   152,763    153,513
 Corporate.................    4,335     5,476     2,014     4,842        695
 Discontinued operations...    4,500     4,832       --        --         --
                            --------  --------  --------  --------   --------
                            $163,006  $166,022  $157,486  $157,605   $154,208
                            ========  ========  ========  ========   ========
Depreciation and
 Amortization:
 Radio Broadcasting........ $  3,023  $  3,777  $  3,862  $  1,001   $    958
 Newspaper Publishing......      739       816     1,044       242        271
                            --------  --------  --------  --------   --------
                            $  3,762  $  4,593  $  4,906  $  1,243   $  1,229
                            ========  ========  ========  ========   ========
Capital Expenditures:
 Radio Broadcasting........ $    672  $    187  $  1,061  $     99   $  1,040
 Newspaper Publishing......      263       868     1,230       420        116
                            --------  --------  --------  --------   --------
  Total Reportable
   Segments................      935     1,055     2,291       519      1,156
Discontinued Operations....       75       216       --        --         --
                            --------  --------  --------  --------   --------
                            $  1,010  $  1,271  $  2,291  $    519   $  1,156
                            ========  ========  ========  ========   ========

Liquidity and Capital Resources

   Net cash flow provided by operating activities increased to approximately $0.8 million for the three months ended March 31, 2000, from approximately zero cash flow for the three months ended March 28, 1999. For 1999, net cash flow provided by operating activities was $1.1 million compared to $0.6 million for 1998 and $2.3 million for 1997. The change from 1998 to 1999 can be attributed primarily to an increase in operating income. The change from 1997 to 1998 related primarily to a decline in operating income.

   Net cash flow used in investing activities increased to approximately $2.7 million for the three months ended March 31, 2000, compared to net cash flow provided by investing activities of approximately $14.1 million for the three months ended March 28, 1999. During the three months ended March 31, 2000, we made a deposit of $1.6 million for an acquisition and made capital expenditures totaling approximately $1.1 million. During the three months ended March 28, 1999, we received $12.9 million from the sale of our television stations to Entravision and $1.7 million from disposals of other assets, offset by capital expenditures totaling approximately $0.5 million. Net cash flow provided by investing activities was $16.7 million during 1999 as compared to $2.5 million used in 1998 and $66.6 million used in 1997. During 1999, we sold our television stations to Entravision for approximately $12.9 million and sold other assets including a tower site in Portland, Oregon for approximately $6.6 million. We had capital expenditures of $2.3 million for 1999, including the purchase of a new fully-integrated publishing system for our newspaper business. During 1997, we acquired eight radio stations for approximately $70 million.

   Net cash flow used in financing activities decreased to approximately $2.5 million for the three months ended March 31, 2000, from approximately $14.2 million for the three months ended March 28, 1999. During the three months ended March 31, 2000, we drew $1.5 million on our existing debt facilities and made payments of $4.0 million on those same debt facilities. During the three months ended March 28, 1999, we used some of the proceeds from the sale of the television stations to Entravision to pay down our debt facilities by $14.2 million. Net cash flow used in financing activities was $14.1 million during 1999 compared to cash provided by financing activities of $2.0 million in 1998 and $37.7 million in 1997. The change in net cash flow provided by financing activities in 1999 relates to a net reduction in our debt using the proceeds from the sale of our television stations. The increase in net cash flow provided by financing activities in 1997 can be attributed to the borrowings associated with our acquisition of eight radio stations during 1997.

Z-SPANISH MEDIA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

General

   Z-Spanish Media was formed to combine national radio programming with a local presence. Through our four formats, which are delivered via satellite to our stations and our affiliates, we provide a national quality radio sound with local time slots available for news, traffic, weather, promotions and community events.

   On December 31, 1999, Z-Spanish Media merged with Vista Media Group, Inc., or Vista, whereby Vista became a wholly owned subsidiary of Z-Spanish Media. Z-Spanish Media and Vista have shared a common controlling stockholder group since August 29, 1997. As such, the business combination has been accounted for as a common control business combination, and the accounts of Vista are included in the accompanying combined financial statements from August 29, 1997.

   The principal source of our revenue is the sale of broadcasting time on our radio stations and network and the sale of outdoor display contracts for our billboard operations. As a result, our revenue is affected primarily by the advertising rates our radio stations and network charge, and the rates charged for billboard contracts. For our radio operations, the rates are based upon a station's and the network's ability to attract audiences in the demographic groups targeted by its advertisers, as measured principally by Arbitron Radio Market Reports. We recognize revenue when advertising or network programming is broadcast. For our billboard operations, the rates are based on the particular display's exposure in relation to the demographic of a particular market and the location of the particular display. We recognize billboard advertising revenue over the life of the advertising contract. Our operating expenses primarily consist of salaries and commissions and advertising and promotional expenses.

   We have agreed to sell all of our outstanding capital stock to Entravision for approximately $448 million.

Three Months Ended March 31, 2000 Compared to the Three Months Ended March 31, 1999

   The following table sets forth selected data from our operating results for the three months ended March 31, 1999 and March 31, 2000 (dollars in thousands):

                                                   Three months ended
                                                   -------------------
                                                   March 31, March 31,
                                                     1999      2000    % Change
                                                   --------- --------- --------
Statement of Operations Data:
Gross revenue....................................   $ 7,177   $ 8,740     21.8%
Less agency and broker commissions...............       425       581     36.7
                                                    -------   -------
Net revenue......................................     6,752     8,159     20.8
Direct operating expenses........................     2,763     3,425     24.0
Selling, general and administrative expenses.....     2,056     2,034     (1.1)
Corporate expenses...............................       774     1,701    119.8
Depreciation and amortization....................     1,415     2,843    100.9
Non-cash stock based compensation................       --        196      n/a
Gain on sale of assets, net......................    (2,223)      --       n/a
                                                    -------   -------
Operating income (loss)..........................     1,967    (2,040)  (203.7)
Interest expense, net............................    (1,196)   (2,339)   (95.6)
                                                    -------   -------
Income (loss) before income tax and extraordinary
 loss............................................       771    (4,379)  (668.0)
Minority interest................................        58         2    (96.6)
Income tax benefit (expense).....................      (470)    1,514    422.1
Extraordinary loss on debt extinguishment........    (1,132)       --      n/a
                                                    -------   -------
Net loss.........................................   $  (773)  $(2,863)  (270.4)
                                                    =======   =======
Other Data:
Broadcast/billboard cash flow....................   $ 1,933   $ 2,700     39.7%
EBITDA (adjusted for non-cash stock-based
 compensation)...................................     1,159       999    (13.8)

   Net Revenue. Net revenue increased to $8.2 million for the three months ended March 31, 2000 from $6.8 million for the three months ended March 31, 1999, an increase of $1.4 million. Approximately $0.9 million of this increase was due to the inclusion of Seaboard Outdoor Advertising Co. Inc., or Seaboard, which we purchased on September 30, 1999. Additionally, the increase in net revenue was attributable to growth in our radio network, which increased 139%, and a turnaround in the Chicago market where our net revenue increased 62.4%. The increase in net revenue was partially offset by the exclusion of radio station WYPA in Chicago, Illinois, which was sold on September 20, 1999.

   Direct Operating Expenses. Direct operating expenses increased to $3.4 million for the three months ended March 31, 2000 from $2.8 million for the three months ended March 31, 1999, an increase of $0.6 million. The increase in direct operating expenses is mainly attributable to the inclusion of operating expenses of Seaboard. As a percentage of net revenue, direct operating expenses increased to 42.0% for the three months ended March 31, 2000 from 40.9% for the three months ended March 31, 1999.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses remained essentially flat for the three months ended March 31, 2000 as compared to the three months ended March 31, 1999. As a percentage of net revenue, selling, general and administrative expenses decreased to 24.9% for the three months ended March 31, 2000 from 30.5% for the three months ended March 31, 1999.

   Corporate Expenses. Corporate expenses increased to $1.7 million for the three months ended March 31, 2000 from $0.8 million for the three months ended March 31, 1999, an increase of $0.9 million. Approximately $0.5 million was the result of non-recurring corporate expenses. Additionally, the increase in corporate expenses was attributable to increases in the number of employees, transferring traffic operations to corporate and higher salary expense. As a percentage of net revenue, corporate expenses increased to 20.8% for the three months ended March 31, 2000 from 11.5% for the three months ended March 31, 1999.

   Depreciation and Amortization. Depreciation and amortization increased to $2.8 million for the three months ended March 31, 2000 from $1.4 million for the three months ended March 31, 1999, an increase of $1.4 million. The increase in depreciation and amortization was due to the acquisitions of radio stations and billboards during 1999.

   Non-Cash Stock-Based Compensation. Non-cash stock-based compensation relates to stock options granted under an employee stock option plan. The expense represents the difference between the grant price and the estimated fair value of the related stock.

   Net Gain on Sale of Assets. Net gain on sale of assets for the three months ended March 31, 1999 was $2.2 million, which resulted from the sale of radio station WBPS in Cambridge, Massachusetts.

   Operating Income. Operating income decreased to a loss of $2.0 million for the three months ended March 31, 2000 from income of $2.0 million for the three months ended March 31, 1999, a decrease of $4.0 million. The decrease was primarily the result of an increase in depreciation and amortization expense of $1.4 million and additional corporate charges for the three months ended March 31, 2000. Also, the company recorded gains on the sale of assets of $2.2 million for the three months ended March 31, 1999. Excluding gains on the sale of radio stations, operating loss for the three months ended March 31, 1999 would have been $0.2 million for the three months ended March 31, 1999 compared to an operating loss of $2.0 million for the three months ended March 31, 2000.

   Interest Expense, Net. Net interest expense increased to $2.3 million for the three months ended March 31, 2000 from $1.2 million for the three months ended March 31, 1999, an increase of $1.1 million. The increase was due primarily to higher borrowings to fund acquisitions in 1999 and 2000.

   Net Loss. As a result of the above factors, we had a net loss of $2.9 million for the three months ended March 31, 2000 compared to a net loss of $0.8 million for the three months ended March 31, 1999, an increase in net loss of $2.1 million. As a percentage of net revenue, net loss increased to 35.1% for the three months ended March 31, 2000 from 11.4% for the three months ended March 31, 1999. Excluding our 1999 extraordinary loss of $1.1 million related to early extinguishment of debt, net income for the three months ended March 31, 1999 would have been $0.4 million. As a percentage of net revenue, our net income, excluding extraordinary loss, was 5.3% for the three months ended March 31, 1999.

   Broadcast/Billboard Cash Flow. Broadcast/billboard cash flow increased to $2.7 million for the three months ended March 31, 2000 from $1.9 million for the three months ended March 31, 1999, an increase of $0.8 million. This increase was primarily attributable to revenue growth and effective management of operating expenses. Approximately $0.3 million of the increase in broadcast/billboard cash flow was attributable to the inclusion of Seaboard. As a percentage of net revenue, broadcast/billboard cash flow increased to 33.1% for the three months ended March 31, 2000 from 28.6% for the three months ended March 31, 1999.

   EBITDA. EBITDA decreased to $1.0 million for the three months ended March 31, 2000 from $1.2 million for the three months ended March 31, 1999, a decrease of $0.2 million. As a percentage of net revenue, EBITDA decreased to 12.2% for the three months ended March 31, 2000 from 17.2% for the three months ended March 31, 1999. The decrease was primarily due to $0.5 million of non-recurring corporate expenses. Excluding these non-recurring corporate expenses, EBITDA for the three months ended March 31, 2000 was $1.5 million. As a percentage of net revenue, our EBITDA, excluding these non-recurring corporate expenses, increased to 18.3% for the three months ended March 31, 2000 from 17.2% for the three months ended March 31, 1999.

Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

   The following table sets forth selected data from our operating results for the years ended December 31, 1998 and 1999 (dollars in thousands):

                                                       Historical
                                                     ----------------
                                                      1998     1999    % Change
                                                     -------  -------  --------
   Statement of Operations Data:
   Gross revenue.................................... $27,598  $38,561     39.7%
   Less agency and broker commissions...............   1,740    2,523     45.0
                                                     -------  -------
   Net revenue......................................  25,858   36,038     39.4
   Direct operating expenses........................  10,108   14,183     40.3
   Selling, general and administrative expenses.....   6,459    8,382     29.8
   Corporate expenses...............................   3,669    4,773     30.1
   Depreciation and amortization....................   6,736    8,670     28.7
   Gain on sale of assets, net......................  (5,685)  (4,442)    21.9
                                                     -------  -------
   Operating income.................................   4,571    4,472     (2.2)
   Interest expense, net............................  (5,324)  (6,471)   (21.5)
                                                     -------  -------
   Loss before income tax and extraordinary loss....    (753)  (1,999)  (165.5)
   Minority interest................................     (86)     182    311.6
   Income tax benefit (expense).....................    (394)     102    125.9
   Extraordinary loss on debt extinguishment........      --   (1,047)     n/a
                                                     -------  -------
   Net loss......................................... $(1,233) $(2,762)  (124.0)
                                                     =======  =======
   Other Data:
   Broadcast/billboard cash flow.................... $ 9,291  $13,619     46.6%
   EBITDA...........................................   5,622    8,846     57.3

   Net Revenue. Net revenue increased to $36.0 million in 1999 from $25.9 million in 1998, an increase of $10.1 million. Approximately $6.3 million of this increase was due to the inclusion of the full year of results of the operations of Z-Spanish Radio which we acquired on May 29, 1998. The increase in net revenue also resulted from an increase of $5.4 million from radio station acquisitions. Additionally, billboard sales increased $1.8 million, a portion of which was due to the inclusion of Seaboard Outdoor Advertising Co. Inc., or Seaboard, which we purchased on September 30, 1999. The increase in net revenue was partially offset by a decrease of $3.4 million due to the sale of stations in 1999 and 1998.

   Direct Operating Expenses and Selling, General and Administrative Expenses. Direct operating expenses increased to $14.2 million in 1999 from $10.1 million in 1998, an increase of $4.1 million.

Selling, general and administrative expenses increased to $8.4 million in 1999 from $6.5 million in 1998, an increase of $1.9 million. Approximately $4.8 million of the increase in direct operating expenses and selling, general and administrative expenses was caused by the inclusion of the full year of Z-Spanish Radio's operations. Additional radio stations acquired in 1999 resulted in an increase in direct operating expenses and selling, general and administrative expenses of $2.1 million. Also, $1.7 million of the direct operating expense increase was caused by a loss on the disposal of assets from our billboard operations. These increases in direct operating expenses and selling, general and administrative expenses were partially offset by a decrease of $2.6 million due to the sale of stations in 1998 and 1999. As a percentage of net revenue, direct operating expenses increased from 39.1% in 1998 to 39.4% in 1999. As a percentage of net revenue, selling, general and administrative expenses decreased to 23.3% in 1999 from 25% in 1998.

   Corporate Expenses. Corporate expenses increased to $4.8 million in 1999 from $3.7 million in 1998, an increase of $1.1 million. The increase in corporate expenses resulted primarily from increases in the number of employees, higher salary expense and higher professional fees associated with potential acquisitions and related financings. As a percentage of net revenue, corporate expenses decreased to 13.2% in 1999 from 14.2% in 1998.

   Depreciation and Amortization. Depreciation and amortization increased to $8.7 million in 1999 from $6.7 million in 1998, an increase of $2.0 million. The increase in depreciation and amortization was due to the acquisitions of radio stations and billboards.

   Net Gain on Sale of Assets. Net gain on sale of assets decreased to $4.4 million in 1999 from $5.7 million in 1998, a decrease of $1.3 million. Net gain recorded in 1999 included gain on sale of radio stations WBPS in Cambridge, Massachusetts and WYPA in Chicago, Illinois of $2.2 million and $2.3 million, partially offset by a loss on sale of KZNO in Nogales, Arizona of $0.1 million. The aggregate net gain recorded in 1998 of $5.7 million resulted from the disposition of radio stations WNJR in Newark, New Jersey, KYPA in Los Angeles, California, KWPA in Pomona, California, KXPA in Bellevue, Washington, KOBO in Yuba City, California, KEST in San Francisco, California, KSJX in San Jose, California and KKMO in Seattle, Washington, as well as the disposition of certain assets and liabilities of PAR Holdings, Inc. As a percentage of net revenue, net gain on sale of assets decreased to 12.3% in 1999 from 22% in 1998.

   Operating Income. Operating income decreased to $4.5 million in 1999 from $4.6 million in 1998, a decrease of $0.1 million. The decrease was primarily the result of gains on the sale of assets of $4.4 million in 1999 as compared to $5.7 million in 1998. Excluding our 1999 and 1998 gains from sales of radio stations, operating income for 1999 would have been $30,000 and our operating loss for 1998 would have been $1.1 million.

   Interest Expense, Net. Net interest expense increased to $6.5 million in 1999 from $5.3 million in 1998, an increase of $1.2 million. The increase was due primarily to higher borrowings to fund acquisitions in 1999.

   Net Loss. As a result of the above factors, we had a net loss of $2.8 million in 1999 compared to a net loss of $1.2 million in 1998, an increase in net loss of $1.6 million. As a percentage of net revenue, net loss increased to 7.7% in 1999 from 4.8% in 1998. Excluding our 1999 extraordinary loss of $1.0 million related to early extinguishment of debt, net loss for 1999 would have been $1.8 million. As a percentage of net revenue, our net loss, excluding extraordinary loss, was 4.8% in 1999 and 4.8% in 1998.

   Broadcast/Billboard Cash Flow. Broadcast/billboard cash flow increased to $13.6 million in 1999 from $9.3 million in 1998, an increase of $4.3 million. The inclusion of the full year of results of Z-Spanish Radio and the effect of station purchases accounted for an increase of $5.4 million of broadcast/billboard cash flow, which was partially offset by a loss of $1.7 million due to the disposal of some of our billboard assets. The increase in broadcast/billboard cash flow was also attributable to our billboard operations, a portion of which was due to the inclusion of Seaboard. As a percentage of net revenue, broadcast/billboard cash flow increased to 37.8% in 1999 from 35.9% in 1998.

   EBITDA. EBITDA increased to $8.8 million in 1999 from $5.6 million in 1998, an increase of $3.2 million. The inclusion of the full year of results of Z-Spanish Radio, three months of operations of Seaboard plus the effect of purchases of stations during the year accounted for an increase of $5.0 million, offset by a decrease of $1.7 million due to the loss on the disposal of assets from our billboard operations. As a percentage of net revenue, EBITDA increased to 24.5% in 1999 from 21.7% in 1998.

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

   The following table sets forth selected data from our operating results for the years ended December 31, 1997 and 1998 (dollars in thousands):

                                                       Historical
                                                     ----------------
                                                      1997     1998    % Change
                                                     -------  -------  --------
   Statement of Operations Data:
   Gross revenue.................................... $13,339  $27,598    106.9%
   Less agency and broker commissions...............     297    1,740    485.9
                                                     -------  -------
   Net revenue......................................  13,042   25,858     98.3
   Direct operating expenses........................   4,391   10,108    130.2
   Selling, general and administrative expenses.....   5,105    6,459     26.5
   Corporate expenses...............................   2,975    3,669     23.3
   Depreciation and amortization....................   2,747    6,736    145.2
   Gain on sale of assets, net......................  (2,671)  (5,685)  (112.8)
                                                     -------  -------
   Operating income.................................     495    4,571    823.4
   Interest expense, net............................  (2,069)  (5,324)  (157.3)
                                                     -------  -------
   Loss before income tax and extraordinary items...  (1,574)    (753)    52.2
   Minority interest................................     (31)     (86)  (177.4)
   Income tax benefit (expense).....................     538     (394)  (173.2)
   Extraordinary loss on debt extinguishment........    (568)     --     100.0
                                                     -------  -------
   Net loss......................................... $(1,635) $(1,233)    24.6
                                                     =======  =======
   Other Data:
   Broadcast/billboard cash flow.................... $ 3,546  $ 9,291    162.0%
   EBITDA...........................................     571    5,622    884.6

   Net Revenue. Net revenue increased to $25.9 million in 1998 from $13.0 million in 1997, an increase of $12.9 million. Approximately $7.4 million of the increase was due to the inclusion of a full year of results of Vista, and approximately $9.2 million of the increase was due to the inclusion of seven months of results of Z-Spanish Radio. The increase in net revenue was partially offset by a decrease of $3.7 million due to the sale of nine radio stations in 1998 and the sale of two radio stations in 1997.

   Direct Operating Expenses and Selling, General and Administrative
Expenses. Direct operating expenses increased to $10.1 million in 1998 from $4.4 million in 1997, an increase of $5.7 million. Selling, general and administrative expenses increased to $6.5 million in 1998 from $5.1 million in 1997, an increase of $1.4 million. Approximately $4.1 million of the increase in direct operating expenses and selling, general and administrative expenses was caused by the inclusion of the full year of results of Vista, and approximately $4.8 million of the increase was due to the inclusion of seven months of results of Z-Spanish Radio. The increase in direct operating expenses and selling, general and administrative expenses was partially offset by a decrease of $1.8 million due to the sale of nine stations in 1998 and two stations in 1997. As a percentage of net revenue, direct operating expenses increased to 39.1% in 1998 from 33.7% in 1997. As a percentage of net revenue, selling, general and administrative expenses decreased to 25.0% in 1998 from 39.1% in 1997.

   Corporate Expenses. Corporate expenses increased to $3.7 million in 1998 from $3.0 million in 1997, an increase of $0.7 million. The increase in corporate expenses was caused by higher salary expense and professional fees associated with acquisitions and related financings. As a percentage of net revenue, corporate expenses decreased to 14.2% in 1998 from 22.8% in 1997.

   Depreciation and Amortization. Depreciation and amortization increased to $6.7 million in 1998 from $2.7 million in 1997, an increase of $4.0 million. The increase in depreciation and amortization was due primarily to the additional fixed and intangible assets from the acquisition of radio stations and billboards.

   Net Gain on Sale of Assets. Net gain on sale of assets increased to $5.7 million in 1998 from $2.7 million in 1997, an increase of $3.0 million. The aggregate net gain recorded in 1998 of $5.7 million consisted of the disposition of radio stations WNJR in Newark, New Jersey, KYPA in Los Angeles, California, KWPA in Pomona, California, KXPA in Bellevue, Washington, KOBO in Yuba City, California, KEST in San Francisco, California, KSJX in San Jose, California and KKMO in Seattle, Washington, as well as the disposition of certain assets and liabilities of PAR Holdings, Inc. Net gain recorded in 1997 included gain on sale of radio stations WEJM in Chicago, Illinois and WVVX in Chicago, Illinois of $1.9 million and $0.8 million, respectively. As a percentage of net revenue, net gain on sale of assets increased to 22% in 1998 from 20.5% in 1997.

   Operating Income. Operating income increased to $4.6 million in 1998 from $0.5 million in 1997, an increase of $4.1 million. The increase was primarily the result of gains on the sale of assets of $5.7 million in 1998, as compared to $2.7 million in 1997. The inclusion of the full year results of Vista accounted for $1.6 million of the increase, which was partially offset by higher expenses from the acquisition of radio stations. As a percentage of net revenue, operating income increased to 17.7% in 1998 from 3.8% in 1997. Excluding our 1998 and 1997 gains from sales of radio stations, operating losses for 1998 would have been $1.1 million and for 1997 would have been $2.2 million.

   Interest Expense. Net interest expense increased to $5.3 million in 1998 from $2.1 million in 1997, an increase of $3.2 million. The increase was due primarily to higher borrowings to fund acquisitions in 1998.

   Net Loss. As a result of the above factors, we had a net loss of $1.2 million in 1998 compared to a net loss of $1.6 million in 1997, a decrease in net loss of $0.4 million. As a percentage of net revenue, net loss decreased to 4.8% in 1998 from 12.5% in 1997. Excluding our 1997 extraordinary loss of $0.5 million related to early extinguishment of debt, net loss for 1997 would have been

$1.1 million. As a percentage of net revenue, our net loss, excluding extraordinary loss, decreased to 4.8% in 1998 from 8.2% in 1997.

   Broadcast/Billboard Cash Flow. Broadcast/billboard cash flow increased to $9.3 million in 1998 from $3.5 million in 1997, an increase of $5.8 million. The inclusion of the full year results of Vista accounted for $3.2 million of the increase. The remainder of the increase was due to the inclusion of Z-Spanish Radio operations, offset by the station sales during 1998 and 1997. As a percentage of net revenue, broadcast/billboard cash flow increased to 35.9% in 1998 from 27.2% in 1997.

   EBITDA. EBITDA increased to $5.6 million in 1998 from $0.6 million in 1997, an increase of $5.0 million. The inclusion of the full year results of Vista accounted for $2.9 million of the increase. The remainder of the increase was due to the inclusion of Z-Spanish Radio operations, offset by the station sales during 1998 and 1997. As a percentage of net revenue, EBITDA increased to 21.7% in 1998 from 4.4% in 1997.

Segment Operations

   Z-Spanish Media provides services through the following two reportable segments:

  . Radio Group--the Radio Group's portfolio consisted of 33 radio stations
    (20 FM and 13 AM) at March 31, 2000, including one station operated under a local marketing agreement.

  . Outdoor Advertising--the Outdoor Advertising Group owned and operated approximately 10,000 outdoor billboards at March 31, 2000.

   The factors for determining reportable segments were based on services provided. Each segment is responsible for executing a segment-specific business strategy. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance based on profit or loss of operations before income taxes. The following table summarizes the net revenue, operating income, total assets, depreciation and amortization and capital expenditures by segment:

                                                             Three Months
                                     Historical             Ended March 31,
                              ---------------------------  ------------------
                               1997      1998      1999      1999      2000
                              -------  --------  --------  --------  --------
Net Revenue:
 Radio Broadcasting.......... $ 9,812  $ 15,391  $ 23,811  $  4,786  $  5,331
 Outdoor Advertising.........   3,230    10,467    12,227     1,966     2,828
                              -------  --------  --------  --------  --------
                              $13,042  $ 25,858  $ 36,038  $  6,752  $  8,159
                              =======  ========  ========  ========  ========
Operating Income:
 Radio Broadcasting.......... $ 2,448  $  5,394  $  8,376  $  2,780  $    279
 Outdoor Advertising.........   1,022     2,846       869       (39)     (422)
                              -------  --------  --------  --------  --------
  Total Reportable Segments..   3,470     8,240     9,245     2,741      (143)
 Corporate...................  (2,975)   (3,669)   (4,773)     (774)   (1,897)
                              -------  --------  --------  --------  --------
                              $   495  $  4,571  $  4,472  $  1,967  $ (2,040)
                              =======  ========  ========  ========  ========
Total Assets:
 Radio Broadcasting.......... $68,076  $169,664  $218,231  $186,401  $219,419
 Outdoor Advertising.........  28,279    27,610    70,812    27,199    62,645
                              -------  --------  --------  --------  --------
                              $96,355  $197,274  $289,043  $213,600  $282,064
                              =======  ========  ========  ========  ========
Depreciation and
 Amortization:
 Radio Broadcasting.......... $ 2,130  $  4,785  $  5,983  $    902  $  1,713
 Outdoor Advertising.........     617     1,951     2,687       513     1,130
                              -------  --------  --------  --------  --------
                              $ 2,747  $  6,736  $  8,670  $  1,415  $  2,843
                              =======  ========  ========  ========  ========
Capital Expenditures:
 Radio Broadcasting.......... $   --   $    695  $  4,926  $    312  $    599
 Outdoor Advertising.........     855     1,346       535       252        82
                              -------  --------  --------  --------  --------
                              $   855  $  2,041  $  5,461  $    564  $    681
                              =======  ========  ========  ========  ========

   Segment income from operations excludes interest income, interest expense and provision for income tax.

Liquidity and Capital Resources

   Our primary source of liquidity is cash provided by broadcasting and billboard operations, and to the extent necessary, undrawn commitments available under our bank credit facilities. We have both term and revolving lines of credit totaling $143.9 million, of which $106.2 million was outstanding as of March 31, 2000.

   We have a $30.0 million revolving line of credit and a $43.9 million term facility with a group of lenders. The facilities expire on January 20, 2006 and are secured by substantially all of the assets and stock of Z-Spanish Media, except for radio stations KLNZ-FM, Phoenix, and KZMP-FM, Dallas. The term facility contains scheduled quarterly repayments which began March 31, 2000. The revolving facility contains scheduled quarterly reductions in availability beginning March 31, 2001. Both facilities contain financial covenants including a requirement not to exceed a maximum debt to EBITDA ratio and interest and fixed charge coverage ratios. The facilities contain other operating covenants, including limits or our capital expenditures and restrictions on our ability to incur additional indebtedness and pay dividends. The facilities require us to maintain our FCC licenses for our broadcast properties. As of March 31, 2000, the balance outstanding on the revolving credit facility was $6.0 million and the balance outstanding on the term facility was $43.9 million. The interest rate on these facilities was 9.0% at March 31, 2000.

   Our acquisitions of KLNZ-FM and KZMP-FM were financed by a separate $20.0 million term facility with a group of lenders. This facility expires in full on December 31, 2000, and is secured by the assets KLNZ-FM and KZMP-FM. Outstanding borrowings under this facility were $18.1 million at March 31, 2000 bearing interest at 10.0%. The facility contains covenants, including restrictions on our ability to incur additional indebtedness and pay dividends and limits on capital expenditures. The terms of the facility also require us to maintain the FCC licenses on the two stations.

   Vista has a separate $15.0 million revolving credit facility and a $35.0 million term facility with a single lender. Both of these facilities expire September 30, 2006 and are secured by substantially all of the assets and stock of Vista. Vista's revolving facility contains scheduled quarterly reductions in availability beginning March 31, 2001, and the term facility requires quarterly repayments of principal beginning June 30, 2001. These facilities contain financial covenants including a requirement not to exceed a maximum debt to cash flow ratio, interest and fixed charge coverage ratios, and also limit Vista's corporate overhead expenditures. The facilities also contain operating covenants, including restrictions on Vista's ability to incur additional indebtedness and pay dividends. As of March 31, 2000, the balance outstanding on the revolving facility was $3.2 million, and the balance outstanding on the term facility was $35.0 million. The interest rate on these facilities was 9.1% at March 31, 2000.

   Net cash flow provided by operating activities was $0.3 million for the three months ended March 31, 2000 compared to net cash flow used in operating activities of $1.3 million for the three months ended March 31, 1999. Changes in our net cash flow from operating activities are primarily a result of changes in advertising revenues and station operating expenses, which are affected by the acquisition and disposition of stations during those periods. Net cash flow used in operating activities during 1999 decreased to $0.3 million compared to $4.4 million in 1998. The decrease was primarily due to acquisitions made in 1999 along with the inclusion of a full year of operations from acquisitions made in 1998.

   Net cash flow used in investing activities for the three months ended March 31, 2000 decreased to $1.0 million compared to $6.0 million for the three months ended March 31, 1999. During the three months ended March 31, 1999, we made radio acquisitions totaling approximately $27.7 million. We funded these acquisitions through proceeds from the issuance of common stock. The funding of these acquisitions was partially offset by proceeds of approximately $20.5 million from radio station sales during the three months ended March 31, 1999. Net cash flow used in investing activities was $79.1 million in 1999 compared to net cash flow provided by investing activities of $32.3 million in 1998. During 1999, we made radio acquisitions totaling approximately $58.7 million, and Vista made acquisitions of billboard and outdoor advertising properties totaling approximately $36.9 million. We funded these acquisitions through a combination of proceeds from the issuance of common and preferred stock. The funding of these acquisitions was partially offset by proceeds of approximately $23.7 million from radio station sales during 1999.

   Additionally, capital expenditures, which included broadcast equipment for our radio stations, advertising displays, building, land, leasehold improvements and computer and telecommunications equipment, totaled $0.7 million for the three months ended March 31, 2000, compared to $0.6 million for the three months ended March 31, 1999. Capital expenditures totaled $5.5 million in 1999 and $2.0 million in 1998. The capital expenditures in 1999 included approximately $3.0 million in purchases of land for transmitter sites and studio/office buildings.

   Net cash flow used in financing activities was $3.3 million for the three months ended March 31, 2000 compared to net cash flow provided by financing activities of $17.1 million for the three months ended March 31, 1999. During the three months ended March 31, 2000, we made a scheduled debt repayment on our term loan of $1.1 million. We also made payments on our revolving lines of credit of $1.9 million. During the three months ended March 31, 1999, we received proceeds of $25.0 million from the issuance of common stock. A portion of these proceeds was used for acquisitions of radio stations. Net cash flow from financing activities was approximately $80.2 million during 1999. During 1999, we entered into new credit facilities totaling $145.0 million, of which approximately $70.6 million was used to repay the existing debt facilities.

                                    BUSINESS

Overview

   We are a diversified media company utilizing a combination of television, radio, outdoor and publishing operations to reach Hispanic consumers in the United States. We operate in 32 of the top 50 U.S. Hispanic markets. We currently own and operate television stations in 18 U.S. markets. We are the largest Univision-affiliated station group in the United States. Univision is a key source of programming for our television broadcasting business and we consider them to be a valuable strategic partner of ours. We also operate 60 radio stations in 23 markets, including leading Spanish-language stations in Los Angeles, San Francisco, Phoenix and Dallas-Ft. Worth. Our outdoor operations consist of approximately 11,200 billboards concentrated in high-density Hispanic communities in Los Angeles and New York. We also own two publications, El Diario/La Prensa, the oldest major Spanish-language daily newspaper in the United States, and VEA New York, a tourist publication.

   The LCG Acquisition. Through our acquisition of LCG on April 20, 2000 for $252 million, we added 17 radio stations to our 14 existing radio stations and LCG's publishing operations. LCG's radio stations are located in nine radio markets, including Los Angeles and San Francisco, which are two of the top ten U.S. Hispanic markets.

   The Z-Spanish Media Acquisition. Through our pending acquisition of Z-Spanish Media, we will become the largest group of Spanish-language radio stations and the largest centrally programmed radio network in the United States targeting primarily Hispanic listeners. Z-Spanish Media also operates one of the largest outdoor advertising companies in the United States focusing on the Hispanic market. We have agreed to purchase Z-Spanish Media for approximately $448 million, which includes approximately $110 million of debt.

   The Infinity Broadcasting Outdoor Advertising Acquisition. We have agreed to acquire certain outdoor advertising assets from Infinity Broadcasting Corporation for $168.2 million consisting of approximately 1,200 billboards located in high-density communities in New York City. This acquisition is an asset purchase and we will acquire no new employees.

   Other Acquisitions. We have agreed to acquire two television stations in the Hartford and Orlando markets, two radio stations in the Los Angeles market and four radio stations in the McAllen, Texas market for an aggregate of approximately $181 million.

The Hispanic Market Opportunity

   Although Hispanics represent only approximately 11% of the U.S. population, the U.S. Hispanic population is growing six times faster than the non-Hispanic population. Consequently, advertisers have recently begun to direct more advertising dollars toward U.S. Hispanics. We believe that we have benefited and will continue to benefit from the following industry trends and attributes in the United States:

   Spanish-Language Use. Approximately 68% of all Hispanics, regardless of income or educational level, speak Spanish at home. This percentage is expected to remain relatively constant through 2010. The number of Hispanics who speak Spanish in the home is expected to grow from 22.1 million in 2000 to 27.8 million in 2010. We believe that the strong Spanish-language use among Hispanics indicates that Spanish-language media will continue to be an important source of news, sports and entertainment for Hispanics and an important vehicle for our marketing and advertising.

   Hispanic Population Growth and Concentration. Our audience consists primarily of Hispanics, one of the fastest growing segments of the U.S. population. In 2000, the Hispanic population is estimated to grow to 32.4 million in the United States (11.8% of the total population), an increase of 36.4% from 23.7 million (9.5% of the total population) in 1990. The overall Hispanic population is growing at approximately six times the rate of the non-Hispanic U.S. population and is expected to grow to 42.4 million (14.2% of the total U.S. population) by 2010.

                          [HISPANIC POPULATION CHART]

Source: Standard & Poor's DRI.

   Increasing Hispanic Buying Power. The Hispanic population accounted for total consumer expenditures of $380 billion in 1998, an increase of 76% since 1990. Hispanics are expected to account for $443 billion in consumer expenditures in 2000, and $939 billion by 2010. We believe these factors make Hispanics an attractive target audience for many major U.S. advertisers.

                       [HISPANIC CONSUMER SPENDING CHART]

Source: Standard & Poor's DRI.

   Spanish-Language Advertising. According to published sources, $1.9 billion of total advertising expenditures in the United States were placed in Spanish-language media in 1999. Approximately 58% of that $1.9 billion was placed in Spanish-language television advertising. We believe that major advertisers have found that Spanish-language media is a more cost-effective means to target the growing Hispanic audience than English-language broadcast media.

   Attractive Profile of Hispanic Consumers. We believe the demographic profile of the Hispanic audience makes it attractive to advertisers. The larger size and younger age of Hispanic households (averaging 3.4 persons and 27.5 years of age as compared to the general public's average of 2.5 persons and 36.5 years of age) lead Hispanics to spend more per household on many categories of goods and services. Although the average U.S. Hispanic household has less disposable income than the average U.S. household, the average U.S. Hispanic household spends 27% more per year than the average non-Hispanic U.S. household on food at home, 100% more on children's clothing, 35% more on footwear, 12% more on phone services and 23% more on laundry and household cleaning products. We expect Hispanics to continue to account for a disproportionate share of growth in spending nationwide in many important consumer categories as the Hispanic population and its disposable income continue to grow.

Business Strategy

   We seek to increase our advertising revenue through the following strategies:

   Effectively Use Our Network and Media Brands. We are the largest Univision television affiliate group, the largest operator of Spanish-language radio stations and the largest centrally programmed Spanish-language radio network in the United States. Univision reaches 92% of all Hispanic households and has an approximately 86% household share of the U.S. Spanish-language network television prime-time audience. Univision makes available to our television stations 24 hours a day of Spanish-language programming including a prime time schedule of substantially all first-run programming (i.e., no reruns) throughout the year. We operate our radio networks using seven primary formats designed to appeal to different listener tastes. We format the programming of our network and radio stations to capture a substantial share of the U.S. Hispanic audience.

   Invest in Media Research and Sales. We believe that continued use of reliable ratings and surveys will allow us to further increase our advertising rates and narrow the gap which has historically existed between our audience share and our share of advertising revenue. We use industry ratings and surveys, including Nielsen, Arbitron, the Traffic Audit Bureau and the Audit Bureau of Circulation, to provide a more accurate measure of consumers that we reach with our operations. We believe that our focused research and sales efforts will enable us to continue to achieve significant revenue growth.

   Continue to Build and Retain Strong Management Teams. We believe we have one of the most experienced management teams in the industry. Walter F. Ulloa, our Chairman and Chief Executive Officer, Philip C. Wilkinson, our President and Chief Operating Officer, Jeanette Tully, our Chief Financial Officer, Amador S. Bustos, the President of our Radio Division, and Glenn Emanuel, the President of our Outdoor Division, have an average of 20 years of media experience. We intend to continue to build and retain our key management personnel and to capitalize on their knowledge and experience in the Spanish-language markets.

   Emphasize Local Content, Programming and Community Involvement. We believe that local content in each market we serve is an important part of building our brand identity within the community. By combining our local news and quality network programming, we believe we have a significant competitive advantage. We also believe that our active community involvement, including station remote broadcasting appearances at client and customer events, concerts and tie-ins to major events, helps to build station awareness and identity as well as viewer and listener loyalty.

   Increase In-Market Cross Promotion. Our strategy is to cross-promote our television and radio stations, outdoor and publishing properties. In addition, we believe we will add significant value to our advertisers by providing attractive media packages to target the Hispanic consumer.

   Target Other Attractive Hispanic Markets and Fill-In Acquisitions. We believe our knowledge of, and experience with, the Hispanic marketplace will enable us to continue to identify acquisitions in the television, radio, outdoor and publishing markets. Since our inception, we have used our management expertise, programming and brand identity to improve our acquired media properties.

                                   Television

Overview

   We own and operate Univision-affiliated stations in 17 of the top 50 Hispanic markets in the United States. Our television operations are the largest affiliate group of Univision stations. Univision is the leading Spanish-language broadcaster in the United States, reaching more than 92% of all Hispanic households, which represents an approximately 86% market share of the U.S. Spanish-language network television audience as of December 1999. Univision is the most watched television network (English- or Spanish-language) among Hispanic households and makes available to our Univision-affiliated stations 24 hours a day of Spanish-language programming. Univision's prime time schedule is all first-run programming (i.e., no reruns) through the year. We believe that the breadth and diversity of Univision's programming, combined with our local news and community-oriented segments, provide us with an advantage over other Spanish-language and English-language broadcasters in reaching Hispanic viewers. Our local content is designed to brand each of our stations as the best source for relevant community information that accurately reflects local interests and needs. As a result, all but one of our Univision-affiliated stations rank first in Spanish-language television viewership in their markets.

Television Programming

   Univision Network Programming. Univision directs its programming primarily toward its young, family-oriented audience. It begins daily with Despierta America and other talk and information shows, Monday through Friday, followed by novelas. In the late afternoon and early evening, Univision offers a talk show, a news-magazine and national news, in addition to local news produced by our television stations. During prime time, Univision airs novelas, variety shows, a talk show, comedies, news magazines and lifestyle shows, as well as specials and movies. Prime time is followed by late news and a late night talk show. Overnight programming consists primarily of repeats of programming aired earlier in the day. Weekend daytime programming begins with children's programming, followed by sports, variety, teen lifestyle shows and movies.

   Approximately eight to ten hours of programming per weekday, including a substantial portion of weekday prime time, are currently programmed with novelas supplied primarily by Grupo Televisa and Venevision. Although novelas have been compared to daytime soap operas on ABC, NBC or CBS, the differences are significant. Novelas, originally developed as serialized books, have a beginning, middle and end, generally run five days per week and conclude four to eight months after they begin. Novelas also have a much broader audience appeal than soap operas, delivering audiences that contain large numbers of men, children and teens in addition to women.

   Entravision Local Programming. We produce and broadcast local news in all but two of our markets. We believe that our local news brands each of our stations in the market. We shape our local news to relate to our target audiences. In seven of our television markets, our local news is ranked first among viewers 18-34 in any language. We have made substantial investments in people and equipment in order to provide our local communities with quality newscasts. Our local newscasts have won numerous awards, and we strive to be the most important community voice in each of our local markets.

   Network Affiliation Agreements. All but four of our television stations have entered into network affiliation agreements with Univision that provide each station with the exclusive right to broadcast the Univision network programming in its respective market. These affiliation agreements have initial terms of 25 years expiring in 2021. Under the affiliation agreements, Univision retains the right to sell approximately six minutes per hour of the advertising time available during the Univision schedule, with the remaining six minutes per hour available for sale by our stations.

   Our network affiliation agreement with the United Paramount Network, or UPN, gives us the right to provide UPN network programming for a ten-year period on XUPN-TV serving the Tecate/San Diego market. A related participation agreement grants UPN a 20% interest in the appreciation of XUPN-TV above $35 million. XHAS-TV broadcasts Telemundo network programming serving the Tijuana/San Diego market pursuant to a network affiliation agreement which expires on December 31, 2000. We intend to renegotiate this contract when it expires.

Our Television Station Portfolio

   The following table lists information concerning each of our television stations and its respective market:

                                Market Rank
                                (by Hispanic      Total       Hispanic     % Hispanic
             Market            Households)(1) Households(1) Households(1) Households(1) Call Letters, Channel
------------------------------------------------------------------------------------------------------------------

  Harlingen-Weslaco-                  9           254,460      206,720        81.2%     KNVO-TV, Channel 48
   Brownsville-McAllen,
   Texas
------------------------------------------------------------------------------------------------------------------
  San Diego, California              11           980,620      189,110        19.3%     KBNT-LP, Channel 19
                                                                                        KTCD-LP, Channel 46 (2)
                                                                                        KHAX-LP, Channel 49 (2)
------------------------------------------------------------------------------------------------------------------
  Albuquerque-Santa Fe,              12           568,650      189,050        33.2%     KLUZ-TV, Channel 41
   New Mexico                                                                           K48AM, Channel 48
------------------------------------------------------------------------------------------------------------------
  El Paso, Texas                     13           276,980      177,980        64.3%     KINT-TV, Channel 26
------------------------------------------------------------------------------------------------------------------
  Denver-Boulder, Colorado           16         1,268,230      137,780        10.9%     KCEC-TV, Channel 50
                                                                                        K43DK, Channel 43
                                                                                        K03EM, Channel 3
------------------------------------------------------------------------------------------------------------------
  Washington, D.C.                   18         1,999,870      103,340         5.2%     WMDO-LP, Channel 30
------------------------------------------------------------------------------------------------------------------
  Corpus Christi, Texas              19           184,900       98,970        53.5%     KORO-TV, Channel 28
------------------------------------------------------------------------------------------------------------------
  Tampa-St. Petersburg               19         1,485,980       98,970         6.7%     WBSV-TV, Channel 62
   (Sarasota), Florida                                                                  WVEA-LP, Channel 61
------------------------------------------------------------------------------------------------------------------
  Orlando-Daytona Beach-             24         1,101,920       79,000         7.2%     WNTO-TV, Channel 26 (3)
   Melbourne, Florida                                                                   WVEN-LP, Channel 63
------------------------------------------------------------------------------------------------------------------
  Las Vegas, Nevada                  25           521,200       72,460        13.9%     KINC-TV, Channel 15
                                                                                        K27AF, Channel 27
                                                                                        K47EG, Channel 47
------------------------------------------------------------------------------------------------------------------
  Monterey-Salinas-Santa Cruz,       26           228,630       60,820        26.6%     KSMS-TV, Channel 67
   California
------------------------------------------------------------------------------------------------------------------
  Hartford-New Haven,                28           915,940       53,740         5.9%     WHCT-TV, Channel 18 (3)
   Connecticut
------------------------------------------------------------------------------------------------------------------
  Laredo, Texas                      31            54,540       50,350        92.3%     KLDO-TV, Channel 27
------------------------------------------------------------------------------------------------------------------
  Colorado Springs-Pueblo,           33           290,830       45,400        15.6%     KGHB-LP, Channel 27
   Colorado
------------------------------------------------------------------------------------------------------------------
  Santa Barbara-Santa                34           228,350       44,590        19.5%     KPMR-TV, Channel 38 (3)(4)
   Maria-San Luis Obispo,
   California
------------------------------------------------------------------------------------------------------------------
  Yuma, Arizona-El Centro,           36            86,960       43,000        49.5%     KVYE-TV, Channel 7
   California
------------------------------------------------------------------------------------------------------------------
  Odessa-Midland, Texas              37           138,510       41,890        30.2%     KUPB-TV, Channel 18 (4)
------------------------------------------------------------------------------------------------------------------
  Lubbock, Texas                     39           147,570       39,700        26.9%     KBZO-LP, Channel 51
------------------------------------------------------------------------------------------------------------------
  Palm Springs, California           42           115,070       34,260        29.8%     KVER-LP, Channel 4
                                                                                        K05JY, Channel 5
                                                                                        K28ET, Channel 28
------------------------------------------------------------------------------------------------------------------
  Amarillo, Texas                    43           191,450       31,460        16.4%     K22FP, Channel 48 (4)
------------------------------------------------------------------------------------------------------------------
  San Angelo, Texas                  66            51,460       13,920        27.1%     K31DM, Channel 31
------------------------------------------------------------------------------------------------------------------
  Tecate, Baja California,          --                --           --          --       XUPN-TV, Channel 49 (5)
   Mexico
------------------------------------------------------------------------------------------------------------------
  Tijuana, Mexico                   --                --           --          --       XHAS-TV, Channel 33 (6)

 (1) Source: Nielsen Media Research year 2000 population estimates.
 (2) We own a 47.5% equity interest in the entity that holds the FCC license to this station, with an option to acquire an additional 47.5%. We provide substantially all of the programming and related services available on this station pursuant to a time brokerage agreement.
 (3) Pending acquisition.
 (4) Regular broadcast operations not yet commenced.
 (5) We hold a minority, limited voting interest (neutral investment stock) in the entity that has applied for the approval on the transfer of the stock of the company holding the broadcast license for this station. We have been retained to provide the programming and related services available on this station under a time brokerage agreement. The station holds absolute control on the contents and other broadcast issues.
 (6) We hold a minority, limited voting interest (neutral investment stock) in the entity that has applied for the approval on the transfer of the stock of the company holding the broadcast license for this station. We have been retained to provide the programming and related services available on this station under a time brokerage agreement. The station holds absolute control on the contents and other broadcast issues.

Television Advertising

   In 1998, 46% of our television revenue consisted of national television advertising sales and 51% of our television revenue consisted of local television advertising sales. National television advertising revenue accounted for 42% of our total television advertising revenue for 1999, with 57% being local television advertising revenue. In 1999, no single advertiser accounted for a significant portion of our gross revenue.

   National Advertising. National advertising revenue represents commercial time sold to a national advertiser within a specific market by Univision, our national representative firm. For these sales, Univision is paid a 15% commission on the net revenue from each sale (gross revenue less agency commission). We target the largest national Spanish-language advertisers that collectively purchase the greatest share of national advertisements through Univision. The Univision representative works closely with each station's national sales manager. This has enabled us to secure major national advertisers, including Ford Motor Company, General Motors, Southwestern Bell, McDonald's, Burger King and Anheuser-Busch.

   Local Advertising. Local advertising revenue is generated from commercial air time and is sold directly by the station to an in-market advertiser or its agency.

Television Audience Research

   We derive our revenue primarily from selling advertising time. The relative advertising rates charged by competing stations within a market depend primarily on four factors:

  . the station's ratings (households or people viewing its programs as a percentage of total television households or people in the viewing area);

  . audience share (households or people viewing its programs as a percentage of households or people actually watching television at a specific time);

  .  the time of day the advertising will run; and

  . the demographic qualities of a program's viewers (primarily age and gender).

   Nielsen ratings provide advertisers with the industry-accepted measure of Hispanic audience television viewership and have been important in allowing us to demonstrate to advertisers our ability to reach the Hispanic audience. We believe that continued use of accurate, reliable ratings will allow us to further increase our advertising rates and narrow the gap which has historically existed between our audience share and our share of advertising revenue. We have made significant investments in experienced sales managers and account executives and have provided our sales professionals with research tools to continue to attract major advertisers.

   The various Nielsen rating services that we use are described below:

   Nielsen Hispanic Station Index. This service measures Hispanic household viewing at the local market level. Each sample also reflects the varying levels of language usage by Hispanics in each market in order to more accurately reflect the Hispanic household population in the relevant market. Nielsen Hispanic Station Index only measures the audience viewing of Hispanic households, that is, households where the head of the household is of Hispanic descent or origin. Although this offers improvements over previous measurement indices, we believe it still underreports the number of viewers watching Entravision programming because we have viewers who do not live in Hispanic households.

   Nielsen Station Index. This service measures local station viewing of all households in a specific market. We buy these reports in all of our markets to measure our viewing against both English- and Spanish-language competitors. This rating service, however, is not language-stratified and generally underrepresents Spanish-speaking households. As a result, we believe that this typically underreports viewing of Spanish-language television. Despite this limitation, the Nielsen Station Index demonstrates that many of our full-power broadcast stations achieve total market ratings that are fully comparable with their English-language counterparts, with five of our full-power television stations ranking as the top station in their respective markets.

Television Competition

   We compete for viewers and revenues with other Spanish-language and English-language television stations and networks, including the four principal English-language television networks, ABC, CBS, NBC and Fox, and in certain cities, UPN and WB. Certain of these English-language networks and others have begun producing Spanish-language programming and simulcasting certain programming in English and Spanish. Several cable broadcasters have recently commenced, or announced their intention to commence, Spanish-language services as well.

   Telemundo is a large competitor that broadcasts Spanish-language television programming. As of December 31, 1999, Telemundo served 64 markets in the United States and Puerto Rico, and reached approximately 85% of all Hispanic households in those areas. In some of our markets, we compete directly with a station owned by or affiliated with Telemundo. We also compete for viewers and revenues with independent television stations, other video media, suppliers of cable television programs, direct broadcast systems, newspapers, magazines, radio and other forms of entertainment and advertising.

                                     Radio

Overview

   We currently own and operate 60 radio stations in 23 markets. Our radio stations cover in aggregate approximately 60% of the Hispanic audience and 57 of our stations are located in the top 50 Hispanic markets. We also provide programming to 47 affiliate stations in 46 markets. Our radio operations combine national programming with local time slots available for advertising, news, traffic, weather, promotions and community events. This strategy allows us to provide quality programming with significantly lower costs of operations than we could otherwise deliver solely with independent programming.

Radio Programming

   Radio Networks. Through our radio network, we have created the single largest U.S. Hispanic radio market, currently with over 17 million potential listeners. Our networks allow listeners to call a toll-free number and communicate with family and friends across our markets. Our networks also allow clients with national product distribution to deliver a uniform advertising message to the fast growing Hispanic market around the country in an efficient manner and at a cost that is generally lower than our English-language counterparts.

   Although our networks have a broad reach across the United States, technology allows our stations to offer the necessary local feel and to be responsive to local clients and community needs.

Designated time slots are used for local advertising, news, traffic, weather, promotions and community events. The audience gets the benefit of a national radio sound along with local content. To further enhance this effect, our on-air personalities frequently travel to participate in local promotional events. For example, in selected key markets our on-air personalities appear at special shows on location for network-wide broadcast. We promote these events as "broadcasting live from" to bond the national personalities to local listeners. Furthermore, all of our stations can disconnect from the networks and operate independently in the case of a local emergency or a problem with the central satellite transmission.

   Our network formats are currently used by 47 affiliates located in 46 markets across the United States. Our affiliates receive our programming in exchange for two minutes per hour for network commercials. Affiliates are allowed up to 16 minutes per hour for local advertisements and content. Our affiliates receive quality programming at a significantly lower cost than they could produce themselves. We benefit by having extended national coverage without the capital expenditures necessary to buy and manage stations in those markets. The extended coverage also allows the network to charge higher rates as its delivery of the U.S. Hispanic market grows.

   Radio Formats. We produce programming in a variety of music formats that are simultaneously distributed via satellite with a digital CD-quality sound to our owned and affiliate stations. We offer seven primary formats which appeal to different listener preferences:

  . Radio Romantica is an adult-contemporary, romantic ballads/current hits format, targeting Hispanics 18-49 (primarily females).

  . Radio Tricolor is a personality-driven, Mexican country-style format, targeting Hispanics 18-49 (primarily males).

  . Super Estrella is a music-driven, pop and alternative Spanish rock format, targeting Hispanics 18-34 (males and females).

  . La Zeta is a top hits Spanish format with recognizable radio personalities. The music is primarily from the northern and central regions of Mexico, targeting Hispanics 18-49 (primarily males).

  . La Bonita is an international Spanish classic hits/nostalgia format, targeting Hispanics 25-54 (primarily females).

  . La Buena is a Spanish version of an English format called "young country." This music-intensive format features music primarily from central and northern Mexico, targeting Hispanics 18-34 (males and females).

  . Z MegaHits is an English-language rhythmic oldies format consisting of 70's and early 80's top 40 hits geared to second and third generation Hispanics, targeting Hispanics 25-54 (primarily females).

Our Radio Station Portfolio

   The following table lists information concerning each of our owned and operated radio stations and its respective market:

                              Market Rank
                              (by Hispanic
            Market           Households)(1) Station(2)   Frequency               Format
-------------------------------------------------------------------------------------------------

  Los Angeles, California         1         KACD-FM        103.1 MHz   Super Estrella (3)
                                            KBCD-FM        103.1 MHz   Super Estrella (3)
                                            KSSE-FM        97.5  MHz   Super Estrella
  Riverside-San Bernardino,                 KCAL-AM        1410  kHz   Radio Tricolor
   California                               KSZZ-AM        590   kHz   Radio Tricolor
-------------------------------------------------------------------------------------------------
  Miami-Ft. Lauderdale-           3         WLQY-AM        1320  kHz   Time Brokered (4)
   Hollywood, Florida
-------------------------------------------------------------------------------------------------
  San Francisco-San Jose,         4         KBRG-FM        100.3 MHz   Radio Romantica
   California
                                            KLOK-AM        1170  kHz   Radio Tricolor
                                            KZSF-AM (5)    1370  kHz   La Zeta
-------------------------------------------------------------------------------------------------
  Chicago, Illinois               5         WRZA-FM        99.9  MHz   La Zeta
                                            WZCH-FM        103.9 MHz   La Zeta
                                            WNDZ-AM        750   kHz   Time Brokered (4)
-------------------------------------------------------------------------------------------------
  Houston-Galveston, Texas        6         KGOL-AM        1180  kHz   Time Brokered (4)
-------------------------------------------------------------------------------------------------
  Dallas-Ft. Worth, Texas         8         KRVA-FM (6)    106.9 MHz   La Buena
                                            KRVF-FM (6)    107.1 MHz   La Buena
                                            KZMP-FM        101.7 MHz   La Zeta
                                            KRVA-AM        1600  kHz   La Buena
                                            KZMP-AM        1540  kHz   La Bonita
-------------------------------------------------------------------------------------------------
  Harlingen-Weslaco-
   Brownsville-McAllen,           9         KFRQ-FM (7)    94.5  MHz   Classic Rock
   Texas                                    KKPS-FM (7)    99.5  MHz   Tejano
                                            KVLY-FM (7)    107.9 MHz   Adult Contemporary
                                            KVPA-FM (7)    101.1 MHz   International Spanish Hits
-------------------------------------------------------------------------------------------------
  Phoenix, Arizona                10        KLNZ-FM        103.5 MHz   La Zeta
                                            KVVA-FM        107.1 MHz   Spanish Contemporary
                                            KUET-AM (8)    710   kHz   --
-------------------------------------------------------------------------------------------------
  Albuquerque-Santa Fe, New
   Mexico                         12        KRZY-FM        105.9 MHz   Radio Romantica
                                            KRZY-AM        1450  kHz   Radio Tricolor
-------------------------------------------------------------------------------------------------
  El Paso, Texas                  13        KINT-FM        93.9  MHz   La Caliente (top 40)
                                            KATH-FM        94.7  MHz   Country (English)
                                            KOFX-FM        92.3  MHz   Oldies (English)
                                            KSVE-AM        1150  kHz   Radio Unica
                                            KBIV-AM (9)    1650  kHz   --
-------------------------------------------------------------------------------------------------
  Fresno, California              14        KZFO-FM        92.1  MHz   La Zeta
                                            KHOT-AM        1250  kHz   La Bonita
-------------------------------------------------------------------------------------------------
  Sacramento, California          15        KHZZ-FM        104.3 MHz   Z MegaHits
                                            KRCX-FM        99.9  MHz   Radio Tricolor
                                            KRRE-FM        101.9 MHz   Radio Romantica
                                            KZSA-FM (5)    92.1  MHz   La Zeta
                                            KSQR-AM (5)    1240  kHz   La Bonita
  Stockton, California                      KMIX-FM        100.9 MHz   La Buena
                                            KCVR-AM        1570  kHz   La Bonita
  Modesto, California                       KTDO-FM        98.9  MHz   Z MegaHits
                                            KZMS-FM        97.1  MHz   La Zeta
-------------------------------------------------------------------------------------------------
  Denver-Boulder, Colorado        16        KJMN-FM        92.1  MHz   Radio Romantica
                                            KMXA-AM        1090  kHz   Radio Tricolor
-------------------------------------------------------------------------------------------------
  Washington, D.C.                18        WACA-AM (10)   1540  kHz   Time Brokered (3)
-------------------------------------------------------------------------------------------------
  Tucson, Arizona                 21        KZLZ-FM        105.3 MHz   La Zeta
-------------------------------------------------------------------------------------------------
  Las Vegas, Nevada               25        KVBC-FM        105.1 MHz   Radio Romantica
-------------------------------------------------------------------------------------------------
  Monterey-Salinas-Santa          26        KLOK-FM        99.5  MHz   Radio Tricolor
                                            KHNZ-FM (5)(6) 106.3 MHz   Z MegaHits
                                            KRAY-FM (5)    103.5 MHz   La Buena
                                            KSES-FM        107.1 MHz   Super Estrella
                                            KZSL-FM (5)    93.9  MHz   La Zeta
                                            KSES-AM        700   kHz   Super Estrella
-------------------------------------------------------------------------------------------------
  Brawley, California             36        KWST-FM        94.5  MHz   Country (English)
  El Centro, California                     KAMP-AM        1430  kHz   News/Talk
  Imperial, California                      KMXX-FM        99.3  MHz   Radio Tricolor
-------------------------------------------------------------------------------------------------
  Lubbock, Texas                  39        KBZO-AM        1460  kHz   La Zeta
-------------------------------------------------------------------------------------------------
  Palm Springs, California        42        KLOB-FM        94.7  MHz   Radio Tricolor
-------------------------------------------------------------------------------------------------
  Reno, Nevada                    51        KRNV-FM        101.7 MHz   Radio Tricolor
-------------------------------------------------------------------------------------------------
  Chico, California               69        KZCO-FM        97.7  MHz   Z MegaHits
                                            KEWE-AM        1340  kHz   Time Brokered (3)

 (1)  Source: Nielsen Media Research year 2000 population estimates.

 (2) Our radio station portfolio does not include four stations that we will divest of in order to comply with FCC rules.

 (3)  Pending acquisition--intended format.

 (4) Operated pursuant to a local marketing agreement under which we grant to the operator the right to program the station.

 (5) This station will be placed into a trust by Z-Spanish Media, and we intend to enter into a letter of intent to acquire this station, subject to all required regulatory approvals, including the approval of the FCC and the Department of Justice.

 (6)  Simulcast station.

 (7)  Pending acquisition.

 (8)  Under an FCC construction permit.

 (9)  Not yet operating--expanded band for Station KSVE-AM.

(10) We have agreed to sell this station, the closing of which we expect will take place after the closing of this offering.

Radio Advertising

   Substantially all of the revenue from our radio operations is derived from local, national and network advertising.

   Local. This form of revenue refers to advertising usually purchased by a local client or agency directly from the station's sales force. In 1999, local radio revenue comprised 64% of our total radio revenue.

   National. This form of revenue refers to advertising purchased by a national client targeting a specific market. Usually this business is placed by a national advertising agency or media buyer and ordered through one of the offices of our national sales representative, Caballero Spanish Media. The national accounts are handled locally by the station's general sales manager. In 1999, 26% of our total radio revenue was from national radio advertising.

   Network. This form of revenue refers to advertising that is placed on our entire network of stations. This business is placed as a single order and is broadcast from the network's central location. The network advertising can be placed by a local account executive that has a client in its market that wants national exposure. Network inventory can also be sold by corporate executives, by our national representative or by two other entities with whom we have network sales agreements, the Jones Radio Network and the Hispanic Broadcasting Company Radio Network. In 1999, network radio revenue accounted for 10% of our total radio revenue.

Radio Marketing/Audience Research

   We believe that radio is an efficient means for advertisers to reach targeted demographic groups. Advertising rates charged by our radio stations are based primarily on the following factors:

  .  the station's ability to attract listeners in a given market;

  .  the demand for available air time;

  . the attractiveness of the demographic qualities of the listeners (primarily age and purchasing power);

  .  the time of day that the advertising runs;

  .  the program's popularity with listeners; and

  .  the availability of alternative media in the market.

   In the smaller and mid-sized markets, Spanish-language radio continues to be more of a concept sale. In the larger markets, Arbitron provides advertisers with the industry-accepted measure of listening audience classified by demographic segment and time of day that the listeners spend on particular radio stations. Radio advertising rates generally are highest during the morning and afternoon drive-time hours which are the peak times for radio audience listening.

   We believe that having multiple stations in a market is desirable to enable the broadcaster to provide alternatives and to command higher advertising rates and budget share. Historically, advertising rates for Spanish-language radio stations have been lower than those of English-language stations with similar audience levels. We believe we will be able to increase our rates as new and existing advertisers recognize the growing desirability of targeting the Hispanic population in the United States.

   Each station broadcasts an optimal number of advertisements each hour, depending upon its format, in order to maximize the station's revenue without jeopardizing its audience listenership. Our owned stations have up to 15 minutes per hour for commercial inventory and local content. Our network has up to four additional minutes of commercial inventory per hour. The pricing is based on a rate card and negotiations subject to the supply and demand for the inventory in each particular market and the network.

Radio Competition

   Radio broadcasting is a highly competitive business. The financial success of each of our radio stations and markets depends in large part on our audience ratings, our ability to increase our market share of the overall radio advertising revenue and the economic health of the market. In addition, our advertising revenue depends upon the desire of advertisers to reach our audience demographic. Each of our radio stations competes for audience share and advertising revenue directly with both Spanish-language and English-language radio stations in its market, and with other media within their respective markets, such as newspapers, broadcast and cable television, magazines, billboard advertising, transit advertising and direct mail advertising. Our primary competitors in our markets in Spanish-language radio are Hispanic Broadcasting Corporation, Radio Unica Communications Corp. and Spanish Broadcasting System, Inc. Several of the companies with which we compete are large national or regional companies that have significantly greater resources and longer operating histories than we do.

   Factors that are material to competitive position include management experience, the station's rank in its market, signal strength and audience demographics. If a competing station within a market converts to a format similar to that of one of our stations, or if one of our competitors upgrades its stations, we could suffer a reduction in ratings and advertising revenue in that market. The audience ratings and advertising revenue of our individual stations are subject to fluctuation and any adverse change in a particular market could have a material adverse effect on our operations.

   The radio industry is subject to competition from new media technologies that are being developed or introduced, such as:

  . audio programming by cable television systems, direct broadcast satellite systems, Internet content providers and other digital audio broadcast formats;

  . satellite digital audio service, which could result in the introduction of new satellite radio services with sound quality comparable to that of compact disks; and

  . in-band on-channel digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services.

                         Outdoor Advertising/Publishing

Overview

   Our outdoor and publishing operations complement our television and radio businesses and will allow for cross-promotional opportunities. Because of its repetitive impact and relatively low cost, outdoor advertising attracts national, regional and local advertisers. We offer the ability to target specific demographic groups on a cost-effective basis as compared to other advertising media. In addition, we provide businesses with advertising opportunities in locations near their stores or outlets.

   Our outdoor portfolio adds to our television and radio reach by providing local advertisers with significant coverage of the Hispanic communities in Los Angeles and New York. Our outdoor advertising strategy is designed to complement our existing television and radio businesses by allowing us to capitalize on our Hispanic market expertise. The primary components of our strategy are to leverage the strengths of our inventory, continue to focus on ethnic communities and increase market penetration.

Outdoor Advertising Markets

   We own approximately 11,200 billboards concentrated in high-density Hispanic communities in Los Angeles and New York, the two largest markets in the United States. According to the Outdoor Advertising Association of America, Inc., an industry trade association, outdoor advertising in the United States generated total revenue of approximately $4.8 billion in 1999, compared to $4.4 billion in 1998. We believe our outdoor advertising appeals to both large and small businesses.

   Los Angeles. The greater Los Angeles market has a population of approximately 15.3 million, of which approximately six million or 39% are Hispanic. As such, Los Angeles ranks as the largest Hispanic advertising market in the United States. Approximately 87% of our billboard inventory in Los Angeles is located in neighborhoods where Hispanics represent at least 30% of the local population, based on the 1990 Census Report. We believe that this coverage of the Hispanic population has increased significantly since 1990 as the Hispanic community continues to grow into communities previously populated by other demographic groups. The Los Angeles metropolitan area has miles of freeways and surface streets where the average commuter spends in excess of 75 minutes per day in the car.

   New York. The greater New York City area has a population of approximately
18.3 million, of which approximately 3.2 million or 17.6% are Hispanic. As such, New York ranks as the second largest Hispanic advertising market in the United States.

                              Billboard Inventory

Inventory Type                                              Los Angeles New York
--------------                                              ----------- --------
8-sheet posters............................................    6,000     3,500
City-Lights................................................      250         0
30-sheet posters...........................................        0     1,075
Wall-Scapes................................................        5       187
Bulletins..................................................       20       164
                                                               -----     -----
Total......................................................    6,275     4,926
                                                               =====     =====

   Our inventory consists of the following types of billboards that are typically located on sites that we have leased or have a permanent easement:

   8-sheet posters are generally 6 feet high by 12 feet wide. Due to the smaller size of this type of billboard, 8-sheet posters are often located in densely populated or fast growing areas where larger signs do not fit or are not permitted, such as parking lots and other tight areas. Accordingly, most of our 8-sheet posters are concentrated on city streets, targeting both pedestrian and vehicular traffic and are sold to advertisers for periods of four weeks.

   City-Lights is a product we created in 1998 to serve national advertisers with a new advertising format visible both during the day and night. The format is typically used by national fashion, entertainment and consumer products companies desiring to target consumers within proximity of local malls or retail outlets. A City-Lights structure is approximately 7 feet by 10 feet set vertically on a single pole structure. The advertisement is usually housed in an illuminated glass casing for greater visibility at night and is sold to advertisers for a period of four weeks.

   30-sheet posters are generally 12 feet high by 25 feet wide and are the most common type of billboard. Lithographed or silk-screened paper sheets that are supplied by the advertiser are pre-pasted and packaged in airtight bags by the outdoor advertising company and applied, like wallpaper, to the face of the display. The 30-sheet posters are concentrated on major traffic arteries and space is usually sold to advertisers for periods of four weeks.

   Wall-Scapes generally consist of advertisements ranging in a variety of sizes (from 120 to 800 square feet) which are displayed on the sides of buildings in densely populated locations. Advertising formats can include either vinyl prints or painted artwork. Because of a Wall-Scape's greater impact and higher cost relative to other types of billboards, space is usually sold to advertisers for periods of six to 12 months.

   Bulletins are generally 14 feet high and 48 feet wide and consist of panels or a single sheet of vinyl that are hand painted at the facilities of the outdoor advertising company or computer painted in accordance with design specifications supplied by the advertiser and mounted to the face of the display. Because of painted bulletins' greater impact and higher cost relative to other types of billboards, they are usually located near major highways and are sold for periods of six to 12 months.

Outdoor Advertising Revenue

   Advertisers usually contract for outdoor displays through advertising agencies, which are responsible for the artistic design and written content of the advertising. Advertising contracts are negotiated on the basis of monthly rates published in our "rate card." These rates are based on a particular display's exposure (or number of "impressions" delivered) in relation to the demographics of the particular market and its location within that market. The number of "impressions" delivered by a display (measured by the number of vehicles passing the site during a defined period and weighted to give effect to such factors as its proximity to other displays and the speed and viewing angle of approaching traffic) is determined by surveys that are verified by the Traffic Audit Bureau, an independent agency which is the outdoor advertising industry's equivalent of television's Nielsen ratings and radio's Arbitron ratings.

   In each of our markets, we employ salespeople who sell both local and national advertising. Our 1999 outdoor advertising revenue mix consisted of approximately 60% national advertisers and 40% local advertisers. We believe that our local sales force is crucial to maintaining relationships with key advertisers and agencies and identifying new advertisers.

Outdoor Advertising Competition

   We compete in each of our outdoor markets with other outdoor advertisers including Infinity Broadcasting Corporation, Clear Channel Communications, Inc., J.C. Decaux, Medallion Financial Corp., Ackerley Communications, Inc., Regency Outdoor, and PNE Media, LLC. Many of these competitors have a larger national network and may have greater total resources than we have. In addition, we also compete with a wide variety of out-of-home media, including advertising in shopping centers, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains and buses. In competing with other media, outdoor advertising relies on its relative cost efficiency and its ability to reach a segment of the population with a particular set of demographic characteristics within that market.

Publishing

   We publish El Diario/La Prensa, the oldest major Spanish-language daily newspaper in the United States and one of only two Spanish-language newspapers in New York. The newspaper reports news of interest to the Hispanic community, focusing primarily on local news events and daily occurrences in Latin America. El Diario/La Prensa has a daily paid circulation of approximately 52,000, and won the award for "Outstanding Spanish-Language Daily" from the National Association of Hispanic Publications in 1994 and 1996.

   The majority of El Diario/La Prensa's revenue comes from circulation sales and the sale of local, national and classified advertising. Advertising sales are handled by a sales staff of industry-trained professionals. Our top ten newspaper advertisers by dollar volume accounted for 9% of El Diario/La Prensa's total advertising revenue in 1999. Circulation revenue comes almost exclusively from sales at newsstands and retail outlets, rather than mailed subscriptions.

   We also publish VEA New York, a visitor guide containing information about transportation, restaurants and other tourism sites targeting visitors from Latin America, Spain and other Spanish-language markets. In addition, the guide includes general interest articles about New York City. VEA New York is distributed weekly to hotels, domestic and international tour operators, travel agencies and other businesses in the tourism industry, and has a quarterly circulation of approximately 105,000.

   Our primary Spanish-language publishing competitor is a new publication called Hoy. This newspaper, with unaudited circulation of 43,219 as of March 31, 2000, publishes Monday through

Friday. Our publishing operations also compete with English-language newspapers and other types of advertising media, many of which reach larger audiences and have greater total resources than we have.

   Most of our publishing employees are represented by the Newspaper and Mail Deliverers' Union of New York and Vicinity and the Newspaper Guild of New York. Our collective bargaining agreement with the Newspaper Guild of New York expires on June 30, 2002 and our agreement with the Newspaper and Mail Deliverers' Union of New York and Vicinity expires on March 30, 2004.

Material Trademarks, Trade Names and Service Marks

   In the course of our business, we use various trademarks, trade names and service marks, including our logos, in our advertising and promotions. We believe the strength of our trademarks, trade names and service marks are important to our business and intend to protect and promote them as appropriate. We do not hold or depend upon any material patent, government license, franchise or concession, except our broadcast licenses granted by the FCC.

Employees

   As of March 31, 2000, giving effect to our acquisitions of LCG and Z-Spanish Media, we had approximately 1,050 full-time employees, including 494 full-time employees in television, 354 full-time employees in radio, 46 full-time employees in outdoor and 156 full-time employees in publishing. As of March 31, 2000, 146 of our publishing employees were represented by labor unions that have entered into collective bargaining agreements with us. As of March 31, 2000, five of our outdoor employees were represented by labor unions that have entered into or are currently in negotiations for collective bargaining agreements with us. We believe our relations with our employees are good.

Regulation of Television and Radio Broadcasting

   General. The FCC regulates television and radio broadcast stations pursuant to the Communications Act. Among other things, the FCC:

  . determines the particular frequencies, locations and operating power of stations;

  .  issues, renews, revokes and modifies station licenses;

  .  regulates equipment used by stations; and

  . adopts and implements regulations and policies that directly or indirectly affect the ownership, changes in ownership, control, operation and employment practices of stations.

   A licensee's failure to observe the requirements of the Communications Act or FCC rules and policies may result in the imposition of various sanctions, including admonishment, fines, the grant of renewal terms of less than eight years, the grant of a license with conditions or, in the case of particularly egregious violations, the denial of a license renewal application, the revocation of an FCC license or the denial of FCC consent to acquire additional broadcast properties.

   Congress and the FCC have had under consideration or reconsideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of our television and radio stations, result in the loss of audience share and advertising revenue for our television and radio broadcast stations or affect our ability to acquire additional television and radio broadcast stations or finance such acquisitions. Such matters may include:

  .  changes to the license authorization and renewal process;

  .  proposals to impose spectrum use or other fees on FCC licensees;

  . changes to the FCC's equal employment opportunity regulations and other matters relating to involvement of minorities and women in the broadcasting industry;

  . proposals to change rules relating to political broadcasting including proposals to grant free air time to candidates, and other changes regarding program content;

  . proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages;

  . technical and frequency allocation matters, including creation of a new Class A television service for existing low-power television stations and a new low-power FM radio broadcast service;

  . the implementation of digital audio broadcasting on both satellite and terrestrial bases;

  . the implementation of rules governing the transmission of local television signals by direct broadcast satellite services in their local areas;

  . changes in broadcast multiple ownership, foreign ownership, cross-ownership and ownership attribution policies; and

  . proposals to alter provisions of the tax laws affecting broadcast operations and acquisitions.

   We cannot predict what changes, if any, might be adopted, nor can we predict what other matters might be considered in the future, nor can we judge in advance what impact, if any, the implementation of any particular proposal or change might have on our business.

   FCC Licenses. Television and radio stations operate pursuant to licenses that are granted by the FCC for a term of eight years, subject to renewal upon application to the FCC. During the periods when renewal applications are pending, petitions to deny license renewal applications may be filed by interested parties, including members of the public. The FCC is required to hold hearings on renewal applications if it is unable to determine that renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a "substantial and material question of fact" as to whether the grant of the renewal applications would be inconsistent with the public interest, convenience and necessity. However, the FCC is prohibited from considering competing applications for a renewal applicant's frequency, and is required to grant the renewal application if it finds:

  . that the station has served the public interest, convenience and necessity;

  . that there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC; and

  . that there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse.

   If as a result of an evidentiary hearing, the FCC determines that the licensee has failed to meet the requirements for renewal and that no mitigating factors justify the imposition of a lesser sanction, the FCC may deny a license renewal application. Historically, FCC licenses have generally been renewed. We have no reason to believe that our licenses will not be renewed in the ordinary course, although there can be no assurance to that effect. The non-renewal of one or more of our stations' licenses could have a material adverse effect on our business.

   Ownership Matters. The Communications Act requires prior approval of the FCC for the assignment of a broadcast license or the transfer of control of a corporation or other entity holding a license. In determining whether to approve an assignment of a television or radio broadcast license or a transfer of control of a broadcast licensee, the FCC considers a number of factors pertaining to the licensee including compliance with various rules limiting common ownership of media properties, the "character" of the licensee and those persons holding "attributable" interests therein, and the Communications Act's limitations on foreign ownership and compliance with the FCC rules and regulations.

   To obtain the FCC's prior consent to assign or transfer a broadcast license, appropriate applications must be filed with the FCC. If the application to assign or transfer the license involves a substantial change in ownership or control of the licensee, for example, the transfer or acquisition of more than 50% of the voting stock, the application must be placed on public notice for a period of 30 days during which petitions to deny the application may be filed by interested parties, including members of the public. If an assignment application does not involve new parties, or if a transfer of control application does not involve a "substantial change" in ownership or control, it is a pro forma application, which is not subject to the public notice and 30 day petition to deny procedure. The regular and pro forma applications are nevertheless subject to informal objections that may be filed any time until the FCC acts on the application. If the FCC grants an assignment or transfer application, interested parties have 30 days from public notice of the grant to seek reconsideration of that grant. The FCC has an additional ten days to set aside such grant on its own motion. When ruling on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer to any party other than the assignee or transferee specified in the application.

   Under the Communications Act, a broadcast license may not be granted to or held by persons who are not U.S. citizens, by any corporation that has more than 20% of its capital stock owned or voted by non-U.S. citizens or entities or their representatives, by foreign governments or their representatives or by non-U.S. corporations. Furthermore, the Communications Act provides that no FCC broadcast license may be granted to or held by any corporation directly or indirectly controlled by any other corporation of which more than 25% of its capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives, or foreign governments or their representatives or by non-U.S. corporations, if the FCC finds the public interest will be served by the refusal or revocation of such license. Thus, the licenses for our stations could be revoked if more than 25% of our outstanding capital stock is issued to or for the benefit of non-U.S. citizens in excess of these limitations. Our first restated certificate of incorporation restricts the ownership and voting of our capital stock to comply with these requirements.

   The FCC generally applies its other broadcast ownership limits to "attributable" interests held by an individual, corporation or other association or entity. In the case of a corporation holding broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the stock of a licensee corporation are generally deemed attributable interests, as are positions as an officer or director of a corporate parent of a broadcast licensee.

   Stock interests held by insurance companies, mutual funds, bank trust departments and certain other passive investors that hold stock for investment purposes only become attributable with the ownership of 20% or more of the voting stock of the corporation holding broadcast licenses.

   A time brokerage agreement with another television or radio station in the same market creates an attributable interest in the brokered television or radio station as well for purposes of the FCC's local television or radio station ownership rules, if the agreement affects more than 15% of the brokered television or radio station's weekly broadcast hours.

   Debt instruments, non-voting stock, options and warrants for voting stock that have not yet been exercised, insulated limited partnership interests where the limited partner is not "materially involved" in the media-related activities of the partnership and minority voting stock interests in corporations where there is a single holder of more than 50% of the outstanding voting stock whose vote is sufficient to affirmatively direct the affairs of the corporation generally do not subject their holders to attribution.

   However, the FCC recently adopted a new rule, known as the equity-debt-plus rule, that causes certain creditors or investors to be attributable owners of a station, regardless of whether there is a single majority stockholder or other applicable exception to the FCC's attribution rules. Under this new rule, a major programming supplier (any programming supplier that provides more than 15% of the station's weekly programming hours) or a same-market media entity will be an attributable owner of a station if the supplier or same-market media entity holds debt or equity, or both, in the station that is greater than 33% of the value of the station's total debt plus equity. For purposes of the equity-debt-plus rule, equity includes all stock, whether voting or nonvoting, and equity held by insulated limited partners in limited partnerships. Debt includes all liabilities, whether long-term or short-term.

   Generally, the FCC only permits an owner to have one television station per market. A single owner is permitted to have two stations with overlapping signals so long as they are assigned to different markets. Recent changes to the FCC's rules regarding ownership now permit an owner to operate two television stations assigned to the same market so long as either:

  .  the television stations do not have overlapping broadcast signals; or

  . there will remain after the transaction eight independently owned, full power noncommercial or commercial operating television stations in the market and one of the two commonly-owned stations is not ranked in the top four based upon audience share.

   The FCC will consider waiving these ownership restrictions in certain cases involving failing or failed stations or stations which are not yet built.

   The FCC permits a television station owner to own one radio station in the same market as its television station. In addition, a television station owner is permitted to own additional radio stations, not to exceed the local ownership limits for the market, as follows:

  . in markets where 20 media voices will remain, an owner may own an additional five radio stations, or, if the owner only has one television station, an additional six radio stations; and

  . in markets where ten media voices will remain, an owner may own an additional three radio stations.

   A "media voice" includes each independently-owned and operated full-power television and radio station and each daily newspaper that has a circulation exceeding 5% of the households in the market, plus one voice for all cable television systems operating in the market.

   The FCC has eliminated the limitation on the number of radio stations a single individual or entity may own nationwide and increased the limits on the number of stations an entity or individual may own in a market as follows:

  . In a radio market with 45 or more commercial radio stations, a party may own, operate or control up to eight commercial radio stations, not more than five of which are in the same service (AM or FM).

  . In a radio market with between 30 and 44 (inclusive) commercial radio stations, a party may own, operate or control up to seven commercial radio stations, not more than four of which are in the same service (AM or FM).

  . In a radio market with between 15 and 29 (inclusive) commercial radio stations, a party may own, operate or control up to six commercial radio stations, not more than four of which are in the same service (AM or FM).

  . In a radio market with 14 or fewer commercial radio stations, a party may own, operate or control up to five commercial radio stations, not more than three of which are in the same service (AM or FM), except that a party may not own, operate, or control more than 50% of the radio stations in such market.

   The FCC staff has notified the public of its intention to review transactions that comply with these numerical ownership limits but that might involve undue concentration of market share.

   Because of these multiple and cross-ownership rules, if a stockholder, officer or director of Entravision holds an "attributable" interest in Entravision, such stockholder, officer or director may violate the FCC's rules if such person or entity also holds or acquires an attributable interest in other television or radio stations or daily newspapers, depending on their number and location. If an attributable stockholder, officer or director of Entravision violates any of these ownership rules, we may be unable to obtain from the FCC one or more authorizations needed to conduct our broadcast business and may be unable to obtain FCC consents for certain future acquisitions.

   In connection with our acquisitions of LCG and Z-Spanish Media, we are required to comply with the FCC rules governing multiple ownership of radio and television stations. The addition of the Z-Spanish Media radio stations to the LCG radio stations being acquired in the Monterey-Salinas-Santa Cruz, California radio market, together with our existing ownership of a television station in that market, will result in our owning up to three more radio stations than are permitted by the FCC's radio multiple ownership rules. In order to comply with these rules, we will divest of three stations in the Monterey-Salinas-Santa Cruz market. In addition, the Z-Spanish Media radio stations, when combined with the LCG radio stations in the Modesto, California market, will result in our owning one more radio station than is permitted by the FCC's rules. In order to comply with these rules, we will divest of one station in this market.

   In an application filed with the FCC on June 9, 2000, Z-Spanish Media Licensing Company, LLC requested consent to assign the licenses of three of its radio stations to Salinas Holdings Partnership, a newly-formed partnership whose purpose is to own and operate such radio stations pending FCC consent to assign the licenses for these radio stations to The Z-Spanish Trust, Charles Giddens, Trustee. Amador Bustos, who will be the President of our Radio Division and a director of ours, is one of three equal partners of Salinas Holdings. To comply with FCC requirements, Mr. Bustos will not hold a position as an officer or director of us during any period in which Salinas Holdings is the licensee of the stations. We expect that this will be a short period of time as, also on

June 9, 2000, an application was filed with the FCC requesting its consent to the assignment of licenses for these radio stations to The Z-Spanish Trust, Charles Giddens, Trustee.

   The Communications Act requires broadcasters to serve the "public interest." The FCC has relaxed or eliminated many of the more formalized procedures it developed to promote the broadcast of certain types of programming responsive to the needs of a broadcast station's community of license. Nevertheless, a broadcast licensee continues to be required to present programming in response to community problems, needs and interests and to maintain certain records demonstrating its responsiveness. The FCC will consider complaints from the public about a broadcast station's programming when it evaluates the licensee's renewal application, but complaints also may be filed and considered at any time. Stations also must pay regulatory and application fees, and follow various FCC rules that regulate, among other things, political broadcasting, the broadcast of obscene or indecent programming, sponsorship identification, the broadcast of contests and lotteries and technical operation.

   The FCC requires that licensees must not discriminate in hiring practices, and shall develop and implement programs designed to promote equal employment opportunities and submit reports to the FCC on these matters periodically and in connection with each license renewal application.

   The FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another radio station in the same broadcast service (that is, AM/AM or FM/FM). The simulcasting restriction applies if the licensee owns both radio broadcast stations or owns one and programs the other through a local marketing agreement, provided that the contours of the radio stations overlap in a certain manner.

   "Must Carry" Rules. FCC regulations implementing the Cable Television Consumer Protection and Competition Act of 1992 require each television broadcaster to elect, at three year intervals beginning October 1, 1993, to either:

  . require carriage of its signal by cable systems in the station's market, which is referred to as "must carry" rules; or

  . negotiate the terms on which such broadcast station would permit transmission of its signal by the cable systems within its market which is referred to as "retransmission consent."

   We have elected "must carry" with respect to each of our full-power stations.

   Time Brokerage Agreements. We have, from time to time, entered into local marketing agreements, generally in connection with pending station acquisitions. By using local marketing agreements, we can provide programming and other services to a station proposed to be acquired before we receive all applicable FCC and other governmental approvals.

   FCC rules and policies generally permit time brokerage agreements if the station licensee retains ultimate responsibility for and control of the applicable station. We cannot be sure that we will be able to air all of our scheduled programming on a station with which we have local marketing agreements or that we will receive the anticipated revenue from the sale of advertising for such programming.

   Stations may enter into cooperative arrangements known as joint sales agreements. Under the typical joint sales agreement, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately-owned and licensed station in the same market. It also involves the provision by the selling party of certain sales, accounting and services to the station whose advertising is being sold. Unlike a local marketing agreement, the typical joint sales agreement does not involve programming.

   As part of its increased scrutiny of radio and television station acquisitions, the Department of Justice has stated publicly that it believes that local marketing agreements and joint sales agreements could violate the Hart-Scott-Rodino Antitrust Improvements Act of 1976 if such agreements take effect prior to the expiration of the waiting period under such Act. Furthermore, the Department of Justice has noted that joint sales agreements may raise antitrust concerns under Section 1 of the Sherman Antitrust Act and has challenged them in certain locations. The Department of Justice also has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to television and radio station acquisitions, above which a transaction may receive additional antitrust scrutiny.

   Digital Television Services. The FCC has adopted rules for implementing digital television service in the United States. Implementation of digital television will improve the technical quality of television signals and provide broadcasters the flexibility to offer new services, including high-definition television and data broadcasting.

   The FCC has established service rules and adopted a table of allotments for digital television. Under the table, certain eligible broadcasters with a full-power television station are allocated a separate channel for digital television operation. Stations will be permitted to phase in their digital television operations over a period of years after which they will be required to surrender their license to broadcast the analog, or non-digital television signal. Our stations must be on the air with a digital signal by May 1, 2002. We must return one of our paired channels for each station to the government by 2006.

   Equipment and other costs associated with the transition to digital television, including the necessity of temporary dual-mode operations and the relocation of stations from one channel to another, will impose some near-term financial costs on television stations providing the services. The potential also exists for new sources of revenue to be derived from digital television. We cannot predict the overall effect the transition to digital television might have on our business.

   Digital Radio Services. The FCC currently is considering standards for evaluating, authorizing and implementing terrestrial digital audio broadcasting technology, including In-Band On-Channel(TM) technology for FM radio stations. Digital audio broadcasting's advantages over traditional analog broadcasting technology include improved sound quality and the ability to offer a greater variety of auxiliary services. In-Band On-Channel(TM) technology would permit an FM station to transmit radio programming in both analog and digital formats, or in digital only formats, using the bandwidth that the radio station is currently licensed to use. It is unclear what regulations the FCC will adopt regarding digital audio broadcasting or In-Band On-Channel(TM) technology and what effect such regulations would have on our business or the operations of our radio stations.

   Radio Frequency Radiation. The FCC has adopted rules limiting human exposure to levels of radio frequency radiation. These rules require applicants for renewal of broadcast licenses or modification of existing licenses to inform the FCC whether the applicant's broadcast facility would expose people or employees to excessive radio frequency radiation. We believe that all of our stations are in compliance with the FCC's current rules regarding radio frequency radiation.

   Satellite Digital Audio Radio Service. The FCC has allocated spectrum to a new technology, satellite digital audio radio service, to deliver satellite-based audio programming to a national or regional audience. The nationwide reach of the satellite digital audio radio service could allow niche programming aimed at diverse communities that we are targeting. Two companies that hold licenses for authority to offer multiple channels of digital, satellite-delivered radio could compete with conventional terrestrial radio broadcasting. These potential competitors are expected to begin operations no later than 2001.

   Low-Power Radio Broadcast Service. On January 20, 2000, the FCC adopted rules creating a new low-power FM radio service. The rules have been published in the Federal Register and became effective on April 17, 2000. The new low-power FM service will consist of two classes of radio stations, with maximum power levels of either 10 watts or 100 watts. The 10 watt stations will reach an area with a radius of between one and two miles and the 100 watt stations will reach an area with a radius of approximately three and one-half miles. The new low-power FM stations will not be required to protect other existing FM stations on frequencies three channels away, as currently required of full-powered FM stations.

   The new low-power FM service will be exclusively non-commercial. Current broadcast licensees or parties with interests in cable television or newspapers will not be eligible to hold low-power FM licenses. It is difficult to predict what impact, if any, the new low-power FM service will have on technical interference with our stations' signals or competition for our stations' audiences. The new FCC rules for low-power FM services are the subject of court challenges and Congress is considering legislation which would substantially modify the rules adopted by the FCC.

   Other Pending FCC and Legislative Proceedings. The Satellite Home Viewer Act allows satellite carriers to deliver broadcast programming to subscribers who are unable to obtain television network programming over the air from local television stations. Congress in 1999 enacted legislation to amend the Satellite Home Viewer Improvement Act to facilitate the ability of satellite carriers to provide subscribers with programming from local television stations. These policies do not achieve "must-carry" status until January 1, 2002, when any satellite company that has chosen to provide local-into-local service must provide subscribers with all of the local broadcast television signals that are assigned to the market and where television licensees ask to be carried on the satellite system.

   On November 29, 1999, Congress enacted the Community Broadcasters Protection Act of 1999, which provides for a new Class A television service, consisting of certain low-power television stations. Low-power television stations that qualify for Class A status will no longer be secondary in nature and will be protected against certain full-power stations. In turn, the existence of Class A stations may impact the ability of full-power stations to modify their facilities. The FCC has recently completed a rulemaking proceeding to implement these rules. As the owner of both full-power and low-power stations, we are not certain as to whether the creation of the Class A service will, on balance, be beneficial or detrimental to us.

Regulation of Outdoor Advertising

   Outdoor advertising is subject to governmental regulation at the federal, state and local levels. Federal law, principally the Highway Beautification Act of 1965 regulates outdoor advertising on federally aided primary and interstate highways. As a condition to federal highway assistance, the Highway Beautification Act requires states to restrict billboards on such highways to commercial and industrial areas and imposes certain additional size, spacing and other limitations. All states have passed state billboard control statutes and regulations at least as restrictive as the federal requirements, including removal of any illegal signs on such highways at the owner's expense and without compensation. We believe that the number of our billboards that may be subject to removal as illegal is immaterial. No state in which we operate has banned billboards, but some have adopted standards more restrictive than the federal requirements. Municipal and county governments generally also have sign controls as part of their zoning laws. Some local governments prohibit construction of new billboards and some allow new construction only to replace existing structures, although most allow construction of billboards subject to restrictions on zones, size, spacing and height.

   Federal law does not require the removal of existing lawful billboards, but does require payment of compensation if a state or political subdivision compels the removal of a lawful billboard along a federally aided primary or interstate highway. State governments have purchased and removed legal billboards for beautification in the past, using federal funding for transportation enhancement programs, and may do so in the future. Governmental authorities from time to time use the power of eminent domain to remove billboards. Thus far, we have been able to obtain satisfactory compensation for any of our billboards purchased or removed as a result of governmental action, although there is no assurance that this will continue to be the case in the future. Local governments do not generally purchase billboards for beautification, but some have attempted to force the removal of legal but nonconforming billboards (billboards which conformed with applicable zoning regulations when built but which do not conform to current zoning regulations) after a period of years under a concept called "amortization," by which the governmental body asserts that just compensation is earned by continued operation over time. Although there is some question as to the legality of amortization under federal and many state laws, amortization has been upheld in some instances. We generally have been successful in negotiating settlements with municipalities for billboards required to be removed. Restrictive regulations also limit our ability to rebuild or replace nonconforming billboards.

   Under the terms of a settlement agreement among U.S. tobacco companies and 46 states, tobacco companies discontinued all advertising on billboards and buses in the 46 participating states as of April 23, 1999. The remaining four states had already reached separate settlements with the tobacco industry. We removed all tobacco billboards and advertising in these states in compliance with the settlement deadlines.

   In addition to the above settlement agreements, state and local governments are also considering regulating the outdoor advertising of alcohol products. Alcohol related advertising represented approximately 8.4% of the total revenue of our outdoor billboard business in 1999. As a matter of both company policy and industry practice (on a voluntary basis), we do not post any alcohol advertisements within a 500 square foot radius of any school, church or hospital.

Legal Proceedings

   We currently and from time to time are involved in litigation incidental to the conduct of our business, but we are not currently a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on us.

   Since September 8, 1999, we have been a party to a proceeding before the American Arbitration Association in Phoenix, Arizona with Hispanic Broadcasting Corporation regarding a dispute over an agreement to exchange radio stations KLNZ-FM, Glendale, Arizona, and KRTX-FM, Winnie ,

Texas, with one another. The agreement provides for liquidated damages of $2 million in the case of a breach. We could also be required as a result of the arbitration to exchange stations in accordance with the agreement.

   Since March 24, 2000, we have been defending against a lawsuit filed in the Superior Court of the District of Columbia by First Millenium Communications, Inc. to resolve certain contract disputes arising out of a terminated brokerage-type arrangement with First Millenium. The litigation primarily concerns the payment of a brokerage fee alleged to be due in connection with our acquisition of television station WBSV in Sarasota, Florida for $17 million. Nevertheless, in addition to its various contractual claims, First Millenium also has asserted claims for fraud, RICO, misappropriation, breach of fiduciary duty, defamation and intentional infliction of emotional distress. First Millenium is seeking in excess of $60 million including the right to a 10% ownership interest in WBSV and the right to exchange such interest in the reorganization described elsewhere in this prospectus. First Millenium has made similar claims relating to our pending acquisitions of television stations WHCT, Hartford, Connecticut, and WNTO, Orlando, Florida.

   A prior lawsuit was filed by us in the Superior Court of the District of Columbia against First Millenium seeking declaratory relief to determine the final rights of the parties pursuant to the brokerage arrangement, asserting that First Millenium made an irrevocable election under the agreement to receive $250,000 instead of a 10% ownership interest in WBSV. The court dismissed this action finding that there is no language regarding any election by the parties and further found that while we have the ability to force a sale of First Millenium's 10% interest, the time for such a forced sale has not yet occurred.

   On July 20, 2000, Telemundo Network Group LLC, Telemundo Network, Inc. and Council Tree Communications, L.L.C. filed an action against the Company and certain of our affiliates in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida, relating to our investment in XHAS-TV, Channel 33 in Tijuana, Mexico. The action seeks to have the sale voided and other unspecified damages for breach of contract relating to Telemundo's attempted exercise of a right of first refusal to buy the assets of XHAS-TV. In addition to its contract claim, Telemundo asserts tortious interference, fraud and conspiracy to defraud. Subsequently, the Company filed an action in the Superior Court of the State of California for the County of San Diego against the same Telemundo entities, seeking unspecified damages and a declaratory judgment that, among other things, Telemundo failed to timely exercise its right of first refusal with respect to the acquisition of the assets of XHAS-TV.

   We intend to vigorously defend against these claims and we do not believe that any resolution of these matters is likely to have a material adverse effect on us.

Properties and Facilities

   Our corporate headquarters are located in Santa Monica, California. We lease approximately 9,307 square feet of space in the building housing our corporate headquarters under a lease expiring in 2006. The types of properties required to support each of our television and radio stations typically include offices, broadcasting studios and antenna towers where broadcasting transmitters and antenna equipment are located. The majority of our office, studio and tower facilities are leased pursuant to long-term leases. We also own the buildings and/or land used for office, studio and tower facilities at two of our television stations. We own substantially all of the equipment used in our television and radio broadcasting business. We believe that all of our facilities and equipment are adequate to conduct our present operations.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth information about our executive officers and directors upon completion of this offering. Each of our directors serves until his or her successor is elected and is qualified.

 Name                  Age Position
 ----                  --- --------
 Walter F. Ulloa......  51 Chairman and Chief Executive Officer
 Philip C. Wilkinson..  44 President, Chief Operating Officer and Director
                           Executive Vice President, Treasurer and Chief
 Jeanette Tully.......  53 Financial Officer
 Paul A. Zevnik.......  49 Secretary and Director
 Amador S. Bustos.....  49 President of Radio Division and Director
 Glenn Emanuel........  47 President of Outdoor Division
 Darryl B. Thompson...  38 Director
 Andrew W. Hobson.....  38 Director
 Michael D. Wortsman..  53 Director

   Walter F. Ulloa. Mr. Ulloa, the Chairman and Chief Executive Officer of Entravision since its inception in 1996, has over 24 years of experience in Spanish-language television and radio in the United States. Mr. Ulloa will be elected as a member of our board of directors pursuant to a voting agreement among Messrs. Ulloa, Wilkinson and Zevnik. From 1989 to 1996, Mr. Ulloa was involved in the development, management or ownership of the predecessor entities to Entravision. From 1976 to 1989, he worked at KMEX, Los Angeles, California, as operations manager, production manager, news director, local sales manager and an account executive.

   Philip C. Wilkinson. Mr. Wilkinson, the President and Chief Operating Officer of Entravision since its inception in 1996, has over 19 years of experience in Spanish-language television and radio in the United States. Mr. Wilkinson will be elected as a member of our board of directors pursuant to a voting agreement among Messrs. Ulloa, Wilkinson and Zevnik. From 1990 to 1996, Mr. Wilkinson was involved in the development, management or ownership of the predecessor entities to Entravision. From 1982 to 1990, he worked at the Univision television network and served in the positions of account executive, Los Angeles national sales manager and West Coast sales manager.

   Jeanette Tully. Ms. Tully, an Executive Vice President and the Chief Financial Officer and Treasurer of Entravision since September 1996, has over 22 years of experience in the media industry. Ms. Tully was the Executive Vice President and Chief Financial Officer of Alliance Broadcasting from 1994 until early 1996, when the company was sold to Infinity Broadcasting. From May 1986 until she joined Alliance Broadcasting, Ms. Tully was a Vice President of Communications Equity Associates, where she advised a variety of broadcast companies on financial matters.

   Paul A. Zevnik. Mr. Zevnik has been the Secretary of Entravision since its inception in 1996. Mr. Zevnik will be elected as a member of our board of directors pursuant to a voting agreement among Messrs. Ulloa, Wilkinson and Zevnik. From 1989 to 1996, Mr. Zevnik was involved in the development, management or ownership of the predecessor entities to Entravision. Mr. Zevnik is a partner in the Washington, D.C. office of the law firm of Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P.

   Amador S. Bustos. Mr. Bustos will be the President of our Radio Division upon completion of this offering and our acquisition of Z-Spanish Media. Mr. Bustos will also be elected as a member of our board of directors pursuant to a voting agreement among Messrs. Ulloa, Wilkinson and Zevnik. Mr. Bustos' positions as a director and officer are subject to the required regulatory divestiture of three of Z-Spanish Media's radio stations, as further described in "Business--Regulation of Television and Radio Broadcasting." From November 1992 until our acquisition of Z-Spanish Media, Mr. Bustos served as Chairman, Chief Executive Officer and President of Z-Spanish Media or one of its predecessors. From December 1979 until September 1992, Mr. Bustos held various positions, including general sales manager, senior account executive and community affairs coordinator, at several radio stations and a television station in the San Francisco Bay area.

   Glenn Emanuel. Mr. Emanuel will be the President of our Outdoor Division upon completion of this offering and our acquisition of Z-Spanish Media. Mr. Emanuel has over 20 years of experience in the outdoor advertising industry. From 1997 until our acquisition of Z-Spanish Media, Mr. Emanuel served as the President of Vista, Z-Spanish Media's outdoor advertising group. Before joining Vista, he served as general manager of Regency Outdoor Advertising's operations in Los Angeles for ten years.

   Darryl B. Thompson. Mr. Thompson will serve on our board of directors as a representative of TSG Capital Fund III, L.P. upon completion of this offering and our acquisition of Z-Spanish Media, and will be elected pursuant to a voting agreement among Messrs. Ulloa, Wilkinson and Zevnik. Mr. Thompson has been a partner of TSG Capital Group, L.L.C. since 1993. Mr. Thompson serves on the boards of directors of several public and private companies, including LuminaAmericas, Inc., Telscape International, Inc. and Millennium Digital Media Holdings, L.L.C.

   Andrew W. Hobson. Mr. Hobson, who will be a member of our board of directors as a representative of Univision upon completion of this offering, has been an Executive Vice President of the Univision Network since 1993. From 1990 through 1993 he was a principal at Chartwell Partners, Univision's controlling owner. Before joining Chartwell, Mr. Hobson was a Vice President in the investment banking group of Bankers Trust Corp., where he was employed from 1984 to 1990.

   Michael D. Wortsman. Mr. Wortsman, who will be a member of our board of directors as a representative of Univision upon completion of this offering, is the Co-President of Univision Television Group Inc. Before holding this position, Mr. Wortsman served as the Executive Vice President of corporate development for the Univision Television Group from 1993 to 1996.

Board Committees

   The board of directors intends to establish an audit committee and a compensation committee. Univision, as the holder of our Class C common stock, will have the right to appoint one member to each of these committees, as well as any other committee established by our board of directors.

   The audit committee will recommend to the board of directors the selection of independent auditors, review the results and scope of audit and other services provided by our independent auditors and review and evaluate our audit and control functions.

   The compensation committee will review and recommend to the board of directors the compensation and benefits of all of our officers and will establish and review general policies relating to compensation and benefits of our employees.

Compensation Committee Interlocks and Insider Participation

   At the completion of this offering, the members of our compensation committee will consist of Messrs. Hobson and Thompson, neither of whom has ever been an officer or employee of Entravision. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board or compensation committee.

Director Compensation

   We intend to establish fees for all non-employee directors within six months after the date of this prospectus, which will include grants of stock options to our directors. We also expect to reimburse our non-employee directors for reasonable expenses they may incur in attending board of directors or committee meetings.

Executive Compensation

   The following table sets forth all compensation earned in the fiscal year ended December 31, 1999 by our Chief Executive Officer and the four other most highly compensated officers whose annual salary and bonus exceeded $100,000.

                           Summary Compensation Table

                                         Annual Compensation(1)
                                     ------------------------------
                                                       Other Annual  All Other
Name and Principal Position     Year  Salary  Bonus(2) Compensation Compensation
---------------------------     ---- -------- -------- ------------ ------------
Walter F. Ulloa................ 1999 $360,000 $429,938     --           --
  Chairman and Chief Executive
   Officer
Philip C. Wilkinson............ 1999  360,000  429,938     --           --
  President and Chief Operating
   Officer
Jeanette Tully................. 1999  225,000      --      --           --
  Chief Financial Officer
Amador S. Bustos............... 1999  168,000   10,080     --           --
  President of Radio Division
Glenn Emanuel.................. 1999  225,000   75,000     --           --
  President of Outdoor Division

--------
(1) Excludes perquisites and other personal benefits, securities or property which aggregate the lesser of $50,000 or 10% of the total of annual salary and bonus.

(2) Represents bonuses earned in 1998 and paid in 1999.

Employment Agreements and Arrangements

   In July 2000, we entered into a five-year employment agreement with Walter
F. Ulloa pursuant to which Mr. Ulloa serves as our Chairman and Chief Executive Officer. The agreement provides for a base salary of $600,000 per year, with an annual increase of $50,000 per year. Under the terms of the agreement, Mr. Ulloa is eligible to receive a cash bonus equal to (i) 75% of his then-current base salary if our annual growth rate of earnings before interest, taxes, depreciation and amortization, or EBITDA (pro forma as defined by the compensation committee), exceeds 20% over the previous year, 63% of his then-current base salary if EBITDA growth rate exceeds 17% over the previous year and 50% of his then-current base salary if EBITDA growth rate exceeds 14% over the previous calendar year and (ii) up to an additional 25% of his then-current base salary in the discretion of the compensation committee of our board of directors.

   If Mr. Ulloa's employment is terminated by us without cause, by Mr. Ulloa for good reason or in connection with a change of control, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus an amount equal to the greater of the sum of three times his then-current base salary plus three times his then-current maximum bonus or his salary and bonuses for the remainder of the term of his employment agreement, plus a continuation of all benefit coverages for a period of two years. In addition, upon any such termination event, all stock options then held by Mr. Ulloa will accelerate and become immediately exercisable, and any restrictions on restricted stock held by Mr. Ulloa shall lapse.

   In July 2000, we entered into a five-year employment agreement with Philip
C. Wilkinson pursuant to which Mr. Wilkinson serves as our President and Chief Operating Officer. The agreement provides for a base salary of $600,000 per year, with an annual increase of $50,000 per year. Under the terms of the agreement, Mr. Wilkinson is eligible to receive a cash bonus equal to (i) 75% of his then-current base salary if our annual growth rate of earnings before interest, taxes, depreciation and amortization, or EBITDA (pro forma as defined by the compensation committee), exceeds 20% over the previous year, 63% of his then-current base salary if EBITDA growth rate exceeds 17% over the previous year and 50% of his then-current base salary if EBITDA growth rate exceeds 14% over the previous calendar year and (ii) up to an additional 25% of his then-current base salary in the discretion of the compensation committee of our board of directors.

   If Mr. Wilkinson's employment is terminated by us without cause, by Mr. Wilkinson for good reason or in connection with a change of control, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus an amount equal to the greater of the sum of three times his then-current base salary plus three times his then-current maximum bonus or his salary and bonuses for the remainder of the term of his employment agreement, plus a continuation of all benefit coverages for a period of two years. In addition, upon any such termination event, all stock options then held by Mr. Wilkinson will accelerate and become immediately exercisable, and any restrictions on restricted stock held by Mr. Wilkinson shall lapse.

Employee Benefit Plans

 2000 Omnibus Equity Incentive Plan

   We have adopted our 2000 Omnibus Equity Incentive Plan to provide an additional means to attract, motivate, reward and retain key personnel. The plan gives the administrator the authority to grant different types of stock incentive awards and to select participants. Our employees, officers, directors and consultants may be selected to receive awards under the plan.

   Share Limits. A maximum of 11,500,000 shares of our Class A common stock may be issued under the plan, or approximately 10% of our outstanding shares on a fully-diluted basis after giving effect to this offering. Options to purchase 1,615,231 shares of Class A common stock will be issued under the plan at the closing of our acquisition of Z-Spanish Media in exchange for existing Z-Spanish Media options. Initial option grants to our named executive officers and directors, all having an exercise price equal to the initial public offering price of $16.50 per share, are expected to be as follows: Mr. Ulloa, 775,000 shares; Mr. Wilkinson, 775,000 shares; Ms. Tully, 150,000 shares; Mr. Zevnik, 100,000 shares; Mr. Bustos, 150,000 shares; Mr. Emanuel, 150,000 shares;

Mr. Thompson, 10,000 shares; Mr. Hobson, 50,000 shares; and Mr. Wortsman, 20,000 shares. The aggregate number of shares subject to stock options and stock appreciation rights granted under the plan to any one person in a calendar year cannot exceed one million shares.

   Each share limit and award under the plan is subject to adjustment for certain changes in our capital structure, reorganizations and other extraordinary events. Shares subject to awards that are not paid or exercised before they expire or are terminated are available for future grants under the plan.

   Awards. Awards under the plan may be in the form of:

  .  incentive stock options;

  .  nonqualified stock options;

  .  stock appreciation rights;

  .  restricted stock; or

  .  stock units.

   Awards may be granted individually or in combination with other awards. Certain types of stock-based performance awards under the plan will depend upon the extent to which performance goals set by the administrator are met during the performance period.

   Awards under the plan generally will be nontransferable, subject to exceptions such as a transfer to a family member or to a trust, as authorized by the administrator.

   Nonqualified stock options and other awards may be granted at prices below the fair market value of the common stock on the date of grant. Restricted stock awards can be issued for nominal or the minimum lawful consideration. Incentive stock options must have an exercise price that is at least equal to the fair market value of the common stock, or 110% of fair market value of the common stock for any owner of more than 10% of our common stock, on the date of grant. These and other awards may also be issued solely or in part for services.

   Administration. The plan will be administered by a committee of directors appointed by our board of directors.

   The administrator of the plan has broad authority to:

  .  designate recipients of awards;

  . determine or modify, subject to any required consent, the terms and provisions of awards, including the price, vesting provisions, terms of exercise and expiration dates;

  .  approve the form of award agreements;

  . determine specific objectives and performance criteria with respect to performance awards;

  .  construe and interpret the plan; and

  . reprice, accelerate and extend the exercisability or term, and establish the events of termination or reversion of outstanding awards.

   Change of Control. Upon a change of control event, any award may become immediately vested and/or exercisable, unless the administrator determines to the contrary. Generally speaking, a change of control event will be triggered under the plan:

  . in connection with certain mergers or consolidations of Entravision with or into another entity where our stockholders before the transaction own less than 50% of the surviving entity;

  . if a majority of our board of directors changes over a period of two years or less; or

  . upon a sale of all or substantially all of our assets if a change in ownership of more than 50% of our outstanding voting securities occurs.

   The administrator of the plan may also provide for alternative settlements of awards, the assumption or substitution of awards or other adjustments of awards in connection with a change of control or other reorganization of Entravision.

   Plan Amendment, Termination and Term. Our board of directors may amend, suspend or discontinue the plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will generally not be submitted to stockholders for their approval unless such approval is required by applicable law.

   The plan will remain in existence as to all outstanding awards until such awards are exercised or terminated. The maximum term of options, stock appreciation rights and other rights to acquire common stock under the plan is ten years after the initial date of award, subject to provisions for further deferred payment in certain circumstances. No award can be granted ten years after adoption of the plan by our board of directors.

   Payment for Shares. The exercise price of options or other awards may generally be paid in cash or, subject to certain restrictions, shares of common stock. Subject to any applicable limits, we may finance or offset shares to cover any minimum withholding taxes due in connection with an award.

   Federal Tax Consequences. The current federal income tax consequences of awards authorized under the plan follow certain basic patterns. Generally, awards under the plan that are includable in the income of the recipient at the time of exercise, vesting or payment, such as nonqualified stock options, stock appreciation rights and restricted stock awards, are deductible by us, and awards that are not required to be included in the income of the recipient, such as incentive stock options, are not deductible by us.

   Generally speaking, Section 162(m) of the Internal Revenue Code provides that a public company may not deduct compensation, except for compensation that is commission or performance-based paid to its chief executive officer or to any of its four other highest compensated officers to the extent that the compensation paid to such person exceeds $1 million in a tax year. The regulations exclude from these limits compensation that is paid pursuant to a plan in effect before the time that a company is publicly held. We expect that compensation paid under the plan will not be subject to Section 162(m) in reliance on this transition rule, as long as such compensation is paid or stock options, stock appreciation rights and/or restricted stock awards are granted before the earlier of a material amendment to the plan or our annual stockholders meeting in the year 2004.

   In addition, we may not be able to deduct certain compensation attributable to the acceleration of payment and/or vesting of awards in connection with a change of control event should that compensation exceed certain threshold limits under Section 280G of the Internal Revenue Code.

   Non-Exclusive Plan. The plan is not exclusive. Our board of directors (or its delegate), under Delaware law, may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

 401(k) Plan

   We offer a 401(k) savings and retirement plan to all of our employees. Participants in the 401(k) plan may elect to contribute up to 15% of their annual salary but may not exceed the annual maximum contribution limits established by the Internal Revenue Service. We currently match 25% of the amounts contributed up to a maximum of $1,000 per year by each participant. The 401(k) plan is intended to qualify under the Internal Revenue Code, so that contributions by employees or by us to the plan and income earned on plan contributions are not taxable to employees until distributed to them, and contributions by us will be deductible by us when made. The trustees under the 401(k) plan, at the direction of each participant, invest such participant's assets in the 401(k) plan in selected investment options.

   As a result of our acquisition of LCG and our pending acquisition of Z-Spanish Media, we are (or will be) the successor-in-interest to the 401(k) plans of LCG and Z-Spanish Media. To the extent permissible, we intend to terminate all such plans, and each of the employees covered by such plans will have the opportunity to roll-over their investment accounts into our 401(k) plan.

Indemnification of Directors and Executive Officers and Limitation of Liability

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. This indemnification may, however, be unenforceable as against public policy.

   As permitted by Delaware law, our first restated certificate of incorporation, which will become effective upon the closing of this offering, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

   As permitted by Delaware law, our first restated certificate of incorporation provides that:

  . we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, so long as the person being indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful;

  . we are permitted to indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law;

  . we are required to advance expenses to our directors and officers incurred in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions; and

  . the rights conferred in our first restated certificate of incorporation are not exclusive.

   Before the closing of this offering, we intend to enter into indemnity agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our first restated certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

   We have obtained directors' and officers' liability insurance.

                             PRINCIPAL STOCKHOLDERS

   The following table summarizes information regarding the beneficial ownership of our outstanding common stock as of the date of this prospectus based on an initial public offering price of $16.50 and giving effect to our reorganization described elsewhere in this prospectus for:

  . each person or entity known by us to beneficially own 5% or more of our outstanding common stock;

  .  our executive officers noted in the Summary Compensation Table;

  .  each of our directors; and

  .  all executive officers and directors as a group.

                                                       Percentage of Shares
                                                      Beneficially Owned (2)
                                                      ------------------------
Name and Address of       Class of  Number of Shares    Before        After
Beneficial Owner (1)       Shares  Beneficially Owned  Offering     Offering
--------------------      -------- ------------------ -----------  -----------
Walter F. Ulloa.........      B        11,489,365(3)        16.77%       10.03%
Philip C. Wilkinson.....      B        11,489,365(4)        16.77%       10.03%
Paul A. Zevnik..........      A            13,821(5)           * %          * %
                              B         4,699,803(6)         6.86%        4.10%
Univision Communications
 Inc. (7)...............      C        21,983,392           32.10%       19.20%
TSG Capital Group (8)...      A         9,418,004           13.76%        8.23%
Jeanette Tully..........      A           249,237(9)           * %          * %
Amador S. Bustos........      A         1,881,571            2.75%        1.64%
Glenn Emanuel...........      A           308,368              * %          * %
Darryl B. Thompson......      A         9,301,432(10)       13.59%        8.13%
Andrew W. Hobson (11)...     --               --               --           --
Michael D. Wortsman
 (12)...................     --               --               --           --
All executive officers
 and directors as a
 group (nine persons)...      A        11,745,929           17.16%       10.26%
                              B        27,678,533           40.40%       24.16%

--------
  *   Represents beneficial ownership of less than 1%.
 (1) Unless otherwise noted, the address for each person or entity named below is c/o Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
 (2)  Assumes no exercise of the underwriters' over-allotment option.
 (3) Includes 889,848 shares held by The Walter F. Ulloa Irrevocable Trust of 1996.
 (4) Includes 9,424,800 shares held by The Wilkinson Family Trust and 889,848 shares held by The 1994 Wilkinson Children's Gift Trust.
 (5) Represents shares held by The Zevnik Charitable Foundation. Mr. Zevnik has shared voting power in The Zevnik Charitable Foundation.
 (6) Includes 800,666 shares held by The Paul A. Zevnik Irrevocable Trust of 1996 and 1,736,516 shares held by The Zevnik Family L.L.C.

 (7) The address for Univision Communications Inc. is 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067. Univision has indicated that it may purchase 6,464,542 shares of Class A common stock directly from us in the offering. The price paid for such shares will be the price per share to the public, less the underwriting discount. At the conclusion of this offering, assuming the underwriters do not exercise the over-allotment option and 46,000,000 shares are issued, Univision will beneficially own approximately 19% of the shares outstanding after the offering if it does not purchase any shares in this offering and approximately 26% if it purchases 6,464,542 shares in this offering.
 (8) TSG Capital Group includes TSG Capital Fund II, L.P., TSG Capital Fund III, L.P., TSG Associates II Inc., TSG Associates III, LLC and TSG Ventures, L.P. The address for each of these entities is 177 Broad Street, 12th Floor, Stamford, Connecticut 06901. Includes
      5,865,103 shares of Class A common stock reserved for issuance upon conversion of Series A preferred stock held by TSG Capital Fund III, L.P.
 (9)  Represents shares held by The Jeanette Tully 1996 Revocable Trust.
(10) Represents 9,418,004 shares held by TSG Capital Group, excluding 116,572 shares held by TSG Ventures, L.P. Mr. Thompson is a principal in each of the TSG Capital Group entities, except for TSG Ventures, L.P.
      Mr. Thompson may be deemed to exercise voting and investment power over such shares. Mr. Thompson disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.
(11) Mr. Hobson is an executive officer of an affiliate of Univision Communications Inc.
(12) Mr. Wortsman is an executive officer of an affiliate of Univision Communications Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Reorganization. Before the closing of this offering, we will complete a reorganization. As a result of this reorganization, the beneficial ownership of Entravision will be virtually identical to the beneficial ownership of Entravision Communications Company, L.L.C., our predecessor, immediately before the reorganization. This reorganization will occur as follows:

  . Walter F. Ulloa, Philip C. Wilkinson and Paul A. Zevnik and each of their trusts and other controlled entities will exchange their direct and indirect ownership interests in our predecessor for newly-issued shares of our Class B common stock;

  . each of the stockholders in the seven corporate member entities of our predecessor (other than Messrs. Ulloa, Wilkinson and Zevnik and their trusts and related entities) will exchange their shares in such corporate members for newly-issued shares of our Class A common stock;

  . each of the remaining individuals, trusts and other entities holding direct membership interests in our predecessor will exchange such interests for newly-issued shares of our Class A common stock; and

  . Univision will exchange its subordinated note and option in our predecessor for shares of our Class C common stock.

   Relationship with Univision. In December 1996, Univision invested $10 million in our predecessor in exchange for a subordinated note and an option to acquire an approximately 25% ownership interest in our predecessor. The note is due December 30, 2021 and bears interest at 7.01% per year, for which Univision has agreed to compensate us in an amount equal to the amount of annual interest due, in exchange for running Univision's programming.

   In April 1999, we acquired television stations KLUZ and K48AM in Albuquerque, New Mexico from Univision in exchange for $1 million in cash and a 2% increase in Univision's option to acquire an ownership interest in our predecessor. In March 2000, Univision invested an additional $110 million in our predecessor, which increased the subordinated note to an aggregate of $120 million, and increased its option to the right to acquire a 40% ownership interest in our predecessor.

   In connection with our reorganization, Univision will exchange its subordinated note and option for 21,983,392 shares of our Class C common stock, or an approximately 19% ownership interest in us after this offering. As long as Univision owns at least 30% of its initial Class C shares, it will have the right to vote as a separate class to elect two directors, to appoint a member to any board committee and to approve material decisions involving our company, including any merger consolidation or any other business combination, any dissolution and any transfer of the FCC licenses for any of our Univision-affiliated television stations.

   Also, pursuant to our Univision network affiliation agreements, Univision acts as our national advertising sales representative for our Univision-affiliated television stations. Our director-nominee, Andrew W. Hobson, is an Executive Vice President of the Univision Network and our director-nominee, Michael D. Wortsman, is the Co-President of Univision Television Group Inc.

   We have also offered Univision the opportunity to purchase 6,464,542 shares of our Class A common stock directly from us in this offering. Assuming Univision accepts our offer to purchase these shares, Univision will own an approximately 26% equity interest in us.

   Prior to the closing of this offering, Univision will make available to our predecessor a $70 million bridge loan to our predecessor to pay the purchase price of two radio stations from Citicasters. We would repay the entire balance of the loan with the proceeds of this offering. If this offering has not closed by October 31, 2000, Univision would have the option, for an exercise price equal to the unpaid balance under the bridge note, to acquire an additional equity interest in us (or our predecessor, if the reorganization described in this prospectus has not occurred) at a price per share (or price per unit) equal to the price per unit of the equity option acquired by Univision in its $110 million investment in our predecessor in March 2000.

   Voting Agreement. On the closing of this offering, we will enter into a voting agreement with Walter F. Ulloa, our Chairman and Chief Executive Officer, Philip C. Wilkinson, our President and Chief Operating Officer, and Paul A. Zevnik, our Secretary, under which they will agree to vote all of their shares of Class B common stock in favor of such director-nominees as Messrs. Ulloa and Wilkinson may nominate. Mr. Zevnik will further agree to vote his shares on all other matters in the same manner as both Mr. Ulloa and Mr. Wilkinson, unless they vote differently, in which case Mr. Zevnik will be free to vote his shares however he may choose. Messrs. Ulloa and Wilkinson will irrevocably designate themselves and Mr. Zevnik as director-nominees. In addition, Messrs. Ulloa and Wilkinson will agree to nominate as directors Amador S. Bustos, the President of our Radio Division, and a representative of TSG Capital Fund III, L.P. as long as Mr. Bustos and the TSG representative continue to have a contractual right to be elected to our board of directors. This agreement will remain in effect with respect to each of Messrs. Ulloa, Wilkinson and Zevnik as long as he owns 30% of his initial Class B shares.

   Registration Rights. We will enter into investor rights agreements with all of our existing stockholders and with all of the stockholders receiving Class A common stock in connection with our acquisition of Z-Spanish Media. The investor rights agreements provide these stockholders with rights to require us to register their stock with the Securities and Exchange Commission. These rights do not apply to this offering.

   Transactions with Walter F. Ulloa and Philip C. Wilkinson

   Employment agreements between our predecessor and Messrs. Ulloa and Wilkinson entitle each of them to receive an annual bonus in an amount equal to 1% of our predecessor's annual net revenue. For the period from January 1, 2000 through June 30, 2000, we will pay bonuses under these agreements of approximately $300,000 to each of Mr. Ulloa and Mr. Wilkinson. These employment agreements will be terminated before the closing of this offering.

   Mr. Ulloa is the sole shareholder of Las Tres Campanas Television, Inc., the FCC licensee of low-power television stations K27AF and K47EG in Las Vegas, Nevada. In 1997, Las Tres Campanas issued a note to a former shareholder in the principal amount of $262,500. We have assumed the payment obligations of Las Tres Campanas under the note in exchange for Las Tres Campanas's agreement to contribute to us all of its assets, including the licenses to stations K27AF and K47EG. As of December 31, 1999, the unpaid balance of principal and interest under the note was approximately $234,000.

   In 1996, Cabrillo Broadcasting Corporation, one of the member entities of our predecessor, made a loan in the principal amount of $159,000 to Mr. Wilkinson, which was used by Mr. Wilkinson to purchase equity in KSMS, Inc., another of our predecessor entities. When the roll-up of our predecessor was consummated in 1997, all of the assets and liabilities of Cabrillo were contributed to our predecessor. As payment for this obligation, Mr. Wilkinson has agreed to transfer to us his ownership interest in the FCC license for radio station KPVW, Aspen, Colorado.

   Transactions with Paul A. Zevnik

   Mr. Zevnik is a partner of Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P., which has regularly represented us as our legal counsel and will continue to do so.

   In October 1996, we made a loan to Mr. Zevnik evidenced by a promissory note in the principal amount of $360,366, which bears interest at a rate of 5.625% per year and is due and payable in full in October 2001. Mr. Zevnik used the loan to purchase 10,313 Class A units of our predecessor. As of December 31, 1999, the aggregate outstanding principal and interest amount on this loan was $424,663.

   Transactions with TSG Entities and Darryl B. Thompson

   Our director-nominee, Darryl B. Thompson, is an equityholder, officer and director of TSG Capital Fund II, L.P., TSG Capital Fund III, L.P., TSG Associates II, Inc. and TSG Associates III, L.P.

   On April 20, 2000, TSG Capital Fund III, L.P. invested $90 million in our predecessor in the form of a convertible subordinated note, which was used to fund a portion of the purchase price to acquire LCG. At an initial public offering price of $16.50 per share, the note will automatically convert upon the closing of this offering into shares of our Series A preferred stock at a conversion price of the lower of:

  . $16.95 per share; or

  . the greater of 93% of the price per share of the Class A common stock sold in this offering or $14.74 per share.

   At an initial public offering price of $16.50 per share, the Series A preferred stock would convert into 5,865,103 shares of Class A common stock.

   In connection with our acquisition of Z-Spanish Media, TSG Capital Fund II, L.P., TSG Capital Fund III, L.P. and their affiliates will receive approximately $169 million in cash and 3,311,507 shares of our Class A common stock.

   On March 31, 1998, TSG Ventures, L.P., an affiliate of TSG Capital Fund III, L.P., issued a promissory note to KZSF Broadcasting, Inc., a wholly owned subsidiary of Z-Spanish Media, in the principal amount of approximately $1.1 million with an interest rate of 12% per year, which was paid in full in January 1999. On March 31, 1998, TSG Ventures, L.P. issued a promissory note to Z-Spanish Radio Network, Inc., a wholly owned subsidiary of Z-Spanish Media, in the principal amount of $1.8 million with an interest rate of 15% per year, which was paid in full in January 1999.

   In December 1999, Z-Spanish Media and Vista agreed to provide an aggregate of $2.5 million in advertising to LuminaAmericas, Inc., a provider of e-business services to corporations seeking to use the Internet to serve Hispanics in the United States and Latin America, in exchange for 1,666,666 shares of Series A preferred stock. Mr. Thompson is a director, and TSG Capital Fund III, L.P. is a stockholder, of LuminaAmericas, Inc.

   Transactions with Amador S. Bustos

   In connection with our acquisition of Z-Spanish Media, Amador S. Bustos, the President of our Radio Division, and his affiliates will receive approximately 1,881,571 shares of our Class A common stock.

   In October 1999, Z-Spanish Media acquired all of the outstanding capital stock of JB Broadcasting, Inc., an entity owned by Mr. Bustos and his brother John Bustos, for $3.4 million, for which a note receivable and accrued interest totaling $0.3 million was offset against Z-Spanish Media's note payable for fees and accrued interest totaling $0.7 million, and the remainder was paid in shares of Z-Spanish Media's Class B common stock. From 1996 until October 1999, Z-Spanish Media operated radio station KZMS in Modesto, California, which was owned by JB Broadcasting, under a local marketing agreement. Total fees of $0.7 million due under this agreement were included in the consideration paid to acquire JB Broadcasting.

   During 1998, Z-Spanish Media operated radio station KZSJ in San Jose under a local marketing agreement with KZSJ Radio LLC, an entity owned by Mr. Bustos, pursuant to which KZSJ Radio LLC received a monthly fee of $10,000. The local marketing agreement was terminated by mutual agreement between the parties in December 1998, and $0.1 million was paid to KZSJ Radio LLC in the first quarter of 2000.

   Pursuant to a lease that expires in 2009, Z-Spanish Media rents a studio building from Mr. Bustos for $42,000 per year. Pursuant to a lease that expires in 2019, Z-Spanish Media leases a corporate office building from Mr. Bustos for $63,000 a year. Rent increases annually by 5% per year for the term of both leases.

   Transactions with Glenn Emanuel

   In connection with our acquisition of Z-Spanish Media, Glenn Emanuel, the President of our Outdoor Division, will receive approximately 308,368 shares of our Class A common stock.

   In August 1997, Mr. Emanuel executed a promissory note in favor of Vista in the principal amount of $198,315 with an interest rate of 9.75% per year, which is due and payable in full on August 9, 2002. Mr. Emanuel used the loan to purchase shares of Vista's common and preferred stock. The loan will be secured by the shares of Class A common stock to be received by Mr. Emanuel in connection with our acquisition of Z-Spanish Media. As of December 31, 1999, the outstanding balance of principal and interest under the loan was $243,548.

   Class D Membership Units in Predecessor

   Our predecessor granted to each of Messrs. Ulloa and Wilkinson 6,050 Class D membership units for nominal consideration, which will be exchanged for 102,850 shares of Class B common stock at the closing of this offering. The Class B common stock will be held pursuant to Restricted Stock Agreements that allow for repurchase of the shares for nominal consideration if Messrs. Ulloa and Wilkinson do not remain employed with us, with such restriction lapsing in one-third increments over three years. Such restriction also lapses upon a change in control affecting us.

   Our predecessor also granted to Mr. Zevnik 2,560 Class D membership units for nominal consideration, which will be exchanged for 43,520 shares of Class B common stock at the closing of this offering. The Class B common stock will be held pursuant to a Restricted Stock Agreement that allows for repurchase of the shares for nominal consideration if Mr. Zevnik does not remain as an officer or director of Entravision, with such restriction lapsing in one-third increments over three years. Such restriction also lapses on a change in control affecting us.

   Our predecessor also granted to Jeanette Tully, our Chief Financial Officer, 14,161 fully-vested Class D membership units for nominal consideration, which will be exchanged for 240,737 shares of Class A common stock at the closing of this offering.

   Our predecessor also granted to Ms. Tully 500 Class D membership units for nominal consideration, which will be exchanged for 8,500 shares of Class A common stock at the closing of this offering. The Class A common stock will be held pursuant to a Restricted Stock Agreement that allows for repurchase of the shares for nominal consideration if Ms. Tully does not remain employed with us, with such restriction lapsing in one-third increments over three years. Such restriction also lapses on a change in control affecting us.

                          DESCRIPTION OF CAPITAL STOCK

   Set forth below is a summary of the material provisions of our capital stock as set forth in our first restated certificate of incorporation. For a more detailed description, see our first restated certificate of incorporation, a copy of which we have filed as an exhibit to the registration statement, and the applicable provisions of Delaware law.

   Our first restated certificate of incorporation provides for authorized capital stock of:

  . 325 million authorized shares of common stock, $0.0001 par value per share, which consists of 260 million shares of Class A common stock, 40 million shares of Class B common stock and 25 million of Class C common stock; and

  . 50 million authorized shares of preferred stock, $0.0001 par value per share, which consists of 11 million shares of Series A preferred stock to be authorized pursuant to a certificate of designations, preferences and rights and 39 million undesignated shares.

   As of the date of this prospectus, not including the shares to be issued in this offering and assuming our reorganization described elsewhere in this prospectus, our acquisition of Z-Spanish Media and conversion by TSG Capital Fund III, L.P. of its $90 million convertible subordinated note, there will be outstanding 12,726,077 shares of Class A common stock held of record by 87 stockholders, 27,678,533 shares of Class B common stock held of record by eight stockholders, 21,983,392 shares of Class C common stock held of record by one stockholder and 5,865,103 shares of Series A preferred stock held of record by one stockholder.

   All of the shares of Class A common stock being issued pursuant to this offering will be fully-paid and non-assessable.

Common Stock

   General. The holders of our Class A common stock, Class B common stock and Class C common stock have the same rights except with respect to voting, conversion and transfer.

   Dividends. Subject to the right of the holders of any class of our preferred stock, holders of shares of our common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds. No dividend may be declared or paid in cash or property on any share of any class of our common stock unless simultaneously the same dividend is declared or paid on each share of that and every other class of our common stock; except with respect to the payment of stock dividends, in which case holders of a specific class of our common stock are entitled to receive only additional shares of that class. We may not reclassify, subdivide or combine shares of any class of our common stock without, at the same time, proportionally reclassifying, subdividing or combining shares of the other classes.

   Voting Rights. Holders of our Class A common stock and Class C common stock are entitled to one vote per share on all matters to be voted on by stockholders, while holders of our Class B common stock are entitled to ten votes per share. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all holders of our common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any class of our preferred stock. Univision, as the holder of all of our Class C common stock upon completion of this offering, is entitled to vote as a separate class to elect two of our directors, and will have the right to vote as a class on certain material decisions involving Entravision, including any merger, consolidation or other business combination, any dissolution of Entravision and any transfer of the FCC licenses for any of our Univision-affiliated stations. These special voting rights will terminate upon Univision selling below 30% of its initial ownership level of our Class C common stock.

   Messrs. Ulloa, Wilkinson and Zevnik, as the holders of all of the Class B common stock upon completion of this offering, will enter into a voting agreement in which each of such individuals will agree, in any election of our directors, to vote the shares of our Class B common stock held by such individual in favor of the director-nominees designated by Messrs. Ulloa and Wilkinson. Under the voting agreement, Messrs. Ulloa, Wilkinson and Zevnik will contractually agree to elect themselves, Amador S. Bustos and a representative of TSG Capital Fund III, L.P. as directors of Entravision.

   Liquidation Rights. The holders of each class of our common stock will share equally on a per share basis upon liquidation or dissolution of all of our assets available for distribution to common stockholders.

   Conversion. Shares of our Class B common stock will be convertible into shares of our Class A common stock on a share-for-share basis at the option of the holder at any time, or automatically:

  . upon the transfer to a person or entity which is not a permitted transferee;

  .  upon the death of such holder;

  . when such holder is no longer actively involved in the business of Entravision; or

  . if such holder owns less than 30% of his, her or its initial ownership level.

   In general, permitted transferees will include Messrs. Ulloa, Wilkinson and Zevnik, and any of their respective spouses, legal descendants, adopted children, minor children supported by such holder and controlled entities. In addition, each share of our Class B common stock shall automatically convert into Class A common stock on a share-for-share basis upon the death of the second of Mr. Ulloa and Mr. Wilkinson or when the second of Mr. Ulloa and Mr. Wilkinson ceases to be actively involved in the business of Entravision.

   Shares of our Class C common stock will be convertible into shares of our Class A common stock on a share-for-share basis at the option of the holder at any time or automatically upon the transfer to a person or entity which is not a permitted transferree or if such holder owns less than 30% of its initial ownership level.

   Other Rights. The holders of our common stock have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to these shares.

Preferred Stock

  Series A Mandatorily Redeemable Convertible Preferred Stock

     Dividends. The holders of the Series A preferred stock shall have dividends declared at the rate of 8.5% per annum compounded annually. Such dividends accrue and are only payable upon liquidation of Entravision or redemption of the Series A preferred stock, payable in cash. Accrued but unpaid dividends are waived and forgiven upon conversion of the Series A preferred stock into Class A common stock.

     Liquidation Preference. The Series A preferred stock is senior to the rights of each class of our common stock upon liquidation or distribution of our assets in dissolution.

     Voting Rights. The affirmative vote of a majority of the holders of the Series A preferred stock is required to:

  . issue any equity security that is senior to the Series A preferred stock;

  . amend our first restated certificate of incorporation or first amended and restated bylaws in a manner that adversely affects the rights of the Series A preferred stock; or

  . enter into or engage in any transaction with an affiliate of Entravision or its stockholders not at arms length.

     Redemption. The Series A preferred stock is subject to redemption at par value plus accrued dividends at the option of the holder of the Series A preferred stock for a period of 90 days beginning five years after its issuance and must be redeemed in full ten years after its issuance. The Series A preferred stock which does not elect to convert into our common stock is also fully redeemable at par value plus accrued dividends upon a change in control of Entravision. We have the right to redeem the Series A preferred stock at our option at any time one year after its issuance, provided that the trading price of our Class A common stock equals or exceeds 130% of the initial public offering price of our Class A common stock for 15 consecutive trading days immediately before such redemption.

     Conversion. The Series A preferred stock is convertible into our Class A common stock on a share-for-share basis at the option of the holder at any time.

  Blank-Check Preferred Stock

   Our board of directors is empowered, without approval of the stockholders, to cause additional shares of preferred stock to be issued from time to time in one or more series, and the board of directors may fix the number of shares of each series and the designation, powers, privileges, preferences and rights and the qualifications, limitations and restrictions of the shares of each series.

   The specific matters that our board of directors may determine with respect to additional series of preferred stock include the following:

  .  the number of shares of each series;

  .  the designation of each series;

  .  the rate of any dividends;

  .  whether any dividends shall be cumulative or non-cumulative;

  .  any voting rights;

  .  rights and terms of any conversion or exchange;

  . the terms of any redemption, or any sinking fund with respect to any redemption of each series;

  . the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of Entravision; and

  .  any other relative rights, privileges and limitations of each series.

   The issuance of additional shares of preferred stock, or the issuance of rights to purchase additional shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block the transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of additional shares of preferred stock could adversely affect the voting power and other rights of the holders of our common stock. Although our board of directors is required to make any determination to issue any additional shares of preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board of directors does not, at present, intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Alien Ownership

   Our first restated certificate of incorporation restricts the ownership of our capital stock in accordance with the Communications Act and the rules of the FCC that prohibit direct ownership of more than 20% of our outstanding capital stock (or beneficial ownership of more than 25% of our capital stock through others) by or for the account of aliens, foreign governments or non-U.S. corporations or corporations otherwise subject to control by those persons or entities. Our first restated certificate of incorporation also prohibits any transfer of our capital stock which would cause us to violate this prohibition. In addition, our first restated certificate of incorporation authorizes our board of directors to adopt other provisions that it deems necessary to enforce these prohibitions.

Delaware Anti-Takeover Law and Charter Provisions

   Provisions of our first restated certificate of incorporation are intended to enhance continuity and stability in our board of directors and in our policies, but might have the effect of delaying or preventing a change in control of Entravision and may make the removal of incumbent management more difficult even if the transactions could be beneficial to the interests of stockholders. A summary description of these provisions follows:

   Change in Control. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of a corporation's voting stock.

   The provisions of Section 203, together with the ability of our board of directors to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of Entravision. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if this event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to our first restated certificate of incorporation or our first amended and restated bylaws, may elect not to be governed by Section 203 effective 12 months after adoption. Neither our first restated certificate of incorporation nor our first amended and restated bylaws currently exclude us from the restrictions imposed by
Section 203.

   Limitation of Director Liability. Section 102(b)(7) of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our first restated certificate of incorporation limits the liability of directors to Entravision or its stockholders to the fullest extent permitted by
Section 102(b). Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

   Indemnification. To the maximum extent permitted by law, our first restated certificate of incorporation provides for mandatory indemnification of directors and officers and discretionary indemnification of our employees and agents against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been our director, officer, employee or agent, as the case may be.

Registration Rights

   All of our stockholders before the closing of this offering and all of the stockholders receiving our Class A common stock in connection with the acquisition of Z-Spanish Media are entitled to certain rights with respect to registration of their shares under the Securities Act, which do not apply to this offering.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

Listing

   We have been approved for listing of our Class A common stock on the New York Stock Exchange under the trading symbol "EVC."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse or are released could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

   Upon completion of the offering, we will have 58,726,077 outstanding shares of Class A common stock, 27,678,533 outstanding shares of Class B common stock and 21,983,392 outstanding shares of Class C common stock. Of the shares of Class A common stock, 46,000,000 shares sold in this offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders. In addition, the 6,464,542 shares of Class A common stock that may be issued to Univision in this offering will be subject to the "lock-up" agreement described below.

   The remaining 12,726,077 shares of Class A common stock and all of the shares of Class B and Class C common stock outstanding will be "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock.

   Each of our officers, directors and existing stockholders (including, with respect to Univision, the 6,464,542 shares of Class A common stock that may be issued to Univision in this offering) has entered into a "lock-up" agreement with Donaldson, Lufkin & Jenrette Securities Corporation in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. The "lock-up" restrictions will expire on the date which is 180 days after the date of this prospectus. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 701, shares subject to "lock-up" agreements will not be salable until such agreements expire or are waived by Donaldson, Lufkin & Jenrette Securities Corporation. Taking into account the "lock-up" agreements, and assuming Donaldson, Lufkin & Jenrette Securities Corporation does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . beginning on the date of this prospectus, only the shares of Class A common stock sold in the offering (other than the 6,464,542 shares of Class A common stock that may be issued to Univision in this offering) will be immediately available for sale in the public market; and

  . beginning 180 days after the date of this prospectus, an additional 9,626,250 shares of common stock will be freely tradeable pursuant to Rule 144(k), and an additional 51,220,964 shares will be eligible for sale subject to volume limitations, as explained below, pursuant to Rules 144 and 701, including, in both cases, shares of Class A common stock issuable upon conversion of Class B common stock or Class C common stock.

   In general, under Rule 144 as currently in effect, after the expiration of the "lock-up" agreements with Donaldson, Lufkin & Jenrette Securities Corporation, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding which will equal approximately 1,084,000 shares immediately after the offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

   In addition, we intend to file a registration statement on Form S-8 under the Securities Act within 180 days following the date of this prospectus to register shares to be issued pursuant to our omnibus equity incentive plan (other than shares to be issued pursuant to our plan upon the exercise of options granted at the closing of our acquisition of Z-Spanish Media in exchange for existing Z-Spanish Media options). As a result, any options or rights exercised under our omnibus equity incentive plan or any other benefit plan after the effectiveness of the registration statement will also be freely tradeable in the public market. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701.

   All of our stockholders before the closing of this offering and all of the stockholders receiving our Class A common stock in connection with the acquisition of Z-Spanish Media are entitled to certain rights with respect to registration of their shares under the Securities Act, which do not apply to this offering.

                                  UNDERWRITING

   Subject to terms and conditions of an underwriting agreement dated as of August 1, 2000, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Bear, Stearns & Co. Inc. and DLJdirect Inc., have severally agreed to purchase from us the respective number of shares of Class A common stock shown opposite their names below.

                                                                        Number
                                                                          of
   Underwriters:                                                        Shares
   Donaldson, Lufkin & Jenrette Securities Corporation................ 6,747,094
   Credit Suisse First Boston Corporation............................. 6,747,091
   Merrill Lynch, Pierce, Fenner & Smith Incorporated................. 6,747,091
   Salomon Smith Barney Inc. ......................................... 6,747,091
   Bear, Stearns & Co. Inc. .......................................... 6,747,091
   DLJdirect Inc. ....................................................   200,000
   Allen & Company Incorporated.......................................   175,000
   Banc of America Securities LLC.....................................   175,000
   Chase Securities, Inc. ............................................   175,000
   CIBC WORLD MARKETS CORP. ..........................................   175,000
   Deutsche Bank Securities Inc. .....................................   175,000
   A.G. Edwards & Sons, Inc. .........................................   175,000
   FIRST UNION SECURITIES, INC. ......................................   175,000
   Fleetboston Robertson Stephens Inc. ...............................   175,000
   Lazard Freres & Co. LLC............................................   175,000
   Lehman Brothers Inc. ..............................................   175,000
   Morgan Stanley & Co. Incorporated..................................   175,000
   PaineWebber Incorporated...........................................   175,000
   C.E. Unterberg, Towbin.............................................   175,000
   Wasserstein Perella Securities Inc. ...............................   175,000
   Thomas Weisel Partners LLC.........................................   175,000
   Advest, Inc. ......................................................    87,500
   Arnhold and S. Bleichroeder, Inc. .................................    87,500
   Robert W. Baird & Co. Incorporated.................................    87,500
   William Blair & Company, L.L.C. ...................................    87,500
   Crowell, Weedon & Co. .............................................    87,500
   Fahnestock & Co. Inc. .............................................    87,500
   First Albany Corporation...........................................    87,500
   Gabelli & Company, Inc. ...........................................    87,500
   Gerard Klauer Mattison & Co., Inc. ................................    87,500
   Gruntal & Co., L.L.C. .............................................    87,500
   Guzman & Company...................................................    87,500
   Hoak Breedlove Wesneski & Co. .....................................    87,500
   Hoefer & Arnett Incorporated.......................................    87,500
   Janney Montgomery Scott LLC........................................    87,500
   Johnston, Lemon & Co. Incorporated.................................    87,500

                                                                        Number
                                                                          of
   Underwriters:                                                        Shares
   Kaufman Bros., L.P. ..............................................     87,500
   C.L. King & Associates, Inc. .....................................     87,500
   Ladenburg Thalmann & Co. Inc. ....................................     87,500
   McDonald Investments Inc., a KeyCorp Company......................     87,500
   Morgan Keegan & Company, Incorporated.............................     87,500
   Needham & Company, Inc. ..........................................     87,500
   Pacific Crest Securities..........................................     87,500
   Parker/Hunter Incorporated........................................     87,500
   Pennsylvania Merchant Group.......................................     87,500
   Ragen Mackenzie Incorporated......................................     87,500
   Raymond James & Associates, Inc. .................................     87,500
   The Robinson-Humphrey Company, LLC................................     87,500
   Sanders Morris Harris.............................................     87,500
   Sands Brothers & Co. Ltd. ........................................     87,500
   Scott & Stringfellow, Inc. .......................................     87,500
   Stephens Inc. ....................................................     87,500
   Sutro & Co. Incorporated..........................................     87,500
   Tucker Anthony Incorporated.......................................     87,500
   Wedbush Morgan Securities.........................................     87,500
     Total........................................................... 39,535,458
                                                                      ==========

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of Class A common stock included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations, the listing of the Class A common stock on the New York Stock Exchange and no occurrence of an event that would have a material adverse effect on us. The underwriters are obligated to purchase and accept delivery of all the shares of Class A common stock, other than those covered by the over-allotment option described below and 6,464,542 shares of Class A common stock that may be issued directly to Univision by us, if they purchase any of the shares of Class A common stock.

   The underwriters initially propose to offer some of the shares of Class A common stock directly to the public at the initial public offering price on the cover page of this prospectus and some of the shares of Class A common stock to dealers, including the underwriters, at the initial public offering price less a concession not in excess of $0.62 per share. The underwriters may allow, and these dealers may re-allow, a concession not in excess of $0.10 per share to other dealers. After the initial offering of the Class A common stock to the public, the representatives of the underwriters may change the public offering price and these concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   If Univision purchases any shares in this offering, it will purchase them directly from us at a purchase price equal to the per share price to the public, less the underwriting discount. The underwriters would not participate in the sale of any shares to Univision.

   The following table shows the underwriting fees to be paid to the underwriters by us in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of Class A common stock.

                                                       No Exercise Full Exercise
   Entravision:
     Per share........................................ $     1.031  $     1.031
     Total............................................ $40,761,057  $47,874,957

   We estimate expenses related to this offering will be $4,460,019.

   We have granted to the underwriters an option, exercisable within 30 days after the date of the underwriting agreement, to purchase up to 6,900,000 additional shares of Class A common stock at the initial public offering price less underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

   We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

   Our executive officers and directors and all of our stockholders (including, with respect to Univision, the 6,464,542 shares of Class A common stock that may be issued to Univision in this offering) before the closing of the offering have agreed, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, do either of the following:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Class A common stock.

   Either of the foregoing transfer restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of Class A common stock or such other securities, in cash or otherwise. In addition, during this 180 day period and subject to specified exceptions, we have agreed not to file any registration statement with respect to, and each of our executive officers and directors and all of our stockholders have agreed not to exercise any right with respect to, the registration of any shares of Class A common stock or any securities convertible into or exercisable for Class A common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Donaldson, Lufkin & Jenrette Securities Corporation has given its consent that shares purchased directly from the 2,300,000 reserved shares described below, or on the open market following this offering, will not be subject to these restrictions if they are purchased by stockholders who are not directors, executive officers or beneficial owners of greater than five percent of our outstanding stock.

   At our request, the underwriters have reserved for sale up to 2,300,000 shares of Class A common stock offered by this prospectus for sale at the initial public offering price to our employees, officers and directors and other persons designated by us. The number of shares of Class A common stock available for sale to the general public in this offering will be reduced to the extent these persons purchase or confirm for purchase, orally or in writing, these reserved shares. Any reserved shares not purchased or confirmed for purchase will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   We have been approved for listing of our Class A common stock on the New York Stock Exchange under the symbol "EVC."

   Other than in the United States, no action has been taken by the underwriters or us that would permit a public offering of the shares of Class A common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of Class A common stock offered through this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements associated with the offer and sale of any of the shares of Class A common stock offered through this prospectus be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. You should inform yourself and observe any restrictions relating to the offering of the Class A common stock and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Class A common stock included in this offering in any jurisdiction where that would not be permitted or legal.

   DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, is facilitating the distribution of the shares sold in this offering over the Internet. An electronic prospectus will be available on the web site maintained by DLJdirect Inc.

   An affiliate of Credit Suisse First Boston Corporation will be a lender under our proposed new bank credit facility. Accordingly, this offering is being conducted in accordance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which requires that the offering price be no higher than that recommended by a "qualified independent underwriter." In accordance with this requirement, Donaldson, Lufkin & Jenrette Securities Corporation has assumed the responsibilities of acting as the qualified independent underwriter, and will recommend a price in compliance with the requirements of Rule 2720. In connection with the offering, Donaldson, Lufkin & Jenrette Securities Corporation has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus forms a part. As compensation for the services of acting as the qualified independent underwriter, we have agreed to pay $5000 to Donaldson, Lufkin & Jenrette Securities Corporation.

Stabilization

   In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and purchase shares of Class A common stock in the open market to cover a syndicate short position or to stabilize the price of the Class A common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if Donaldson, Lufkin & Jenrette Securities Corporation repurchases previously distributed Class A common stock in syndicate covering transactions, in stabilization transactions or otherwise or if Donaldson, Lufkin &

Jenrette Securities Corporation receives a report that indicates that the clients of such syndicate members have purchased the Class A common stock and immediately resold the shares for a profit. These activities may stabilize or maintain the market price of the Class A common stock above independent market levels. The underwriters are not required to engage in these activities, may end any of these activities at any time, and in any event will discontinue these activities no later than 30 days after the closing of this offering.

Pricing of the Class A Common Stock

   Prior to this offering, there has been no established trading market for our Class A common stock. The initial public offering price of our Class A common stock will be determined by negotiation among the representatives of the underwriters and us. The factors to be considered in determining the initial public offering price include:

  .  the history of and the prospects for the industry in which we compete;

  .  our past and present operations;

  .  our historical results of operations;

  .  our prospects for future earnings;

  . the recent market prices of securities of generally comparable companies; and

  . the general condition of the securities markets at the time of this offering.

                                 LEGAL MATTERS

   The validity of the Class A common stock being offered by this prospectus will be passed upon for us by Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P., San Diego, California. Paul A. Zevnik, a partner of Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P., will be a member of our board of directors upon completion of this offering and will own 4,699,803 shares of our Class B common stock upon completion of this offering. In addition, upon completion of this offering, certain partners of Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P. will own an aggregate of 22,950 shares of our Class A common stock. Other legal matters will be passed upon for the underwriters by O'Melveny & Myers LLP, Los Angeles, California.

                                    EXPERTS

   The financial statements of Entravision Communications Company, L.L.C. and its combined affiliates as of December 31, 1998 and 1999, and for each of the years ended December 31, 1997, 1998, 1999, DeSoto-Channel 62 Associates, Ltd. for the period from January 1, 1999 through September 24, 1999, and the financial statements of radio stations KFRQ(FM), KKPS(FM), KVPA(FM) and KVLY(FM) (stations owned by Sunburst Media, L.P.) as of and for the year ended December 31, 1999 included in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, independent accountants, to the extent and for the periods indicated in their reports included elsewhere herein, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

   The financial statements of Latin Communications Group Inc. as of December 27, 1998 and December 26, 1999, and for each of the three years in the period ended December 26, 1999, included in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The combined financial statements of Z-Spanish Media Corporation and its predecessor as of December 31, 1998 and 1999, and for each of the years ended December 31, 1997, 1998 and 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of our Class A common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the Securities and Exchange Commission. We refer you to the registration statement and the exhibits to such registration statement for further information with respect to us and the shares of our Class A common stock to be sold in this offering.

   You may read and copy all or any portion of the registration statement or any other information we file at the public reference room at the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Securities and Exchange Commission, including the registration statement, are also available to you on the Securities and Exchange Commission's website (http://www.sec.gov).

   As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

   We intend to furnish our stockholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
ENTRAVISION COMMUNICATIONS CORPORATION (PRO FORMA)

  Unaudited Pro Forma Financial Information, Basis of Presentation.......  F-2
  Unaudited Pro Forma Condensed Consolidated Statement of Operations.....  F-5
  Unaudited Pro Forma Condensed Consolidated Balance Sheet...............  F-7
  Notes to Unaudited Pro Forma Financial Statements......................  F-8

ENTRAVISION COMMUNICATIONS COMPANY, L.L.C. AND ITS COMBINED AFFILIATES
 (HISTORICAL)

INDEPENDENT AUDITOR'S REPORT............................................. F-11
FINANCIAL STATEMENTS
  Combined Balance Sheets................................................ F-12
  Combined Statements of Operations...................................... F-13
  Combined Statements of Equity.......................................... F-14
  Combined Statements of Cash Flows...................................... F-16
  Notes to Combined Financial Statements................................. F-17

LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT AUDITORS........................................... F-41
FINANCIAL STATEMENTS
  Consolidated Balance Sheets............................................ F-42
  Consolidated Statements of Operations.................................. F-43
  Consolidated Statements of Stockholders' Equity........................ F-44
  Consolidated Statements of Cash Flows.................................. F-45
  Notes to Consolidated Financial Statements............................. F-46

Z-SPANISH MEDIA CORPORATION

INDEPENDENT AUDITOR'S REPORT............................................. F-58
FINANCIAL STATEMENTS
  Combined Balance Sheets................................................ F-59
  Combined Statements of Operations...................................... F-60
  Combined Statements of Stockholders' Equity............................ F-61
  Combined Statements of Cash Flows...................................... F-62
  Notes to Combined Financial Statements................................. F-63

DESOTO-CHANNEL 62 ASSOCIATES, LTD.

INDEPENDENT AUDITOR'S REPORT............................................. F-82
FINANCIAL STATEMENTS
  Statement of Operations and Partners' Deficit.......................... F-83
  Statement of Cash Flows................................................ F-84
  Notes to Financial Statements.......................................... F-85

KFRQ(FM), KKPS(FM), KVPA(FM) AND KVLY(FM) RADIO STATIONS
 (STATIONS OWNED BY SUNBURST MEDIA, L.P.)

INDEPENDENT AUDITOR'S REPORT............................................. F-89
FINANCIAL STATEMENTS
  Statements of Assets to be Acquired.................................... F-90
  Statements of Revenues and Direct Operating Expenses................... F-91
  Notes to the Financial Statements...................................... F-92

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                             BASIS OF PRESENTATION

   The following unaudited pro forma financial information is based on our historical financial statements and those of LCG, Z-Spanish Media and other acquired or to be acquired companies and has been prepared to illustrate the effects of the acquisitions described below and the related financing transactions.

   The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999 and the three months ended March 31, 1999 and March 31, 2000 gives effect to acquisitions completed between January 1, 1999 and the date of this prospectus, including our acquisition of LCG, and our pending acquisition of Z-Spanish Media, as if such transactions had been completed January 1, 1999.

   The unaudited pro forma condensed consolidated balance sheet as of March 31, 2000 which gives effect to the conversion of our predecessor from a limited liability company to a corporation and the related exchange of L.L.C. membership units and member corporations' shares of common stock for shares of Class A, B and C common stock has been prepared as if our acquisitions that occurred after March 31, 2000 had occurred as of March 31, 2000.

   These acquisitions will be accounted for using the purchase method of accounting. The total purchase costs of these acquisitions will be allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values. The allocation of the aggregate purchase price reflected in the unaudited pro forma financial information is preliminary, however, management does not expect the final allocation to differ materially from its estimate. The unaudited pro forma financial information is not necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transactions had been consummated on the indicated dates.

   The unaudited pro forma financial information should be read in conjunction with our audited combined financial statements and notes thereto and those of LCG, Z-Spanish Media and Desoto-Channel 62 Associates, Ltd. and radio stations KVPA(FM), KVLY(FM), KFRQ(FM) and KKPS(FM) included elsewhere in this prospectus.

                  Recently Completed and Pending Acquisitions

Recently Completed Acquisitions

 1999 Acquisitions

   El Centro/Brawley/Imperial, California Acquisition. On January 6, 1999, we acquired certain assets of Brawley Broadcasting Company and KAMP Radio, Inc., which include the radio stations KAMP (AM) El Centro, California; KWST (FM) Brawley, California; KMXX (FM) Imperial, California for approximately
$2.5 million. This was financed with an advance under our existing bank line of credit.

   Orlando/Tampa, Florida and Washington, D.C. Acquisition. On February 4, 1999, we purchased all of the assets of Latin Communications Group Television, Inc. relating to television stations WVEN-LP, in Orlando, Florida and WVEA-LP in Tampa, Florida. In addition, we purchased all of the outstanding capital stock of Los Cerezos Television Company, which operates television station WMDO-LP in Washington, D.C. The aggregate purchase price was approximately $15.3 million including the assumption of certain liabilities totaling $2.1 million. This was financed with an advance under our existing bank line of credit.

   Albuquerque, New Mexico Acquisition. On April 1, 1999, we acquired certain assets of Univision affiliate television stations KLUZ and K48AM from Univision for a purchase price of approximately $14.9 million. We provided a 2% increase in Univision's option under its note agreement and $1 million cash.

   Venice (Sarasota), Florida Acquisition. On September 20, 1999, we acquired certain assets of DeSoto Broadcasting, Inc., DeSoto Channel 62 Associates, and Omni Investments, Inc. for a purchase price of $17.0 million. These companies collectively own the assets and licenses to operate television station WBSV in Venice, Florida. This was financed with an advance under our existing bank line of credit.

   Lubbock/San Angelo/Amarillo, Texas Acquisition. On December 20, 1999, we acquired certain assets of Paisano Communications, which includes low-power television stations KBZO-LP, Lubbock, Texas; K31DM, San Angelo, Texas; K48FR, Amarillo, Texas and radio station KBZO (AM), Lubbock, Texas for $2.3 million. This was financed with an advance under our existing bank line of credit.

 2000 Acquisitions

   El Paso, Texas Acquisition. On January 14, 2000, we acquired substantially all of assets relating to the operations of radio stations KATH (FM) and KOFX
(FM) from Magic Media, Inc. for approximately $14 million. This was financed with an advance under our existing bank line of credit.

   Tijuana, Mexico Acquisition. In March 2000, Televisora Alco S.A. de C.V.
(ALCO), the Mexican entity in which we own a 40% minority, limited voting interest (neutral investment stock) pursuant to a special authorization obtained from the Mexican Foreign Investment General Bureau, executed a stock purchase agreement to acquire the outstanding capital stock of a Mexican corporation which holds the necessary authorizations from the Mexican government to own and operate television station XHAS, Channel 33, Tijuana, Baja California, Mexico. This transaction is subject to the approval of the Mexican Secretaria de Comunicaciones y Transportes. Additionally, we acquired a 47.5% interest in Vista Television, Inc., and Channel 57, Inc. The aggregate purchase price paid for these transactions was approximately $35 million. Additionally, We have been retained to provide the programming and related services available on this station under a time brokerage agreement. This was financed with proceeds from the $110.0 million Univision investment.

   California, Colorado, New Mexico and Washington D.C. Acquisition. On April 20, 2000, we acquired all of the outstanding capital stock of LCG for approximately $252 million. LCG operates 17 radio stations in California, Colorado, New Mexico and Washington D.C. and also owns two Spanish-language publications. This acquisition was financed using our bank credit facilities and TSG Capital Fund III, L.P.'s investment of $90 million.

Pending Acquisitions

   California, Texas, Illinois, Arizona, New York and Florida Acquisition. On April 20, 2000, we agreed to acquire all of the outstanding capital stock of Z-Spanish Media for a purchase price of approximately $448 million including the assumption of approximately $110 million of debt. Z-Spanish Media owns 33 radio stations and an outdoor billboard business. To comply with a preliminary Department of Justice inquiry, six of Z-Spanish Media's radio stations will be transferred to a trust. The beneficiary of the trust is Z-Spanish Media. If we are permitted to purchase these stations, we would be obligated to purchase those stations for an aggregate purchase price of up to

$23.0 million. If we are not permitted to purchase these stations, we would be obligated to remit the proceeds from the sale of these stations to the former stockholders of Z-Spanish Media. In addition we are not purchasing four stations pursuant to a Federal Communications Commission request, as such a pro forma adjustment has been recorded to reduce revenues, expenses and operating income related to these four radio stations. These pro forma financial statements also give effect to Z-Spanish Media's September 30, 1999 acquisition of Seaboard Outdoor Advertising, as if Z-Spanish Media had owned these operations for all of 1999. The acquisition of Z-Spanish Media will be financed with the issuance of 7,187,902 shares of Class A common stock valued at $108 million and $220 million cash from offering proceeds. If this offering is not completed, the agreement provides for the issuance of $220 million of redeemable preferred stock with a dividend at LIBOR plus 7%.

 Harlingen-Weslaco-Brownsville-McAllen Acquisition

   In May 2000, we agreed to acquire substantially all of the assets relating to the operations of radio stations KFRQ(FM), KKPS(FM), KVPA(FM) and KVLY(FM) from Sunburst Media, L.P. for approximately $55 million. This will be financed through our proposed new bank credit facility.

Other Pending Transactions

   The following transactions represent our purchases of broadcasting and outdoor advertising assets. For purposes of these pro forma financial statements, these transactions do not represent business acquisitions and therefore historical financial information is not meaningful. As a result, these transactions are not included in our pro forma financial information.

   Hartford, Connecticut Acquisition. In February 2000, we agreed to acquire the FCC license of television station WHCT in Hartford, Connecticut for $18 million.

   Santa Monica/Newport Beach, California Acquisition. In March 2000, we agreed to acquire from Citicasters Co., a subsidiary of Clear Channel Communications, Inc., the FCC licenses relating to the operations of radio stations KACD (FM) Santa Monica, California and KBCD (FM) Newport Beach, California for $85 million of which $17 million was placed into escrow as a deposit.

   Orlando/Daytona Beach/Melbourne, Florida Acquisition. On April 14, 2000, we agreed to acquire certain assets of television station WNTO-TV for $23 million.

   Outdoor Advertising Acquisition. We have agreed to acquire certain outdoor advertising assets from Infinity Broadcasting Corporation for $168.2 million, consisting of approximately 1,200 billboards in high-density communities in New York City. This acquisition is an asset purchase, and we will acquire no new employees. This will be financed with an advance under our proposed new bank credit facility.

                     ENTRAVISION COMMUNICATIONS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          Year Ended December 31, 1999
                     (In thousands, except per share data)

                                                               Other
                                                Historical  Completed    Pro Forma
                         Historical  Historical Z-Spanish  and Pending    Adjust-                   Offering        Pro Forma
                         Entravision    LCG       Media    Acquisitions    ments        Pro Forma  Adjustments     As Adjusted
                         ----------- ---------- ---------- ------------ -----------    ----------- -----------     -----------
                                                                        (Unaudited)    (Unaudited) (Unaudited)     (Unaudited)
Gross revenue:
 Television............   $ 63,842    $   --     $   --      $ 5,096     $    --        $ 68,938    $    --         $ 68,938
 Radio.................      2,362     29,759     26,334       8,183          --          66,638         --           66,638
 Outdoor and
  publishing...........        --      19,109     12,227       3,798          --          35,134         --           35,134
                          --------    -------    -------     -------     --------       --------    --------        --------
Total gross revenue....     66,204     48,868     38,561      17,077          --         170,710         --          170,710
Less agency
 commissions...........      7,205      4,623      2,523       1,617          --          15,968         --           15,968
                          --------    -------    -------     -------     --------       --------    --------        --------
Net revenue............     58,999     44,245     36,038      15,460          --         154,742         --          154,742
                          --------    -------    -------     -------     --------       --------    --------        --------
Expenses:
 Direct operating......     24,441     15,560     14,183       5,570          --          59,754         --           59,754
 Selling, general and
  administrative
  (excluding non-cash
  stock-based
  compensation)........     11,611     18,910      8,382       8,515          --          47,418         --           47,418
 Corporate.............      5,809      1,795      4,773         262          --          12,639         --           12,639
 Depreciation and
  amortization.........     15,982      4,907      8,670       1,026       55,185 (1)     85,770         --           85,770
 Non-cash stock-based
  compensation.........     29,143        --         --          --         2,788 (8)     31,931         --           31,931
 Gain on sale of
  assets...............        --         --      (4,442)        --           --          (4,442)        --           (4,442)
                          --------    -------    -------     -------     --------       --------    --------        --------
Total expenses.........     86,986     41,172     31,566      15,373       57,973        233,070         --          233,070
                          --------    -------    -------     -------     --------       --------    --------        --------
Operating income
 (loss)................    (27,987)     3,073      4,472          87      (57,973)       (78,328)        --          (78,328)
Interest expense, net
 and other.............     (9,591)    (5,527)    (6,471)     (2,659)     (26,601)(2)
                                                                             (335)(3)
                                                                           16,050 (4)    (35,134)     37,272 (14)      2,138
Non-cash interest
 expense related to
 Univision conversion
 option................     (2,500)       --         --          --           --          (2,500)        --           (2,500)
Income tax benefit
 (expense).............        121        736        284         852       23,668 (5)
                                                                            2,499 (6)     28,160     (14,909)(15)     13,251
                          --------    -------    -------     -------     --------       --------    --------        --------
Loss from continuing
 operations............    (39,957)    (1,718)    (1,715)     (1,720)     (42,692)       (87,802)     22,363         (65,439)
Preferred stock
 dividends.............        --         --         --          --         7,650 (7)      7,650         --            7,650
                          --------    -------    -------     -------     --------       --------    --------        --------
Loss from continuing
 operations applicable
 to common stock.......   $(39,957)   $(1,718)   $(1,715)    $(1,720)    $(50,342)      $(95,452)   $ 22,363        $(73,089)
                          ========    =======    =======     =======     ========       ========    ========        ========
Basic and diluted
 earnings per share:
 Net loss from
  continuing operations
  applicable to common
  stock................                                                                 $  (1.27)                   $  (0.68)
                                                                                        ========                    ========
 Weighted average
  common shares
  outstanding..........                                                                   74,937                     107,574
                                                                                        ========                    ========

                     ENTRAVISION COMMUNICATIONS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     (In thousands, except per share data)

                                                 Three Months Ended March 31, 2000
                   ----------------------------------------------------------------------------------------------------
                                                         Other
                                          Historical  Completed    Pro Forma
                   Historical  Historical Z-Spanish  and Pending    Adjust-                   Offering       Pro Forma
                   Entravision    LCG       Media    Acquisitions    ments        Pro Forma  Adjustments    As Adjusted
                   ----------- ---------- ---------- ------------ -----------    ----------- -----------    -----------
                                                                  (Unaudited)    (Unaudited) (Unaudited)    (Unaudited)
Gross revenue:
 Television......   $ 18,178    $  --      $  --        $   78     $    --        $ 18,256     $   --        $ 18,256
 Radio...........      1,162      7,427      5,873       1,507          --          15,969         --          15,969
 Outdoor and
  publishing.....        --       4,609      2,867         --           --           7,476         --           7,476
                    --------    -------    -------      ------     --------       --------     -------       --------
Total gross
 revenue.........     19,340     12,036      8,740       1,585          --          41,701         --          41,701
Less agency
 commissions.....      2,076      1,194        581         321          --           4,172         --           4,172
                    --------    -------    -------      ------     --------       --------     -------       --------
Net revenue......     17,264     10,842      8,159       1,264          --          37,529         --          37,529
                    --------    -------    -------      ------     --------       --------     -------       --------
Expenses:
 Direct
  operating......      7,883      4,212      3,425         298          --          15,818         --          15,818
 Selling, general
  and
  administrative..     3,749      4,734      2,034         528          --          11,045         --          11,045
 Corporate
  (excluding non-
  cash stock-
  based
  compensation)..      1,848        429      1,701          67          --           4,045         --           4,045
 Depreciation and
  amortization...      4,877      1,229      2,843         223       12,585 (1)     21,757         --          21,757
 Non-cash stock-
  based
  compensation...        --         --         196         --           697 (8)        893         --             893
 Gain on sale of
  assets.........        --         --         --          --           --             --          --             --
                    --------    -------    -------      ------     --------       --------     -------       --------
Total expenses...     18,357     10,604     10,199       1,116       13,282         53,558         --          53,558
                    --------    -------    -------      ------     --------       --------     -------       --------
Operating income
 (loss)..........     (1,093)       238     (2,040)        148      (13,282)       (16,029)        --         (16,029)
Interest expense,
 net and other...     (3,897)    (1,384)    (2,337)       (333)      (5,489)(2)
                                                                        (83)(3)
                                                                      4,013 (4)     (9,510)      9,318 (14)      (192)
Non-cash interest
 expense related
 to Univision
 conversion
 option..........    (31,600)       --         --          --           --         (31,600)        --         (31,600)
Income tax
 benefit
 (expense).......          6        344      1,514         --         4,968 (5)
                                                                      1,777 (6)      8,609      (3,727)(15)     4,882
                    --------    -------    -------      ------     --------       --------     -------       --------
Loss from
 continuing
 operations......    (36,584)      (802)    (2,863)       (185)      (8,096)       (48,530)      5,591        (42,939)
Preferred stock
 dividends.......        --         --         --          --         1,913 (7)      1,913         --           1,913
                    --------    -------    -------      ------     --------       --------     -------       --------
Loss from
 continuing
 operations
 applicable to
 common stock....   $(36,584)   $  (802)   $(2,863)     $ (185)    $(10,009)      $(50,443)    $ 5,591       $(44,852)
                    ========    =======    =======      ======     ========       ========     =======       ========
Basic and diluted
 earnings per
 share:
 Net loss from
  continuing
  operations
  applicable to
  common stock...                                                                 $  (0.67)                  $  (0.42)
                                                                                  ========                   ========
 Weighted average
  common shares
  outstanding....                                                                   74,902                    107,538
                                                                                  ========                   ========
                      Three
                     Months
                      Ended
                    March 31,
                      1999
                   -----------
                    Pro Forma
                   -----------
                   (Unaudited)
Gross revenue:
 Television......   $ 13,664
 Radio...........     12,166
 Outdoor and
  publishing.....      6,857
                   -----------
Total gross
 revenue.........     32,687
Less agency
 commissions.....      2,887
                   -----------
Net revenue......     29,800
                   -----------
Expenses:
 Direct
  operating......     12,263
 Selling, general
  and
  administrative..    11,548
 Corporate
  (excluding non-
  cash stock-
  based
  compensation)..      2,348
 Depreciation and
  amortization...     21,446
 Non-cash stock-
  based
  compensation...      7,983
 Gain on sale of
  assets.........     (2,223)
                   -----------
Total expenses...     53,365
                   -----------
Operating income
 (loss)..........    (23,565)
Interest expense,
 net and other...
                      (8,491)
Non-cash interest
 expense related
 to Univision
 conversion
 option..........        --
Income tax
 benefit
 (expense).......
                       8,304
                   -----------
Loss from
 continuing
 operations......    (23,752)
Preferred stock
 dividends.......      1,913
                   -----------
Loss from
 continuing
 operations
 applicable to
 common stock....   $(25,665)
                   ===========
Basic and diluted
 earnings per
 share:
 Net loss from
  continuing
  operations
  applicable to
  common stock...   $  (0.34)
                   ===========
 Weighted average
  common shares
  outstanding....     74,966
                   ===========

                    ENTRAVISION COMMUNICATIONS CORPORATION

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             As of March 31, 2000
                                (In thousands)

                                                          Other
                                            Historical  Completed
                     Historical  Historical Z-Spanish  and Pending   Pro Forma                    Offering       Pro Forma As
                     Entravision    LCG       Media    Acquisitions Adjustments      Pro Forma   Adjustments       Adjusted
                     ----------- ---------- ---------- ------------ -----------     -----------  -----------     ------------
                                                                    (Unaudited)     (Unaudited)  (Unaudited)     (Unaudited)
Current assets:
 Cash and cash
 equivalents.......   $  3,513    $  2,236   $    441     $  267     $     --       $    6,457    $  53,099 (16)  $   59,556
 Receivables.......     12,229       7,711     15,270        907           --           36,117          --            36,117
 Prepaid expenses
 and taxes.........      1,310       2,163      1,390         19           --            4,882          --             4,882
                      --------    --------   --------     ------     ---------      ----------    ---------       ----------
   Total current
   assets..........     17,052      12,110     17,101      1,193           --           47,456       53,099          100,555
Property and
equipment..........     28,736       7,759     34,240      1,244           --           71,979          --            71,979
Intangible assets..    189,726     129,923    223,831      6,403       526,593 (9)   1,076,476          --         1,076,476
Other assets.......     33,234       4,416      6,892        --         (7,500)(13)     37,042          --            37,042
                      --------    --------   --------     ------     ---------      ----------    ---------       ----------
   Total assets....   $268,748    $154,208   $282,064     $8,840     $ 519,093      $1,232,953    $  53,099       $1,286,052
                      ========    ========   ========     ======     =========      ==========    =========       ==========
Current
liabilities:
 Accounts payable,
 accrued
 liabilities and
 other.............   $  9,130    $  5,933   $ 12,078     $  372     $     --       $   27,513    $     --        $   27,513
 Long-term debt,
 current portion...        525          25     22,779        --            --           23,329      (23,329)             --
                      --------    --------   --------     ------     ---------      ----------    ---------       ----------
   Total current
   liabilities.....      9,655       5,958     34,857        372           --           50,842      (23,329)          27,513
Long-term debt.....    114,076      39,780     86,021        --        260,195 (10)
                                                                       (90,000)(11)    410,072     (410,072)(16)         --
Subordinated
notes..............    120,000         --         --         --         90,000 (11)
                                                                      (210,000)(12)        --           --               --
Deferred taxes and
other..............      1,990      20,304     26,988        --        155,000 (10)    204,282          --           204,282
                      --------    --------   --------     ------     ---------      ----------    ---------       ----------
   Total
   liabilities.....    245,721      66,042    147,866        372       205,195         665,196     (433,401)         231,795
                      --------    --------   --------     ------     ---------      ----------    ---------       ----------
Series A
mandatorily
redeemable
convertible
preferred stock....        --          --         --         --         90,000 (12)     90,000          --            90,000
Common stock put
options............        --          --      54,182        --        (54,182)(13)        --           --               --
                      --------    --------   --------     ------     ---------      ----------    ---------       ----------
                           --          --      54,182        --         35,818          90,000          --            90,000
                      --------    --------   --------     ------     ---------      ----------    ---------       ----------
Stockholders'
equity:
 Class A common
 stock.............          1          92        251        --              2 (10)
                                                                          (343)(13)          3            2 (16)           5
 Class B common
 stock.............          5         --         --         --            --                5          --                 5
 Class C common
 stock.............        --          --         --         --              1 (12)          1          --                 1
 Additional paid-
 in capital........     23,611      94,485    100,271        --       (177,376)(13)
                                                                       119,999 (12)
                                                                       328,498 (10)    489,488      486,498 (16)     975,986
 Deferred
 compensation and
 other.............        --          --      (5,637)       --         (5,513)(13)    (11,150)         --           (11,150)
 Accumulated
 deficit...........        --       (6,411)   (14,869)     8,468        12,812 (13)        --           --               --
 Stock
 subscriptions
 notes
 receivable........       (590)        --         --         --            --             (590)         --              (590)
                      --------    --------   --------     ------     ---------      ----------    ---------       ----------
   Total
   stockholders'
   equity..........     23,027      88,166     80,016      8,468       278,080         477,757      486,500          964,257
                      --------    --------   --------     ------     ---------      ----------    ---------       ----------
   Total
   liabilities and
   stockholders'
   equity..........   $268,748    $154,208   $282,064     $8,840     $ 519,093      $1,232,953    $  53,099       $1,286,052
                      ========    ========   ========     ======     =========      ==========    =========       ==========

                     ENTRAVISION COMMUNICATIONS CORPORATION

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
                             OPERATIONS ADJUSTMENTS

 (1) These adjustments reflect additional depreciation and amortization expense resulting from the allocation of our purchase price of the assets acquired, including increases in property and equipment and identifiable intangible assets, to their estimated fair market values and the goodwill associated with the acquisitions.

                                          Year Ended December 31, 1999
                                 -----------------------------------------------
                                 Amortization Depreciation    Less    Pro Forma
                                   Expense      Expense    Historical Adjustment
                                 ------------ ------------ ---------- ----------
    LCG.........................   $22,430       $1,108     $ (4,907)  $18,631
    Z-Spanish Media.............    33,158        4,891       (8,670)   29,379
    Other.......................     8,279          --        (1,104)    7,175
                                   -------       ------     --------   -------
                                   $63,867       $5,999     $(14,681)  $55,185
                                   =======       ======     ========   =======

                                        Three Months Ended March 31, 2000
                                 -----------------------------------------------
                                 Amortization Depreciation    Less    Pro Forma
                                   Expense      Expense    Historical Adjustment
                                 ------------ ------------ ---------- ----------
    LCG.........................   $ 5,608       $  277     $ (1,229)  $ 4,656
    Z-Spanish Media.............     8,289        1,223       (2,843)    6,669
    Other.......................     1,511          --          (251)    1,260
                                   -------       ------     --------   -------
                                   $15,408       $1,500     $ (4,323)  $12,585
                                   =======       ======     ========   =======

     Goodwill and other specifically identified intangibles are amortized over 15 years and fixed assets over 7 years.

 (2) These adjustments conform historical interest expense to pro forma interest expense associated with our borrowings under our existing credit facility prior to our adjustments for our subordinated notes and LCG credit facility which were used to finance the completed and pending acquisitions. The pro forma interest expense adjustment is as follows:

                                            Year Ended December 31, 1999
                                     -------------------------------------------
                                      Debt After  Interest    Less    Pro Forma
                                     Acquisitions Expense  Historical Adjustment
                                     ------------ -------- ---------- ----------
    LCG.............................   $245,000   $21,070   $ (5,527)  $15,543
    Z-Spanish Media.................    108,800     9,357     (6,471)    2,886
    Other...........................    104,000    10,831     (2,659)    8,172
                                                  -------   --------   -------
                                                  $41,258   $(14,657)  $26,601
                                                  =======   ========   =======

                                          Three Months Ended March 31, 2000
                                     -------------------------------------------
                                      Debt After  Interest    Less    Pro Forma
                                     Acquisitions Expense  Historical Adjustment
                                     ------------ -------- ---------- ----------
    LCG.............................   $245,000    $5,268   $ (1,384)   $3,884
    Z-Spanish Media.................    108,800     2,339     (2,337)        2
    Other...........................     90,000     1,936       (333)    1,603
                                                  -------   --------   -------
                                                   $9,543   $ (4,054)   $5,489
                                                  =======   ========   =======

   The assumed interest rate under our existing revolving credit facility was 8.6%, which represents our current rate.

                     ENTRAVISION COMMUNICATIONS CORPORATION

(3) These adjustments represent the reduction or increase in interest expense on the borrowings under our existing credit facility due to the reduced rate associated with our 8.5% $90 million convertible subordinated note from TSG Capital Fund III, L.P., Univision's 7% $110 million subordinated note and option and the increase in interest rate to 10.5% associated with our $115 million term loan for our acquisition of LCG.

                                                                     Year Ended
                                                                    December 31,
                                                                        1999
                                                                      Interest
                                                                      Expense
                                                                    ------------
    TSG Capital Fund III, L.P......................................    $   90
    Univision......................................................     1,760
    Term loan for acquisition of LCG...............................    (2,185)
                                                                       ------
                                                                       $ (335)
                                                                       ======

                                                                    Three Months
                                                                       Ended
                                                                     March 31,
                                                                        2000
                                                                      Interest
                                                                      Expense
                                                                    ------------
    TSG Capital Fund III, L.P......................................    $   23
    Univision......................................................       440
    Term loan for acquisition of LCG...............................      (546)
                                                                       ------
                                                                       $  (83)
                                                                       ======

 (4) These adjustments represent the interest savings on the exchange of Univision's 7% subordinated note and option of $120 million to Class C common stock and the conversion of TSG Capital Fund III, L.P.'s 8.5% convertible subordinated note of $90 million to preferred stock.

 (5) To provide for the tax effect of pro forma adjustments using an estimated effective rate of 40% after giving effect to non-tax deductible goodwill, non-cash stock-based compensation and non-cash interest expense. Our acquisitions of LCG and Z-Spanish Media and our acquisitions of stations KORO and KNVO will include non-tax deductible goodwill which is estimated to be $6.9 million for the year ended December 31, 1999 and $1.7 million for the three months ended March 31, 2000.

 (6) These adjustments represent the provision for income taxes on pro forma net loss of historical Entravision to give effect to our conversion from a limited liability company to a C-corporation. An effective combined tax rate of 40% was used after giving effect to non-tax deductible goodwill of $2.2 million and non-cash stock-based compensation of $29.1 million for the year ended December 31, 1999 and non-tax deductible goodwill of $0.5 million for the three months ended March 31, 2000.

 (7) These adjustments represent the non-cash 8.5% dividend on TSG Capital Fund III, L.P.'s mandatorily redeemable convertible preferred stock.

                                                                  Three Months
                                                      Year Ended     Ended
                                                     December 31,  March 31,
                                                         1999         2000
                                                     ------------ ------------
     Series A mandatorily redeemable convertible
      preferred stock...............................    $7,650       $1,913
                                                        ======       ======

 (8) These adjustments represent the amortization of $11.1 million of deferred compensation related to the exchange of Z-Spanish Media stock options for Entravision stock options.

                     ENTRAVISION COMMUNICATIONS CORPORATION

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET ADJUSTMENTS

 (9) These adjustments represent the allocation of purchase price of our 2000 acquisitions to the estimated fair market value of the assets acquired and liabilities assumed, and the recording of goodwill and FCC license intangibles associated with the acquisitions.

                                    FCC Licenses
                                     and Other               Less        Total
                                    Intangibles  Goodwill Historical  Intangibles
                                    ------------ -------- ----------  -----------
    LCG............................   $302,452   $34,000  $(129,923)   $206,529
    Z-Spanish Media................    444,363    53,000   (223,831)    273,532
    Other..........................     52,935       --      (6,403)     46,532
                                      --------   -------  ---------    --------
                                      $799,750   $87,000  $(360,157)   $526,593
                                      ========   =======  =========    ========

(10) These adjustments represent the issuance of our common stock in this offering necessary to finance the Z-Spanish Media acquisition and common stock to selling stockholders of Z-Spanish Media and borrowings under credit facilities to finance other acquisitions and to record related deferred tax liabilities.

                                                    Borrowings
                                                      Under     Common
                                                      Credit    Stock   Deferred
                                                    Facilities  Issued   Taxes
                                                    ---------- -------- --------
    LCG............................................  $205,195  $    --  $ 82,000
    Z-Spanish Media................................       --    328,500   73,000
    Other..........................................    55,000       --       --
                                                     --------  -------- --------
                                                     $260,195  $328,500 $155,000
                                                     ========  ======== ========

(11) This adjustment represents TSG Capital Fund III, L.P.'s $90 million investment in the Company which is presented as a reduction of our existing bank debt.

(12) These adjustments represent the exchange of Univision's 7% subordinated note and option of $120 million to Class C common stock and the conversion of TSG Capital Fund III, L.P.'s 8.5% convertible subordinated note of
     $90 million into shares of Series A mandatorily redeemable convertible preferred stock.

(13) This adjustment represents the elimination of our deposit related to our acquisition of LCG, common stock put options and deferred compensation related to our Z-Spanish Media acquisition, historical stockholders' equity of our acquisitions pending at March 31, 2000 and the estimated fair value related to compensation related to the exchange of Z-Spanish Media stock options for Entravision stock options, as these acquisitions were accounted for as purchase business combinations.

                    UNAUDITED PRO FORMA OFFERING ADJUSTMENTS

(14) This adjustment represents the interest savings from using the estimated net proceeds we receive from this offering for the repayment of $433,401 of the pro forma borrowings.

(15) This adjustment represents the tax effect of offering adjustments using an estimated statutory tax rate of 40%.

(16) This adjustment represents our issuance of 46,000,000 shares of our Class A common stock at a public offering price of $16.50 per share, net of $45 million of estimated expenses and underwriting fees less $220 million in proceeds allocated for our acquisition of Z-Spanish Media.

                          INDEPENDENT AUDITOR'S REPORT

To the Members
Entravision Communications Company, L.L.C.
Santa Monica, California

   We have audited the accompanying combined balance sheets of Entravision Communications Company, L.L.C. and its combined affiliates as of December 31, 1998 and 1999, and the related combined statements of operations, equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Entravision Communications Company, L.L.C. and its combined affiliates as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                 /s/ McGladrey & Pullen, LLP

Pasadena, California
March 18, 2000, except Note 12, as
 to which the date is July 20, 2000
 and Note 13 as to which the date is
 July 25, 2000

     ENTRAVISION COMMUNICATIONS COMPANY, L.L.C. AND ITS COMBINED AFFILIATES

                            COMBINED BALANCE SHEETS
           December 31, 1998 and 1999 and March 31, 2000 (Unaudited)

                (In thousands, except share and per share data)

                                                   December 31,       March 31,
                                                 ------------------  -----------
                                                   1998      1999       2000
                                                 --------  --------  -----------
                                                                     (Unaudited)
                    ASSETS
Current assets
 Cash and cash equivalents.....................  $  3,661  $  2,357   $  3,513
 Receivables:
 Trade, net of allowance for doubtful accounts
  of 1998 $790; 1999 $979; 2000 $941...........     9,143    12,392     11,956
 Related parties...............................       284       273        273
 Prepaid expenses and taxes....................       268       355      1,310
                                                 --------  --------   --------
  Total current assets.........................    13,356    15,377     17,052
Property and equipment, net....................    16,788    27,230     28,736
Intangible assets, net.........................    95,458   152,387    189,726
Other assets, including deposits on
 acquisitions of 1998 $5,533; 1999 $8,742;
 2000 $24,733..................................     5,689    10,023     33,234
                                                 --------  --------   --------
                                                 $131,291  $205,017   $268,748
                                                 ========  ========   ========
 LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
            STOCK AND OWNERS' EQUITY
Current liabilities
 Current maturities of notes and advances
  payable, related parties.....................  $    201  $    231   $    231
 Current maturities of long-term debt..........       943     1,389        294
 Accounts payable and accrued expenses
  (including related parties of 1998 $71; 1999
  $280; 2000 $230).............................     6,199     7,479      9,130
                                                 --------  --------   --------
  Total current liabilities....................     7,343     9,099      9,655
                                                 --------  --------   --------
Long-term debt
 Subordinated note payable to Univision........    10,000    10,000    120,000
 Notes payable, less current maturities........    88,794   155,917    114,076
                                                 --------  --------   --------
                                                   98,794   165,917    234,076
Deferred taxes.................................       283     1,990      1,990
                                                 --------  --------   --------
  Total liabilities............................   106,420   177,006    245,721
                                                 --------  --------   --------
Commitments and Contingencies
Series A mandatorily redeemable convertible
 preferred stock, $0.0001 par value, 11,000,000
 shares authorized; no shares issued or
 outstanding ..................................       --        --         --
Members' capital
 Entravision Communications Company, L.L.C.....    14,064    59,645        --
 Common Stock of member corporations...........     1,256     1,256        --
 Additional paid-in capital of member
  corporations.................................    16,329    16,329        --
 Accumulated deficit...........................    (6,217)  (48,635)       --
Stockholders' equity
 Class A common stock, $0.0001 par value,
  260,000,000 shares authorized; shares issued
  and outstanding 4,937,854....................       --        --           1
 Class B common stock, $0.0001 par value,
  40,000,000 shares authorized; shares issued
  and outstanding 27,429,313...................       --        --           5
 Class C common stock, $0.0001 par value,
  25,000,000 shares authorized; no shares
  issued or outstanding........................       --        --         --
 Additional paid-in capital....................       --        --      23,611
 Accumulated deficit...........................       --        --         --
                                                 --------  --------   --------
                                                   25,432    28,595     23,617
 Less: L.L.C. membership and stock subscription
  notes receivable.............................      (561)     (584)      (590)
                                                 --------  --------   --------
                                                   24,871    28,011     23,027
                                                 --------  --------   --------
                                                 $131,291  $205,017   $268,748
                                                 ========  ========   ========

                  See Notes to Combined Financial Statements.

     ENTRAVISION COMMUNICATIONS COMPANY, L.L.C. AND ITS COMBINED AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
 Years Ended December 31, 1997, 1998 and 1999 and Three Months Ended March 31,
                     1999 (Unaudited) and 2000 (Unaudited)

  (In thousands, except share, per share and per L.L.C. membership unit data)

                                                                   Three  Months Ended
                                Year Ended December 31,                 March 31,
                          -------------------------------------  ------------------------
                             1997         1998         1999         1999         2000
                          -----------  -----------  -----------  -----------  -----------
                                                                 (Unaudited)  (Unaudited)
Gross revenue (including
 network compensation
 from Univision of
 $2,947, $4,922, $2,748,
 $740 and $1,046).......  $    33,419  $    49,872  $    66,204  $    13,013  $    19,340
Less agency
 commissions............        2,963        5,052        7,205        1,284        2,076
                          -----------  -----------  -----------  -----------  -----------
  Net revenue...........       30,456       44,820       58,999       11,729       17,264
                          -----------  -----------  -----------  -----------  -----------
Expenses:
  Direct operating
   (including Univision
   national
   representation fees
   of $1,220, $2,379,
   $3,149, $594, and
   $922)................        9,184       15,794       24,441        4,672        7,883
  Selling, general and
   administrative
   (excluding non-cash
   stock-based
   compensation of $900,
   $500, $29,143, $7,286
   and $0)..............        5,845        8,877       11,611        2,510        3,749
  Corporate expenses
   (including related
   parties of $321,
   $453, $522, $81, and
   $69).................        3,899        3,963        5,809        1,304        1,848
  Non-cash stock-based
   compensation.........          900          500       29,143        7,286          --
  Depreciation and
   amortization.........       10,216       10,934       15,982        3,321        4,877
                          -----------  -----------  -----------  -----------  -----------
                               30,044       40,068       86,986       19,093       18,357
                          -----------  -----------  -----------  -----------  -----------
    Operating income
     (loss).............          412        4,752      (27,987)      (7,364)      (1,093)
  Interest expense
   (including amounts to
   Univision of $701,
   $701, $701, $175 and
   $816)................       (5,222)      (8,386)      (9,690)      (2,043)      (4,106)
  Non-cash interest
   expense relating to
   Univision conversion
   option...............          --           --        (2,500)         --       (31,600)
  Interest income.......          115          142           99           20          209
                          -----------  -----------  -----------  -----------  -----------
    Loss before income
     taxes..............       (4,695)      (3,492)     (40,078)      (9,387)     (36,590)
Income tax (expense)
 benefit................         (254)        (210)         121           74            6
Effect of change in tax
 status.................        7,785          --           --           --           --
                          -----------  -----------  -----------  -----------  -----------
    Net income (loss)...  $     2,836  $    (3,702) $   (39,957) $    (9,313) $   (36,584)
                          ===========  ===========  ===========  ===========  ===========
Loss per L.L.C.
 membership unit........  $     (1.19) $     (0.07) $    (19.12) $     (4.38) $    (18.68)
                          ===========  ===========  ===========  ===========  ===========
Pro forma provision for
 income taxes benefit...          643          322        2,499          622        1,777
                          -----------  -----------  -----------  -----------  -----------
Pro forma net loss......  $    (4,052) $    (3,170) $   (37,579) $    (8,765) $   (34,813)
                          ===========  ===========  ===========  ===========  ===========
Pro forma per-share
 data:
  Net loss per share:
   Basic and diluted....  $     (0.12) $     (0.10) $     (1.16) $     (0.27) $     (1.08)
                          ===========  ===========  ===========  ===========  ===========
Pro forma weighted
 average common shares
 outstanding:
   Basic and diluted....   32,972,425   32,894,802   32,402,378   32,431,427   32,367,167
                          ===========  ===========  ===========  ===========  ===========

                  See Notes to Combined Financial Statements.

     ENTRAVISION COMMUNICATIONS COMPANY, L.L.C. AND ITS COMBINED AFFILIATES

                         COMBINED STATEMENTS OF EQUITY
                  Years Ended December 31, 1997, 1998 and 1999

          (In thousands, except share and L.L.C. membership unit data)

                                                      Additional
                          Entravision                  Paid-in       Note
                         Communications Common Stock  Capital of  Receivable
                            Company,     of Member      Member    Stockholder Accumulated
                             L.L.C.     Corporations Corporations and Members   Deficit    Total
                         -------------- ------------ ------------ ----------- ----------- -------
Balance, December 31,
 1996 ..................    $12,382        $1,254      $16,211       $(519)    $    719   $30,047
 Capitalization of
  10,000 shares of
  Valley Channel 48.....        --              1          118         --           --        119
 Issuance of 644,437
  Class A membership
  units in exchange for
  assets contributed by
  member corporation....        --            --           --          --           --        --
 Compensation expense
  attributable to
  employee equity
  award.................        900           --           --          --           --        900
 Conversion of note
  payable to stockholder
  into Class C
  membership units......        240           --           --          --           --        240
 Conversion of 5,000
  Class A membership
  units into 5,000 Class
  E and F membership
  units.................        --            --           --          --           --        --
 Interest earned on
  notes receivable from
  member................         21           --           --          --           --         21
 Increase in notes and
  subscriptions
  receivable from
  member................        --            --           --          (21)         --        (21)
 Repurchase of 500
  shares of Golden Hills
  Broadcasting
  Corporation common
  stock.................        --            --           --          --          (587)     (587)
 Net income.............        --            --           --          --         2,836     2,836
 Distributions and
  dividends to members
  and stockholders......        --            --           --          --        (1,498)   (1,498)
                            -------        ------      -------       -----     --------   -------
Balance, December 31,
 1997...................     13,543         1,255       16,329        (540)       1,470    32,057
 Capitalization of 9,750
  shares of Telecorpus,
  Inc...................        --              1          --          --           --          1
 Issuance of 147,411
  Class A membership
  units in exchange for
  assets contributed by
  member corporation....        --            --           --          --           --        --
 Conversion of 4,500
  Class A membership
  units into 4,500 Class
  E and F membership
  units.................        --            --           --          --           --        --
 Interest earned on
  notes receivable from
  member................         21           --           --          --           --         21
 Increase in notes and
  subscriptions
  receivable from
  member................        --            --           --          (21)         --        (21)
 Repurchase of 1,600
  shares of Golden Hills
  Broadcasting
  Corporation common
  stock ................        --            --           --          --        (1,000)   (1,000)
 Compensation expense
  attributable to
  employee equity awards
  ......................        500           --           --          --           --        500
 Net (loss).............        --            --           --          --        (3,702)   (3,702)
 Distributions and
  dividends to members
  and stockholders......        --            --           --          --        (2,985)   (2,985)
                            -------        ------      -------       -----     --------   -------
Balance, December 31,
 1998...................     14,064         1,256       16,329        (561)      (6,217)   24,871
 Increase in conversion
  option on subordinated
  note agreement
  relating to
  acquisition of
  business..............     13,915           --           --          --           --     13,915
 Estimated value of
  subordinated note
  conversion option.....      2,500           --           --          --           --      2,500
 Conversion of 813 Class
  A membership units
  into 813 Class E and F
  membership units......        --            --           --          --           --        --
 Interest earned on
  notes receivable from
  member................         23           --           --          --           --         23
 Increase in notes and
  subscriptions
  receivable from
  member................        --            --           --          (23)         --        (23)
 Compensation expense
  attributable to
  employee equity awards
  ......................     29,143           --           --          --           --     29,143
 Repurchase of 250
  shares of Telecorpus,
  Inc. common stock.....        --            --           --          --           (61)      (61)
 Net (loss).............        --            --           --          --       (39,957)  (39,957)
 Distributions and
  dividends to members
  and stockholders......        --            --           --          --        (2,400)   (2,400)
                            -------        ------      -------       -----     --------   -------
Balance, December 31,
 1999...................    $59,645        $1,256      $16,329       $(584)    $(48,635)  $28,011
                            =======        ======      =======       =====     ========   =======

                  See Notes to Combined Financial Statements.

    ENTRAVISION COMMUNICATIONS COMPANY, L.L.C. AND ITS COMBINED AFFILIATES

                         COMBINED STATEMENTS OF EQUITY

                       (In thousands, except share data)

                                                       Additional
                           Entravision                  Paid-in       Note
                          Communications Common Stock  Capital of  Receivable
                             Company,     of Member      Member    Stockholder Accumulated
                              L.L.C.     Corporations Corporations and Members   Deficit    Total
                          -------------- ------------ ------------ ----------- ----------- --------
Balance December 31,
1999....................     $ 59,645      $ 1,256      $ 16,329      $(584)    $(48,635)  $ 28,011
 Interest earned on
 subscriptions
 receivable
 (Unaudited)............          --           --              6         (6)         --         --
 Intrinsic value of
 subordinated note
 conversion option
 (Unaudited)............          --           --         31,600        --           --      31,600
 Net loss (Unaudited)...          --           --            --         --       (36,584)   (36,584)
 Reclassification of
 accumulated deficit
 (Unaudited)............      (37,284)         --        (47,935)       --        85,219        --
 To give effect to
 Reorganization
 described in Note 1
 (Unaudited)............      (22,361)      (1,256)          --         590          --     (23,027)
                             --------      -------      --------      -----     --------   --------
Balance March 31, 2000..     $    --       $   --       $    --       $ --      $    --    $    --
                             ========      =======      ========      =====     ========   ========

                                                                                                          Stock
                             Number of Common Shares         Common Stock       Additional             Subscription
                 Preferred ---------------------------- -----------------------  Paid-in   Accumulated    Notes
                   Stock    Class A   Class B   Class C Class A Class B Class C  Capital    (Deficit)   Receivable   Total
                 --------- --------- ---------- ------- ------- ------- ------- ---------- ----------- ------------ --------
Adjustments to
give effect to
Reorganization
described in
Note 1..........   $ --    4,937,854 27,429,313   --      $ 1     $ 5    $ --    $23,611      $ --        $(590)    $ 23,027
                   -----   --------- ----------   ---     ---     ---    -----   -------      -----       -----     --------
Balance March
31, 2000
(Unaudited).....   $ --    4,937,854 27,429,313   --      $ 1     $ 5    $ --    $23,611      $ --        $(590)    $ 23,027
                   =====   ========= ==========   ===     ===     ===    =====   =======      =====       =====     ========

                  See Notes to Combined Financial Statements.

ENTRAVISION COMMUNICATIONS COMPANY, L.L.C. AND ITS COMBINED AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 1997, 1998 and 1999 and Three Months Ended March 31, 1999 (Unaudited) and 2000 (Unaudited)

                                (In thousands)

                                                           Three Months Ended
                            Year Ended December 31,             March 31,
                           ----------------------------  -----------------------
                             1997      1998      1999       1999        2000
                           --------  --------  --------  ----------- -----------
                                                         (Unaudited) (Unaudited)
Cash Flows from Operating
 Activities
 Net income (loss).......  $  2,836  $ (3,702) $(39,957)   $(9,313)   $(36,584)
 Adjustments to reconcile
  net income (loss) to
  net cash provided by
  operating activities:
 Depreciation and
  amortization...........    10,216    10,934    15,723      3,254       4,808
 Deferred tax expense
  (benefit)..............       149       (83)      406        --          --
 Effect of change in tax
  status.................    (7,785)      --        --         --          --
 Amortization of debt
  issue costs............       373     1,295       258         65          69
 Intrinsic value of
  subordinated note
  exchange option........       --        --      2,500        --       31,600
 Non-cash stock-based
  compensation...........       900       500    29,143      7,286         --
 Loss on disposal of
  property and
  equipment..............        35        15       100        --            3
 Changes in assets and
  liabilities, net of
  effect of business
  combinations:
  (Increase) in accounts
   receivable............    (3,525)   (2,446)   (3,249)     1,043         436
  (Increase) in prepaid
   expenses and other
   assets................       (64)     (119)      (87)         9        (955)
  Increase in accounts
   payable, accrued
   expenses and other....     3,374     1,264     1,291     (1,445)      1,651
                           --------  --------  --------    -------    --------
   Net cash provided by
    operating
    activities...........     6,509     7,658     6,128        899       1,028
                           --------  --------  --------    -------    --------
Cash Flows from Investing
 Activities
 Proceeds from sale of
  equipment..............         7        19       116        --           25
 Purchases of property
  and equipment..........    (2,366)   (3,094)  (12,825)    (4,642)     (2,693)
 Cash deposits and
  purchase price on
  acquisitions...........   (59,549)  (22,511)  (46,354)   (12,403)    (61,158)
                           --------  --------  --------    -------    --------
   Net cash (used in)
    investing
    activities...........   (61,908)  (25,586)  (59,063)   (17,045)    (63,826)
                           --------  --------  --------    -------    --------
Cash Flows from Financing
 Activities
 Proceeds from issuance
  of common stock........       119       --        --         --          --
 Principal payments on
  notes payable..........    (1,227)     (288)     (352)       (83)    (61,706)
 Proceeds from borrowings
  on notes payable.......    58,079    24,407    54,913     15,914     125,660
 Dividends paid to
  members for income
  taxes..................    (1,498)   (2,985)   (2,400)      (261)        --
 Purchase and retirement
  of common stock........      (587)     (500)     (530)       --          --
 Payments of deferred
  debt costs.............      (123)   (1,295)      --         --          --
                           --------  --------  --------    -------    --------
   Net cash provided by
    financing
    activities...........    54,763    19,339    51,631     15,570      63,954
                           --------  --------  --------    -------    --------
   Net increase
    (decrease) in cash
    and cash
    equivalents..........      (636)    1,411    (1,304)      (576)      1,156
Cash and Cash Equivalents
 Beginning...............     2,886     2,250     3,661      3,661       2,357
                           --------  --------  --------    -------    --------
 Ending..................  $  2,250  $  3,661  $  2,357    $ 3,085    $  3,513
                           ========  ========  ========    =======    ========
Supplemental Disclosures
 of Cash Flow Information
 Cash payments for:
 Interest................  $  3,672  $  6,744  $ 10,542    $ 1,125    $  2,772
                           ========  ========  ========    =======    ========
 Income taxes (refunds),
  1997 $88; 1998 $274;
  1999 $308..............  $    (36) $     51  $     96    $    39    $    225
                           ========  ========  ========    =======    ========
Supplemental Disclosures
 of Non-cash Investing
 and Financing Activities
 Conversion of note
  payable for Class C
  L.L.C. membership
  units..................  $    240  $    --   $    --     $   --     $    --
                           ========  ========  ========    =======    ========
 Issuance of note payable
  in connection with
  redemption of common
  stock of member
  corporations...........  $    --   $    500  $     30    $   --     $    --
                           ========  ========  ========    =======    ========
 Assets Acquired and Debt
  Issued in Business
  Combinations
 Current assets..........  $    636  $     99  $     86    $    86    $  7,751
 Broadcast equipment and
  furniture and
  fixtures...............    12,001     1,343     4,477      1,636         626
 Intangible assets.......    55,991    16,733    67,533     16,145      40,636
 Current liabilities.....       --       (164)      --         --          --
 Deferred taxes..........    (7,974)      --     (2,112)    (2,112)        --
 Notes payable...........       (84)     (350)  (12,000)       --          --
 Increase in
  subordinated debt
  exchange option........       --        --    (13,915)       --          --
 Estimated fair value
  allocated to option
  agreement..............       --        --        --         --       (3,015)
 Less cash deposits from
  prior year.............    (1,521)     (500)   (5,533)    (1,700)     (1,500)
                           --------  --------  --------    -------    --------
   Net cash paid.........  $ 59,049  $ 17,161  $ 38,536    $14,055    $ 44,498
                           ========  ========  ========    =======    ========


                  See Notes to Combined Financial Statements.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS, REORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

 Nature of business

   Entravision Communications Company, L.L.C. (ECC LLC) and its combined affiliates (hereinafter, individually and collectively, the Company) primarily own and operate Spanish-language television stations serving predominantly the Southwestern United States. Each of the Spanish-language stations is a Univision Communications Inc. (Univision) affiliate. Univision is the leading Spanish-language television broadcaster in the United States and makes available to its affiliates 24-hour Spanish-language programming. Additionally, the Company owns and operates an English-language United Paramount Network
(UPN) affiliate television station in San Diego. The Company also operates a television station in Las Vegas under a local marketing agreement.

   The Company also owns and operates Spanish-language radio stations in the Southwest United States. The television and radio stations are collectively referred to as the "broadcast properties." The revenue associated with the radio stations was $2.4 million, or approximately 4%, for the year ended December 31, 1999. See Note 13 for a discussion of acquisitions of additional broadcast properties subsequent to December 31, 1999.

   Pursuant to Univision network affiliation agreements, Univision acts as the Company's exclusive sales representative for the sale of all national advertising aired on Univision television stations. National sales represent time sold on behalf of the Company's stations by sales representatives employed by Univision. Proceeds of national sales are remitted to the Company by Univision, net of an agency commission and a network representative fee. The affiliation agreements expire at various dates through December 2021.

 Formation of Entravision Communications Company, L.L.C.

   Entravision Communications Company, L.L.C. (ECC LLC), a Delaware limited liability company, was formed on January 11, 1996. ECC LLC was established by the three primary stockholders of the then existing affiliated entities to own and operate the broadcast properties.

   ECC LLC was inactive until it assumed the operations of television stations KVER, KINC, KBNT, KCEC and KSMS on November 1, 1996 under local marketing agreements (LMAs) whereby the operating revenue and expenses of these companies accrued to the benefit of ECC LLC. Each of these companies received membership interests in ECC LLC in exchange for the LMAs and asset contribution agreements. These LMAs were in effect through May 31, 1997, at which time, upon Federal Communications Commission (FCC) approval, each of these companies and KNVO transferred their operations and all of their operating assets and liabilities except for acquisition debt to ECC LLC in accordance with the asset contribution agreements. The operating assets, liabilities and operations of KORO were transferred to ECC LLC in exchange for membership interests in ECC LLC on April 21, 1998.

   KBNT, KCEC, KVER and KINC operated under common ownership that was not identical prior to the formation of ECC LLC. Accordingly, effective upon the execution of the local marketing agreements and asset contribution agreements, the Company applied purchase accounting. In its

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

application of purchase accounting, the Company determined KBNT to be the accounting acquirer as this Affiliate received the largest share of ECC L.L.C. membership interests in the exchange and was the largest broadcast property as measured by revenue, operating income, cash flows from operations and estimated fair value. KBNT was owned 84% by its principal stockholder who also owned an 18% interest in KCEC. As such, the assets and liabilities of KCEC, KVER, KINC and KEMS were recorded at their fair value to the extent of the ownership interest of each respective company owned by other than the principal stockholder of KBNT and at historical cost for the ownership interest owned by the KBNT principal stockholder.

   KSMS, KNVO and KORO were each acquired subsequent to January 1996 through newly formed thinly capitalized acquisition companies owned directly by the member corporation's stockholders in proportion to their direct and indirect membership interest in ECC L.L.C. prior to each acquisition. Each of these acquisitions was with unrelated parties at fair value. Upon the consummation of the LMAs and asset contribution agreements on November 1, 1996, each of the members of ECC L.L.C. and all of the individual stockholders of the corporations have been considered members of a control group. Accordingly, effective upon the execution of the KSMS, KNVO and KORO LMAs and asset contribution agreements, the assets and liabilities of these companies were recorded at their historical cost which approximated fair value at the time.

 Reorganization

   Entravision Communications Corporation (ECC), a Delaware corporation, was formed on February 11, 2000, as a subsidiary of ECC LCC. The First Restated Certificate of Incorporation authorizes both preferred and common stock. The common stock has three classes identified as A, B and C which have similar rights and privileges except the Class B common stock provides ten votes per share as compared to one vote per share for all other classes of common stock. Additionally, Univision, as the holder of all Class C common stock, will be entitled to vote as a separate class to elect two directors, and will have the right to vote as a separate class on certain material transactions. Class B and C common stock is convertible at the holder's option into one fully paid and nonassessable share of Class A common stock and is required to be converted into one share of Class A common stock upon certain events as defined in the First Restated Certificate of Incorporation. The Series A mandatorily redeemable convertible preferred stock has limited voting rights, and accrues an 8.5% dividend.

   The purpose of the formation of ECC is to effect an exchange transaction whereby direct and indirect ownership interests in ECC L.L.C. will be exchanged for Class A or Class B common stock of ECC. The Class B common stock will be issued to Walter F. Ulloa, Philip C. Wilkinson and Paul A. Zevnik in exchange for their direct and indirect ownership interests. In addition, the remaining individual members and stockholders of Cabrillo Broadcasting Corporation
(KBNT), Golden Hills Broadcasting Corporation (KCEC), Las Tres Palmas Corporation (KVER), Tierra Alta Broadcasting, Inc. (KINC), KSMS-TV, Inc.
(KSMS), Valley Channel 48, Inc. (KNVO) and Telecorpus, Inc. (KORO) (collectively, the Affiliates) will exchange their common shares of these corporations for Class A common shares in ECC. Accordingly, the Affiliates will become wholly-owned subsidiaries of ECC. Additionally, Univision will exchange its subordinated note for Class C common stock. The number of common shares of ECC to be issued to the individual members of

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

ECC L.L.C. and the stockholders of the affiliates will be determined in such a manner that the ownership interest in ECC will equal the direct and indirect ownership interest in ECC L.L.C. immediately prior to the exchange.

   This reorganization and exchange transaction will become effective immediately prior to the effective date of the initial public offering of ECC expected to be consummated during 2000.

 Significant accounting policies

 Basis of combination

   The accompanying combined financial statements include the accounts of ECC L.L.C., its subsidiaries and affiliates. All significant intercompany accounts and transactions have been eliminated in combination. Each of the combined companies is operated under common senior management who also have key elements of ownership control.

 Unaudited Interim Financial Information

   The interim financial information of the Company for the three months ended March 31, 1999 and 2000 is unaudited. The unaudited interim financial information has been prepared on the same basis as the annual financial statements except for the Reorganization and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of and for the three months ended March 31, 1999 and 2000.

   The Reorganization and exchange transaction described above will become effective immediately prior to the effective date of the initial public offering of ECC which is expected to be consummated during 2000. ECC L.L.C. and affiliates are considered to be under common control.

   The capital structure of the combined financial statements, including share data has been presented as if the exchange transaction took place as of March 31, 2000.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   The Company's operations are affected by numerous factors including changes in audience acceptance (i.e., ratings), priorities of advertisers, new laws and governmental regulations and policies, and technological advances. The Company cannot predict if any of these factors might have a significant impact on the television and radio industries in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company's operations. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts, the carrying value of long-lived and intangible assets and the fair value of the Company's common stock used to determine interest and compensation expense.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

 Cash and cash equivalents

   For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 Interest rate cap agreements

   Interest rate cap agreements are principally used by the Company in the management of interest rate exposure. The differential to be paid or received is accrued as interest rates change and is recorded in the statement of operations.

 Property and equipment

   Property and equipment are recorded at cost. Depreciation and amortization are provided using accelerated and straight-line methods over the following estimated useful lives:

                                                                     Years
                                                               -----------------
   Buildings and land improvements............................        39
   Transmission, studio and broadcast equipment...............       5-10
   Office and computer equipment..............................        5-7
   Transportation equipment...................................         5
   Leasehold improvements.....................................   Lesser of the
                                                               life of the lease
                                                                  or economic
                                                               life of the asset

 Intangible assets

   Intangible assets consisting of the following items are amortized on a straight-line method over the following estimated useful lives:

                                                                           Years
                                                                           -----
   FCC licenses...........................................................  15
   Univision affiliation agreements.......................................  15
   Goodwill...............................................................  15
   Time brokerage agreements..............................................  15
   Noncompete agreements..................................................  2-5
   Construction rights and permits........................................  15
   Other.................................................................. 1-10

   Deferred debt costs related to the Company's credit facility are amortized on a method that approximates the interest method over the respective life of the credit facility.

 Impairment of long-lived assets

   The Company reviews its long-lived assets and intangibles related to those assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets and identified goodwill with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net

                  ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows) of the long-lived assets and identified goodwill.

   Goodwill not identified with impaired assets is evaluated to determine whether events or circumstances warrant a write-down or revised estimates of useful lives. The Company determines impairment by comparing the carrying value of goodwill with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. Impairment losses are measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows) of the goodwill.

   To date, management has determined that no impairment of long-lived assets and goodwill exists.

 Concentrations of credit risk

   The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company from time to time may have bank deposits in excess of the FDIC insurance limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

   The Company routinely assesses the financial strength of its customers and, as a consequence, believes that their trade receivable credit risk exposure is limited. Credit losses for bad debts are provided for in the financial statements through a charge to the allowance, and aggregated $0.7 million, $0.6 million and $0.8 million for the years ended December 31, 1997, 1998 and 1999, respectively. A valuation allowance is provided for known and anticipated credit losses.

 Disclosures about fair value of financial instruments

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 Cash and cash equivalents

   The carrying amount approximates fair value because of the short maturity of those instruments.

 Long-term debt

   The carrying amount approximates the fair value of the Company's long-term debt based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities with similar collateral requirements.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

 Income taxes

   Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when it is determined to be more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

   Prior to the reorganization of the Company, as discussed above, the organization included various taxpaying and non-taxpaying entities as discussed below. Each of the entities files separate federal and state tax returns.

   Deferred taxes have not been provided for the difference between the book and tax basis of intangible assets, broadcast equipment, and furniture and fixtures for the non-taxpaying entities. As a result of the reorganization, the Company will record a deferred tax liability with a corresponding charge to tax expense of approximately $7.5 million. At December 31, 1999, the temporary difference between book and tax bases of assets is approximately $18.7 million.

   Entravision Communications Company, L.L.C., Entravision Holdings, LLC, Entravision, L.L.C.,Entravision-El Paso, L.L.C. and Entravision Communications of Midland, LLC are limited liability companies and, as such, are taxed as partnerships.

   Cabrillo Broadcasting Corporation, Golden Hills Broadcasting Corporation, Las Tres Palmas Corporation, Tierra Alta Broadcasting, Inc., KSMS-TV, Inc., Valley Channel 48, Inc. and Telecorpus, Inc. have elected to be taxed under sections of federal and state income tax law which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata share of the companies' items of income, deductions, losses and credits, and the companies will pay state taxes at a reduced rate.

   Los Cerezos Television Company is taxed as a C-corporation.

   Prior to January 23, 1997 Valley Channel 48, Inc. was taxed as a C-corporation and prior to January 1, 1996, Golden Hills Broadcasting Corporation was a C-corporation. As a result of the Tax Reform Act of 1986, these companies and Telecorpus, Inc. are subject to a tax on any unrecognized "built-in gains" realized during the ten-year period after their respective conversion to S-corporation status. The built-in gains tax is a corporate tax computed by applying the corporate tax rate to any appreciation related to assets owned at the date of conversion to S status. Upon the 1997 filing of the election by Valley Channel 48, Inc. to be taxed as an S-corporation, the previously recorded net deferred tax liability was reduced to an amount that represents taxes that might be payable due to the built-in gains tax. As a result, approximately $7.8 million was recorded as a tax benefit representing the reversal of previously recorded deferred taxes. Each of these companies has provided a deferred tax liability for built-in gains that represent the estimated liability for built-in gains tax.

 Advertising costs

   Advertising costs are expensed as incurred. Advertising expense totaled approximately $0.2 million, $0.6 million and $0.9 million for the years ended December 31, 1997, 1998 and 1999, respectively.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

 Revenue recognition

   Revenue related to the sale of advertising is recognized at the time of broadcast. Network compensation is recognized ratably over the period of the agreement.

 Segment information

   In accordance with Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, management has determined that the Company has one reportable segment. Furthermore, management has determined that all of its broadcast properties are subject to the same regulatory environment with their respective programs directed toward similar classes of viewers and listeners through similar distribution methods.

 Local marketing and time brokerage agreements

   The Company operates certain stations under local marketing agreements and time brokerage agreements whereby the Company sells and retains all advertising revenue. The broadcast station licensee retains responsibility for ultimate control of the station in accordance with all FCC rules and regulations. The Company pays a fixed fee to the station owner, as well as all expenses of the station, and performs other functions. The financial results of the local marketing and time brokerage agreements operated stations are included in the Company's statement of operations from the date of commencement of the respective LMAs, and were not significant in any of the years presented.

 Trade transactions

   The Company exchanges broadcast time for certain merchandise and services. Trade revenue and the related receivables are recorded when spots air at the fair value of the goods or services received or time aired, whichever is more readily determinable. Trade expense and the related liability are recorded when the goods or services are used or received. Trade revenue and costs were approximately $0.4 million, $0.9 million and $1.3 million for the years ended December 31, 1997, 1998 and 1999, respectively.

 Stock-based compensation

   The Company accounts for stock-based employee compensation under the requirements of Accounting Principles Board (APB) Opinion No. 25, which does not require compensation to be recorded if the consideration to be received is at least equal to fair value of the L.L.C. membership units to be received at the measurement date. Nonemployee stock-based transactions are accounted for under the requirements of SFAS No. 123, Accounting for Stock-Based Compensation, which requires compensation to be recorded based on the fair value of the securities issued or the services received, whichever is more reliably measurable.

 Earnings per membership unit

   Basic earnings per unit is computed as net income (loss) divided by the number of membership units outstanding as of the last day of each period. Diluted earnings per unit reflects the potential dilution that could occur from membership units through options and convertible securities.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

   For the years ended December 31, 1997, 1998 and 1999, all dilutive securities have been excluded as their inclusion would have had an antidilutive effect on earnings per membership unit. If options and convertible debt securities had not been excluded, 676,516, 674,923 and 718,308 of membership units respectively would have been included in the denominator.

   The following table sets forth the calculation of income loss per membership unit:

                                                          Three Months Ended
                            Year Ended December 31,            March 31,
                         -------------------------------  --------------------
                           1997       1998       1999       1999       2000
                         ---------  ---------  ---------  ---------  ---------
Earnings (loss)
 Net income (loss)...... $   2,836  $  (3,702) $ (39,957) $  (9,313) $ (36,584)
 Less income (loss) of
  member corporations...     4,981     (3,566)    (3,547)      (951)    (1,021)
                         ---------  ---------  ---------  ---------  ---------
 Net loss applicable to
  L.L.C. members........ $  (2,145) $    (136) $ (36,410) $  (8,362) $ (35,563)
                         =========  =========  =========  =========  =========
Membership Units
 L.L.C. membership units
  outstanding........... 1,796,763  1,907,731  1,903,951  1,907,731  1,903,951
                         =========  =========  =========  =========  =========

 Pro forma income tax adjustments and pro forma earnings per share

   The pro forma income tax information included in these financial statements is to show what the significant effects might have been on the historical statements of operations had the Company and its affiliates not been treated as flow-through entities not subject to income taxes. The pro forma information reflects a provision for income taxes at the assumed effective rate in the years ended December 31, 1997, 1998 and 1999.

   The weighted average number of shares of common stock outstanding during the periods used to compute pro forma net income (loss) per share is based on the conversion ratio used to exchange ECC LLC membership units and member corporation shares for shares of ECC's common stock immediately prior to the effective date of ECC's Initial Public Offering.

 Comprehensive income

   As of January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 established the requirements for the reporting and presentation of comprehensive income and its components. For the years ended December 31, 1997, 1998 and 1999, and for the three months ended March 31, 1999 and 2000 the Company had no components of comprehensive income and, therefore, net income is equal to comprehensive income.

 New pronouncement

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in all fiscal quarters of all fiscal years beginning after June 15, 2000. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company will adopt the new Statement effective January 1, 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitment through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Because of the Company's minimal use of derivatives,

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

management does not anticipate that the adoption of the new Statement will have a significant effect on the Company's earnings or financial position.

NOTE 2. BUSINESS COMBINATIONS

   During the years ended December 31, 1997, 1998 and 1999, the Company acquired the following companies, all of which were accounted for as purchase business combinations with the operations of the businesses included subsequent to their respective acquisition dates. The allocation of the respective purchase prices are generally based upon management's estimates of the discounted future cash flows to be generated from the broadcast properties for intangible assets and replacement cost for tangible assets, and as it relates to the 1999 acquisitions reflects management's preliminary allocation of purchase price.

 1997 acquisitions

  Valley Channel 48, Inc. (KNVO)

     On January 23, 1997, the Company acquired all of the issued and outstanding common stock of Valley Channel 48, Inc. for approximately $24.6 million in cash plus the assumption of certain liabilities. Valley
  Channel 48, Inc. operates a Univision affiliate in the McAllen, Harlingen/Brownsville, Texas market.

     The excess purchase price over tangible net assets acquired of $28.8 million was allocated to specifically identifiable intangibles consisting of $1.1 million to presold commercial advertising contracts, $1.7 million to the FCC license, $13.9 million to the Univision affiliation agreement, $0.3 million to a noncompete agreement. The remaining excess purchase price of $11.8 million was recorded as goodwill.

  KINT-TV

     On June 4, 1997, the Company purchased substantially all of the assets relating to television station KINT-TV which operates the El Paso, Texas Univision affiliate and all of the stock of 26 de Mexico S.A. de C.V. (a Mexican corporation) for approximately $25.2 million.

     The excess of the purchase price over the tangible net assets of $19.0 million was allocated to specifically identifiable intangibles consisting of $14.6 million to the Univision affiliation agreement, $3.0 million to the FCC license, $1.1 million to presold commercial advertising contracts, $0.2 million to the stock of the Mexican corporation and $0.1 million to other identifiable intangibles.

  KINT-FM and KSVE-AM

     On September 24, 1997, the Company acquired substantially all of the assets of KINT-FM and KSVE-AM, both Spanish-programmed radio stations operating in El Paso, Texas, for $4.0 million. From June 4, 1997 through September 24, 1997, ECC operated these stations under a local marketing agreement.

     The excess purchase price over the tangible assets acquired of $3.4 million was allocated to specifically identified intangibles consisting of $2.9 million to the FCC license, $0.2 million to presold commercial advertising contracts and $0.2 million to other identifiable intangibles. The remaining excess purchase price of $0.1 million was recorded as goodwill.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

  KLDO

     On August 14, 1997, the Company acquired substantially all of the assets of Panorama Broadcasting Co., which owned and operated the Laredo, Texas, Univision affiliate, for $6.3 million.

     The excess purchase price over tangible assets of $4.5 million was allocated to specifically identified intangibles consisting of $3.5 million to the Univision affiliation agreement, $0.3 million to the FCC license and $0.2 million to presold commercial advertising contracts. The remaining excess purchase price of $0.5 million was recorded as goodwill.

 1998 acquisitions

  Entravision Communications of Midland, LLC

     On January 22, 1998, the Company entered into an agreement with an unrelated third party and formed Entravision Communications of Midland, LLC (Midland). The purpose of this new entity is to construct a new UHF television station in Midland, Texas. The Company acquired an 80% interest in Midland for $0.3 million and advanced Midland $2.6 million to obtain the rights to a construction permit under an auction and settlement agreement pursuant to an FCC application. As of December 31, 1999, construction of the station had not commenced.

     The agreement also contains options whereby, commencing one year from the date that the station begins program test operations, ECC may acquire the remaining interest in Midland for a predetermined exercise price, as defined in the agreement.

  La Paz Wireless Corporation (KVYE)

     On March 15, 1998, the Company acquired substantially all of the assets of La Paz Wireless Corporation, which owned television station KVYE in El Centro, California. The purchase price was $0.7 million, consisting of $0.1 million in cash, seller financing of $0.4 million and the assumption of certain liabilities in the amount of $0.2 million. Prior to the acquisition, the Company operated this station as a Univision affiliate under a local marketing agreement.

     The purchase price of $0.7 million was allocated to specifically identifiable intangibles consisting of $0.5 million to the FCC license and $0.2 million to goodwill.

  Telecorpus, Inc. (KORO)

     On April 21, 1998, the Company, acquired all of the outstanding capital stock of Telecorpus, Inc. for approximately $14.6 million. Telecorpus, Inc. operates a Univision affiliate in Corpus Christi, Texas.

     The excess purchase price over tangible net assets acquired of $13.2 million was allocated to specifically identifiable intangibles consisting of $0.4 million to presold advertising contracts, $1.9 million to the FCC license, $4.5 million to the Univision affiliation agreement, $5.8 million to noncompete agreements. The remaining purchase price of $0.6 million was recorded as goodwill.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

 1999 acquisitions

  Brawley Broadcasting Company and KAMP Radio, Inc.

     On January 6, 1999, the Company acquired substantially all of the assets of Brawley Broadcasting Company and KAMP Radio, Inc., which include the radio stations KAMP (AM) El Centro, California; KWST (FM) Brawley, California; and KMXX (FM) Imperial, California. The purchase price was $2.5 million of which $0.4 million was previously deposited in escrow with the remainder being paid in cash at closing.

     The excess purchase price over tangible net assets acquired of $2.0 million was allocated to specifically identifiable intangibles consisting of $1.4 million to the FCC license, and $0.2 million to other identifiable intangibles. The remaining excess purchase price of $0.4 million was recorded as goodwill.

  Latin Communications Group Television, Inc.

     On February 4, 1999 the Company purchased all of the assets of Latin Communications Group Television, Inc. relating to television station WVEN-LP, in Orlando, Florida and WVEA-LP in Tampa Florida.

     Additionally, the Company, through a newly formed acquisition corporation, Los Cerezos Acquisition Co. with no other activities other than to complete this purchase, purchased all of the outstanding capital stock of Los Cerezos Television Company. Los Cerezos Television Company operates television station WMDO-LP in Washington, D.C. The aggregate purchase price paid in connection with these acquisitions was approximately $15.3 million including the assumption of certain liabilities totaling $2.1 million.

     The excess purchase price over tangible net assets acquired of $14.2 million was allocated to specifically identifiable intangible assets consisting of $0.9 million to presold commercial advertising contracts, $2.2 million to FCC licenses, $7.4 million to Univision affiliation agreements, and $0.2 million to noncompete agreements. The remaining excess purchase price of $3.5 million was recorded as goodwill.

     The Company previously operated these stations under a local marketing agreement beginning in November 1998.

  KLUZ-TV

     On April 1, 1999, the Company acquired substantially all of the assets of Univision affiliate television stations KLUZ and K48AM in Albuquerque, New Mexico from Univision. The purchase price was $14.9 million of which $1.0 million was cash. As part of the acquisition consideration, the Company provided Univision a 2% increase in its conversion exchange option under the subordinated note agreement (see Note 5). The incremental exchange option has been assigned a value of $13.9 million and has been recorded as additional paid-in capital as a result of this acquisition.

     The excess purchase price over tangible net assets acquired of $13.5 million was allocated to specifically identifiable intangibles consisting of $7.3 million to the FCC license, $0.6 million

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

  to presold commercial advertising contracts, and $5.6 million to the Univision affiliation agreement.

  Televisora ALCO, S.A. de C.V. (XUPN)

   On June 9, 1999, pursuant to a special authorization obtained from the Mexican Foreign Investment General Bureau, the Company acquired a 40% minority, limited voting interest (neutral investment stock) in Televisora Alco S.A. de C.V. (ALCO), a Mexican corporation which operates XUPN-TV in Tecate, Baja California, Mexico. The purchase price for the 40% interest was $0.5 million in cash. The Company is accounting for this investment under the equity method of accounting. This station began broadcasting in November 1999 which resulted in insignificant revenue and expenses.

   On June 9, 1999, the Company also acquired all of the outstanding voting capital stock, and 60% of the limited voting capital stock, of Comercializadora Frontera Norte S.A. de C.V. (CFN), a Mexican corporation, which has a time brokerage agreement with Alco, providing it with broadcast and advertising rights. ALCO holds absolute control on the contents and other broadcast issues. The aggregate consideration paid for this acquisition and related transactions was approximately $19.5 million, of which $7.5 million was in cash with the remaining $12.0 million payable over twelve years. The entire purchase price was allocated to the intangible asset time brokerage agreements.

   On August 10, 1999, CFN assigned all of its rights and obligations under the time brokerage agreement to ECC. As a result, the gross revenue and expenses of this broadcast property have been included in the accompanying consolidated financial statements. The time brokerage agreement provides for a ten-year term with successive 30-year renewals.

  DeSoto Broadcasting (WBSV)

     On September 20, 1999, the Company acquired substantially all of assets of DeSoto Broadcasting, Inc., DeSoto Channel 62 Associates, and Omni Investments, Inc. These companies collectively owned the assets and licenses to operate WBSV in Venice (Sarasota), Florida. The purchase price was $17.0 million of which $0.9 million was previously deposited in escrow with the reminder paid in cash at closing.

     The excess purchase price over tangible net assets acquired of $15.8 million was allocated to the FCC license.

  Paisano Communications (KBZO)

     On December 20, 1999, the Company acquired substantially all of the assets of Paisano Communications which includes low power television stations KBZO-LP, Lubbock, Texas; K31DM, San Angelo, Texas: K48FR, Amarillo, Texas and radio station KBZO (AM), Lubbock, Texas. The purchase price, was $2.3 million in cash.

     The excess purchase price over tangible net assets acquired of $2.1 million was allocated to specifically identifiable intangible assets consisting of $0.3 million to the FCC license, $1.3 million to Univision affiliation agreement and $0.3 million to noncompete agreements. The remaining excess purchase price of $0.2 million was recorded as goodwill.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

     See Note 13 for acquisitions subsequent to year end.

 Pro Forma results (unaudited)

   The following pro forma results of continuing operations assume the 1998 and 1999 acquisitions discussed above occurred on January 1, 1998. The unaudited pro forma results have been prepared using the historical financial statements of the Company and each acquired entity. The unaudited pro forma results give effect to certain adjustments including amortization of goodwill, depreciation of property and equipment, interest expense and the related tax effects.

                                  December 31,
                             -----------------------
   (In millions of dollars      1998        1999
   except per membership     (Unaudited) (Unaudited)
   unit)                     ----------- -----------
   Net revenue.............    $ 61.2      $  63.3
   Net (loss)..............      (5.8)       (38.4)
   Basic and diluted net
    (loss) per membership
    unit...................    $(3.04)     $(20.17)

   The above pro forma financial information does not purport to be indicative of the results of operations had the 1998 and 1999 acquisitions actually taken place on January 1, 1998, nor is it intended to be a projection of future results or trends.

NOTE 3. PROPERTY AND EQUIPMENT

   Property and equipment at December 31 consists of:

                                                                    1998  1999
   (In millions of dollars)                                         ----- -----
   Buildings....................................................... $ 3.6 $ 5.3
   Construction in progress........................................   0.2   --
   Land improvements...............................................   0.3   0.3
   Leasehold improvements..........................................   0.7   1.6
   Transmission studio and other broadcast equipment...............  15.9  25.4
   Office and computer equipment...................................   1.8   3.1
   Transportation equipment........................................   0.9   1.0
                                                                    ----- -----
                                                                     23.4  36.7
   Less accumulated depreciation and amortization..................   7.6  11.6
                                                                    ----- -----
                                                                     15.8  25.1
   Land............................................................   1.0   2.1
                                                                    ----- -----
                                                                    $16.8 $27.2
                                                                    ===== =====

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

NOTE 4. INTANGIBLE ASSETS

   At December 31, intangible assets consist of:

                                                                      March 31,
                                                        1998   1999     2000
   (In millions of dollars)                             ----- ------ -----------
                                                                     (Unaudited)
   FCC licenses........................................ $17.0 $ 44.0   $ 54.7
   Univision affiliation agreements....................  38.1   52.5     52.5
   Goodwill............................................  42.9   47.6     49.8
   Noncompete agreements...............................   6.3    6.8      7.3
   Construction rights and permits.....................   3.7    4.0      4.0
   Time brokerage agreement............................   --    19.5     46.8
   Deferred debt costs.................................   1.3    1.3      1.3
   Other...............................................   1.2    3.3      3.5
                                                        ----- ------   ------
                                                        110.5  179.0    219.9
   Less accumulated amortization.......................  15.0   26.6     30.2
                                                        ----- ------   ------
                                                        $95.5 $152.4   $189.7
                                                        ===== ======   ======

NOTE 5. LONG-TERM DEBT, NOTES PAYABLE AND SUBSEQUENT EVENT

   Notes payable at December 31 are summarized as follows:

                                                                     March 31,
                                                       1998   1999     2000
   (In millions of dollars)                            ----- ------ -----------
                                                                    (Unaudited)
   Subordinated note with interest at 7.01%........... $10.0 $ 10.0   $120.0
   Credit facility with bank..........................  88.0  142.9     96.9
   Time brokerage contract payable, due in annual
    installments of $1,000, bearing interest at LIBOR
    (6.5% at December 31, 1999) through June 2011.....   --    12.0     12.0
   Other..............................................   1.7    2.4      5.5
                                                       ----- ------   ------
                                                        99.7  167.3    234.4
   Less current maturities............................   0.9    1.4      0.3
                                                       ----- ------   ------
                                                       $98.8 $165.9   $234.1
                                                       ===== ======   ======

 Subordinated note

   On December 30, 1996, the Company issued a $10.0 million subordinated note to Univision. This note is subordinated to all senior debt. The note is due December 30, 2021 and bears interest at 7.01% per annum, for which Univision has agreed to provide the Company with network compensation equal to the amount of annual interest due. Under a separate option agreement, Univision may exchange the note into Class A membership units of ECC LLC representing a 27.9% interest in the Company, at the holder's option at any time prior to maturity. During 1999 certain conditions restricting the exchange of the note were eliminated and, as such, the Company recorded interest expense of $2.5 million based on the estimated intrinsic value of the option feature at the date the note was entered into. The option feature may be exercised solely by the exchange and surrender of the note.

   The note contains certain restrictions including the restriction on dividends, acquisition of assets over a certain limit, the incurrence of debt over certain leverage ratios, the merger or consolidation of the Company with a third party or a sale of the Company's assets, the transfer or sale of any FCC

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

license for our Univision affiliate television stations, the issuance of additional membership units and changes to the capital structure of the Company without the consent of Univision.

   On March 2, 2000 the Note was amended and increased to $120.0 million, and the option exchange feature was increased from 27.9% to 40%, resulting in additional interest expense of $31.6 million during the quarter ended March 31, 2000 (unaudited) based on the estimated intrinsic value of the option feature. The intrinsic value of the option feature was determined using an estimate by management based primarily on the estimated IPO price as the fair market value.

 Credit facility with bank

   The Company has a revolving credit facility with a bank in the amount of $158.0 million, of which $142.9 million was outstanding at December 31, 1999. On January 14, 2000, the Company entered into an amendment to increase the credit facility to $158.0 million. Additionally, the Company has a letter of credit outstanding at December 31, 1999 in the amount of $0.4 million. The credit facility bears interest at LIBOR (6.5% at December 31, 1999) plus 1.625% and expires on November 10, 2006. The facility is collateralized by substantially all the Company's assets, as well as a nonrecourse guarantee of certain stockholders and a pledge of ECC LLC membership units and corporate ownership interest. The credit facility contains quarterly scheduled reductions in the amount that is available under the revolving loan commitment commencing December 31, 2000 through November 10, 2006. These quarterly reductions range from $1.5 million to $10.5 million. In addition, the Company pays loan commitment fees of from 0.275% to 0.5% (per annum). The credit facility also contains a mandatory prepayment clause in the event the Company should liquidate any assets in excess of $5.0 million if the proceeds are not utilized to acquire assets of the same type and use within one year, receive insurance or condemnation proceeds which are not fully utilized toward the replacement of such assets, or have excess cash flows (as defined in the credit facility) in any fiscal year subsequent to December 31, 1999. However, no prepayment due to excess cash flow is required provided that the Company's maximum total debt ratio is less than 4.5 to 1.

   The credit facility contains certain financial covenants relating to maximum total debt ratio, total interest coverage ratio, a fixed charge coverage ratio and a ceiling on annual capital expenditures. The covenants become increasingly restrictive in the later years of the facility. The credit facility also contains restrictions on the incurrence of additional debt, the payment of dividends, acquisitions over a certain limit and management fees or bonuses to certain executives. The credit facility also states that the Company may not make any equity offering without giving the bank 30 days written notice.

   The Company has entered into interest rate cap agreements to reduce the impact of changes in interest rates on its revolving credit facility. At December 31, 1999, the Company had outstanding an interest rate cap agreement with a bank, having a total notional principal amount of $50.0 million. The agreement effectively changes the Company's interest rate exposure on $50.0 million of its revolving credit facility to a fixed 7%. The interest rate cap agreements mature July 16, 2000.

   The Company is exposed to credit loss in the event of nonperformance by the counterparty to the interest rate cap agreement. However, the Company does not anticipate nonperformance by the counterparty.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

   Aggregate maturities of long-term debt and notes payable as of December 31, 1999 are as follows:

   Years Ending December 31,                                             Amount
   -------------------------                                             ------
   (In millions of dollars)
   2000................................................................. $  1.4
   2001.................................................................    9.2
   2002.................................................................   16.2
   2003.................................................................   22.2
   2004.................................................................   28.2
   Thereafter...........................................................   90.1
                                                                         ------
                                                                         $167.3
                                                                         ======

NOTE 6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses at December 31 consist of:

                                                                      1998 1999
   (In millions of dollars)                                           ---- ----
   Accounts payable.................................................. $1.4 $2.4
   Accrued payroll and payroll taxes.................................  1.0  1.1
   Accrued interest..................................................  0.9  0.1
   Income taxes payable..............................................  0.3  0.3
   Executive employment agreement bonus..............................  0.9  1.1
   Professional fees.................................................  0.4  0.5
   Syndication fees..................................................  --   0.9
   Other.............................................................  1.3  1.1
                                                                      ---- ----
                                                                      $6.2 $7.5
                                                                      ==== ====

NOTE 7. INCOME TAXES

   The provision for income taxes for the years ended December 31 is as follows:

                                                               1997 1998  1999
   (In millions of dollars)                                    ---- ----  -----
   Current:
     Federal.................................................. $ -- $0.1  $ 0.2
     State....................................................  0.1  0.2    0.1
   Deferred...................................................  0.2 (0.1)  (0.4)
                                                               ---- ----  -----
                                                               $0.3 $0.2  $(0.1)
                                                               ==== ====  =====

   The income tax provision differs from the amount of income tax determined by applying the federal statutory income tax rate because substantially all of the Company's operations are generated by non-taxpaying entities.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

   The components of the deferred tax assets and liabilities at December 31 consist of the following:

                                                                  1998   1999
   (In millions of dollars)                                       -----  -----
   Deferred tax assets:
     Intangible assets........................................... $ 0.2  $ --
                                                                  -----  -----
   Deferred tax liabilities:
     Change in accounting method.................................  (0.1)   --
     Intangible assets...........................................   --    (1.8)
     Property and equipment......................................  (0.4)  (0.2)
                                                                  -----  -----
                                                                   (0.5)  (2.0)
                                                                  -----  -----
   Net long-term deferred tax liability.......................... $(0.3) $(2.0)
                                                                  =====  =====

NOTE 8. COMMITMENTS

   The Company has agreements with Nielsen Media Research (Nielsen), expiring at various dates through December 2004, to provide television audience measurement services. Pursuant to these agreements, the Company is obligated to pay Nielsen a total of $7.9 million in increasing annual amounts. The annual commitments range from $1.4 million to $1.9 million.

 Operating leases

   The Company leases facilities and broadcast equipment under various operating lease agreements with various terms and conditions, which expire at various dates through May 2009.

   The approximate future minimum lease payments under these operating leases at December 31, 1999 are as follows:

    Years Ending December 31,                                             Amount
    -------------------------                                             ------
    (In millions of dollars)
    2000.................................................................  $2.4
    2001.................................................................   1.8
    2002.................................................................   1.5
    2003.................................................................   1.2
    2004.................................................................   0.9
    Thereafter...........................................................   2.1
                                                                           ----
                                                                           $9.9
                                                                           ====

   Total rent expense under operating leases, including rent under month-to-month arrangements, was approximately $1.0 million, $1.2 million and $2.0 million for the years ended December 31, 1997, 1998 and 1999, respectively.

 Employment agreements

   ECC LLC has entered into employment agreements (the Agreements) with two executive officers and stockholders through October 2003. The Agreements provide that a minimum annual base salary and a bonus of 1% of ECC LLC's annual net revenue be paid to each of the executives, effective for years beginning after January 1, 1997. ECC LLC accrued approximately $0.6 million,

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

$0.9 million and $1.1 million of bonuses payable to these executives for the years ended December 31, 1997, 1998 and 1999, respectively.

   Additionally, the Agreements provide for a continuation of each executive's annual base salary and annual bonus through the end of the employment period if the executive is terminated due to a permanent disability or without cause, as defined in the Agreements. Management intends to modify these Agreements subsequent to year end.

   ECC LLC also has an employment agreement with its executive vice president which provides for an annual base salary and bonus. Additionally, in 1997 the employee was awarded 54,284 redeemable Class D membership units in the Company, which vested through January 2000.

   At December 31, 1999, the estimated fair value associated with this award of Class D membership units was $27.7 million. The Company has recorded $0.9 million, $0.5 million and $26.3 million of compensation expense for the years ended December 31, 1997, 1998 and 1999, respectively and $7.3 million for the three months ended March 31, 1999. This award originally provided for a repurchase option which has been eliminated. As such, the award was considered variable. Compensation expense for 1999 was determined using an estimate by management based primarily on the estimated IPO price and the membership unit conversion ratio.

   In January 1999, the Company entered into an employment agreement with its senior vice president which expires on January 4, 2002 and provides for an annual base salary and bonus to be paid to the employee.

   As part of this agreement, ECC LLC originally granted an option to the employee to purchase Class D membership units. As amended in April 2000, ECC LLC sold the employee 4,835 restricted Class D membership units at $0.10 per unit. The Company may repurchase the restricted units at $0.10 per unit. The number of units subject to the Company's repurchase option is eliminated proportionately over three years from the original grant date. The intrinsic value of the original option at the grant date was determined by management using the estimated IPO price and the membership unit conversion ratio. In accordance with APB No. 25, the Company recorded $2.8 million in compensation expense during 1999 attributable to the original option grant which is reflected as non-cash stock-based compensation in the statement of operations. This amount approximates the total intrinsic value of the amended employee restricted Class D membership unit purchase. Accordingly, no amounts have been recorded for non-cash stock-based compensation for this grant during the quarter ended March 31, 2000 (unaudited).

   SFAS No. 123 requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option-pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options with vesting restrictions which significantly differ from the Company's membership unit option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated value. The Company's fair value calculation was made using the Black-Scholes option-pricing model with the following assumptions: expected life of three years following complete vesting; volatility of 50%; risk-free interest rate of 6.17% and no dividends during the expected life.

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

   If the computed fair value of the award had been amortized to expense over the vesting period of the award, proforma net loss of the Company would have been approximately $0.1 million higher in 1999.

NOTE 9. RELATED-PARTY TRANSACTIONS

   Related-party transactions not discussed elsewhere consist of the following:

   The Company has unsecured advances of $0.2 million payable to related parties, which bear interest, and are due on demand at December 31, 1998 and 1999.

   The Company has unsecured stock subscriptions due from officer/member/stockholders of the Company amounting to $0.6 million at December 31, 1998 and 1999. The advances are due on demand and have been recorded as a reduction of equity.

   In addition, the Company has unsecured advance receivables from related parties amounting to $0.3 million at December 31, 1998 and 1999.

   The Company utilizes the services of a law firm, a partner of which is a member/stockholder and director. Total legal fees incurred with this law firm aggregated approximately $0.3 million, $0.5 million and $0.5 million for the years ended December 31, 1997, 1998 and 1999, respectively.

NOTE 10. MEMBERS' CAPITAL

   The capital structure of each of the companies included in these combined financial statements is as follows:

                                                      1997     1998     1999
Entravision Communications Company, L.L.C.           -------  -------  -------
Class A units, 1997 1,451,273; 1998 1,557,741; 1999
 1,553,148 units issued and outstanding............  $   381  $   402  $   425
Class B units, none issued or outstanding..........      --       --       --
Class C units, 1997 276,081; 1998 and 1999 286,206
 units issued and outstanding......................   12,262   12,262   28,677
Class D units, 1997, 1998 and 1999 54,284 units
 issued and outstanding............................      900    1,400   30,543
Class E units, 1997 5,000; 1998 9,500; 1999 10,313
 units issued and outstanding......................      --       --       --
Class F units, 1997 5,000; 1998 9,500; 1999 10,313
 units issued and outstanding......................      --       --       --
Note Receivable for membership equity..............     (381)    (402)    (425)

   These balances are prior to the elimination of equity in combination.

   Under the terms of the operating agreement, EEC L.L.C. may issue Class A, B, C, D, E, or F membership units. Class A units represent membership interests which carry full voting rights, are issued in return for contributions for cash or other property; these units have been issued to each of the operating entities. Class B units are issued to third parties in accordance with the terms of the operating agreement. These units do not have a capital interest upon issuance. No Class B units have been issued. Class C units carry full voting rights and, as stated in the operating agreement, are only issued to persons in connection with the services to be provided in each person's capacity as a member. Class D units have no voting rights, do not receive an allocation of income or loss and are intended to be issued to senior management. At December 31, 1999, 54,284 Class D units are issued

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

and outstanding related to the employment agreement discussed in Note 8. Class A units can be converted into Class E and Class F units at the option of the holder on the basis of one Class A for one Class E and F unit.

   As of December 31, 1999, 10,313 Class A units had been converted into 10,313 Class E and F units. Class E units have the same rights to voting privileges and allocation of income and loss as Class A units, while Class F units have the same economic rights as Class A units upon the occurrence of a capital event as defined in the operating agreement.

   Allocation of net losses and income from operations is in accordance with the operating agreement. Upon the repurchase of any member corporation's common stock in accordance with the stockholders' agreement, a proportionate amount of ECC L.L.C. membership units will also be retired to maintain a consistently proportionate ownership of ECC L.L.C., among the remaining members.

   The Company has subscriptions receivable from managing members for 250,250 Class C units in ECC L.L.C. and a $425 note receivable at December 31, 1999 including accrued interest in the amount of $65 from a member for 10,313 Class A units in ECC L.L.C.

                                                         1997    1998    1999
Cabrillo Broadcasting Corporation                       ------  ------  ------
Common stock, no par value per share, 1997, 1998 and
 1999 9,445.7 shares authorized issued and
 outstanding........................................... $  221  $  221  $  221
Note receivable from stockholder.......................   (159)   (159)   (159)

Golden Hills Broadcasting Corporation
Class A voting common stock, $.01 par value per share,
 10,000 shares authorized, 1997 7,650; 1998 and 1999
 6,050 shares issued and outstanding................... $    1  $    1  $    1
Additional paid-in capital.............................  6,729   6,729   6,729

 Golden Hills Broadcasting Corporation Stock repurchases

   On May 20, 1997, Golden Hills Broadcasting Corporation reached an agreement to repurchase 500 shares of Class A voting common stock. The consideration paid in cash in May 1997, advanced by ECC L.L.C., was $587.

   On September 30, 1998, Golden Hills Broadcasting Corporation reached an agreement to repurchase 1,600 shares of Class A voting common stock pursuant to the terms of an existing stockholder agreement. The consideration was $1,000 of which $500 was paid in cash advanced by ECC L.L.C. with the balance payable in the form of a $500 note (paid in full during 1999).

                                                           1997   1998   1999
KSMS-TV, Inc.                                             ------ ------ ------
Common stock, no par value, 10,000 shares authorized,
 1997, 1998 and 1999 10,000 shares issued and
 outstanding............................................. $  530 $  530 $  530

Las Tres Palmas Corporation
Common stock, no par value, 10,000 shares authorized,
 1997, 1998 and 1999 10,000 shares issued and
 outstanding............................................. $  500 $  500 $  500
Additional paid-in capital...............................    953    953    953

Tierra Alta Broadcasting, Inc.
Class A voting common stock, $.01 par value per share,
 20,000 shares authorized, 1997, 1998 and 1999 4,500
 shares issued and outstanding........................... $    1 $    1 $    1
Class B voting common stock, $.01 par value per share,
 convertible, 15,500 shares authorized, 1997, 1998 and
 1999 15,500 shares issued and outstanding...............      1      1      1
Additional paid-in capital...............................  8,529  8,529  8,529

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

 Class B conversion feature

   At any time, each holder of the Tierra Alta Broadcasting, Inc. Class B nonvoting common stock may convert, subject to FCC Approval, on a one-share-for-one-share basis, any Class B nonvoting common stock into Class A voting common stock. No additional obligations or amounts are due upon exercising conversion.

                                                                  1997 1998 1999
Valley Channel 48, Inc.                                           ---- ---- ----
Common stock, $0.0001 par value, 10,000 shares authorized, 1997,
 1998, and 1999 9,558 shares issued and outstanding.............  $  1 $  1 $  1
Additional paid-in capital......................................   118  118  118

Telecorpus, Inc.
Common stock, no par value, 10,000 shares authorized, 1997 0 shares issued and outstanding; 1998 and 1999 9,750 shares
 issued and outstanding.........................................  $--  $  1 $  1

   On July 19, 1999, Telecorpus, Inc. entered into an agreement to repurchase 250 shares of Class A voting common stock. The consideration was $61 of which $30 was paid in cash advanced by ECC L.L.C. with the balance payable in the form of a note.

NOTE 11. 401(K) SAVINGS PLAN

   During 1999 the Company established a defined contribution 401(k) savings plan covering substantially all its employees. The Company currently matches 25% of the amounts up to a maximum of $1,000 per year by each participant. Employer matching contributions for the year ended December 31, 1999 aggregated approximately $0.1 million.

NOTE 12. LITIGATION

   The Company is a defendant to a lawsuit filed in the Superior Court of the District of Columbia by First Millenium Communications, Inc. to resolve certain contract disputes arising out of a terminated brokerage-type arrangement with First Millenium. The litigation primarily concerns the payment of a brokerage fee alleged to be due in connection with the acquisition of television station WBSV in Sarasota, Florida for $17.0 million. In addition to its various contractual claims, First Millenium also has asserted claims for fraud, RICO, misappropriation, breach of fiduciary duty, defamation and intentional infliction of emotional distress. First Millenium is seeking in excess of $60 million including the right to a 10% ownership interest in WBSV and the right to exchange such interest in the reorganization described in Note 1. First Millenium has made similar claims relating to other pending acquisitions.

   No accrual has been recorded in the accompanying financial statements beyond the amount management believes is the remaining contractual obligation of $250,000 since the ultimate liability in excess of the amount recorded, if any, cannot be reasonably estimated. Management intends to vigorously defend against these claims and does not believe that any resolution of this litigation is likely to have a material adverse effect on the Company's financial position, results of operations or cash flows.

   On July 20, 2000, Telemundo Network Group LLC, Telemundo Network, Inc. and Council Tree Communications, L.L.C. filed an action against the Company and certain of the Company's affiliates in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida relating to

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

the Company's investment in XHAS-TV, Channel 33 in Tijuana, Mexico. The action seeks to have the sale voided and other unspecified damages for breach of contract relating to Telemundo's attempted exercise of a right of first refusal to buy the assets of XHAS-TV. In addition to its contract claim, Telemundo asserts tortious interference, fraud and conspiracy to defraud. Subsequently, the Company filed an action in the Superior Court of the State of California for the County of San Diego against the same Telemundo entities seeking unspecified damages and a declaratory judgment that, among other things, Telemundo failed to timely exercise its right of first refusal with respect to the acquisition of the assets of XHAS-TV. The Company intends to vigorously defend against this action and does not believe that any resolution of this matter is likely to have an adverse material impact.

NOTE 13. SUBSEQUENT EVENTS

 Subordinated note

   On March 2, 2000, the Company received $110.0 million from Univision pursuant to the existing subordinated note and option agreement (see Note 5). The note was also amended increasing the option exchange feature from 27.90% to 40% based on ownership prior to the issuance of common shares anticipated in the IPO, and other contemplated equity transactions.

 Acquisitions

   The following business and/or assets were or will be acquired after December 31, 1999:

  Magic Media, Inc.

     On July 19, 1999, the Company entered into an asset purchase agreement with Magic Media, Inc. to acquire substantially all of the assets relating to the operations of radio stations KATH (FM) and KOFX (FM) in El Paso, Texas for approximately $14.0 million. At December 31, 1999 the Company had on deposit $0.5 million in an escrow relating to this acquisition. The acquisition closed on January 14, 2000 and was accounted for as a purchase business combination. The purchase price has been allocated as follows:
  $0.6 million to fixed assets, $10.7 million to the FCC license, $2.2 million to goodwill and $0.5 million to a non-competition agreement.

  WHCT-TV

     In February 2000, the Company entered into an agreement to acquire the FCC license of television station WHCT in Hartford Connecticut, for $18.0 million. Management intends to close on this transaction upon receiving FCC and bankruptcy court approval, which it anticipates receiving in the third quarter of 2000.

  Citicasters Co.

     In March 2000, the Company entered into an asset purchase agreement with Citicasters Co., a subsidiary of Clear Channel Communications, Inc., to acquire the FCC licenses relating to the operations of radio stations KACD
  (FM) Santa Monica, California and KBCD (FM) Newport Beach, California for approximately $85.0 million. On March 3, 2000 the Company deposited

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

  $17 million in escrow relating to this acquisition. Management intends to close this transaction upon receiving FCC approval, which it anticipates receiving in the third quarter of 2000.

  XHAS-TV

     In March 2000, ALCO, the Company's 40% limited-neutral equity method investee, executed a stock purchase agreement to acquire the outstanding capital stock of a Mexican corporation which holds the necessary authorizations from the Mexican government to own and operate television station XHAS, Channel 33, Tijuana, Mexico.

     In March 2000, the Company entered into agreements to acquire a 47.5% interest in each of Vista Television, Inc., and Channel 57, Inc. The Company has an option, which must be exercised at the expiration of the five year term, to acquire an additional 47.5% interest in each of these companies for $3.5 million. Additionally, ECC entered into time brokerage agreements in connection with these acquisitions.

     The aggregate consideration to be paid in connection with these transactions is approximately $35.0 million of which $1.0 million was deposited into escrow at December 31, 1999. These transactions closed on March 16, 2000. The purchase price has been preliminarily allocated as follows: $1.0 million to fixed assets, $27.5 million to intangibles and $6.7 million to other assets.

  Latin Communications Group Inc. (LCG)

     On April 20, 2000, the Company acquired all of the outstanding capital stock of LCG for approximately $252.0 million. LCG operates radio stations in California, Colorado, New Mexico, and Washington D.C. and also owns and operates two Spanish-language publications. In connection with this acquisition, the Company amended certain financial covenants related to its credit facility to provide for this acquisition and the issuance of a $90 million convertible subordinated note. Additionally, the Company entered into a $115 million term loan with its bank group, the proceeds from which will be used to finance this acquisition. All amounts outstanding under this term loan are due April 19, 2001 and bear interest at LIBOR plus 4%. This term loan is secured by a pledge of the Company's stock and lien on all of LCG's assets and a secondary pledge on all of the Company's assets.

  Z-Spanish Media

     On April 20, 2000, the Company agreed to acquire all of the outstanding capital stock of Z-Spanish Media. Z-Spanish Media owns 33 radio stations and an outdoor billboard business. The purchase price as amended on July 25, 2000 is approximately $448.0 million, including approximately $110 million of debt. The purchase price will be paid in cash of $220.0 million and the remainder in newly-issued Class A common stock of the Company after the reorganization as discussed in Note 1. To comply with a preliminary Department of Justice inquiry, six of Z-Spanish Media's radio stations will be transferred to a trust. The beneficiary of the trust is Z-Spanish Media. If the Department of Justice permits the Company to acquire these stations, the Company would be obligated to purchase those stations for an aggregate purchase

                   ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.

  price of up to $23.0 million. If the Company is not permitted to purchase these stations, the Company would be obligated to remit the proceeds from the sale of those stations to the former stockholders of Z-Spanish Media.

     In connection with this acquisition, the Company will be issuing approximately 1.6 million options of its Class A common stock in exchange for Z-Spanish Media's previously outstanding stock options. In connection with these stock options, the Company will record as additional purchase price approximately $7.0 million for the excess of the estimated fair value over the intrinsic value of the options. In addition, the Company will recognize approximately $11.0 million as non-cash stock-based compensation over the remaining three year vesting period. Management intends to close on this transaction concurrently with the IPO.

  Radio Stations KFRQ(FM), KKPS(FM), KVPA(FM), and KVLY(FM)

     On May 22, 2000 the Company agreed to acquire certain assets relating to the operations of radio stations KFRQ(FM), KKPS(FM), KVPA(FM) and KVLY(FM) from Sunburst Media, L.P., for approximately $55.0 million. Management intends to close on this transaction upon receiving FCC approval, which it anticipates receiving in the third quarter of 2000.

  Infinity Broadcasting Corporation

     On June 13, 2000 the Company agreed to acquire certain outdoor advertising assets from Infinity Broadcasting Corporation for a total of $168.2 million. The closing of this acquisition is subject to conditions, including the receipt of required approvals. The Company will finance the acquisition with proceeds from its credit facility.

  2000 Omnibus Equity Incentive Plan

     The Company adopted a 2000 Omnibus Equity Incentive Plan that allows for the award of up to 11,500,000 shares of Class A common stock. Awards under the plan may be in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock or stock units. No awards have been granted.

  Stock Grants

     In June 2000, the Company granted stock awards to employees, directors and consultants totaling 478,720 Class A shares of common stock. As a result of these grants, the Company will record a non-cash stock-based compensation charge of $6.7 million that will be recognized over the three year vesting period beginning in the second quarter of 2000.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Latin Communications Group Inc.

   We have audited the accompanying consolidated balance sheets of Latin Communications Group Inc. and Subsidiaries as of December 26, 1999 and December 27, 1998, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 26, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Latin Communications Group Inc. and Subsidiaries at December 26, 1999 and December 27, 1998 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 26, 1999, in conformity with accounting principles generally accepted in the United States.

                                 /s/ Ernst & Young LLP
San Jose, California
March 30, 2000

                LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                           December 27, December 26,  March 31,
                                               1998         1999        2000
                                           ------------ ------------ -----------
                                                                     (Unaudited)
                 ASSETS
Current assets:
 Cash and cash equivalents...............    $  3,010     $  6,695    $  2,236
 Accounts receivable, less allowance for
  doubtful accounts of $1,965 in 1998,
  $1,518 in 1999 and $1,496 in 2000......       5,956        8,184       7,711
 Prepaid expenses and other..............         794          344         498
 Deferred income taxes...................       1,278        1,288       1,665
                                             --------     --------    --------
Total current assets.....................      11,038       16,511      12,110
Net assets of discontinued operations....       4,831          --          --
Land held for sale.......................       4,000          --          --
Deferred finance costs, less accumulated
 amortization of $1,316 in 1998, $751 in
 1999 and $84 in 2000....................       2,097        1,265       1,181
Property and equipment, at cost, less
 accumulated depreciation of $2,337 in
 1998, $3,618 in 1999 and $3,889 in
 2000....................................       6,487        7,259       7,759
Broadcast licenses and other intangible
 assets, less accumulated amortization of
 $8,054 in 1998, $11,583 in 1999 and
 $12,456 in 2000.........................     137,349      131,162     129,923
Other assets (including notes receivable
 of $366 in 1999 and $342 in 2000 from a
 related party)..........................         220        1,289       3,235
                                             --------     --------    --------
Total assets.............................    $166,022     $157,486    $154,208
                                             ========     ========    ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses...    $  5,136     $  5,366    $  5,706
 Accrued interest........................       1,175          715         227
 Current portion of long-term debt.......       4,318           69          25
                                             --------     --------    --------
Total current liabilities................      10,629        6,150       5,958
Long-term liabilities:
 Debt....................................      50,541       42,037      39,780
 Deferred income taxes...................      17,471       18,889      18,890
 Other...................................       1,492        1,442       1,414
                                             --------     --------    --------
Total liabilities........................      80,133       68,518      66,042
Commitments and contingencies
Stockholders' equity:
 Common stock, $0.01 par value;
  15,000,000 shares authorized; 9,235,468
  shares issued and outstanding..........          92           92          92
 Additional paid-in capital..............      94,485       94,485      94,485
 Accumulated deficit.....................      (8,688)      (5,609)     (6,411)
                                             --------     --------    --------
Total stockholders' equity...............      85,889       88,968      88,166
                                             --------     --------    --------
Total liabilities and stockholders'
 equity..................................    $166,022     $157,486    $154,208
                                             ========     ========    ========


                See notes to consolidated financial statements.

                LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (In thousands, except share and per share data)

                                       Years Ended                 Three Months Ended
                          -------------------------------------- ------------------------
                          December 28, December 27, December 26,  March 28,    March 31,
                              1997         1998         1999        1999         2000
                          ------------ ------------ ------------ -----------  -----------
                                                                 (Unaudited)  (Unaudited)
Gross revenue:
 Advertising............   $   33,710   $   34,469   $   41,814  $    7,863   $   10,414
 Less agency
  commissions...........        3,472        3,692        4,623         814        1,194
                           ----------   ----------   ----------  ----------   ----------
                               30,238       30,777       37,191       7,049        9,220
 Circulation............        5,759        5,741        5,875       1,392        1,398
 Other..................          998        1,378        1,179         218          224
                           ----------   ----------   ----------  ----------   ----------
 Net revenue............       36,995       37,896       44,245       8,659       10,842
                           ----------   ----------   ----------  ----------   ----------
Expenses:
 Direct operating.......       15,131       15,196       15,560       3,775        4,212
 Selling, general and
  administrative........       17,535       17,677       18,910       4,093        4,734
 Corporate..............        1,713        2,901        1,795         204          429
 Depreciation and
  amortization..........        3,762        4,593        4,907       1,243        1,229
                           ----------   ----------   ----------  ----------   ----------
                               38,141       40,367       41,172       9,315       10,604
                           ----------   ----------   ----------  ----------   ----------
 Operating income (loss)       (1,146)      (2,471)       3,073        (656)         238
 Interest expense
  (including amounts
  associated with
  related parties of
  $1,200 in 1997, $1,800
  in 1998, $1,900 in
  1999 and $286 in each
  of the three month
  periods ended March
  28, 1999 and March 31,
  2000).................       (4,176)      (6,211)      (4,895)     (1,407)      (1,009)
 Interest income........          --           138          115          16           28
 Other finance costs and
  related amortization
  (including amounts
  associated with
  related parties of
  $250 in 1999 and $63
  in 2000)..............         (335)        (376)        (626)        (98)        (146)
 Gain (loss) on sale of
  assets................          --           --          (121)       (155)        (257)
                           ----------   ----------   ----------  ----------   ----------
Loss from continuing
 operations before
 income taxes...........       (5,657)      (8,920)      (2,454)     (2,300)      (1,146)
Income tax benefits.....        2,213        2,570          736         690          344
                           ----------   ----------   ----------  ----------   ----------
Loss from continuing
 operations.............       (3,444)      (6,350)      (1,718)     (1,610)        (802)
Income from discontinued
 operations, net of
 income taxes of $595 in
 1997, $974 in 1998,
 $271 in 1999 and $271
 in the three months
 ended March 28, 1999...        1,161        1,312          418         418          --
Gain on sale of
 discontinued
 operations, net of
 income taxes of $3,123
 in 1999................          --           --         5,006       5,006          --
                           ----------   ----------   ----------  ----------   ----------
Net income (loss) before
 extraordinary item.....       (2,283)      (5,038)       3,706       3,814         (802)
Extraordinary loss from
 early extinguishment of
 debt, net of income tax
 benefits of $153 in
 1997 and $415 in 1999..         (222)         --          (627)        --           --
                           ----------   ----------   ----------  ----------   ----------
Net income (loss).......   $   (2,505)  $   (5,038)  $    3,079  $    3,814   $     (802)
                           ==========   ==========   ==========  ==========   ==========
Net income (loss) per
 share:
Basic and diluted:
 Loss from continuing
  operations............   $    (0.39)  $    (0.69)  $    (0.19) $    (0.18)  $    (0.09)
 Discontinued
  operations............         0.13         0.14         0.59        0.59          --
 Extraordinary loss.....        (0.03)         --         (0.07)        --           --
                           ----------   ----------   ----------  ----------   ----------
 Net income (loss)......   $    (0.29)  $    (0.55)  $     0.33  $     0.41   $    (0.09)
                           ==========   ==========   ==========  ==========   ==========
Weighted average common
 shares outstanding:
 Basic and diluted......    8,761,301    9,165,468    9,235,468   9,235,468    9,235,468
                           ==========   ==========   ==========  ==========   ==========

                See notes to consolidated financial statements.

                LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                       (In thousands, except share data)

                                          Additional
                                   Common  Paid-in   Accumulated        Total
                          Shares   Stock   Capital     Deficit   Stockholders' Equity
                         --------- ------ ---------- ----------- --------------------
Balance at December 29,
 1996................... 7,740,468  $78    $77,084     $(1,145)        $76,017
 Shares issued to
  purchase a business...   700,000    7      8,743         --            8,750
 Shares issued with
  senior subordinated
  debt..................   525,000    5      5,210         --            5,215
 Net loss...............       --   --         --       (2,505)         (2,505)
                         ---------  ---    -------     -------         -------
Balance at December 28,
 1997................... 8,965,468   90     91,037      (3,650)         87,477
 Shares issued with
  senior subordinated
  debt..................   120,000    1      1,199         --            1,200
 Shares issued in
  connection with
  purchase of radio
  station assets........   150,000    1      2,249         --            2,250
 Net loss...............       --   --         --       (5,038)         (5,038)
                         ---------  ---    -------     -------         -------
Balance at December 27,
 1998................... 9,235,468   92     94,485      (8,688)         85,889
 Net income.............       --   --         --        3,079           3,079
                         ---------  ---    -------     -------         -------
Balance at December 26,
 1999................... 9,235,468   92     94,485      (5,609)         88,968
 Net loss (unaudited)...       --   --         --         (802)           (802)
                         ---------  ---    -------     -------         -------
Balance at March 31,
 2000 (unaudited)....... 9,235,468  $92    $94,485     $(6,411)        $88,166
                         =========  ===    =======     =======         =======


                See notes to consolidated financial statements.

                LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                       Years Ended                 Three Months Ended
                          -------------------------------------- -----------------------
                          December 28, December 27, December 26,  March 28,   March 31,
                              1997         1998         1999        1999        2000
                          ------------ ------------ ------------ ----------- -----------
                                                                 (Unaudited) (Unaudited)
Operating activities
Net income (loss).......    $ (2,505)    $(5,038)     $  3,079     $ 3,814     $  (802)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
 Depreciation and
  amortization..........       4,435       5,343         5,279       1,341       1,312
 Provision for doubtful
  accounts..............         994         827           558         105         135
 Provision for deferred
  taxes.................      (1,847)     (1,741)        1,732       2,606        (376)
 Gain on sale of
  discontinued
  operations............         --          --         (8,128)     (8,128)        --
 Extraordinary loss on
  early debt
  extinguishments.......         375         --          1,042         --          --
 Loss on sale of
  assets................         --          --            121         155         257
 Amortization of debt
  discount..............         477         733           749         187         206
Changes in assets and
 liabilities, net of
 amounts acquired and
 net of disposals:
  (Increase) decrease in
   accounts receivable..      (1,095)        434        (2,786)        325         338
  (Increase) decrease in
   prepaid expenses and
   other................        (921)        130           461        (844)       (154)
  (Decrease) increase in
   accounts payable and
   accrued expenses.....       2,372        (147)         (554)        485        (176)
  (Decrease) increase in
   other assets and
   liabilities..........          46          57          (446)        (85)         22
                            --------     -------      --------     -------     -------
Net cash provided by
 operating activities...       2,331         598         1,107         (39)        762
                            --------     -------      --------     -------     -------
Investing activities
Capital expenditures....      (1,010)     (1,272)       (2,291)       (519)     (1,156)
Proceeds from sale of
 discontinued
 operations.............         --          --         12,949      12,949         --
Proceeds from disposal
 of assets..............         --          --          6,608       1,665          16
Payments for businesses
 acquired, net of cash
 received of, $404 in
 1997 and for purchase
 of intangibles in
 1998...................     (70,015)     (1,218)          --          --          --
Investments in companies
 to be acquired.........       4,470         --           (603)        --       (1,574)
                            --------     -------      --------     -------     -------
Net cash provided by
 (used in) investing
 activities.............     (66,555)     (2,490)       16,663      14,095      (2,714)
                            --------     -------      --------     -------     -------
Financing activities
Proceeds from debt......      58,285       2,800        26,200         --        1,500
Payments on debt........     (23,078)     (1,634)      (39,703)    (14,160)     (4,007)
Debt issuance costs.....      (2,728)       (344)         (582)        --          --
Net proceeds from sale
 of common stock........       5,215       1,200           --          --          --
                            --------     -------      --------     -------     -------
Net cash (used in)
 provided by financing
 activities.............      37,694       2,022       (14,085)    (14,160)     (2,507)
                            --------     -------      --------     -------     -------
Net increase in cash and
 cash equivalents.......     (26,530)        130         3,685        (104)     (4,459)
Cash and cash
 equivalents at
 beginning of year......      29,410       2,880         3,010       3,010       6,695
                            --------     -------      --------     -------     -------
Cash and cash
 equivalents at end of
 year...................    $  2,880     $ 3,010      $  6,695     $ 2,906     $ 2,236
                            ========     =======      ========     =======     =======

                See notes to consolidated financial statements.

                LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

   Latin Communications Group Inc. (the "Company") is a Spanish language media company that provides advertisers with radio broadcasting and newspaper publishing for the Hispanic community. The Company operates 17 radio stations in California, Colorado, New Mexico and Washington, D.C. Operations also include a Spanish language newspaper in New York City. In February 1999, the Company disposed of its Spanish language television operations (see Note 8).

   On December 21, 1999, the Company entered into a plan of merger agreement with Entravision Communications Company, L.L.C. ("ECC"), a Delaware limited liability company engaged in the ownership and operation of television and radio stations. The merger closed on April 20, 2000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

   The consolidated financial statements include the Company and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

 Interim Financial Information

   The interim financial information as of March 31, 2000 and for the three months ended March 28, 1999 and March 31, 2000 is unaudited, but in the opinion of management, has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of its consolidated financial position at such dates and its consolidated results of operations and cash flows for those periods. Operating results for the three months ended March 31, 2000 are not necessarily indicative of results that may be expected for any future periods.

 Fiscal Year

   The Company closes its year on the last Sunday in December. Effective in 2000, the Company adopted a calendar year reporting period.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Fair Value of Financial Instruments

   The Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, are carried at cost which approximates fair value due to the short maturity of these instruments. Senior and subordinated debt bear interest at what is estimated to be current market rates of interest. Accordingly, book values approximate fair value for these instruments.

                LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

 Original Issue Discount and Debt Issuance Costs

   Original issue discounts on debt are recorded as discounts against the face value of the debt issued and are amortized on the effective interest method over the life of the related debt. Debt issuance costs are recorded as finance costs and are amortized over the life of the related debt.

 Property and Equipment

   Property and equipment are reported at cost. Depreciation of property and equipment is calculated on the straight-line basis over the estimated useful lives of the assets.

 Broadcast Licenses and Other Intangible Assets

   Intangible assets, which include broadcast licenses, goodwill, network affiliation agreements and other intangibles arising from the Company's acquisitions, are carried at cost, less accumulated amortization. These assets are amortized on a straight-line basis, generally over 40 years.

   In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long Lived Assets and Changes in Long Lived Assets to be Disposed Of, the carrying value of intangible assets is reviewed when events or changes in circumstances suggest that the recoverability of an asset may be impaired. If this review indicates these intangible assets will not be recoverable, as determined based on the undiscounted cash flows over the remaining life, the carrying value of these assets will be reduced to their respective fair values. The cash flow estimates that will be used will contain management's best estimates, using appropriate and customary projections at the time. No intangible assets were considered impaired at December 26, 1999.

 Revenue Recognition

   Advertising, publishing and other revenue is recognized as services are provided. Uncollectible amounts are charged to expense in the period that determination becomes reasonably estimable.

 Trade and Barter Agreements

   Trade and barter agreements are recorded as revenue at the fair value of the goods or services to be received when advertising space or time is provided. Barter expenses are recorded when merchandise or services are received. Barter revenue and costs were approximately $1.5 million in 1999, $1.5 million in 1998 and $1.6 million in 1997.

 Advertising Costs

   These costs are expensed as incurred and amounted to $0.4 million in 1999, $0.6 million in 1998 and $0.2 million in 1997.

 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

               LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

 Concentration of Credit Risk

   The Company provides advertising space and airtime to national, regional and local advertisers within the geographic areas in which the Company operates. In addition, the Company provides newspapers to wholesalers for distribution to retail outlets, as well as directly to vendors. Credit is extended based on an evaluation of the customer's financial condition and generally advance payment or collateral is not required of creditworthy customers. Credit losses are provided for in the financial statements and have been within management's expectations.

 Risks and Uncertainties

   The Company is party to two collective bargaining agreements in connection with its newspaper operations. The Company is due to renegotiate a labor agreement with one of the unions whose agreement expired on March 30, 2000. The Company intends to continue negotiations to reach a new labor agreement.

 Accounting for Stock-Based Compensation

   The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123").

   The Company accounts for stock appreciation rights in accordance with Financial Accounting Standards Board Interpretations No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans ("FIN 28").

 Earnings Per Share

   Basic earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net income (loss) by the weighted average number of common shares and dilutive securities outstanding (none for all years presented). Antidilutive securities relating to stock options totaled 83,178 in 1999 and 73,045 in 1998 and 1997.

 Reclassifications

   Certain prior years' balances have been reclassified to conform to the current year's presentation.

 New Accounting Pronouncements

   In December of 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements. SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. This SAB, as amended in March 2000, is effective for us beginning in the second quarter of our fiscal year beginning December 27, 1999. The adoption of SAB 101 will not have a material impact on our financial statements.

                LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

3. DETAIL OF BALANCE SHEET ACCOUNTS AND SUPPLEMENTARY CASH FLOW INFORMATION

   Property and equipment consists of the following:

                                            Estimated
                                              Useful
                                             Life in   December 27, December 26,
                                              Years        1998         1999
(in millions of dollars)                    ---------- ------------ ------------
Land.......................................                $0.2         $0.2
Building...................................     25          0.1          0.1
Broadcast equipment........................     5           5.4          4.8
Machinery and equipment....................    3-5          1.9          3.1
Leasehold improvements..................... Lease-term      1.2          1.1
Construction in progress...................                  --          1.6
                                                           ----         ----
                                                            8.8         10.9
Less accumulated depreciation..............                 2.3          3.6
                                                           ----         ----
                                                           $6.5         $7.3
                                                           ====         ====

   Broadcast licenses and other intangible assets consist of the following:

                                                      December 27, December 26,
                                                          1998         1999
(in millions of dollars)                              ------------ ------------
Broadcasting licenses and other intangible assets....    $104.4       $101.7
Goodwill.............................................      41.0         41.0
                                                         ------       ------
                                                          145.4        142.7
Less accumulated amortization........................       8.1         11.5
                                                         ------       ------
                                                         $137.3       $131.2
                                                         ======       ======

   In 1997, the Company acquired 100% of the stock of Embarcadero Media Inc.
(EMI), the owners and operators of eight radio stations. The acquisition was accounted for under the purchase method. The total purchase price was allocated to the fair market value of the net assets acquired. Included in those assets were broadcast licenses and other intangibles totaling $83.5 million, which are generally being amortized over forty years. Below is a summary of the allocation of the purchase price relating to this acquisition, along with a summary of intangible assets purchased in 1998.

                                                             Years Ended
                                                      -------------------------
                                                      December 28, December 27,
                                                          1997         1998
                                                      ------------ ------------
Purchase of businesses, net of cash acquired:
Working capital, other than cash and current portion
 of long-term debt..................................     $ (0.7)      $ --
Land held for sale..................................       (4.0)        --
Property and equipment..............................       (3.2)        --
Broadcast licenses and other intangible assets......      (83.5)       (5.4)
Deferred income taxes...............................       13.1         --
Stock and notes payable issued for assets...........        8.3         4.2
                                                         ------       -----
Net cash used to acquire businesses.................     $(70.0)      $(1.2)
                                                         ======       =====

                LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

4. DEBT

   Debt consists of the following:

                                           December 27, December 26,  March 31,
                                               1998         1999        2000
(in millions of dollars)                   ------------ ------------ -----------
                                                                     (Unaudited)
Senior bank debt under a term loan
 agreement that was extinguished in
 October 1999............................     $36.5        $ --         $ --
Senior bank debt under a revolving line
 of credit totaling $35 million, maturing
 in October 2002 and bearing interest at
 8.34% at December 26, 1999..............       --          25.0         22.5
Senior subordinated debt maturing in
 February 2005 and bearing interest at
 5%......................................      16.2         17.0         17.2
Other....................................       2.1          0.1          0.1
                                              -----        -----        -----
Total debt...............................      54.8         42.1         39.8
Less current portion of long-term debt...       4.3          0.1          --
                                              -----        -----        -----
Long-term debt...........................     $50.5        $42.0        $39.8
                                              =====        =====        =====

   On October 22, 1999, the Company entered into a $35 million revolving bank credit facility (the "Facility") for the purpose of refinancing its senior bank debt. The Facility is secured by a first priority lien on the capital stock of the Company's subsidiaries and bears interest at rates of either the London Interbank Offered Rate (LIBOR) plus a margin ranging from 1.75% to 3.00%, or the Prime Rate plus a margin ranging from 0.25% to 1.50% per annum depending on the Company's total leverage ratio, as defined. The Facility contains affirmative and negative covenants relating to the business and operations of the Company. These include various financial and performance covenants with respect to indebtedness, investments, liens, sale of assets, mergers, consolidation and dividend payments, as well as leverage, cash flow and interest coverage ratios. In connection with the refinancing, the Company also repaid the note payable plus accrued interest, paid current amounts due for interest on the senior subordinated debt and began accruing interest at stated rates.

   In October 1999, debt issuance costs totaling $1.0 million were recognized as an extraordinary loss due to the early extinguishment of the term loan.

   The previously outstanding senior bank debt under a term loan agreement was secured and incurred interest at rates of either LIBOR plus a margin ranging from 1.5% to 3.75%, or the Prime Rate plus a margin ranging from 0.50% to 4.75% per annum depending on the Company's total leverage ratio. The rate on the senior bank debt at December 27, 1998 was Prime plus 4.75% or approximately 12.5%. As a result of senior bank debt covenant violations beginning on July 15, 1998, the Company was restricted from paying interest and principal on any other outstanding debt. The Company also began accruing penalty interest on its senior bank loans and subordinated debt.

   Senior subordinated debt consists of borrowings from certain stockholders and officers of the Company (see Note 10). It is comprised of two issuances, Tier I and Tier II (collectively, the "senior subordinated debt"). Tier 1, was issued in February 1997, in the amount of $17.5 million. Tier II, in the amount of $4.0 million, was issued in February 1998. Unamortized original issue discount on the senior subordinated debt was approximately $4.5 million at December 26, 1999 and $5.3 million at December 27, 1998.

                LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

   At December 26, 1999, scheduled maturities of long-term debt were as follows:

       (in millions of dollars)
       Year ending:
       2002............................................................. $25.0
       2005.............................................................  17.0
                                                                         -----
                                                                         $42.0
                                                                         =====

   Simultaneous with the closing of the merger transaction with ECC in April, 2000, the amounts outstanding under the Facility and the senior subordinated debt were repaid (see Note 1).

   For the years ended December 26, 1999, December 27, 1998 and December 28, 1997, interest paid was approximately $5.4 million, $5.5 million and $2.9 million, respectively.

5. STOCK OPTION AND EQUITY APPRECIATION INCENTIVE PLANS

   The Company has adopted two stock option plans, which provide for the issuance of options for the purchase of up to 835,000 shares of the Company's common stock as incentive to key officers and employees. The term of the options granted under the plans is generally ten years. Vesting generally occurs on a prorated basis over a three year period.

   Generally, all options become immediately exercisable in full should any of the following events occur: termination of the optionee's employment by the optionee for good reason, termination of the optionee's employment by the Company without cause, death or permanent disability or the consummation of a sale of all or substantially all of the assets of the Company. No compensation cost has been recognized in connection with stock option grants because options are issued with an exercise price equal to fair value on the date of grant. Upon consummation of the merger with ECC in April, 2000, $3.4 million was paid to the option holders in exchange for termination of all options.

   Under SFAS No. 123, had grants been measured based on the fair market value at the grant date for awards in 1999, 1998 and 1997, the Company's pro forma net income in 1999 would have decreased by approximately $0.1 million, to $2.8 million, and the pro forma loss in 1998 and 1997 would have increased by $0.1 million and $0.2 million, to $5.1 million and $2.7 million, respectively.

   These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted or forfeited in future years. The fair value of these options was estimated at the date of grant using the Black-Scholes minimum value method. The minimum value method calculates the excess of the fair value of the stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk free interest rate, over the life of the options. The following assumptions were used in the calculation:

                                                     1997     1998      1999
                                                    -------  -------  ---------
   Expected dividend yield.........................       0%       0%         0%
   Risk free interest rate.........................    6.31%    6.31%      7.00%
   Expected life of options........................ 5 years  5 years  4-5 years

                LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

   The weighted average fair value of options granted during 1999, 1998 and 1997 was $1.71, $1.41 and $1.58, respectively.

   Stock option activity is summarized as follows:

                                         Available     Stock       Weighted
                                            for       Options      Average
                                           Grant    Outstanding Exercise Price
                                         ---------  ----------- --------------
Outstanding at December 29, 1996........  605,000     230,000       $10.75
 Granted................................ (300,000)    300,000        15.42
 Forfeited..............................   10,000     (10,000)       10.00
                                         --------    --------       ------
Outstanding at December 28, 1997........  315,000     520,000        13.46
 Granted................................      --          --           --
 Forfeited..............................  133,332    (133,332)       16.25
                                         --------    --------       ------
Outstanding at December 27, 1998........  448,332     386,668        12.49
 Granted................................ (133,332)    133,332        13.19
 Forfeited..............................   48,332     (48,332)       13.15
                                         --------    --------       ------
Outstanding at December 26, 1999 and
 March 31, 2000 (unaudited).............  363,332     471,668       $12.62
                                         ========    ========       ======

   Options for 347,446, 281,667 and 108,000 shares were exercisable at December 26, 1999, December 27, 1998 and December 28, 1997, respectively.

   Following is a summary of the weighted-average exercise price and weighted-average remaining contractual life for options outstanding at December 26, 1999:

                                                                                Weighted-
         Weighted-                       # of                                    Average
          Average                       Options                                Contractual
       Exercise Price                 Outstanding                             Life Remaining
       --------------                 -----------                             --------------
       $10.00--$15.00                   438,334                                 4.6 years
       $15.01--$20.00                    33,334                                   1 year

   In January 1998, the Company approved an Equity Appreciation Incentive Plan (the "EAI Plan") for its key employees. Under the EAI Plan, key employees have the opportunity to receive stock appreciation rights, which provide for cash payments upon vesting amounting to the difference between the Company's common stock value per share at the vesting date and $15.00 per share. Vesting is automatically triggered by an initial public offering, merger of the Company, sale of the Company or four years of continuous service by the employee. In conjunction with the approval of the EAI Plan, the Company has 130,000 outstanding stock appreciation rights as of December 26, 1999 and March 31, 2000. In 1999, the Company recorded approximately $0.3 million of compensation expense associated with this plan. Upon consummation of the merger with ECC in April, 2000, a payment of $0.6 million was made to the holders of stock appreciation rights.

6. INCOME TAXES

   The Company accounts for income taxes using the liability method pursuant to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred income taxes consist of the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates.

               LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

   Federal, state and local income taxes (benefits) consist of the following:

                                                Years Ended
                             --------------------------------------------------
                               December 28,     December 27,     December 26,
                                   1997             1998             1999
                             ---------------- ---------------- ----------------
                             Current Deferred Current Deferred Current Deferred
(in millions of dollars)     ------- -------- ------- -------- ------- --------
Federal (benefit)..........   $0.1    $(1.4)   $--     $(1.8)   $0.2    $ 1.7
State and local (benefit)..    0.1     (0.6)    0.1      0.1     0.6     (0.3)
                              ----    -----    ----    -----    ----    -----
Total......................   $0.2    $(2.0)   $0.1    $(1.7)   $0.8    $ 1.4
                              ====    =====    ====    =====    ====    =====
Provisions for:
Continuing operations......   $0.2    $(2.4)   $0.1    $(2.7)   $0.3    $(1.0)
Discontinued operations....    --       0.5     --       1.0     0.1      0.2
Gain on sale of
 discontinued operations...    --       --      --       --      0.4      2.6
Extraordinary loss from
 early debt payment........    --      (0.1)    --       --      --      (0.4)
                              ----    -----    ----    -----    ----    -----
Total......................   $0.2    $(2.0)   $0.1    $(1.7)   $0.8    $ 1.4
                              ====    =====    ====    =====    ====    =====

   The differences between income tax expense for continuing operations shown in the statements of operations and the amounts determined by applying the federal statutory rate of 34% in each year are as follows:

                                                       1997    1998    1999
                                                       -----   -----   -----
   Federal statutory income tax (benefit)............. (34.0)% (34.0)% (34.0)%
   State and local income taxes, net of federal
    benefit...........................................  (8.6)    0.9    (6.0)
   Nondeductible goodwill.............................   4.2     2.6     8.9
   Others, net........................................  (0.8)    1.7     1.1
                                                       -----   -----   -----
   Total.............................................. (39.2)% (28.8)% (30.0)%
                                                       =====   =====   =====

   The deferred tax asset and liability at the fiscal year end consist of the following components:

                                                                 1998    1999
   (in millions of dollars)                                     ------  ------
   Deferred tax assets:
     Accounts receivable....................................... $  1.0  $  0.9
     Accrued compensation......................................    1.1     1.3
     Net operating loss carry forwards.........................    5.0     1.9
     Other.....................................................    --      0.2
                                                                ------  ------
   Gross deferred tax asset....................................    7.1     4.3
   Deferred tax liability:
     Depreciation and amortization.............................  (23.3)  (21.9)
                                                                ------  ------
   Net deferred tax liability.................................. $(16.2) $(17.6)
                                                                ======  ======

   Tax loss carryforwards totaling $5.4 million will expire by 2010 if not utilized.

                LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

   The components of deferred taxes included in the consolidated balance sheet are as follows:

                                                                 1998    1999
                                                                ------  ------
   Current asset............................................... $  1.3  $  1.3
   Noncurrent liability........................................  (17.5)  (18.9)
                                                                ------  ------
   Net deferred tax liability.................................. $(16.2) $(17.6)
                                                                ======  ======

   For the years ended December 26, 1999, December 27, 1998 and December 28, 1997, income taxes paid were approximately $0.3 million, $0.2 million and $0.3 million, respectively.

7. EXCHANGE OF BROADCASTING ASSETS

   On May 27, 1998, the Company, exchanged radio broadcasting licenses, radio broadcasting equipment and facilities in Portland and San Jose along with a $2.0 million short term note payable and 150,000 shares of common stock valued at $2.25 million for similar productive assets in Sacramento and San Francisco. Acquired assets were not self-sustaining. Integrated sets of support activities were not transferred in the exchange, nor were programming formats, or broadcast personalities. Acquired assets were redeployed and integrated into broadcasting and support activities originating from the San Jose area headquarters. The exchange was accounted for as a non-monetary exchange of similar productive assets. Acquired assets were recorded at the value of the assets surrendered, plus the value of the note payable and the common stock.

8. DISCONTINUED OPERATIONS

   In February 1999, the Company sold to ECC substantially all of its assets relating to television stations WVEA, in Tampa, Florida, and WVEN, Orlando, Florida. It also sold to ECC all of its capital stock in Los Cerezos Television Company which operated television station WMDO in Washington, D.C. The net proceeds in connection with these transactions was approximately $12.9 million.

9. BENEFIT PLANS

   The Company sponsors two qualified 401(k) defined contribution plans, one for the radio division and one for the print division. For all eligible employees, the Company matches employee contributions within certain limits, and for the print division plan, the Company also contributes a fixed minimum annual contribution. Plan participants may make pretax contributions from their salaries up to the maximum allowed by the Internal Revenue Code. The Company's expense for both defined contribution plans for the years ended December 26, 1999 and December 27, 1998 was approximately $0.1 million.

   The Company is obligated, through its agreement with the union that represents employees who deliver El Diario/La Prensa, the Company's Spanish language daily newspaper, to contribute amounts to the defined benefit pension, welfare and 401(k) plans administered by the Publishers' Association of New York City. The pension and welfare plans provide pension benefits and medical insurance. The Company contributes approximately 9% and 11% of gross compensation for each eligible employee per year to the pension plan and welfare plan, respectively. The Company

                LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES contributes $23 per shift per eligible employee to the union's 401(k) plan. For the years ended December 26, 1999, December 27, 1998 and December 28, 1997, the Company's expense for these multi-employer plans was approximately
$0.3 million, $0.2 million and $0.2 million, respectively.

   The Company is obligated under a union contract to make severance payments to its union employees under certain circumstances. Non-union print division severance pay is calculated in a similar manner. The Company does not fund these commitments. The balance sheet accrual for severance is based on the net present values of the projected vested benefit obligation and, accordingly, provides for both vested and non-vested employees. The balance at December 26, 1999 and December 27, 1998 was approximately $1.4 million and $1.5 million, respectively, and is included in other liabilities. The Company's severance expense for the three years in the period ended December 26, 1999 was approximately $0.2 million in each year.

10. RELATED PARTY TRANSACTIONS

   During 1999, the Company paid other finance costs in the amount of $0.3 million to one of its stockholders and paid an additional $0.1 million in January 2000.

   Interest expense on senior subordinated debt held by certain stockholders and officers of the Company amounted to $1.9 million in 1999, $1.8 million in 1998 and $1.2 million in 1997, see note 4 for a description of the terms of this indebtedness.

   During 1999, the Company assisted an officer with relocation costs by advancing cash in exchange for two notes receivable of $0.2 million each. One note specifies that no repayment is required if related employment continues for four years. Both notes specify that no repayment is required if the company is acquired and were forgiven upon closing of the merger with ECC in April, 2000. (See Note 1.) At December 26, 1999, the balance due on these notes totaled $0.4 million.

11. COMMITMENTS AND CONTINGENCIES

   The Company has entered into various leases for office space and broadcast towers. Future minimum lease payments required at December 26, 1999 are:

       (in millions of dollars)
       2000............................................................. $ 1.8
       2001.............................................................   1.6
       2002.............................................................   1.4
       2003.............................................................   1.2
       2004.............................................................   1.0
       Thereafter.......................................................   3.9
                                                                         -----
                                                                         $10.9
                                                                         =====

   Rental expense relating to these leases totaled $1.9 million, $2.0 million and $1.6 million for the years ended December 26, 1999, December 27, 1998 and December 28, 1997, respectively.

   During 1999, the Company purchased an option to acquire the land and buildings housing its corporate operations for an option price of $0.1 million. On January 12, 2000, the Company signed a letter of intent to exercise the option for $5.3 million.

                LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

   In September of 1999, the Company entered a ten-year lease commitment for facilities currently under construction in Campbell, California. The Company's corporate headquarters will be relocated to the new facility upon its completion. Minimum monthly rentals are subject to annual consumer price index adjustments beginning in year three of the lease. The lease contains two five-year renewal options.

   On November 21, 1999, the Company entered into agreements to acquire the assets and licenses to operate two radio stations in Las Vegas and Reno, Nevada for aggregate purchase consideration of $17.5 million. The acquisition closed on April 20, 2000, simultaneous with the merger of the Company with ECC. As of March 31, 2000, the Company had deposited $2.0 million in escrow in connection with these acquisitions.

   In February 2000, the Company signed a letter of intent to sell its AM radio station in Washington, D.C. for proceeds of $2.5 million. The sale is expected to be completed by the third quarter of 2000 and the Company expects to record a gain in connection with the sale of approximately $1.5 million.

   The Company and its subsidiaries are parties to various legal proceedings and claims incident to the normal conduct of its business. The Company believes that it is unlikely that the outcome of all pending litigation in the aggregate will have a material adverse effect on its consolidated financial condition or results of operations.

12. SEGMENT INFORMATION

   The Company operates in two reportable segments, radio broadcasting and newspaper publishing. The radio broadcasting segment has operations in the San Francisco/San Jose bay area of California, the Salinas/ Monterey area of California, Riverside, California, Sacramento, California, Albuquerque, New Mexico, Denver, Colorado and Washington, DC. The newspaper publishing segment consists of two Spanish-language publications in New York City. Each segment is managed separately. Management evaluates performance based on several factors, of which the primary financial measure is segment operating profit. Total revenue of each segment represents sales to unaffiliated customers. There are no inter-segment sales. No single customer provides more than 10% of the Company's revenue. The accounting policies of the segments are the same as those described in Note 2. Corporate includes general and administrative costs that are not directly related to the reportable segments.

                LATIN COMMUNICATIONS GROUP INC. AND SUBSIDIARIES

   Financial information for these business segments includes:

                                       Years Ended                 Three Months Ended
                          -------------------------------------- -----------------------
                          December 28, December 27, December 26,  March 28,   March 31,
                              1997         1998         1999        1999        2000
(in millions of dollars)  ------------ ------------ ------------ ----------- -----------
                                                                 (Unaudited) (Unaudited)
Revenue:
 Radio Broadcasting.....     $ 19.2       $ 19.3       $ 25.1      $  4.6      $  6.2
 Newspaper Publishing...       17.8         18.6         19.1         4.1         4.6
                             ------       ------       ------      ------      ------
                             $ 37.0       $ 37.9       $ 44.2      $  8.7      $ 10.8
                             ======       ======       ======      ======      ======
Operating Profit (loss):
 Radio Broadcasting.....     $ (0.1)      $ (1.0)      $  3.7      $ (0.3)     $  0.4
 Newspaper Publishing...        0.7          1.4          1.2        (0.2)        0.2
                             ------       ------       ------      ------      ------
  Total Reportable
   Segments.............        0.6          0.4          4.9        (0.5)        0.6
 Corporate..............       (1.7)        (2.9)        (1.8)       (0.2)       (0.4)
                             ------       ------       ------      ------      ------
                             $ (1.1)      $ (2.5)      $  3.1      $ (0.7)     $  0.2
                             ======       ======       ======      ======      ======
Identifiable Assets:
 Radio Broadcasting.....     $130.9       $131.9       $131.0      $128.9      $129.1
 Newspaper Publishing...       23.3         23.8         24.5        23.9        24.4
                             ------       ------       ------      ------      ------
  Total Reportable
   Segments.............      154.2        155.7        155.5       152.8       153.5
 Corporate..............        4.3          5.5          2.0         4.8         0.7
 Discontinued
  operations............        4.5          4.8          --          --          --
                             ------       ------       ------      ------      ------
                             $163.0       $166.0       $157.5      $157.6      $154.2
                             ======       ======       ======      ======      ======
Depreciation and
 Amortization:
 Radio Broadcasting.....     $  3.1       $  3.8       $  3.9      $  1.0      $  0.9
 Newspaper Publishing...        0.7          0.8          1.0         0.2         0.3
                             ------       ------       ------      ------      ------
                             $  3.8       $  4.6       $  4.9      $  1.2      $  1.2
                             ======       ======       ======      ======      ======
Capital Expenditures:
 Radio Broadcasting.....     $  0.7       $  0.2       $  1.1      $  0.1      $  1.1
 Newspaper Publishing...        0.2          0.9          1.2         0.4         0.1
                             ------       ------       ------      ------      ------
  Total Reportable
   Segments.............        0.9          1.1          2.3         0.5         1.2
Discontinued
 Operations.............        0.1          0.2          --          --          --
                             ------       ------       ------      ------      ------
                             $  1.0       $  1.3       $  2.3      $  0.5      $  1.2
                             ======       ======       ======      ======      ======

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Z-Spanish Media Corporation:

   We have audited the accompanying combined balance sheets of Z-Spanish Media Corporation and its Predecessor as of December 31, 1998 and 1999, and the related combined statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. The combined financial statements include the accounts of Z-Spanish Media Corporation and three related companies, Achievement Radio Holdings, Inc., PAR Communications, Inc. and PAR Holdings, Inc., which collectively represent the Predecessor to Z-Spanish Media Corporation. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Z-Spanish Media Corporation and its Predecessor as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Sacramento, California
March 24, 2000

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

                            COMBINED BALANCE SHEETS

             December 31, 1998, 1999 and March 31, 2000 (Unaudited)
                (In thousands, except share and per share data)

                                                                   March 31,
                                                1998      1999       2000
                                              --------  --------  -----------
                                                                  (Unaudited)
                   ASSETS

Current assets:
 Cash and cash equivalents................... $  3,602  $  4,493   $    441
 Accounts receivable, net of allowance for
  doubtful accounts of $869, $1,233 and
  $1,295 at December 31, 1998, 1999 and
  March 31, 2000, respectively...............    5,717     8,471      7,617
 Notes receivable............................       --     7,500      7,653
 Other current assets........................      752     1,983      1,390
                                              --------  --------   --------
   Total current assets......................   10,071    22,447     17,101
Property and equipment, net..................   27,049    34,267     34,240
Investments..................................       --     2,501      2,501
Intangible assets, net.......................  155,243   225,408    223,831
Other assets.................................    4,911     4,420      4,391
                                              --------  --------   --------
Total assets................................. $197,274  $289,043   $282,064
                                              ========  ========   ========

  LIABILITIES, REDEEMABLE PREFERRED STOCK,
  COMMON STOCK PUT OPTIONS AND STOCKHOLDERS'
                    EQUITY

Current liabilities:
 Accounts payable............................ $  1,090  $    810   $    618
 Current portion of long-term debt...........    4,056    22,779     22,779
 Accrued expenses............................    3,854     4,636      4,049
 Accrued interest............................    1,163     1,160        889
 Other liabilities...........................    2,732     5,020      5,949
 Income taxes payable........................      521       628        573
                                              --------  --------   --------
   Total current liabilities.................   13,416    35,033     34,857

Long-term debt...............................   62,251    89,066     86,021

Other long-term liabilities..................    1,003     1,101      1,101

Deferred income taxes........................   26,563    27,442     25,878

Minority interest............................      225        11          9

Commitments and contingencies (note 9)

Redeemable preferred stock...................    3,870        --         --

Common stock put options.....................   24,984    37,591     54,182

Stockholders' equity:
 Preferred stock--$0.01 par value, 105,000
  shares authorized and 10,079 shares issued
  and outstanding at December 31, 1998
  ($11,837 liquidation value at December 31,
  1998) and 10,000 shares authorized and no
  shares issued and outstanding at December
  31, 1999...................................   10,523        --         --
 Common stock--$0.01 par value; 62,000,000
  shares authorized; 15,435,157, 25,090,000
  and 25,090,000 issued and outstanding at
  December 31, 1998, 1999 and March 31,
  2000, respectively.........................      154       251        251
 Additional paid-in capital..................   59,813   115,751    100,271
 Loans to stockholders.......................     (570)   (1,010)    (1,019)
 Deferred stock compensation.................       --    (4,187)    (4,618)
 Accumulated deficit.........................   (4,958)  (12,006)   (14,869)
                                              --------  --------   --------
   Total stockholders' equity................   64,962    98,799     80,016
                                              --------  --------   --------
Total liabilities, redeemable preferred
 stock, common stock put options and
 stockholders' equity........................ $197,274  $289,043   $282,064
                                              ========  ========   ========

                  See notes to combined financial statements.

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

                       COMBINED STATEMENTS OF OPERATIONS
 Years Ended December 31, 1997, 1998 and 1999 and the Three Months Ended March
                   31, 1999 (Unaudited) and 2000 (Unaudited)

                                 (In thousands)

                                    Years Ended            Three Months Ended
                                   December 31,                 March 31,
                              -------------------------  -----------------------
                               1997     1998     1999       1999        2000
                              -------  -------  -------  ----------- -----------
                                                         (Unaudited) (Unaudited)
Revenue:
  Revenue...................  $13,339  $27,598  $38,561    $ 7,177     $ 8,740
  Less agency and broker
   commissions..............      297    1,740    2,523        425         581
                              -------  -------  -------    -------     -------
    Net revenue.............   13,042   25,858   36,038      6,752       8,159
                              -------  -------  -------    -------     -------
Operating expenses:
  Direct operating
   expenses.................    4,391   10,108   14,183      2,763       3,425
  Selling, general and
   administrative...........    5,105    6,459    8,382      2,056       2,034
  Depreciation and
   amortization.............    2,747    6,736    8,670      1,415       2,843
  Corporate expenses........    2,975    3,669    4,773        774       1,897
                              -------  -------  -------    -------     -------
    Total operating
     expenses...............   15,218   26,972   36,008      7,008      10,199
                              -------  -------  -------    -------     -------
Gain on sale of assets,
 net........................    2,671    5,685    4,442      2,223         --
                              -------  -------  -------    -------     -------
Operating income............      495    4,571    4,472      1,967      (2,040)
Interest expense............   (2,425)  (5,664)  (7,485)    (1,305)     (2,641)
Interest and other income...      356      340    1,014        109         302
                              -------  -------  -------    -------     -------
Income (loss) before
 minority interest, income
 taxes and extraordinary
 item.......................   (1,574)    (753)  (1,999)       771      (4,379)
Minority interest in (loss)
 income of subsidiaries.....      (31)     (86)     182         58           2
Income taxes benefit
 (provision)................      538     (394)     102       (470)      1,514
                              -------  -------  -------    -------     -------
Loss before extraordinary
 loss.......................   (1,067)  (1,233)  (1,715)       359      (2,863)
Extraordinary loss on debt
 extinguishment
(Net of income tax benefit
 of $378 in 1997 and $699 in
 1999)......................     (568)     --    (1,047)    (1,132)        --
                              -------  -------  -------    -------     -------
    Net loss................  $(1,635) $(1,233) $(2,762)   $  (773)    $(2,863)
                              =======  =======  =======    =======     =======



                  See notes to combined financial statements.

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
 Years Ended December 31, 1997, 1998 and 1999 and Three Months Ended March 31,
                               2000 (Unaudited)

                       (In thousands except share data)

                         Preferred Stock            Common Stock
                         -----------------  -----------------------------
                                                               Additional                Deferred
                                                                Paid-in     Loans to      Stock     Accumulated
                         Shares    Amount     Shares    Amount  Capital   Stockholders Compensation   Deficit    Total
                         -------  --------  ----------  ------ ---------- ------------ ------------ ----------- --------
Balance at January 1,
1997...................      --        --    5,876,490   $ 59   $ 25,441        --           --      $ (1,824)  $ 23,676
Issuance of common
stock..................      --        --    4,723,814     47     20,453        --           --           --      20,500
Issuance of stock--
Vista acquisition......   10,079  $ 10,523   1,714,105     17        191    $  (504)         --           --      10,227
Net loss...............      --        --          --     --         --         --           --        (1,635)    (1,635)
                         -------  --------  ----------   ----   --------    -------      -------     --------   --------
Balance at December 31,
1997...................   10,079    10,523  12,314,409    123     46,085       (504)         --        (3,459)    52,768
Formation of Z-Spanish
Media Corporation and
acquisition of
subsidiaries...........      --        --    3,720,874     37     16,773        --           --           --      16,810
Redeemable preferred
stock dividends........      --        --          --     --         --         --           --          (266)      (266)
Purchase of common
stock..................      --        --     (600,126)    (6)    (3,045)       --           --           --      (3,051)
Increase in loans to
stockholders...........      --        --          --     --         --         (66)         --           --         (66)
Net loss...............      --        --          --     --         --         --           --        (1,233)    (1,233)
                         -------  --------  ----------   ----   --------    -------      -------     --------   --------
Balance at December 31,
1998...................   10,079    10,523  15,435,157    154     59,813       (570)         --        (4,958)    64,962
Purchase of common
stock..................      --        --     (228,550)    (2)    (1,141)       --           --           --      (1,143)
Issuance of common
stock..................      --        --    5,212,120     52     29,448        --           --           --      29,500
Stockholder common
stock purchase.........      --        --      103,618      1        517       (518)         --           --         --
Issuance of stock--JB
Broadcasting
acquisition............      --        --      681,264      7      3,350        --           --           --       3,357
Issuance of preferred
stock..................   11,400    11,456         --     --         --         --           --           --      11,456
Deferred stock
compensation...........      --        --          --     --       4,333        --        (4,333)         --         --
Amortization of
deferred stock
compensation...........      --        --          --     --         --         --           146          --         146
Acquisition of minority
interests in
subsidiaries and
exchange of preferred
for common stock.......  (21,479)  (21,979)  3,886,391     39     32,038        --           --        (4,462)     5,636
Redeemable preferred
stock dividend
settlement.............      --        --          --     --         --         --           --           176        176
Increase in fair value
of common stock put
options................      --        --          --     --     (12,607)       --           --           --     (12,607)
Decrease in loans to
stockholders...........      --        --          --     --         --          78          --           --          78
Net loss...............      --        --          --     --         --         --           --        (2,762)    (2,762)
                         -------  --------  ----------   ----   --------    -------      -------     --------   --------
Balance at December 31,
1999...................      --        --   25,090,000    251    115,751     (1,010)      (4,187)     (12,006)    98,799
Deferred stock
compensation
(Unaudited)............      --        --          --     --         628        --          (628)         --         --
Amortization of
deferred stock
compensation
(Unaudited)............      --        --          --     --         --         --           679          --         679
Increase in fair value
of common stock put
options (Unaudited)....      --        --          --     --     (16,590)       --           --           --     (16,590)
Interest on loans to
stockholders
(Unaudited)............      --        --          --     --         --          (9)         --           --          (9)
Conversion of bonus to
options (Unaudited)....      --        --          --     --         482        --          (482)         --         --
Net loss (Unaudited)...      --        --          --     --         --         --           --        (2,863)    (2,863)
                         -------  --------  ----------   ----   --------    -------      -------     --------   --------
Balance at March 31,
2000 (Unaudited).......      --   $    --   25,090,000   $251   $100,271    $(1,019)     $(4,618)    $(14,869)  $ 80,016
                         =======  ========  ==========   ====   ========    =======      =======     ========   ========

                  See notes to combined financial statements.

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

                       COMBINED STATEMENTS OF CASH FLOWS

 Years Ended December 31, 1997, 1998 and 1999 and Three Months Ended March 31,
                     1999 (Unaudited) and 2000 (Unaudited)
                                 (In thousands)

                                 Years Ended              Three Months Ended
                                December 31,                   March 31,
                         -----------------------------  -----------------------
                           1997      1998      1999        1999        2000
                         --------  --------  ---------  ----------- -----------
                                                        (Unaudited) (Unaudited)
Cash flows from
 operating activities:
 Net loss..............  $ (1,635) $ (1,233) $  (2,762)   $  (773)    $(2,863)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization.........     2,747     6,736      8,670      1,415       2,843
 Deferred income
  taxes................    (1,223)  (11,946)       879       (142)     (1,564)
 Minority interest.....        31        86       (182)       (58)         (2)
 Loss on debt
  extinguishment.......       568       --       1,047      1,132         --
 Gain on sale of
  assets...............    (2,671)   (5,685)    (4,442)    (2,223)        --
 Loss on write-off of
  advertising
  displays.............       --        --       1,664        --          --
 Amortization of
  deferred stock
  compensation.........       --        --         --         --          196
 Changes in operating
  assets and
  liabilities, net of
  effects of
  acquisitions:
  Accounts receivable..      (455)      567     (2,754)       767         854
  Other current
   assets..............      (531)    1,144     (1,539)      (206)        588
  Receivable from
   affiliate and
   other...............   (12,929)    4,637        --         --         (153)
  Other assets.........        (6)      180        (29)      (156)         73
  Accounts payable and
   accrued
   liabilities.........       741    (1,109)      (717)    (1,078)       (621)
  Other liabilities....    (1,077)    2,227       (115)        63         929
                         --------  --------  ---------    -------     -------
   Net cash (used in)
    from operating
    activities.........   (16,440)   (4,396)      (280)    (1,259)        280
                         --------  --------  ---------    -------     -------
Cash flows from
 investing activities:
 Proceeds from sale of
  assets...............    19,396    43,600     23,710     20,500         --
 Escrow deposits on
  pending
  acquisitions.........       --     (4,335)       520      2,488          34
 Purchase of property
  and equipment and
  intangible assets....   (40,042)   (7,003)  (103,305)   (28,974)     (1,031)
                         --------  --------  ---------    -------     -------
   Net cash (used in)
    from investing
    activities.........   (20,646)   32,262    (79,075)    (5,986)       (997)
                         --------  --------  ---------    -------     -------
Cash flows from
 financing activities:
 Repayment of notes
  payable..............    (2,354)      --         --         --          --
 Issuance of notes
  payable..............       482       --       7,100      3,100      (1,919)
 Proceeds from long-
  term debt............    26,983       --     109,100     45,250         --
 Repayment of long-term
  debt.................   (15,000)  (19,018)   (70,662)   (50,248)     (1,126)
 Debt issuance costs...      (857)      --      (1,313)      (960)       (281)
 Issuance of common and
  preferred stock......    30,727    24,984     40,956     25,000         --
 Repurchase of common
  stock................       --     (3,051)    (1,143)    (1,143)        --
 Redemption of
  redeemable preferred
  stock................       --        --      (3,870)    (3,870)        --
 Purchase of Z-Spanish
  Radio Network net of
  cash acquired........       --    (30,683)       --         --          --
 Loans to
  stockholders.........       --        (66)        78        (12)         (9)
 Minority interest in
  subsidiary...........       --         56        --         --          --
                         --------  --------  ---------    -------     -------
   Net cash from (used
    in) financing
    activities.........    39,981   (27,778)    80,246     17,117      (3,335)
                         --------  --------  ---------    -------     -------
Net increase (decrease)
 in cash and cash
 equivalents...........     2,895        88        891      9,872      (4,052)
Cash and cash
 equivalents, beginning
 of year...............       619     3,514      3,602      3,602       4,493
                         --------  --------  ---------    -------     -------
Cash and cash
 equivalents, end of
 year..................  $  3,514  $  3,602  $   4,493    $13,474     $   441
                         ========  ========  =========    =======     =======
Supplemental disclosure
 of cash flow
 information:
 Interest paid.........  $  2,128  $  6,221  $   7,480        --          --
 Income taxes paid.....       806       268        298        --          --


Non-cash investing and
 financing activities:
 Radio station property
  and equipment
  financed through
  seller notes
  payable..............  $    120       --         --         --          --
 FCC license and other
  intangibles acquired
  financed through
  seller notes
  payable..............     6,150       --         --         --          --
 Write off of
  programming library
  and offsetting
  liability............       575       --         --         --          --
 Write off of network
  costs................       116       --         --         --          --
 Reduction of debt
  obligation...........       165       --         --         --          --
 Outdoor advertising
  assets and
  liabilities assumed
  through seller notes
  payable..............     2,176       --         --         --          --

 Acquisition of net
  assets of Z-Spanish
  Radio, net of cash
  acquired through
  issuance of common
  stock................       --   $ 16,810        --         --          --
 Acquisition of radio
  station assets
  acquired through the
  cancellation of debt
  from seller, and
  issuance of debt.....       --     13,292        --         --          --
 Accrued dividends on
  redeemable preferred
  stock................       --        266        --         --          --
 Reversal of dividends
  declared.............       --        --   $     176    $   176         --

 Sale of radio station
  assets for a note
  receivable...........       --        --       7,500        --          --
 Purchase of land
  through seller notes
  payable..............       --        --       2,250        --          --
 Barter transaction....       --        --       2,501        --          --
 Reversal of accrued
  dividends on
  redeemable preferred
  stock................       --        --         176        --          --
 Acquisition of radio
  station assets
  through issuance of
  common stock,
  cancellation of debt
  from seller and
  cancellation of LMA
  payable..............       --        --       3,357        --          --
 Increase in value of
  common stock put
  option...............       --        --         --         --      $16,591
 Deferred stock
  compensation.........       --        --       4,333        --          628
 Conversion of accrued
  bonus to stock
  option...............       --        --         --         --          482

                  See notes to combined financial statements.

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

                     NOTES TO COMBINED FINANCIAL STATEMENTS

 For the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)

1. DESCRIPTION OF BUSINESS

 Basis of Presentation

   The accompanying combined financial statements reflect the combined accounts of Z-Spanish Media Corporation ("Z-Media") and its predecessor of Z-Media, referred to as PAR, which was comprised of three companies under common control, Achievement Radio Holdings, Inc. ("ARH"), PAR Communications, Inc. ("PARCOM") and PAR Holdings, Inc. ("Holdings").

   Z-Media was incorporated on January 23, 1998 as a holding company and subsequently obtained sole ownership of Z-Spanish Radio Network, Inc. ("Z-Spanish") and ARH, pursuant to certain agreements entered into in May 1998.

   On December 31, 1999, Z-Media acquired all the outstanding capital stock of Vista Media Group, Inc. ("Vista"), whereby Vista became a wholly owned subsidiary of Z-Media. Z-Media and Vista have shared a common controlling stockholder group since August 29, 1997. As such, the business combination has been accounted for as a common control business combination, and the accounts of Vista are included in the accompanying combined financial statements from August 29, 1997.

   The Z-Spanish, ARH and Vista business combinations and related financial accounting treatment are described in Note 3--Business Acquisitions and Dispositions.

   Z-Media, Vista and PAR are collectively referred to as the Company except where otherwise noted.

 Operations

   Z-Media and ARH own and operate radio stations and distribute programming to affiliates throughout the United States. Vista is engaged in operating outdoor advertising displays and owns 10,060 billboards concentrated in the Los Angeles and New York metropolitan areas. Vista formed Vista Joliet LLC ("Joliet"), a 80% owned subsidiary of Vista, in the state of Delaware on June 12, 1998 to manage operations in the Chicago area.

   As of December 31, 1999, the Company owned and operated 32 radio stations including one station under a Local Marketing Agreement ("LMA"). Under an LMA, the Company pays a fee to operate another company's radio station. The results of operations of LMA stations are accounted for in the same manner that the Company accounts for the operations of its owned and operated stations.

   The Company's radio broadcasting operations cover five major geographic areas: the West Coast (California), Midwest (Chicago), lower Midwest (Dallas), Southeast (Miami) and Southwest (Phoenix). Owned and operated stations are located in San Jose, Sacramento, Salinas/Monterey, Fresno, Stockton, Modesto, and Chico, California; Houston and Dallas/Ft Worth, Texas; Chicago, Illinois; Phoenix, Tucson, and Nogales, Arizona; and Miami, Florida.

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


   As part of its radio broadcasting operations, the Company produces, controls and distributes its own radio programs. Programming is distributed to owned and operated stations via satellite transmission. The Company also transmits via satellite its programming to 42 other stations ("affiliate stations") throughout the U.S. and charges these stations network fees under affiliation agreements. Revenue of the Company's broadcasting operations is principally generated from the sale of advertising associated with its programming to national accounts, local and regional retail advertisers. The Company's radio stations are licensed by the Federal Communications Commission ("FCC").

   Outdoor advertising revenue consists mainly of fees earned by selling billboard space to advertisers.

   Unaudited Interim Financial Information -- The unaudited interim financial information for the three months ended March 31, 1999 and 2000 has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments consisting only of normal recurring accruals necessary for a fair presentation of this interim information. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for any other interim period or any other future fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Combination

   The accompanying combined financial statements include the accounts of companies controlled by a common stockholder group ("Controlling
Stockholders"). All intercompany balances and transactions have been eliminated in the combined financial statements.

 Cash and Cash Equivalents

   The Company considers cash investments with maturities of three months or less at the time of purchase to be cash equivalents.

 Property and Equipment, Net

   The Company's property and equipment is recorded at cost less accumulated depreciation. The Company depreciates property and equipment using the straight-line method over their estimated useful lives. The Company amortizes leasehold improvements using the straight-line method over the lesser of the life of the lease or the estimated useful life of the leased asset. Estimated useful lives are as follows:

   Buildings and improvements.........................................  30 years
   Advertising displays...............................................  15 years
   Station transmitter, towers and antennas...........................   7 years
   Furniture, fittings and fixtures...................................   5 years
   Motor vehicles.....................................................   5 years
   Computer hardware and software..................................... 3-5 years

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)

 Investments

   Investments are comprised of equity securities. These securities are classified as available-for-sale and carried at historical value as market prices are unavailable. There were no unrealized gains or losses on these investments recorded for the year ended December 31, 1999.

 Intangible Assets, Net

   Intangible assets consist primarily of FCC licenses, goodwill, deferred charges and non-compete agreements recorded at cost. Goodwill represents the excess of the purchase price over the fair value of the net assets at the date of acquisition. Amortization of intangible assets and other assets is provided in amounts sufficient to allocate the asset cost to operations over the estimated useful lives on a straight-line basis. The estimated useful lives are as follows:

   FCC licenses.....................................................    40 years
   Goodwill......................................................... 15-40 years
   Deferred charges.................................................     7 years
   Non-competition agreements.......................................   3-5 years

 Revenue Recognition

   Revenue from the sale of radio advertising time and from network operations is recognized when the advertisement or network programming is broadcast. Outdoor advertising revenue is recognized over the life of advertising contracts and is recorded net of discounts.

 Barter

   The Company trades commercial airtime and outdoor advertising space for goods and services used principally for promotional, sales and other business activities. An asset and liability is recorded at the fair market value of the goods and services received. Barter revenue is recorded and the liability relieved when commercials are broadcast or outdoor advertising space is utilized. Barter expense is recorded and the asset relieved when goods or services are received or used.

 Advertising Costs

   The Company incurs various marketing and promotional costs to add and maintain listenership. Advertising production costs are expensed at the first use of the related advertising and costs of communicating an advertisement are expensed as the communication occurs.

 Accounting Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


 Credit Risk

   In the opinion of management, credit risk with respect to trade receivables is limited due to the large number of diversified customers and the geographic diversification of the Company's customer base. The Company performs credit evaluations on new customers and believes adequate allowances for any uncollectible trade receivables are maintained. During the years ended December 31, 1997, 1998 and 1999 and for the period ended March 31, 2000, no customer accounted for more than 10% of net revenue.

 Stock-Based Compensation

   The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board No. 25, Accounting for Stock Issued to Employees ("APB 25"). During the year ended 1999, and for the period ended March 31, 2000, the Company recognized $0.1 and $0.7 million of compensation expense related to stock options.

 Income Taxes

   The Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement basis of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable earnings. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that includes the enactment date.

 Comprehensive Income

   Statement of Financial Accounting Standard ("SFAS") No. 130, Reporting Comprehensive Income, became effective in 1998. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. During 1997, 1998, 1999, and for the period ended March 31, 2000, the Company had no items of other comprehensive income. Accordingly, comprehensive income equals net income.

 Impairment of Long-Lived Assets

   The Company accounts for the impairment of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. As required by the statement, the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


   The Company periodically evaluates the propriety of the carrying amount of property and equipment, investments, intangible assets and other assets as well as the depreciation or amortization period to determine whether current events or circumstances warrant adjustments to the carrying value and/or revised estimates of useful lives. This evaluation involves an assessment of the recoverability of the asset by determining whether the depreciation or amortization of the asset balance can be recovered through undiscounted future operating cash flows over its remaining useful life. The assessment of the recoverability of the intangible assets will be impacted if estimated future operating cash flows are not achieved.

 Derivative Financial Instruments

   The Company does not use derivative financial instruments for trading purposes. They are used to manage interest rate risks related to interest on the Company's outstanding debt. As interest rates change, the differential to be paid or received under interest rate swap agreements is recognized as an adjustment to interest expense. The Company had interest rate swap agreements with banks as of December 31, 1998, 1999, and for the period ended March 31, 2000 (see Note 7--Long-Term Debt).

 Fair Value of Financial Instruments

   The Company's financial instruments include cash and cash equivalents, receivables, accounts payable and certain other accrued liabilities. The carrying amounts of these items approximate their fair values because of their short duration to maturity.

   The fair value of the interest rate swap contracts is estimated by obtaining quotations from the counterparties. The fair value is an estimate of the amounts that the Company would (receive) pay at the reporting date if the contracts were transferred to other parties or cancelled by the counterparties.

 Recently Issued Accounting Standards

   SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. The Standard defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. The requirements of SFAS No. 133 will be effective for the Company in the first quarter of the fiscal year ending December 31, 2001. The Company is currently evaluating the impact SFAS No. 133 will have on its financial statements.

 Presentation of Common Shares and Per Share Amounts

   On February 12, 1999, the Company authorized a 10,000-to-1 reverse stock split for all its classes of common stock.

   On December 23, 1999, the Company effected a 20,000-for-1 split of its common stock.

3. BUSINESS ACQUISITIONS AND DISPOSITIONS

   The Company has accounted for acquisitions using the purchase method of accounting, except where disclosed otherwise, recording assets acquired and liabilities assumed at their fair values at the

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)

acquisition date. The excess of purchase prices over the fair values of net tangible and intangible assets acquired has been recorded as goodwill. The results of operations of acquired businesses are included in the combined statements of operations from the date of each respective acquisition.

 1997 Radio Station Transactions

   On February 7, 1997, PAR acquired all of the outstanding stock of KAMT, Inc. which operated radio station KKMO in Seattle, Washington, for $0.9 million. PAR paid cash of $0.3 million, issued a note payable to the seller of $0.6 million, and assumed a $0.3 million capital lease obligation. The note was paid off in December 1997.

   On May 29, 1997, PAR acquired the assets of KTNO in Dallas, Texas, for $2.4 million. The Company paid $0.5 million in cash and issued two notes payable for $0.1 million and $1.8 million. The two notes were paid off in December 1997.

   On August 7, 1997, PAR sold the assets of radio station WVVX in Chicago, Illinois, resulting in a gain of $0.8 million. The $9.5 million proceeds of this sale, plus $1.2 million of cash, were used to purchase the assets of two other stations in separate transactions; WEJM, in Chicago, Illinois, for $7.5 million and KKSJ, in San Jose, California, for $3.2 million.

   In December 1997, PAR sold the assets of radio station WEJM in Chicago, Illinois for $9.9 million. PAR's gain on the sale of WEJM was $1.9 million.

   A summary of the gains from sales transactions recorded in 1997 is as follows (in millions):

   Gain on sale of WEJM.................................................... $1.9
   Gain on sale of WVVX....................................................  0.8
                                                                            ----
   Total................................................................... $2.7
                                                                            ====

   The allocation of purchase price to net assets of radio stations acquired in 1997 was as follows (in millions):

                                                     KKMO  KTNO WEJM KKSJ Total
                                                     ----  ---- ---- ---- -----
   Land, property and equipment..................... $0.2  $0.1 $1.2 $0.3 $ 1.8
   Goodwill and FCC licenses........................  1.0   2.3  6.3  2.9  12.5
   Liabilities...................................... (0.3)  --   --   --   (0.3)
                                                     ----  ---- ---- ---- -----
   Total............................................ $0.9  $2.4 $7.5 $3.2 $14.0
                                                     ====  ==== ==== ==== =====

 1998--PAR Dispositions and Reorganization

   Pursuant to an agreement dated May 22, 1998, PAR sold the assets of radio stations WNJR in New Jersey, KYPA in Los Angeles, KWPA in Pomona, California, KXPA in Bellevue, Washington, KOBO in Yuba City, KEST in San Francisco and KSJX in San Jose, California for $41.0 million consisting of $10.0 millon in cash and a note receivable of $31.0 million. In addition, pursuant to an agreement dated April 7, 1998, PAR sold the assets of radio station KKMO and other assets and

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)

liabilities remaining in Holdings, including the $31.0 million note receivable and its investment in Douglas Broadcasting, Inc. ("DBI") through the sale of the stock of Holdings for $34.5 million in cash. The aggregate net gain on these dispositions was $5.7 million.

   Subsequent to the PAR dispositions referred to above, and as a result of the reorganization of certain operations within PAR earlier in 1998, the remaining assets and liabilities and operations of PAR resided solely in ARH.

 1998--Z-Spanish and ARH Business Combinations

   Z-Media's ownership of Z-Spanish and ARH resulted from certain simultaneous transactions between the former stockholders and warrant holders of Z-Spanish and stockholders of ARH pursuant to the agreements dated May 29, 1998, the Warrant Purchase and Contribution agreements. Under the Warrant Purchase agreement, ARH acquired warrants ("Z-Spanish Warrants") to purchase Z-Spanish common stock directly from Z-Spanish stockholders, for cash consideration of $33.6 million. The Z-Spanish Warrants represented the majority of all such warrants outstanding, except for a small number of warrants held by a lender to Z-Spanish ("Lender"). Under the Contribution agreement, Z-Spanish and ARH stockholders and the Lender contributed the operations of Z-Spanish and ARH to Z-Media. The parties contributed their respective interests in ARH common stock, Z-Spanish warrants and Z-Spanish common stock to Z-Media in exchange for common stock of Z-Media.

   For financial accounting purposes, these transactions resulted in a change of control in Z-Spanish. As a result, the acquisition of Z-Spanish was recorded using the purchase method of accounting. The accompanying combined financial statements include the operations of Z-Spanish for the period from May 29, 1998 through December 31, 1999 and reflect the new basis of accounting for Z-Spanish assets and liabilities based on their estimated fair values as of May 29, 1998. The cost of acquiring Z-Spanish based on the purchase price was allocated to estimated fair values of the assets and liabilities of Z-Spanish as follows (in millions):

   Cash................................................................. $  2.9
   Other current assets.................................................    4.6
   Property and equipment...............................................    1.6
   Intangibles and other................................................  133.0
   Current liabilities..................................................   (3.3)
   Long-term debt.......................................................  (51.0)
   Deferred income taxes................................................  (29.9)
   Redeemable Preferred Stock...........................................   (3.9)
                                                                         ------
   Total costs.......................................................... $ 54.0
                                                                         ======

   There was no change in control in ARH for financial accounting purposes as a result of the transaction discussed above. Accordingly, Z-Media recorded ARH on an "as pooled" basis because the contribution of ARH to Z-Media was a business contribution between companies under common control (a "common control business combination").

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


 1998 Radio Station Transactions

   On June 9, 1998, ARH acquired radio station WYPA-AM in Chicago, Illinois by purchasing all of the outstanding stock of PAR of Illinois, Inc. (owner of WYPA) from a stockholder by canceling $8.3 million of debt the affiliate had borrowed from ARH to finance the original acquisition of WYPA-AM.

   On July 31, 1998, Z-Media sold assets of Z-Spanish station KZWC-FM in Walnut Creek, California for $4.5 million in cash. There was no significant gain or loss on the sale since the assets sold had been recorded at fair value by Z-Media on May 28, 1998.

   On December 22, 1998, Z-Media acquired all of the assets of radio station KHZZ-FM (formerly KQBR-FM) in Sacramento, California for $5.5 million, consisting of $0.5 million in cash and notes payable totaling $5.0 million.

   On December 31, 1998, Z-Media acquired the assets of two radio stations, KZSL-FM and KTGE-AM, in Salinas, California for $1.6 million in cash.

   The allocation of purchase price to net assets of radio stations acquired in 1998 was as follows (in millions):

                                                                  KTGE-AM
                                                  WYPA-AM KHZZ-FM KZSL-FM Total
                                                  ------- ------- ------- -----
   Land, property and equipment..................  $0.3    $0.2    $0.1   $ 0.6
   Goodwill and FCC licenses.....................   8.0     5.3     1.5    14.8
                                                   ----    ----    ----   -----
   Total.........................................  $8.3    $5.5    $1.6   $15.4
                                                   ====    ====    ====   =====

 1999 Radio Station Transactions with Third Parties

   On January 8, 1999, the Company sold the assets of stations KZSF-FM and KZSF-FM1 for $16.5 million in cash. There was no significant gain or loss on the sale since the assets sold had been recorded at fair value by Z-Media.

   On January 25, 1999, the Company purchased the assets of radio station WLQY-AM in Miami, Florida for $5.7 million in cash.

   On January 29, 1999, the Company sold the assets of station WBPS-AM, licensed in Dedham, Massachusetts, for $4.0 million in cash. The gain on sale of the related assets was $2.2 million.

   On February 26, 1999, the Company purchased the assets of station KLNZ-FM in Phoenix, Arizona for $22.0 million in cash.

   On May 18, 1999, the Company purchased the assets of station KZMP-FM in Dallas, Texas for $26.5 million in cash.

   On May 24, 1999, the Company purchased the assets of three radio stations, KCTY-AM, KRAY-FM and KLXM-FM, in Salinas, California for $4.5 million in cash.

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


   On August 27, 1999, the Company sold the assets of station KZNO-AM, licensed in Nogales, Arizona, for $0.2 million in cash. The loss on sale of the related assets was recognized of $0.1 million.

   On September 23, 1999, the Company sold the assets of station WYPA-AM, licensed in Chicago, Illinois, for $10.5 million with $3.0 million in cash and $7.5 million in notes receivable due on September 23, 2000. The gain on sale of the related assets was $2.3 million.

   A summary of the gains (loss) from sales transactions recorded in 1999 is as follows (in millions):

   Gain on sale of WBPS-AM............................................... $ 2.2
   Loss on sale of KZNO-AM...............................................  (0.1)
   Gain on sale of WYPA-AM...............................................   2.3
                                                                          -----
   Total................................................................. $ 4.4
                                                                          =====

   The allocation of purchase price to net assets of the radio stations acquired in 1999 was as follows (in millions):

                                                                 KCTY-AM
                                                                 KRAY-FM
                                                                   and
                                         WLQY-AM KLNZ-FM KZMP-FM KLXM-FM Total
                                         ------- ------- ------- ------- -----
   Land, property and equipment.........  $0.7    $ 0.9   $ 0.5   $0.3   $ 2.4
   Goodwill and FCC licenses............   5.0     21.1    26.0    4.2    56.3
                                          ----    -----   -----   ----   -----
   Total................................  $5.7    $22.0   $26.5   $4.5   $58.7
                                          ====    =====   =====   ====   =====

 1999 Radio Station Acquisition from Related Parties

   On October 18, 1999, Z-Media acquired JB Broadcasting, Inc. ("JB"), previously owned by two officers of the Company, for $3.4 million through the issuance of 681,264 shares of Z-Media's Class B Common Stock pursuant to its rights under an Option Agreement. The acquisition was accounted for using the purchase method and the purchase price was allocated primarily to FCC licenses and goodwill. As part of the transaction, the Company's note receivable and accrued interest totaling $0.3 million was offset against the Company's note payable for LMA fees and accrued interest totaling $0.7 million. The Company had operated KZMS during 1998 and 1999 for a fee of $12,000 a month, under an LMA. JB was owned by two officers of the Company. The Company also had $0.2 million in notes receivable with an interest rate of 12% compounded annually from JB at December 31, 1998.

 1999 Acquisitions of Outdoor Advertising Businesses

   On September 30, 1999, Vista acquired all of the outstanding capital stock of Seaboard Outdoor Advertising Co., Inc. ("Seaboard"), for $33.4 million. The acquisition of Seaboard was recorded using the purchase method of accounting. The accompanying combined financial statements include

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)

the operations of Seaboard for the period from October 1, 1999 through December 31, 1999 and reflect the new basis of accounting for Seaboard assets and liabilities based on their estimated fair values as of September 30, 1999.

   The purchase price was allocated to estimated fair values of the assets and liabilities of Seaboard as follows (in millions):

   Cash................................................................. $ 0.5
   Other current assets.................................................   1.3
   Property and equipment...............................................   4.1
   Intangibles and other................................................  30.2
   Current liabilities..................................................  (0.8)
   Deferred income taxes................................................  (1.9)
                                                                         -----
   Total costs.......................................................... $33.4
                                                                         =====

   On December 21, 1999, Vista acquired 18 billboards of Heywood Outdoor Advertising, Inc. for $2.0 million cash and 180 signs having a net book value of $0.3 million. Of the purchase price, $1.6 million was allocated to goodwill and $0.7 million was allocated to the assets acquired.

 1999--Merger of Vista into Z-Media

   On December 31, 1999, Vista was combined with Z-Media pursuant to a statutory merger agreement whereby Vista stockholders exchanged their common shares of Vista for common shares of Z-Media. The merger of Vista into Z-Media has been accounted for as a pooling of interests with Vista's net assets carried over at historical cost to the extent Vista was previously under common ownership with Z-Media. The portion of Vista's net assets acquired by Z-Media that were previously owned by minority stockholders has been accounted for as a purchase and recorded at fair value. Furthermore, the accompanying combined financial statements include the accounts of Vista on the basis described above, from the date such common control existed, August 29, 1997.

   Pursuant to the merger agreement, Vista preferred stockholders, who were also the previous holders of Vista common stock, exchanged their preferred stockholdings for additional Z-Media common stock. The difference between the fair value of Z-Media common stock received by the preferred stockholders and the historical cost carrying amount of the preferred stock was approximately $4.5 million and was recorded as an increase in the Company's accumulated deficit as of December 31, 1999.

4. NOTES RECEIVABLE

   The Company received two promissory notes as partial settlement of its sale of the assets of one of its radio stations, WYPA-AM, during 1999 (see Note 3). The notes in the amount of $7.0 million and $0.5 million are secured and mature on September 20, 2000, with an interest rate of 9% paid quarterly.

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


5. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following at December 31, 1998, 1999 and for the three months ended March 31, 2000 (in millions):

                                                                     March 31,
                                                      1998   1999      2000
                                                      -----  -----  -----------
                                                                    (unaudited)
   Land.............................................. $ 0.2  $ 0.3     $ 0.2
   Buildings and improvements........................   0.6    1.1       1.2
   Furniture, fittings and fixtures..................   0.9    0.4       0.4
   Station, transmitters and antennas................   1.4    0.9       1.1
   Advertising displays..............................  24.5   27.6      27.8
   Machinery and equipment...........................   2.3    5.3       5.5
   Motor vehicles....................................   0.1    0.2       0.2
   Computer hardware and software....................   0.2    0.4       0.5
   Construction-in-progress..........................   0.3    3.8       3.9
                                                      -----  -----     -----
     Total...........................................  30.5   40.0      40.8

   Less accumulated depreciation and amortization....  (3.5)  (5.7)     (6.6)
                                                      -----  -----     -----
   Property and equipment, net....................... $27.0  $34.3     $34.2
                                                      =====  =====     =====

6. INTANGIBLE ASSETS

   Intangible assets consist of the following at December 31, 1998, 1999 and for the three months ended March 31, 2000 (in millions):

                                                                      March 31,
                                                      1998    1999      2000
                                                     ------  ------  -----------
                                                                     (unaudited)
   FCC licenses..................................... $125.7  $158.5    $158.7
   Goodwill.........................................   31.2    69.2      69.1
   Deferred charges.................................    2.8     4.0       4.2
   Non-competition agreements.......................    0.4     0.4       0.4
   Other............................................    1.0     2.6       2.6
                                                     ------  ------    ------
     Total..........................................  161.1   234.7     235.0

   Less accumulated amortization....................   (5.9)   (9.3)    (11.2)
                                                     ------  ------    ------
   Intangible assets, net........................... $155.2  $225.4    $223.8
                                                     ======  ======    ======

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


7. LONG-TERM DEBT

   Borrowing arrangements consist of the following at December 31, 1998, 1999, and for the three months ended March 31, 2000 (in millions):

                                                                     March 31,
                                                     1998    1999      2000
                                                     -----  ------  -----------
                                                                    (unaudited)
   1999 Credit Agreement

   Revolving credit facility of $30.0 million,
    interest payable quarterly at LIBOR plus
    Applicable Margin, as defined (8.965% at
    December 31, 1999), available through January
    20, 2006........................................   --   $  7.1    $  6.0

   Term facility of $43.9 million, interest payable
    quarterly at LIBOR plus Applicable Margin, as
    defined (8.965% at December 31, 1999), quarterly
    principal repayments beginning March 31, 2000 at
    $1.1 million, increasing to $1.7 million on
    March 31, 2002 and $2.8 million on March 31,
    2004 until maturity on January 20, 2006.........   --     45.0      43.9

   1997 Credit Agreement

   Revolving credit facility of $15.0 million, with
    quarterly reductions of availability beginning
    March 31, 2001, as defined, through maturity on
    September 30, 2006, interest payable quarterly
    at LIBOR plus Applicable Margin, as defined
    (9.063% at December 31, 1999), secured by
    substantially all of the Company's assets....... $ 1.2     4.0       3.2

   Term facility of $35.0 million, interest payable
    quarterly at LIBOR plus Applicable Margin, as
    defined (9.063% at December 31, 1999), principal
    repayment in quarterly installments of $0.8
    million beginning June 30, 2001 increasing to
    $1.1 million on March 31, 2002, $1.3 million on
    March 31, 2003, $1.5 million on March 31, 2004,
    $1.8 million on March 31, 2005 and $3.2 million
    on March 31, 2006 until maturity on September
    30, 2006, secured by substantially all of the
    Company's assets................................  14.3    35.0      35.0

   Other Borrowings

   Credit line of $20.0 million, interest payable
    quarterly at LIBOR plus Applicable Margin, as
    defined (10% at December 31, 1999), principal
    due December 31, 2000...........................   --     18.1      18.1
   Note payable, interest payable monthly at 9%,
    monthly installments of principal and interest
    of $0.03 million beginning December 1, 2004 and
    ending November 1, 2014, secured by a deed of
    trust...........................................   --      2.3       2.3
   Senior notes at 8.34%, repaid in 1999............  29.9     --        --
   Subordinated notes for $10.9 million, due to a
    former stockholder of the Company, $2.9 million
    due to a stockholder of the Company and $6.0
    million, at rates ranging from 12% to 13%,
    repaid in 1999..................................  19.8     --        --
   Other............................................   1.1     0.4       0.3
                                                     -----  ------    ------
   Total............................................  66.3   111.9     108.8
   Less current portion.............................  (4.0)  (22.8)    (22.8)
                                                     -----  ------    ------
   Long-term debt................................... $62.3  $ 89.1    $ 86.0
                                                     =====  ======    ======

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


   The 1999 and 1997 credit agreements require the maintenance of specific financial covenants, including leverage, fixed charge and interest expense coverage ratios and certain limitations on indebtedness levels and overhead expenses. The $20.0 million credit line also includes restrictive covenants, which, among other things, require that the Company not incur additional debt.

   The 1999 credit agreement requires under certain circumstances that the Company enter into interest rate protection agreements to fix the Company's floating rate debt on no less than 50% of the principal amount of total term debt outstanding. At December 31, 1999, the Company had outstanding two interest rate swap agreements with commercial banks, having a total notional principal amount of $24.1 million. These outstanding swap agreements mature August 7, 2000 and September 18, 2000, and require the Company to pay fixed rates of 6.63% and 5.33%, respectively, while the counterparty pays floating rate based on the three-month LIBOR. During the years ended December 31, 1997, 1998 and 1999, the Company recognized additional interest expense under its interest rate swap agreements of $0.1 million, $0.1 million, and $0.1 million, respectively. The aggregate fair value of the interest rate swap agreements at December 31, 1999 was $18,000. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterparties.

   As required by the 1997 credit agreement, at December 31, 1997 and 1998, the Company had outstanding one interest rate swap agreement with a commercial bank, having a total notional principal amount of $10.0 million. The outstanding swap agreement matured on August 31, 1999, and required the Company to pay a fixed rate of 6.08%, while the counterparty paid a floating rate based on adjusted LIBOR. During the years ended December 31, 1997, 1998 and 1999, the Company recognized additional interest expense under the interest rate swap agreement of $7,000, $41,000, and $67,000, respectively.

   Future minimum principal payments on long-term debt based on the credit agreements and notes in place as of December 31, 1999 were as follows (in millions):

   2000.................................................................. $ 22.8
   2001..................................................................    7.0
   2002..................................................................   11.0
   2003..................................................................   12.0
   2004..................................................................   17.4
   Thereafter............................................................   41.7
                                                                          ------
   Total................................................................. $111.9
                                                                          ======

   Company management believes that the fair value of its principal short and long term borrowings are equal to the book value since the terms were recently negotiated with the lenders.

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


8. INCOME TAXES

   The Company's combined income tax (benefit) provision or the years ended December 31, 1998, 1999, and for the three months ended March 31, 2000, included the following (in millions):

                                                                     March 31,
                                               1997   1998   1999      2000
                                               -----  -----  -----  -----------
                                                                    (unaudited)
Current taxes:
 Federal...................................... $ 0.1  $ 4.6  $ 0.1     $ --
 State........................................   0.2    1.3    0.1       0.1
                                               -----  -----  -----     -----
    Total.....................................   0.3    5.9    0.2       0.1
                                               -----  -----  -----     -----
Deferred income taxes:
 Federal......................................  (1.0)  (4.5)  (0.9)     (1.3)
 State........................................  (0.2)  (1.0)  (0.1)     ( .3)
                                               -----  -----  -----     -----
    Total.....................................  (1.2)  (5.5)  (1.0)     (1.6)
                                               -----  -----  -----     -----
 Total income taxes...........................  (0.9)   0.4   (0.8)     (1.5)
 Less income taxes related to extraordinary
  items.......................................   0.4    --     0.7       --
                                               -----  -----  -----     -----
 Total........................................ $(0.5) $ 0.4  $(0.1)    $(1.5)
                                               =====  =====  =====     =====

   Deferred income tax assets (liabilities) resulting from tax effects of temporary differences at December 31, 1998, 1999 and for the three months ended March 31, 2000, are as follows (in millions):

                                                                      March 31,
                                                      1998    1999      2000
                                                     ------  ------  -----------
                                                                     (unaudited)
Deferred income tax assets:
 Net operating loss and tax credit carryforwards.... $  5.5  $  7.5    $  8.9
 Allowance for doubtful accounts....................    0.8     0.5       0.6
 Other..............................................    2.4     2.2       2.6
                                                     ------  ------    ------
    Total...........................................    8.7    10.2      12.1
                                                     ------  ------    ------
Deferred income tax liabilities:
 Property, equipment and intangible assets..........  (35.3)  (37.6)    (37.8)
 Other..............................................    --      --       (0.2)
                                                     ------  ------    ------
    Total...........................................  (35.3)  (37.6)    (38.0)
                                                     ------  ------    ------
 Net deferred income tax liability.................. $(26.6) $(27.4)   $(25.9)
                                                     ======  ======    ======

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


   A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                                                    March 31,
                                           1997    1998    1999       2000
                                           -----   -----   -----   -----------
                                                                   (unaudited)
   Federal tax at statutory rate.......... (35.0)% (35.0)% (35.0)%    (35.0)%
   State income taxes, net of federal
    benefit...............................  (4.2)   (3.2)   (3.5)      (6.0)
   Non-deductible goodwill amortization...   1.3    25.5    10.6        5.9
   Non-deductible meals and
    entertainment.........................   1.0     2.4     1.5        --
   Other accruals.........................   --     57.3     --         4.0
   Other..................................   1.0     --      3.9        0.1
                                           -----   -----   -----      -----
   Total.................................. (35.9)%  47.0 % (22.5)%    (31.0)%
                                           =====   =====   =====      =====

   Z-Media and its subsidiaries file their federal and state tax returns on a consolidated basis. As of December 31, 1999, the Company has federal net operating loss carryforward of $18.3 million which will begin to expire in 2009. The Company's state net operating loss carryforward is $11.2 million at December 31, 1999 and will begin to expire in 2001. A portion of the Company's net operating loss carryforward may be subject to annual limitations due to ownership changes of the Company. In addition, the Company has federal and state tax credits of $0.1 million and $23,000, respectively.

9. COMMITMENTS AND CONTINGENCIES

   The Company leases various facilities and equipment under noncancelable operating leases expiring through 2031. Certain operating leases are renewable at the end of the contract term. Future minimum rental commitments for operating leases with noncancelable terms in excess of one year are as follows (in millions):

   Year ending December 31:
    2000................................................................. $ 1.6
    2001.................................................................   1.3
    2002.................................................................   1.1
    2003.................................................................   0.9
    2004.................................................................   0.8
    Thereafter...........................................................   5.0
                                                                          -----
   Total................................................................. $10.7
                                                                          =====

   Rent expense charged to operations in 1997, 1998, 1999 and for the three months ended March 31, 2000 was $1.2 million, $1.9 million, $1.6 million and $0.4 million, respectively.

   The Company is subject to routine claims and litigation incidental to its business operations. It is the Company's policy to accrue for amounts related to these legal matters if it is probable that a liability has been incurred and an amount is reasonably estimable. The management of the Company believes that the ultimate resolutions of these matters will not have a material adverse effect on the Company's financial statements.

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


10. REDEEMABLE PREFERRED STOCK

   In March 1998, Z-Spanish acquired radio stations KMIX and KCVR located in Stockton, California for $4.0 million by issuing 1,000 shares of Series A 9% redeemable non-voting preferred stock with a fair value of $3.9 million and a note payable with a face amount of $0.1 million. The terms of the stock required that the Company redeem the stock by February 2001. The stock and note were redeemed and paid by the Company at face amounts plus accrued dividends and interest on January 20, 1999.

11. STOCKHOLDERS' EQUITY

 Common Stock

   As of December 31, 1999 and March 31, 2000, the Company had authorized the issuance of 62,000,000 shares of Common Stock, consisting of 31,000,000 shares of Class A Common Stock ("Class A Common"), 20,000,000 shares of Class B Common Stock ("Class B Common") 5,000,000 shares of Class C Common Stock ("Class C Common") and 6,000,000 shares of Class D Common Stock ("Class D Common").

   As of December 31, 1999, and March 31, 2000 the Company had issued and outstanding 25,090,000 shares of Common Stock, consisting of 1,068 shares of Class A Common, 19,488,436 shares of Class B Common and 5,600,496 shares of Class D Common.

   In accordance with the Company's Amended and Restated Certificate of Incorporation in the State of Delaware, each of the classes of Common Stock have a par value of $0.01 and have identical rights and privileges, except as discussed below.

   Voting Rights--Class A Common stockholders are entitled to vote on matters submitted to a vote of the stockholders, with each share of Class A Common entitled to one vote, Class D Common has 4.45 votes for every 100,000 shares. Class B and C Common stockholders have no voting rights.

   Conversion Rights--The shares of Class B Common and Class C Common are convertible into Class A Common on a one for one basis at any time at the option of the stockholder.

   The shares of Class A Common and Class D Common are also convertible into either Class B Common or Class C Common on a one for one basis at any time at the option of the stockholder.

   Each share of Class C Common will convert automatically on a one for one basis into Class A Common upon the sale, gift or other transfer to a person or entity other than the Class C Common stockholder.

   Dividends may be declared and paid at the discretion of the Company's Board of Directors in cash, property, securities or rights or otherwise. If dividends are declared, Common Stock stockholders of record will be entitled to participate ratably, on a share for share basis as if all shares were of a single class in determining the amount of the dividend payable to each stockholder, except that any dividends payable in shares of Common Stock shall be paid with the same class of Common stock as are held by the Class A, B, C and D Common stockholders.

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


   Put Options--At December 31, 1998, 1999 and March 31, 2000, the Company had 4,545,454 shares of Class C Common put options outstanding, which were issued on October 9, 1998 for $25 million. The options are exercisable by notice to the Company at a purchase price equal to the fair market value of the Company. These options are recorded at fair value as of December 31, 1998, 1999, and March 31, 2000. The options may be exercised at any time after February 9, 2005 and prior to the consummation of a public offering.

 Preferred Stock

   The Company has authorized the issuance of 10,000 shares of $0.01 par value per share Preferred Stock that may be issued in one or more series subject to the provisions of the Company's Amended and Restated Certificate of Incorporation. At December 31, 1999 and March 31, 2000, no shares of Preferred Stock had been issued.

 Stock Option Plan

   At December 31, 1999, the Company has reserved an aggregate of 3,292,828 shares of Class B Common stock for issuance, at the discretion of the Board of Directors, to officers, employees, directors and consultants pursuant to its 1999 Stock Incentive Plan (the "Plan"). The option price is determined by the Board of Directors. Options granted under the Plan generally vest ratably over four years, and expire ten years from the date of grant.

   Stock option activity under the plan is summarized as follows:

                                                 Weighted             Weighted
                                                 Average              Average
                                                 Exercise   Options   Exercise
                                        Options   Price   Exercisable  Price
                                       --------- -------- ----------- --------
   Outstanding, January 1, 1999.......       --     --        --         --
   Granted (weighted average fair
    value of $6.21)................... 1,696,806  $5.78       --         --
                                       ---------
   Outstanding, December 31, 1999..... 1,696,806  $5.78       --       $5.78
                                       =========

   Additional information regarding options outstanding as of December 31, 1999 is as follows:

                            Options Outstanding               Options Vested
                     -------------------------------------  --------------------
                                    Weighted
                                     Average
                                    Remaining    Weighted   Weighted
                                   Contractual   Average    Average
      Range of         Number         Life       Exercise    Number    Exercise
   Exercise Price    Outstanding     (Years)      Price      Vested     Price
   --------------    -----------   -----------   --------   --------   --------
   $5.00 to $10.00    1,696,806        9.9         $5.78     --         --

 Deferred Stock Compensation

   The Company recorded deferred compensation of $4.3 million for the year ended December 31, 1999 and $0.6 million for the three months ended March 31, 2000, to reflect the difference between the grant price and the estimated fair value of the related stock. This amount is being amortized over the vesting period of the individual options, generally four years. Compensation expense was $0.1 million for the year ended December 31, 1999 and $0.2 million for the three months ended March 31, 2000.

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


   Additional Stock Plan Information--Since the Company continues to account for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method. The Company's calculations were made using the minimum value pricing model which requires subjective assumptions, including expected time to exercise, which affects the calculated values. The following weighted average assumptions were used for 1999: expected life, four years; no volatility; risk free interest rate of 6.5%; and no dividends during the expected term. The Company's calculations are based on a single option award valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1999 awards had been amortized to expense over the vesting period of the awards, the Company's pro forma net loss would have been approximately $2.7 million in 1999.

12. EMPLOYEE BENEFIT PLANS

   Z-Media initiated an employee 401(k) plan on September 1, 1999. Employees can contribute 2% to 15% of their annual compensation, subject to IRC/ERISA limitations. Eligibility requirements include three months of service and a minimum of 1,000 hours of service per year, and the employee must be at least 21 years old. Matching is 50% of the amount of the compensation with a maximum match of 3% of compensation with employer contributions vesting over a six-year period. Z-Media's contributions to the plan totaled $47,000 for the year ended December 31, 1999 and $0 for the three months ended March 31, 2000.

   Vista has an employee 401(k) plan. Employees can contribute 2% to 15% of their annual compensation, subject to IRC/ERISA limitations. Eligibility requirements include one year of service and a minimum of 1,000 hours of service per year, and the employee must be at least 21 years old. Matching is discretionary with employer contributions vesting over a six-year period. Vista's contributions to the plan totaled $39,000 for the year ended
December 31, 1998. There were no employer contributions in the years ended December 31, 1997, 1999 and for the three months ended March 31, 2000.

13. SEGMENT DATA

   The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," in 1999. SFAS No. 131 establishes standards for reporting information about operating segments and related disclosures about products, geographic information and major customers. Operating segment information for 1997 and 1998 is also presented in accordance with SFAS No. 131.

   Management has determined that there are two reportable segments consisting of radio broadcasting and outdoor advertising. Such determination was based on the level at which executive management reviews the results of operations in order to make decisions regarding performance assessment and resource allocation. Information about each of the operating segments follows:

   Radio Group--The Company's Radio Group portfolio consisted of 32 radio stations (19 FM and 13 AM) at December 31, 1999, including one station operated under LMA.

                Z-SPANISH MEDIA CORPORATION AND ITS PREDECESSOR

   For the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 and 2000
 (Information for the three months ended March 31, 1999 and 2000 is unaudited)


   Outdoor Advertising--The Company's Outdoor Advertising Group owned and operated 10,060 outdoor advertising billboards and display faces in four states at December 31, 1999, and for the period ended March 31, 2000.

   Separate financial data for each of the Company's business segments is provided below. The Company evaluates the performance of its segments based on the following (in millions):

                                                                      March 31,
                                                1997    1998   1999     2000
                                                -----  ------ ------ -----------
                                                                     (unaudited)
Radio broadcasting:
 Net revenue................................... $ 9.8  $ 15.4 $ 23.8   $  5.3
 Operating expenses............................   7.9    10.9   13.9      5.1
 Depreciation and amortization.................   2.1     4.8    6.0      1.7
 Operating (loss) income.......................  (0.3)    2.2    4.1     (1.5)
 Total assets..................................  68.1   169.7  218.2    219.0

Outdoor advertising:
 Net revenue................................... $ 3.2  $ 10.5 $ 12.2   $  2.8
 Operating expenses............................   1.6     5.7    8.7      2.2
 Depreciation and amortization.................   0.6     1.9    2.7      1.1
 Operating income..............................   0.8     2.4    0.4     (0.5)
 Total assets..................................  28.3    27.6   70.8     63.0


14. OTHER RELATED PARTY TRANSACTIONS

   During 1998 the Company operated station KZSJ-AM under an LMA with an officer of the Company, and paid the officer $10,000 per month. The Company also had an option to purchase KZSJ-AM from the officer pursuant to a purchase option. The LMA and Option agreements were terminated on December 31, 1998 by mutual consent of the parties. As of December 31, 1999, there was a payable due to an officer of $0.1 million related to the LMA.

   The Company's long-term debt at December 31, 1998 included $10.9 million of notes payable to a former stockholder of the Company and $2.9 million to a stockholder of the Company.

   At December 31, 1999, the Company had a payable to a stockholder for $0.2 million.

   Under leases that expire in 2019 and 2009, the Company rents its corporate office building and a studio building from an officer of the Company for $63,000 and $42,000 per year, respectively. Annual rents increase annually by 5% per year for the term of both leases.

15. SUBSEQUENT EVENTS

   On February 14, 2000, the Company purchased the assets of a radio station in Soledad, California for $0.3 million in cash.

   On February 24, 2000, the Company entered into a letter of intent with Entravision Communications Corporation ("ECC") whereby ECC will acquire directly or thorough a merger of all of the outstanding stock of the Company.

                          INDEPENDENT AUDITOR'S REPORT

To the Partners
DeSoto -- Channel 62 Associates, Ltd.
(a Florida limited partnership)
Sarasota, Florida

   We have audited the accompanying statements of operations, partners' (deficit) and cash flows of DeSoto -- Channel 62 Associates, Ltd. (a Florida limited partnership) for the period from January 1, 1999 to September 20, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of DeSoto -- Channel 62 Associates, Ltd. for the period from January 1, 1999 to September 20, 1999 in conformity with generally accepted accounting principles.

   As explained in Note 6 to the financial statements, on September 20, 1999, the Company sold substantially all assets of the Company to Entravision Communications Company, L.L.C. No adjustments as a result of this transaction are reflected in these financial statements.

                                          /s/ McGladrey & Pullen, LLP

Pasadena, California
February 25, 2000

                     DESOTO -- CHANNEL 62 ASSOCIATES, LTD.
                        (A FLORIDA LIMITED PARTNERSHIP)

                 STATEMENT OF OPERATIONS AND PARTNERS' DEFICIT
             Period From January 1, 1999 through September 20, 1999
                                 (In thousands)

Gross revenue......................................................... $   879
Less agency commissions...............................................     (79)
                                                                       -------
 Net revenue..........................................................     800
                                                                       -------
Expenses:
 Direct operating.....................................................     405
 Selling, general and administrative (including related-party
  management fee of $130).............................................     934
 Professional fees....................................................     410
 Depreciation and amortization........................................     366
                                                                       -------
                                                                         2,115
                                                                       -------
  Operating (loss)....................................................  (1,315)
                                                                       -------
Interest (income).....................................................    (230)
Interest expense (including amounts to related parties of $106).......   1,366
                                                                       -------
  Net (loss).......................................................... $(2,451)
                                                                       =======

                               PARTNERS' DEFICIT
             Period From January 1, 1999 through September 20, 1999
                                 (In thousands)

                                                    General  Limited
                                                    Partner  Partners   Total
                                                    -------  --------  -------
Balance, December 31, 1998......................... $(1,505) $(5,101)  $(6,606)
 Net (loss)........................................ $(1,348)  (1,103)   (2,451)
                                                    -------  -------   -------
Balance, September 20, 1999........................ $(2,853) $(6,204)  $(9,057)
                                                    =======  =======   =======



                       See Notes to Financial Statements.

                     DESOTO -- CHANNEL 62 ASSOCIATES, LTD.
                        (A FLORIDA LIMITED PARTNERSHIP)

                            STATEMENT OF CASH FLOWS
             Period From January 1, 1999 through September 20, 1999
                                 (In thousands)

Cash Flows from Operating Activities
 Net (loss)........................................................... $(2,451)
 Adjustments to reconcile net (loss) to net cash provided by operating activities:
  Depreciation and amortization.......................................     366
  Changes in assets and liabilities:
   Decrease in accounts receivable....................................    (221)
   (Increase) in prepaid expenses and other assets....................    (134)
   Increase in accounts payable, accrued expenses and other
    liabilities.......................................................   1,123
                                                                       -------
   Net cash (used in) operating activities............................  (1,317)
                                                                       -------
Cash Flows from Financing Activities
 Net proceeds from borrowings on notes payable........................     303
 Due to affiliates....................................................     932
                                                                       -------
  Net cash provided by financing activities...........................   1,235
                                                                       -------
  Net (decrease) in cash and cash equivalents.........................     (82)
Cash and Cash Equivalents
 Beginning............................................................      93
                                                                       -------
 Ending............................................................... $    11
                                                                       =======
Supplemental Disclosures for Cash Flow Information
 Cash payments for interest........................................... $   125
                                                                       =======


                       See Notes to Financial Statements.

                     DESOTO -- CHANNEL 62 ASSOCIATES, LTD.
                        (A FLORIDA LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Nature of business

   DeSoto -- Channel 62 Associates, Ltd. (the Company), a Florida limited partnership, was formed in 1989. The Company was formed to purchase the construction permit for and operate Channel 62, a commercial five million-watt television station located in Venice (Sarasota), Florida. Funding for the Company's acquisition and development of Channel 62 was obtained from DeSoto Broadcasting, Inc. (DBI), the Company's general partner, and a $4.0 million offering of limited partnership interests. The partnership is set to dissolve December 31, 2025.

 Significant accounting policies

 Personal assets and liabilities

   In accordance with the generally accepted method of presenting partnership financial statements, the financial statements do not include the personal assets and liabilities of the partners, including their rights to refunds on its net (loss).

 Allocation of partnership income and loss

   The partnership agreement requires operating cash flow available for distribution to first be applied to the payment of any loans by the general partner to the partnership. The remainder, if any, is then allocated and distributed 55% to the general partner and 45% to the limited partners. Allocation to the limited partners is based upon the number of units held relative to the total units held by all limited partners.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   The Company's operations are affected by numerous factors including changes in audience acceptance (i.e., ratings), priorities of advertisers, new laws and governmental regulations and policies, and technological advances. The Company cannot predict if any of these factors might have a significant impact on the television and radio industries in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company's operations.

 Cash and cash equivalents

   For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

 Revenue recognition

   Revenue related to the sale of advertising is recognized at the time of broadcast.

                     DESOTO -- CHANNEL 62 ASSOCIATES, LTD.
                        (A FLORIDA LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Trade transactions

   The Company enters into agreements in which advertising time is traded for various products or services. Trade transactions are reported at the normal advertising rates in effect. Revenue or expense and a corresponding asset or liability are reported when advertisements are aired or when goods and services are received. Trade revenue and costs were not significant for the period from January 1 through September 20, 1999.

 Depreciation and amortization of property and equipment

   Property and equipment is stated at cost. Depreciation is computed principally by the straight-line method over the estimated lives of the assets which range from 5 to 31 years. Improvements to leased property are amortized over the lesser of the term of the lease or the estimated life of the improvements.

 Intangible assets

   Intangible assets are amortized on a straight-line basis as follows:

                                                                           Years
                                                                           -----
   Licenses, permits and associated costs.................................   40
   Other intangible assets................................................  1-5

   Deferred debt costs related to the credit facility are amortized on a straight-line basis over the respective life of the credit facility.

 Television Programming

   The Company has various contracts granting the Company the right to broadcast television programs over a period of time for a specified fee. Each contract is recorded as an asset and liability at an amount equal to the gross contractual commitment. The capitalized costs of each contract are amortized on a straight-line basis, based on the estimated number of future showings over the length of the agreement for agreements with unlimited showings. The capitalized costs of rights to program materials are recorded at the lower of unamortized cost or estimated realized value.

 Rent expense

   The Company leases its office and studio space, the tower and various equipment under various operating lease agreements with various terms and conditions. Total rent expense was approximately $0.2 million for the period ended September 20, 1999.

 Income taxes

   The Company is a partnership, and accordingly, is not a tax paying entity. Instead, the partners are responsible for any tax liability or benefit, based on their respective percentages of the Company's taxable income or loss.

                     DESOTO -- CHANNEL 62 ASSOCIATES, LTD.
                        (A FLORIDA LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


 Impairment of long-lived assets

   The Company reviews its long-lived assets and intangibles related to those assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets and identified goodwill with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows) of the long-lived assets. To date, management has determined that no impairment of its long-lived assets exists.

 Segment information

   In accordance with Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, management has determined that the Company has one reportable segment.

 Comprehensive income

   SFAS No. 130, Reporting Comprehensive Income, established the requirements for the reporting and presentation of comprehensive income and its components. For the period ended September 20, 1999, the Company had no components of comprehensive income and, therefore, net income is equal to comprehensive income.

 Advertising

   Advertising costs, which are principally included in sales expenses, are expensed as incurred.

NOTE 2. LONG-TERM DEBT

   The Company has a 12% credit agreement (Agreement) with a financial institution which provides for a maximum extension of credit of $5.0 million. At September 20, 1999 the outstanding balance was $4.3 million. The Agreement expires September 30, 2000 and is collateralized by all of the Company's and DBI's assets and is guaranteed by DBI and Omni Investments International, Inc.
(OMNI) (the parent company of DBI).

   The Agreement provides for monthly interest only payments of 12% and provides for additional deferred interest at the option of the Lender equal to either (a) 10% or (b) an amount equal to 15% of the combined net equity value of the Company and DBI as defined by the Agreement, which option may be exercised upon certain events including sale of the borrowers. Subsequent to September 20, 1999, the Lender exercised the net equity proceeds option in connection with the sale of assets as described in Note 5 to these financial statements.

   The Company also has an advance from DBI in the amount of approximately $0.6 million and bears interest at the rate of approximately 5% as of September 20, 1999. There is no stated maturity on this advance. Approximately $23,000 of interest expense has been included in the accompanying statement of operations in connection with this debt.

                     DESOTO -- CHANNEL 62 ASSOCIATES, LTD.
                        (A FLORIDA LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


NOTE 3. RELATED-PARTY TRANSACTIONS

   The Company recorded advertising revenue and incurred advertising, promotion and certain administration expenses with vendors who are also subsidiaries of Omni. For the period ended September 20, 1999, such income and expenses totaled approximately $7,000.

   DBI manages and administers the business and affairs of the Company. Compensation to DBI as an annual management fee is $0.2 million plus 5% of operating cash flows calculated monthly after deductions for interest and depreciation. The management fee for the period ended September 20, 1999 totaled $0.1 million.

   As of and during the period ended September 20, 1999, the Company had amounts due to certain organizations related through common ownership. Interest paid on these borrowings for the period from January 1, 1999 through September 20, 1999 was approximately $0.1 million.

NOTE 4. EMPLOYEE BENEFIT PLAN

   The Company has a defined contribution plan for all employees. Under the terms of the plan, employees must be 21 years of age with one year of eligible service to participate. The Company may make matching contributions equal to a discretionary percentage, to be determined by the Company, of the participant's salary reductions. There have been no matching contributions made by the Company. The plan is currently in the process of being terminated in connection with the sale of assets as described in Note 5.

NOTE 5. SALE LEASEBACK TRANSACTION

   During 1998, the Company entered into a sale-leaseback transaction with an unrelated entity. The gain from this transaction was approximately $0.9 million, was recorded as deferred income and is being amortized over the subsequent lease term of three years. Income of $0.2 million has been included in the accompanying statement of operations during the period ended
September 30, 1999.

NOTE 6. SUBSEQUENT EVENT AND SALES OF ASSETS

   On September 20, 1999, the Company and DBI sold substantially all assets of the Company and the FCC license held by DBI to Entravision Communications Company, L.L.C. for $17.0 million in cash. Entravision did not assume any liabilities with the exception of certain prorated expenses, leases material to operations of the Company and liabilities associated with certain program rights. The accompanying financial statements have been prepared without giving effect to the transaction except for the payment or accrual of certain costs totaling approximately $0.4 million.

                          INDEPENDENT AUDITOR'S REPORT

To the Partners
of Sunburst Media, L.P.
Dallas, Texas

   We have audited the accompanying special purpose statement of assets to be acquired of radio stations KFRQ(FM), KKPS(FM), KVPA(FM) and KVLY(FM) (collectively, the Stations), which are owned by Sunburst Media, L.P. (the Seller), as of December 31, 1999, and the related special purpose statement of revenue and direct operating expenses for the year then ended. These financial statements are the responsibility of the Stations' management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   As described in Note 1 to the financial statements, these special purpose financial statements are prepared to reflect the assets to be acquired by Entravision Communications Corporation in its proposed acquisition of the Stations, as well as the Stations' revenue and direct operating expenses. The special purpose financial statements are not intended to be a complete presentation of Sunburst Media, L.P.'s assets and liabilities or results of its operations, and accordingly, these special purpose financial statements are not intended to be a presentation in accordance with generally accepted accounting principles.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the assets to be acquired of the Stations as of December 31, 1999, and the results of their revenue and direct operating expenses for the year then ended on the basis of accounting described in Note 1.

                                          /s/ McGladrey & Pullen, LLP

Pasadena, California
June 9, 2000

            RADIO STATIONS KFRQ(FM), KKPS(FM), KVPA(FM) AND KVLY(FM)
                    (STATIONS OWNED BY SUNBURST MEDIA, L.P.)

                      STATEMENTS OF ASSETS TO BE ACQUIRED
                December 31, 1999 and March 31, 2000 (Unaudited)
                                 (In thousands)

                                                        December 31,  March 31,
Assets To Be Acquired                                       1999        2000
---------------------                                   ------------ -----------
                                                                     (Unaudited)
Property and equipment, net............................    $1,271      $1,244
Intangible assets, net.................................     6,847       6,661
                                                           ------      ------
                                                           $8,118      $7,905
                                                           ======      ======



                       See Notes to Financial Statements.

            RADIO STATIONS KFRQ(FM), KKPS(FM), KVPA(FM) AND KVLY(FM)
                    (STATIONS OWNED BY SUNBURST MEDIA, L.P.)

              STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES
 Year Ended December 31, 1999 and Three Months Ended March 31, 1999 (Unaudited)
                              and 2000 (Unaudited)
                                 (In thousands)

                                                          Three Months Ended
                                            Year Ended  -----------------------
                                           December 31,  March 31,   March 31,
                                               1999        1999        2000
                                           ------------ ----------- -----------
                                                        (Unaudited) (Unaudited)
Gross revenue.............................    $6,512      $1,276      $1,707
Less agency commissions...................       691         132         197
                                              ------      ------      ------
    Net revenue...........................     5,821       1,144       1,510
                                              ------      ------      ------
Direct Operating Expenses:
  Operating...............................     1,144         255         317
  Selling, general and administrative.....     2,685         756         751
  Depreciation and amortization...........       835         182         238
                                              ------      ------      ------
                                               4,664       1,193       1,306
                                              ------      ------      ------
    Excess of revenue over (under) direct
     operating expenses ..................    $1,157      $  (49)     $  204
                                              ======      ======      ======


                       See Notes to Financial Statements.

            RADIO STATIONS KFRQ(FM), KKPS(FM), KVPA(FM) and KVLY(FM)
                    (STATIONS OWNED BY SUNBURST MEDIA, L.P.)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Nature of business

   Radio Stations KFRQ(FM), KKPS(FM), KVPA(FM) and KVLY(FM) (collectively, the Stations) are owned by Sunburst Media, L.P. (Sunburst), a Delaware limited partnership. The Stations operate Spanish-language adult contemporary and rock format radio stations serving the Rio Grande Valley, Texas metropolitan area. These Stations are not separate legal entities and are part of the operations of Sunburst.

   On May 22, 2000, Entravision Communications Corporation (Entravision) entered into an agreement with Sunburst to purchase property and equipment, FCC licenses and other intangibles related to the operations of the Stations. The aggregate consideration to be paid in connection with this proposed transaction is $55 million. Under the terms of the agreement Entravision will not acquire cash and cash equivalents, accounts receivable or deposits nor will they assume any liabilities. Entravision will assume the operating leases discussed in Note
4. The transaction is expected to close in the third quarter of 2000 upon receiving FCC approval.

 Significant accounting policies

 Basis of presentation

   The accompanying statements of assets to be acquired as of December 31, 1999 and revenue and direct operating expenses for the year then ended have been prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission. These financial statements may not be indicative of the future financial condition or results of operations of these Stations due to the anticipated changes in the business subsequent to the proposed acquisition and the omission of various non-direct operating expenses.

   Statement of cash flows information is not presented because primarily all financing and investing activities are performed by Sunburst and not the Stations.

   The statements of assets to be acquired include the historical amounts of the net tangible and intangible assets of the Stations to be acquired by Entravision in its proposed acquisition of the Stations, presented in accordance with generally accepted accounting principles applicable to the Stations. Entravision plans to assume the operations of the Stations upon the FCC approval of the sale. The estimated fair value of the net assets to be assigned in the allocation of the purchase price by Entravision may differ significantly from the reported values.

   The statements of revenue and direct operating expenses include only revenue and operating expenses directly related to the Stations. Sunburst provides certain senior management, financing and treasury functions to the Stations. However, all costs for managing the daily operations of the Stations are reflected in direct operating expenses. Entravision anticipates its existing corporate staff will provide these senior management financing and treasury functions. The non-direct expenses for functions performed by Sunburst, consisting of management fees and interest expense, have historically been allocated to the Stations from Sunburst and have been excluded from the accompanying financial statements.

            RADIO STATIONS KFRQ(FM), KKPS(FM), KVPA(FM) AND KVLY(FM)
                    (STATIONS OWNED BY SUNBURST MEDIA, L.P.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Unaudited Interim Financial Information

   The interim financial information presented herein as of and for the three months ended March 31, 1999 and 2000 reflect all adjustments which are, in the opinion of management, necessary for a fair presentation for the periods presented. Such adjustments are of a normal recurring nature. The financial information is not intended to be a complete presentation in accordance with generally accepted accounting principles. The March 31, 2000 interim financial statements are not necessarily indicative of the results in the entire fiscal year ending December 31, 2000, or any subsequent period.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   The Stations' operations are affected by numerous factors including changes in audience acceptance (i.e., ratings), priorities of advertisers, new laws and governmental regulations and policies, and technological advances. The Stations cannot predict if any of these factors might have a significant impact on the radio industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Stations' operations. Significant estimates and assumptions made by management are used for, but are not limited to, the carrying value of long-lived and intangible assets.

 Property and equipment

   Property and equipment are recorded at cost. Depreciation is provided using straight-line methods over the following estimated useful lives:

                                                                           Years
                                                                           -----
   Building...............................................................  30
   Transmission, studio and broadcast equipment........................... 5-15
   Office and computer equipment..........................................  5-7
   Transportation equipment...............................................   5

 Intangible assets

   Intangible assets consisting of the following items are amortized on a straight-line method over the following estimated useful lives:

                                                                           Years
                                                                           -----
   FCC licenses...........................................................  15
   Goodwill...............................................................  15
   Noncompete agreements..................................................  1-6

 Revenue recognition

   Revenue related to the sale of advertising is recognized at the time of broadcast.

            RADIO STATIONS KFRQ(FM), KKPS(FM), KVPA(FM) AND KVLY(FM)
                    (STATIONS OWNED BY SUNBURST MEDIA, L.P.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

 Trade transactions

   The Stations exchange broadcast time for certain merchandise and services. Trade revenue and the related receivables are recorded when spots air at the fair value of the goods or services received or time aired, whichever is more readily determinable. Trade expense and the related liability are recorded when the goods or services are used or received. Barter revenue and costs were approximately $0.1 million for the year ended December 31, 1999.

 Income Taxes

   As a limited partnership, Sunburst does not pay income taxes at a company level, accordingly there is no provision for income taxes to be allocated or recorded.

 Advertising costs

   Advertising costs are expensed as incurred. Advertising expense totaled approximately $0.1 million for the year ended December 31, 1999.

NOTE 2. PROPERTY AND EQUIPMENT

   The composition of property and equipment at December 31, 1999 is as follows:

                                                                         Amount
                                                                         ------
   Land................................................................. $   34
   Building.............................................................    502
   Transmission, studio and other broadcast equipment...................    939
   Office and computer equipment........................................    113
   Transportation equipment.............................................     30
                                                                         ------
                                                                          1,618
   Less accumulated depreciation........................................    347
                                                                         ------
                                                                         $1,271
                                                                         ======

NOTE 3. INTANGIBLE ASSETS

   At December 31, 1999, intangible assets consist of:

                                                                         Amount
                                                                         ------
   FCC licenses......................................................... $7,913
   Noncompete agreements................................................    738
   Goodwill.............................................................     50
                                                                         ------
                                                                          8,701
   Less accumulated amortization........................................  1,854
                                                                         ------
                                                                         $6,847
                                                                         ======

            RADIO STATIONS KFRQ(FM), KKPS(FM), KVPA(FM) AND KVLY(FM)
                    (STATIONS OWNED BY SUNBURST MEDIA, L.P.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


NOTE 4. OPERATING LEASE COMMITMENTS

   The Stations lease facilities and broadcast equipment under various operating lease agreements with various terms and conditions, which expire at various dates through July 2004.

   The approximate future minimum lease payments under these operating leases at December 31, 1999 are as follows:

   Years Ending December 31,                                              Amount
   -------------------------                                              ------
   2000..................................................................  $ 38
   2001..................................................................    34
   2002..................................................................    28
   2003..................................................................    22
   2004..................................................................     9
                                                                           ----
                                                                           $131
                                                                           ====

   Total rent expense under operating leases, including rent under month-to-month arrangements, was approximately $0.1 million for the year ended December 31, 1999.

NOTE 5. ACQUISITION

   On September 9, 1999, Sunburst acquired certain assets of Coast Broadcasting, which includes the radio station KVPA(FM) in Port Isabel, Texas, for $0.8 million. The acquisition was accounted for as a purchase business combination. The excess purchase price over the tangible net assets to be acquired of $0.7 million was allocated to specifically identifiable intangibles consisting of $0.5 million to the FCC license and $0.2 million to noncompete agreements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                [LOGO OF ENTRAVISION COMMUNICATIONS CORPORATION]

                              Class A Common Stock

                            ---------------------

                                 PROSPECTUS

                            ---------------------

                                 August 2, 2000

                          Donaldson, Lufkin & Jenrette

                           Credit Suisse First Boston

                              Merrill Lynch & Co.

                               ----------------

                              Salomon Smith Barney

                            Bear, Stearns & Co. Inc.

                                 DLJdirect Inc.

--------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You should not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Entravision have not changed since the date hereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Until August 27, 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------